Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of

April 23, 2010

among

PATHEON INC.,

THE SUBSIDIARIES OF PATHEON INC.

NAMED HEREIN,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A., as US Administrative Agent,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian

Administrative Agent, and

J.P. MORGAN EUROPE LIMITED, as European Administrative Agent

J.P. MORGAN SECURITIES INC.,

UBS SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers

UBS SECURITIES LLC,

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Syndication Agents

i

SCHEDULES:

Schedule 1.01(a) — Specified Account Debtor
Schedule 1.01(b) — Mortgaged Properties
Schedule 2.01 — Commitments
Schedule 2.21 — Mandatory Costs Rate
Schedule 3.05 — Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 5.01 — Additional Reporting
Schedule 5.14 — Post-Closing Requirements
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.05 — Sales, Transfers, Leases or Other Dispositions
Schedule 6.06 — Sale – Leaseback Transactions
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Canadian Collateral Agreement
Exhibit D — Form of Guarantor Agreement
Exhibit E — Form of Intercreditor Agreement
Exhibit F — Form of Perfection Certificate
Exhibit G — Form of PR Collateral Agreement
Exhibit H — Form of UK Debenture
Exhibit I — Form of UK Security Trust Deed

Page

Exhibit J — Form of UK Share Charge
Exhibit K — Form of US Collateral Agreement
Exhibit L — Forms of Opinions of Counsel
Exhibit M — Form of U.S. Tax Certificate
Exhibit N — Form of French Master Receivables Assignment Agreement
Exhibit O — Form of French Bank Account Pledge Agreement
Exhibit P — Form of Italian Assignment of Account Debtor Receivables
Exhibit Q — Form of Italian Pledge Over Bank Accounts

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of April 23, 2010, among PATHEON INC., the SUBSIDIARIES of PATHEON INC. named herein, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as US Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent.

Reference is made to the Revolving Credit Agreement dated as of April 27, 2007 (as amended and in effect prior to giving effect to the amendment and restatement thereof pursuant to this Agreement, the “Existing Credit Agreement”), among Patheon Inc., its subsidiaries named therein, the lenders party thereto, the US Agent, the Canadian Agent and the European Agent. The parties hereto are entering into this Agreement in order to amend and restate the Existing Credit Agreement in its entirety, subject to the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the applicable Security Documents.

“Account Debtor” means any Person obligated on an Account.

“Additional Equity Amount” means, at any time, an amount equal to the Net Proceeds of any Equity Interests issued by the Parent Borrower after the Effective Date and prior to the date of determination. It is understood that, if any Restricted Payment, investment, Capital Expenditure or other action is made or taken hereunder in reliance on the Additional Equity Amount, then, to the extent thereof, the Additional Equity Amount shall be considered used and may not be used and reduced, and may not be used for any other Restricted Payment, investment, Capital Expenditure or other action.

“Adjusted Applicable Percentage” means, with respect to any Lender and its Commitment of any Class, the percentage of the total Commitments of such Class (excluding the Commitment of any Defaulting Lender) represented by such Lender’s Commitment of such Class. If the Commitments of any Class have terminated or expired, the Adjusted Applicable Percentages with respect to such Class shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Applicable Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Canadian Agent, the European Agent, the US Agent and the Collateral Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (or, in the case of Loans or Borrowings denominated in US Dollars made by the Canadian Lenders pursuant to the Canadian Commitments, the rate per annum announced from time to time by the Canadian Agent as its US base rate for commercial loans in effect at its office in Toronto), (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the one-month rate appearing on the Reuters Screen LIBOR01 page (or any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Agent” means (a) with respect to any Class of Commitments, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the Agent in respect of such Class and (b) with respect to any action or determination under any Security Document or Collateral thereunder, the Collateral Agent to which a security interest is granted under such Security Document; provided that the US Agent shall be the Applicable Agent for all purposes not involving a particular Class of Commitments, extensions of credit thereunder, payments thereunder or other matters pertaining thereto, or actions or determinations under a particular Security Document.

“Applicable French/Italian Borrowing Base Conditions” means, with respect to the French Borrowing Base or the Italian Borrowing Base, as applicable:

(a) a customary field examination with respect to such Borrowing Base (and the assets included therein) has been completed with results satisfactory to the US Agent, and the US Agent has received a completed Borrowing Base Certificate calculating such Borrowing Base after such field examination has been approved by the US Agent;

(b) execution and delivery of the French Security Documents or the Italian Security Documents, as applicable, perfection of the Liens on Collateral granted thereby and satisfaction of the Collateral and Guarantee Requirement with respect thereto; and

(c) receipt of legal opinions in form and substance reasonably satisfactory to the US Agent with respect to the due authorization, legality, validity and enforceability of the French Security Documents or the Italian Security Documents, as applicable, the perfection of the Liens on Collateral granted thereby and the satisfaction of the Collateral and Guarantee Requirement with respect thereto and covering such other matters relating to the French Borrower and the French Security Documents or the Italian Borrower and the Italian Security Documents, as applicable, and the Liens on the Collateral granted thereby, as the US Agent shall reasonably request.

“Applicable Percentage” means, with respect to any Lender and its Commitment of any Class, the percentage of the total Commitments of such Class represented by such Lender’s Commitment of such Class. If the Commitments of any Class have terminated or expired, the Applicable Percentages with respect to such Class shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurocurrency Loan, BA Drawing, Canadian Prime Rate Loan or UK Base Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “B/A Spread”, “Canadian Prime Rate Spread” or “UK Base Rate Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that until the delivery to the US Agent, pursuant to Section 5.01, of the Parent Borrower’s financial statements with respect to the Parent Borrower’s second fiscal quarter commencing after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2 (unless an Event of Default has occurred and is continuing, in which case Category 1 shall apply):

Leverage Ratio	ABR Spread	Eurocurrency Spread	B/A Spread	Canadian Prime Rate Spread	UK Base Rate Spread
Category 1 ≥ 4.0 to 1.0	2.75%	3.75%	3.75%	2.75%	3.75%

Leverage Ratio	ABR Spread	Eurocurrency Spread	B/A Spread	Canadian Prime Rate Spread	UK Base Rate Spread
Category 2 < 4.0 to 1.0 and ≥ 3.25 to 1.0	2.50%	3.50%	3.50%	2.50%	3.50%

Category 3 < 3.25 to 1.0 and ≥ 2.5 to 1.0	2.25%	3.25%	3.25%	2.25%	3.25%

Category 4 < 2.5 to 1.0	2.00%	3.00%	3.00%	2.00%	3.00%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent Borrower’s fiscal year and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the US Agent of the Parent Borrower’s consolidated financial statements with respect to the fiscal period last ended and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the US Agent or at the request of the Required Lenders if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Security Document” means, in respect of any Loan Party, the Security Document or Security Documents appropriate for such Loan Party based upon its jurisdiction of organization and the type of Collateral, as determined by the Collateral Agent or the US Agent, including, in the case of each Loan Party, the Intercreditor Agreement.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and UBS Securities LLC, in their respective capacities indicated on the cover page of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Applicable Agent, in the form of Exhibit A or any other form approved by the Applicable Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20(a).

“Availability Period” means, with respect to any Class of Commitments, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments of such Class.

“Availability Trigger Event” means an Event of Default or a Liquidity Event.

“Available Amount” means, at any time, the excess, if any, of (a) the maximum amount of total Revolving Exposures permitted to be outstanding (regardless of whether such amount is actually outstanding) at such time in compliance with this Agreement (including the Borrowing Base limitations herein) over (b) the total Revolving Exposures at such time.

“Average Available Amount” means, as of the last day of any fiscal quarter of the Parent Borrower, the average daily amount of the Available Amount during such fiscal quarter.

“B/A” or “Banker’s Acceptances” means a bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Parent Borrower and accepted by a Canadian Lender in accordance with the terms of this Agreement.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.07(k).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Group” means the Canadian Borrower Group, the UK Borrower Group, the US Borrower Group, the Swiss Borrower, the Italian Borrower or the French Borrower.

“Borrowers” means the Parent Borrower, the US Borrower, the PR Borrower, the UK Borrower, the Swiss Borrower, the Italian Borrower and the French Borrower and “Borrower” means any of them.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) where the content requires, a B/A Drawing or (c) a Swingline Loan.

“Borrowing Base” means the Canadian Borrowing Base, the UK Borrowing Base, the US Borrowing Base, the Swiss Borrowing Base, the Italian Borrowing Base, the French Borrowing Base or the Total Shared Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Parent Borrower, in substantially the form of Exhibit B or another form which is acceptable to the US Agent in its sole discretion.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (c) in the case of a Borrowing denominated in Euros, €1,000,000, and (d) in the case of a Borrowing denominated in Sterling, £500,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (c) in the case of a Borrowing denominated in Euros, €1,000,000, and (d) in the case of a Borrowing denominated in Sterling, £500,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03 or 2.07(c).

“Bulk Receivables/Inventory Sale” means any sale, transfer or other disposition (other than by a member of a Borrower Group to another member of the same Borrower Group) of (a) any Equity Interests of any Subsidiary, (b) any assets constituting a division or business unit or (c) any other assets outside the ordinary course of business, in each case that includes, directly or indirectly, any Account or Inventory that constitutes Collateral owned by a member of a Borrower Group.

“Bulk Sale Prepayment Amount” means, with respect to any Bulk Receivables/Inventory Sale, an amount equal to the book value of the Accounts and Inventory that both (a) are included, directly or indirectly, in such Bulk Receivables/Inventory Sale and (b) constitute Collateral owned by a member of a Borrower Group. The Bulk Sale Prepayment Amount shall be allocated to (i) the Parent Borrower, to the extent that any such Accounts or Inventory are owned by any member of the Canadian Borrower Group, (ii) the UK Borrower, to the extent that any such Accounts or Inventory are owned by any member of the UK Borrower Group, (iii) to the US Borrower and the PR Borrower, to the extent that any such Accounts or Inventory are owned by a member of the US Borrower Group, (iv) the Swiss Borrower, to the extent that any such Accounts are owned by the Swiss Borrower, (v) the Italian Borrower, to the extent that any such Accounts are owned by the Italian Borrower, or (vi) to the French Borrower, to the extent that any such Accounts are owned by the French Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency

Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market, (b) when used in connection with a Borrowing denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and (c) when used in connection with a Borrowing denominated in Sterling or Euros, the term “Business Day” shall also exclude any day on which banks are not open for business in London.

“Calculation Date” means the last Business Day of each calendar quarter and the date of each Borrowing Request, Interest Election Request, or request for B/A or for a Letter of Credit.

“CAM” means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit hereunder and collections in respect thereof established in Section 7.02.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.02.

“CAM Exchange Date” means the date on which any event referred to in paragraph (h) or (i) of Section 7.01 shall occur in respect of any Borrower.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender (whether or not at the time due and payable) and such Lender’s participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian administrative agent and collateral agent for the Lenders hereunder.

“Canadian Borrower Group” means the Parent Borrower and each Subsidiary organized in Canada or any province or territory thereof that is a Subsidiary Loan Party.

“Canadian Borrowing Base” means at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to the sum, without duplication, of (a) 85% of Eligible Accounts of the Canadian Borrower Group at such time, plus (b) the lesser of (i) 50% of Eligible Inventory of the Canadian Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by or delivered to the

US Agent multiplied by Eligible Inventory of the Canadian Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time, minus (c) all Reserves in effect at such time in respect of such Borrowing Base minus (d) Priority Obligations. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate.

“Canadian Collateral Agreement” means the Canadian Revolving Pledge and Security Agreement among the members of the Canadian Borrower Group and the Collateral Agent, substantially in the form of Exhibit C.

“Canadian Commitment” means, with respect to each Lender, the commitment of such Lender to make Canadian Revolving Loans hereunder, to accept and purchase or arrange for the purchase of B/As hereunder, and to acquire participations in Canadian Letters of Credit and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Canadian Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Canadian Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Commitment, as applicable. The initial aggregate amount of the Canadian Commitments is US$20,000,000.

“Canadian Debenture” means one or more debentures entered into by the members of the Canadian Borrower Group satisfactory in form and substance to the Collateral Agent.

“Canadian Dollars” or “Cdn.$” refers to lawful money of Canada.

“Canadian GAAP” means generally accepted accounting principles in Canada, applied in accordance with the consistency requirements thereof.

“Canadian LC Exposure” means, at any time, the LC Exposure in respect of Canadian Letters of Credit (and LC Disbursements thereunder) at such time. The Canadian LC Exposure of any Canadian Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Lender” means a Lender with a Canadian Commitment or Canadian Revolving Exposure.

“Canadian Letter of Credit” means a Letter of Credit issued for the account of the Parent Borrower.

“Canadian Pension Plan” means any registered pension plan within the meaning of the Pension Benefits Act (Ontario) in which employees of the Canadian Borrower Group participate, but excluding a multi-employer pension plan.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) plus 1.00% per annum.

“Canadian Prime Rate Loan” means a Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Resident” means, at any time, a Person who at that time (a) is not a non-resident of Canada for purposes of the Canadian Tax Act, (b) is an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Canadian Tax Act or (c) is exempt from, or otherwise not subject to, tax under Part XIII of the Canadian Tax Act on any amounts paid to it under this Agreement by virtue of an applicable tax treaty or otherwise.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in US Dollars outstanding at such time, (b) the US Dollar Equivalent of the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in Canadian Dollars outstanding at such time, (c) the US Dollar Equivalent of the aggregate face amount of B/As accepted by such Lender and outstanding at such time and (d) such Lender’s Canadian LC Exposure and Canadian Swingline Exposure at such time.

“Canadian Revolving Loan” means a Loan made to the Parent Borrower pursuant to Section 2.01(a).

“Canadian Security Documents” means the Canadian Collateral Agreement, the Canadian Debenture and each Mortgage with respect to a Mortgaged Property located in Canada or any jurisdiction therein.

“Canadian Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Swingline Loans outstanding at such time (determined based on the US Dollar Equivalent, in the case of Canadian Swingline Loans denominated in Canadian Dollars). The Canadian Swingline Exposure of any Canadian

Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Loan” means a Swingline Loan made to the Parent Borrower.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Parent Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent Borrower and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collection Account” has the meaning assigned to such term in the US Collateral Agreement and also includes the New European Collection Accounts, the PR Collection Accounts, the PR Deposit Accounts and each other account established for a similar purpose (whether or not defined as a Cash Collection Account) under any other Security Document or for purposes of any Cash Collection System.

“Cash Collection System” means a system for collecting the proceeds of Accounts of a Borrower Group into a Cash Collection Account under the control of (or, in the case of the New European Collection Accounts and the PR Collection Accounts, maintained with) the Collateral Agent, or into lockboxes and/or deposit accounts subject to Deposit Account Control Agreements and, to the extent required by any applicable Security Document, concentrating such proceeds into a Cash Collection Account under the control of (or, in the case of the New European Collection Accounts and PR Collection Accounts, maintained with) the Collateral Agent, in each case established under one or more Security Documents in a manner satisfactory to the Applicable Agent.

“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Agent from time to time) at approximately

10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Centre of Main Interests” means, with respect to any Person, the “centre of main interests” of such Person for the purposes of Council Regulation (EC) No 1346/2000 of May 29, 2000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were not directors at the date of this Agreement and were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; or (c) any of the Borrowers (other than the Parent Borrower) ceasing to be a wholly owned Subsidiary of the Parent Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan, Borrowing or Revolving Exposure (or any component thereof), refers to whether such Loan, or the Loans comprising such Borrowing, are Canadian Revolving Loans, US Revolving Loans, UK Revolving Loans, Swiss Revolving Loans, Italian Revolving Loans, French Revolving Loans, European Revolving Loans or Swingline Loans, or, in the case of Revolving Exposure (or any component thereof), whether such Revolving Exposure is Canadian Revolving Exposure, US Revolving Exposure, UK Revolving Exposure, Swiss Revolving Exposure, Italian Revolving Exposure, French Revolving Exposure or European Revolving Exposure (or, in each case, the applicable component thereof), (b) any Commitment, refers to whether such Commitment is a Canadian Commitment, a US Commitment, a UK Commitment or a European Commitment, (c) any Lender, refers to whether such Lender is a Canadian Lender, a US Lender, a UK Lender or a European Lender or (d) any Borrowing Base, refers to whether such Borrowing Base is the Canadian Borrowing Base, the US Borrowing Base, the UK Borrowing Base, the Swiss Borrowing Base, the Italian Borrowing Base or the French Borrowing Base. The term “Class” shall have a correlative meaning when used in reference to any other defined term.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets on which a Lien is granted pursuant to any Security Document to secure the Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in any applicable Security Document.

“Collateral Agent” means (a) JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders under the Loan Documents or (b) any Affiliate of JPMorgan Chase Bank, N.A., designated by it to serve in such capacity for purposes of any particular Security Document or Collateral (including JPMorgan Europe Limited and JPMorgan Chase Bank, N.A., Milan Branch, acting under any Security Document to which they are a party).

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Guarantor Agreement and each Applicable Security Document duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Guarantor Agreement and each Applicable Security Document (or a supplement thereto), in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to a Security Document and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent such Equity Interests are certificated; provided that (i) such Equity Interests shall be required to be certificated and so pledged only if necessary under the laws of the applicable jurisdiction in order to obtain a valid and perfected security interest therein; and (ii) the Equity Interests of a Subsidiary that is not a Loan Party shall not be required to be so pledged so long as such Subsidiary has only nominal assets and conducts no business or operations;

(c) if necessary under the laws of the applicable jurisdiction in order to obtain a valid and perfected security interest therein, the Indebtedness of the Parent Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to a Security Document and the Applicable Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements or other registrations, recordings or filings, required by law or reasonably requested by the any Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, such Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) either (A) a policy or policies of title insurance (or irrevocable commitments to issue same) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second Lien (subject to the Intercreditor Agreement) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request or (B) an acceptable title opinion, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that (1) in the case of real property located in Puerto Rico, the Collateral Agent shall have received (x) an original of the PR Mortgage Notes secured by the PR Mortgages constituted over the PR Owned Real Property, duly executed and delivered by the record owner of such PR Owned Real Property, and (y) a policy or policy of title insurance (or irrevocable commitments to issue the same), issued by a nationally recognized title insurance company insuring the Lien of each such PR Mortgage as a valid Lien in the agreed priority (subject to the Intercreditor Agreement) on the PR Owned Real Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the US Agent or the Required Lenders may reasonably request with respect to any such PR Mortgage and (2) in the case of real property located in the United Kingdom, the Collateral Agent shall have received such documents and certificates as the Applicable Agent or its counsel may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) a Cash Collection System shall be in effect for each Borrower Group, except that the establishment of New European Collection Accounts shall not be required unless until required by clause (g) below;

(g) within 30 days (or such longer period of time as the Collateral Agent shall agree in its sole discretion) after the first date on which (i) an Event of Default occurs or (ii) the Available Amount is less than (A) US$15,000,000, or (B) if the total Commitments are increased pursuant to the terms of Section 2.20, the greater of US$15,000,000 and 20% of the total Commitments, each of the French Borrower, the Italian Borrower and the Swiss Borrower shall have established, and thereafter shall maintain in effect, the New European Collection Accounts; and, if an Availability Trigger Event occurs, each of the French Borrower, the Italian Borrower and the Swiss Borrower shall instruct, within 15 days (or such longer period of time as the Collateral Agent shall agree in its sole discretion) after the occurrence of such Availability Trigger Event, and thereafter continue to instruct, in each case in a manner satisfactory to the Collateral Agent, each of their respective Account Debtors to direct all payments on their respective Accounts, into their respective New European Collection Account, provided that (A) the

Collateral Agent shall have the right to give such instructions if the applicable Security Documents so provide and (B) in any event, if any of the French Borrower, the Italian Borrower or the Swiss Borrower fail to give such instructions, each of them hereby authorizes the Collateral Agent to give such instructions on their behalf to the applicable Account Debtors;

(h) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder;

(i) the Collateral Agent shall have received each Collateral Access Agreement and Deposit Account Control Agreement required to be provided pursuant to any Security Document; and

(j) the Security Documents shall contain provisions for the notification of Account Debtors of the security interest in their Accounts at the times and in the manner determined to be necessary or reasonably advisable by the Collateral Agent, in its Permitted Discretion, for the validity and enforceability of such security interest (it being understood that Exhibits N and P contain notification provisions satisfying this requirement, as of the date hereof).

Notwithstanding the foregoing, (A) the Loan Parties shall not be required to grant Liens on the Excluded Assets and any assets or property as to which the applicable Notes Collateral Agent (as defined in the Indenture) reasonably determines that the costs of obtaining a security interest over such assets or properties are excessive in relation to the value of the security to be afforded thereby (other than the ABL Priority Collateral (as defined in the Intercreditor Agreement)) and (B) the French Borrower and the Italian Borrower shall be required to execute and deliver the French Security Documents or the Italian Security Documents, as applicable, and to satisfy the other Collateral and Guarantee Requirements with respect to the Liens on Collateral created thereby, only at such time, if any, as the Applicable French/Italian Borrowing Base Conditions shall be satisfied with respect to the French Borrowing Base or the Italian Borrowing Base, as the case may be, provided that each of the second ranking French Securities Account Pledge Agreement and the pledge over shares of the Italian Borrower shall be executed and delivered on or prior to the Effective Date.

“Commitment” means a Canadian Commitment, a US Commitment, a UK Commitment or a European Commitment.

“Commitment Fee Rate” means, in respect of a Lender’s Commitment of any Class, a rate equal to (a) 0.75% per annum for any day on which such Lender’s Revolving Exposure of such Class is less than 33-1/3% of the amount of such Commitment and (b) 0.50% per annum for any other day.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of

Capital Lease Obligations) of the Parent Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Parent Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Parent Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided for greater certainty that, for the purposes of determining Consolidated Cash Interest Expense, all dividends paid or accrued with respect to the JLL Preferred Equity shall be treated as equity dividends and not as interest expense.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude non-cash gains and losses attributable to currency translations) plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) non-recurring expenses (including Repositioning Expenses) not exceeding an amount equal to 10% of Consolidated EBITDA for such period (determined after giving effect to such non-recurring expenses), (v) other non-recurring expenses not exceeding US$5,000,000 in the aggregate for all periods, (vi) any non-recurring losses attributable to the sale or disposition of assets outside of the ordinary course of business and any extraordinary charges, (vii) non-recurring costs and expenses incurred in connection with the Transactions, (viii) non-recurring charges, costs and expenses, not exceeding US$7,000,000 in the aggregate, incurred during the fiscal years ending October 31, 2010, and October 31, 2011, in respect of the closure of the PR Borrower’s Caguas manufacturing facility and consolidation of such operations with its Manati manufacturing facility, (ix) non-recurring costs and expenses not exceeding US$12,000,00 in the aggregate incurred during the fiscal years ended October 31, 2009, and October 31, 2010, in connection with the offer by JLL Partners to purchase all the outstanding Equity Interests of the Parent Borrower not already owned by JLL Partners, including non-recurring costs and expenses incurred on behalf of the special committee of the Board of Directors of the Parent Borrower, and (x) all non-cash charges (it being understood that any write-down or write-off of a current asset and any charge that represents an accrual of or reserve for a cash payment to be made in a future period shall, in each case, not constitute a non-cash charge), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any non-recurring gains attributable to the sale or disposition of assets outside the ordinary course of business and any extraordinary gains for such period, plus (ii) all non-cash gains, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries (other than payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) Capital Expenditures for such period (to the extent not financed with Qualifying CRE Indebtedness or Long-Term Indebtedness incurred pursuant to clause (v) of Section 6.01(a) and (e) the aggregate amount of Taxes paid in cash by the Parent Borrower and the Subsidiaries during such period; provided for greater certainty that, for the purposes of determining Consolidated Fixed Charges, the JLL Preferred Equity shall be treated as equity and not as Indebtedness.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Parent Borrower or any Subsidiary, (b) any net income of any Person (other than the Parent Borrower) if such Person is not a Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (c) below); and (c) any net income of any Subsidiary that is not a Subsidiary Loan Party if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Parent Borrower, except that (i) the Parent Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income to the extent that the net income of such Subsidiary would be permitted at the date of determination to be dividended to the Parent Borrower without any prior approval or waiver (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Subsidiary or its stockholders (subject, in the case of a dividend or other distribution paid to another Subsidiary, to the limitation contained in this clause (i)) and (ii) the Parent Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; provided for greater certainty that, for the purposes of determining Consolidated Net Income, all dividends paid or accrued with respect to the JLL Preferred Equity shall be treated as equity dividends and not as interest expense.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the Parent Borrower may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Coverage Ratio Condition” means, as of any date of determination, (a) the condition under the Senior Notes Indenture to the incurrence of Indebtedness that the Fixed Charge Coverage Ratio (as defined in the Senior Notes Indenture) on a consolidated basis for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis as provided in the Senior Notes Indenture, and (b) the condition under the Senior Notes Indenture to the incurrence of Liens securing Senior Indebtedness (as defined in the Senior Notes Indenture) that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio (as defined in the Senior Notes Indenture) would be no greater than 3.5 to 1.0, in the case of each of clauses (a) and (b) determined in accordance with the Senior Notes Indenture as in effect on the Effective Date, without giving effect to the termination of the Senior Notes Indenture or to any amendment, modification or waiver thereof unless approved by the Required Lenders.

“Customer Requested Equipment” has the meaning assigned to such term in Section 6.01(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the US Agent, that (a) shall have failed to fund any Loan for three or more Business Days after the date that the Borrowing of which such Loan is to be a part of is funded by any other Lenders (unless (i) such Lender and at least one other Lender shall have notified the US Agent or the Applicable Agent and the applicable Borrower in writing of its determination that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) Lenders representing a majority in interest of the aggregate Commitments of the applicable Class shall not have advised the US Agent or the Applicable Agent in writing of their determination that such condition has been satisfied), (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loan for three or more Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the US Agent or the Applicable Agent (or shall have notified the applicable Borrower, the Swingline Lender or the Issuing Bank, which shall in turn have notified the US Agent or the Applicable Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations or its funding obligations generally under other credit or similar agreements to which it is a party, (d) shall have failed (but not for fewer than three Business Days) after a request by the US Agent or the Applicable Agent to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder or (e) shall have become the subject of a bankruptcy, liquidation, administration or insolvency proceeding, or shall have had a receiver, administrator, administrative receiver, liquidator, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation, administration or insolvency proceeding, or has had a receiver, administrator, administrative receiver, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account Control Agreement” has the meaning assigned to such term in the US Collateral Agreement and also includes each agreement required for a similar purpose (whether or not defined as a Deposit Account Control Agreement) under any other Security Document.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365 (or 366 in the case of B/A maturing in a leap year), with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Canadian Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the discount rate (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule I Reference Lender as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Canadian Lender which is not a Schedule I Lender, (i) the CDOR Rate applicable to such B/A plus 0.10% or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the discount rate (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Non-Schedule I Reference Lender as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Document” has the meaning assigned to such term in the US Collateral Agreement.

“ECF Amount” means, at any time, an amount equal to 50% of Excess Cash Flow for each fiscal year ended on or after October 31, 2010, and prior to the date of determination; provided that the ECF Amount shall not be increased in respect of Excess Cash Flow for any fiscal year until the financial statements for such fiscal year have been delivered pursuant to Section 5.01(a). It is understood that, if any Restricted Payment, investment or other action is made or taken hereunder in reliance on the ECF Amount, then, to the extent thereof, the ECF Amount shall be considered used and reduced and may not be used for any other Restricted Payment, investment or other action.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of the relevant Borrower Group, provided that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority (subject to Liens securing Priority Obligations) perfected security interest in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent and (iii) Liens securing Priority Obligations;

(c) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of the Parent Borrower (or applicable Subsidiary) or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above (it being understood that the US Agent may approve exceptions to this clause in its Permitted Discretion based on Account Debtor credit quality and ratings);

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to any and all members of the Borrower Groups exceeds 30% (in the case of Account Debtors or their parent companies rated not less than A- by S&P or A3 by Moody’s), to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to any and all members of the Borrower Groups exceeds 20% (in the case of Account Debtors or their parent companies rated BBB- (with stable outlook) or better by S&P and Baa3 (with stable outlook) or better by Moody’s) or 10% (in the case of all other Account Debtors) of the aggregate amount of Eligible Accounts of all members of the Borrower Groups; provided that for greater clarity only the amount in excess of such 30%, 20% or 10% amount shall be so excluded;

(f) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the US Agent which has been sent to the Account Debtor, (iii) represents a progress billing other than a milestone payment allowable under clause (q), (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold basis (unless, in the case of the Accounts of the French Borrower, the Italian Borrower or the Swiss Borrower, the European Agent in its Permitted Discretion is satisfied that (x) title has been transferred to the Account Debtor, (y) certain arrangements, such as the segregation of inventory, have been put in place and (z) any appropriate Reserves have been established so that such Accounts can be considered Eligible Accounts), or a guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped, in accordance with the agreed shipping terms, to the Account Debtor or for which the services giving rise to such Account have not been performed by a member of the applicable Borrower Group or if such Account was invoiced more than once;

(i) with respect to which, to the knowledge of any Borrower, any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, administrator, administrative receiver, custodian, trustee, liquidator or similar official for it of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, administrator, administrative receiver, custodian, trustee, liquidator or other similar official, (iii) filed, or had filed against it, any request, petition, proposal or plan for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankruptcy, winding-up, a moratorium or voluntary or involuntary case under any applicable bankruptcy or insolvency laws (other than post-petition accounts payable of an Account Debtor that is debtor-in-possession under the United States Bankruptcy Code and reasonably acceptable to the US Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which, to the knowledge of any Borrower, has sold all or substantially all of its assets;

(l) except for an Account Debtor identified on Schedule 1.01(a), as updated from time to time by the Administrative Agent in its Permitted Discretion, which is owed by an Account Debtor which (i) does not maintain its chief executive office in Canada, Puerto Rico, the United Kingdom or the United States or, solely for purposes of the Borrowing Base relating to the Borrower organized in such jurisdiction, France, Italy or Switzerland (or an Account Debtor approved by the US Agent in any other jurisdiction) or (ii) is not organized under applicable law of Canada, Puerto Rico, the United Kingdom or the United States or, solely for purposes of the Borrowing Base relating to the Borrower organized in such jurisdiction, France, Italy or Switzerland (or an Account Debtor approved by the US Agent in any other jurisdiction approved by the US Agent) unless, in either case, (A) such Account is backed by a letter of credit acceptable to the US Agent, in its Permitted Discretion, which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent, (B) such Account is unconditionally Guaranteed in writing by an Affiliate of the Account Debtor that satisfies the requirements of clause (i) or (ii) above and such Affiliate and its Guarantee would not be disqualified under any other clause of this definition if treated as an Account Debtor and an Account, respectively or (C) solely for purposes of the UK Borrowing Base, the French Borrowing Base, the Italian Borrowing Base and the Swiss Borrowing Base, such Account Debtor is located in the European Union (as constituted) pre May 2004 (including Norway and Switzerland), respectively;

(m) which is owed in any currency other than Canadian Dollars, Euros, Sterling, Swiss Francs or US Dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States or Canada unless such Account is backed by a letter of credit acceptable to the US Agent which is in the possession of the Collateral Agent, or (ii) the government of the United States or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), the Financial Administration Act (Canada) or similar provincial or territorial legislation, and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the US Agent’s satisfaction in its Permitted Discretion;

(o) which is owed by any Affiliate, employee, officer, director or agent of any Loan Party;

(p) which, for any Account Debtor, exceeds a credit limit determined by the US Agent in its Permitted Discretion, to the extent of such excess; provided that any such determination shall not be effective until three Business Days after notice of such determination from the US Agent to the Parent Borrower;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment (which for certainty shall not include milestone payments related to PDS services performed and billed), retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper, bill of exchange, or other instrument;

(t) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and any Loan Party created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a member of the applicable Borrower Group has or has had an ownership interest in such goods (except with respect to such interest arising from and limited to active ingredients or other components provided by the applicable Borrower Group’s client for processing into finished products), or which indicates any party other than a member of the applicable Borrower Group as payee or remittance party;

(w) which arose from a Permitted Acquisition, unless the US Agent has completed the field exam and appraisal work in its Permitted Discretion and has approved the relevant Accounts for inclusion in the respective Borrower’s Borrowing Base calculation;

(x) which are Accounts of the French Borrower or the Italian Borrower for which the Account Debtor does not have a long-term debt rating of at least BBB- by S&P or the equivalent by Moody’s, except as otherwise approved by the European Agent in its Permitted Discretion (it being understood that the European Agent has so approved the Bracco Group and that any such approval may be withdrawn in the European Agent’s Permitted Discretion); or

(y) which the US Agent determines, in its Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the US Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever; provided that any such determination shall not be effective until three Business Days after notice of such determination from the US Agent to the Parent Borrower.

In determining the amount of an Eligible Account, the face amount of an Account may, in the US Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account and (iii) the amount of all goods and services taxes, harmonized taxes and sales taxes.

“Eligible Inventory” means, at any time, the Inventory of the relevant Borrower Group, provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority (subject to Liens securing Priority Obligations) perfected Lien in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent and (iii) Liens securing Priority Obligations;

(c) which is, as determined by the US Agent in its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a member of the applicable Borrower Group shall (i) have any direct or indirect ownership, interest or title to such Inventory, except with respect to such interest arising from and limited to active ingredients or other components provided by the applicable Borrower Group’s client for processing into finished products or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes spare or replacement parts, subassemblies, manufacturing supplies, samples, prototypes, displays or display items, bill-and-

hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in Canada, Puerto Rico, the United Kingdom or the United States (or any other jurisdiction approved by the US Agent) or is in transit from vendors and suppliers;

(h) which is located in any location leased by the Parent Borrower or any Subsidiary unless (i) the lessor has delivered to the Applicable Agent a Collateral Access Agreement, (ii) the lessor (and owner of the location) is the Parent Borrower or a Subsidiary Loan Party or (iii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the US Agent in its Permitted Discretion (provided that any such Reserve shall be reversed upon the delivery of a Collateral Access Agreement from the relevant lessor);

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless (i) such warehouseman or bailee has delivered to the Applicable Agent a Collateral Access Agreement and such other documentation as the Applicable Agent may require or (ii) an appropriate Reserve has been established by the US Agent in its Permitted Discretion (provided that any such Reserve shall be reversed upon the delivery of the Collateral Access Agreement from the relevant warehouseman or bailee);

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by any Loan Party as consignor;

(m) which (i) contains or bears any intellectual property rights licensed to the Parent Borrower or any Subsidiary unless the US Agent is satisfied, in its Permitted Discretion, that the Applicable Agent may sell or otherwise dispose of such Inventory without infringing the rights of such licensor, violating any contract with such licensor, or incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement or (ii) which contains or bears any intellectual property rights licensed to a third party unless the US Agent is satisfied that the Applicable Agent may sell or otherwise dispose of such Inventory to the Licensor who owns the intellectual property rights thereto; provided that, in the case of Inventory manufactured for a particular customer containing or bearing intellectual property rights licensed from such customer or its Affiliates, this clause shall not apply to such intellectual property rights and Inventory if the US Agent is satisfied, in its Permitted Discretion, that the Applicable Agent may sell or otherwise dispose of such Inventory to such customer or its Affiliates in compliance with this clause;

(n) which is not reflected in a current perpetual inventory report of the members of the applicable Borrower Group;

(o) for which reclamation rights have been asserted by the seller;

(p) which arose from a Permitted Acquisition, unless the US Agent has completed the field exam and appraisal work in its Permitted Discretion and has approved the collateral for inclusion in the respective Borrower’s Borrowing Base calculation;

(q) which is subject to repossession on account of the “30 day goods” rule under Section 81.1 of the Bankruptcy and Insolvency Act (Canada);

(r) (i) for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or (ii) for which any contract relating to such Inventory does not address retention of title and the relevant Loan Party has not represented to the US Agent that there is no retention of title in favor of the vendor or supplier thereof; or

(s) which the US Agent determines, in its Permitted Discretion, is unacceptable for any reason whatsoever; provided that any such determination shall not be effective until three Business Days after written notice of such determination from the US Agent to the Parent Borrower.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Parent Borrower shall notify the US Agent thereof on and at the time of submission to the US Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials anywhere in the indoor or outdoor environment or workplace, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower (or any of its Subsidiaries organized in any jurisdiction in the United States), is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Establishment” means any place of operations where any Loan Party organized under the laws of the United Kingdom, Netherlands, Switzerland, Italy or France carries out non-transitory economic activity with human means and goods or services.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Agent” means J.P. Morgan Europe Limited, as European administrative agent and collateral agent for the Lenders hereunder.

“European Commitment” means, with respect to each Lender, the commitment of such Lender to make European Revolving Loans hereunder, and to acquire participations in European Letters of Credit and European Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s European Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s European Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its European Commitment, as applicable. The initial aggregate amount of the European Commitments is US$10,000,000.

“European LC Exposure” means, at any time, the LC Exposure in respect of European Letters of Credit (and LC Disbursements thereunder) at such time. The European LC Exposure of any European Lender at any time shall be its Applicable Percentage of the total European LC Exposure at such time.

“European Lender” means a Lender with a European Commitment or European Revolving Exposure. Each Lender making Loans to the French Borrower must be a French Qualifying Lender, each Lender making Loans to the Italian Borrower must be an Italian Qualifying Lender and each Lender making Loans to the Swiss Borrower must be a Qualifying Bank (or, in each case, must make its Loans through a branch or an affiliate that is a French Qualifying Lender (provided that the Lender of record is such branch or affiliate), an Italian Qualifying Lender or a Qualifying Bank, as applicable).

“European Letter of Credit” means an Italian Letter of Credit or a Swiss Letter of Credit.

“European Revolving Exposure” means, with respect to any Lender at any time, the total amount of such Lender’s French Revolving Exposure, Italian Revolving Exposure and Swiss Revolving Exposure at such time.

“European Revolving Loan” means a French Revolving Loan, an Italian Revolving Loan or a Swiss Revolving Loan.

“European Swingline Exposure” means, at any time, the French Swingline Exposure, Italian Swingline Exposure and Swiss Swingline Exposure at such time. The European Swingline Exposure of any European Lender at any time shall be its Applicable Percentage of the total European Swingline Exposure at such time.

“European Swingline Loan” means a French Swingline Loan, an Italian Swingline Loan or a Swiss Swingline Loan.

“Euros” or “€” refers to the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Parent Borrower and its consolidated Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to the sale or disposition of assets outside the ordinary course of business; plus

(b) depreciation, amortization and other non cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues of the Parent Borrower and its consolidated Subsidiaries increased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues of the Parent Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus

(e) Capital Expenditures for such fiscal year, except to the extent attributable to (i) the incurrence of Capital Lease Obligations or otherwise financed by incurring Qualifying CRE Indebtedness or Long-Term Indebtedness or (ii) the reinvestment of Net Proceeds received in respect of any sale or disposition of assets outside of the ordinary course of business or any issuance by the Parent Borrower of Equity Interests; minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Parent Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans, Swingline Loans, B/As and LC Exposure, (ii) redemptions or repayments of Indebtedness (including Senior Notes or Notes Refinancing Indebtedness) pursuant to any mandatory redemption or repayment or mandatory offer to redeem or repay such Indebtedness attributable to a sale, transfer or disposition of assets, and (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness.

“Exchange Rate” means on any day, with respect to any currency other than US Dollars, the rate at which such currency other than US Dollars may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Market Data Currencies Page for such currency other than US Dollars. In the event that such rate does not appear on any Bloomberg Market Data Currencies Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the US Agent and the Parent Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the US Agent in the market where its foreign currency exchange operations in respect of such currency other than US Dollars are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the US Agent, after consultation with the Parent Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means, collectively, (a) any asset or property of any Loan Party organized in France or Italy, other than (i) any Equity Interest in any Subsidiary of such Loan Party owned by such Loan Party and (ii) any asset or property required to be subjected to Liens in order to satisfy the Applicable French/Italian Borrowing Base Conditions when and if satisfied; (b) any asset or property of any Loan Party organized in Switzerland, other than (i) any Equity Interest in any Subsidiary of such Loan Party owned by such Loan Party and (ii) any accounts receivable, deposit accounts of such Loan Party; (c) any fee interest in real property if the fair market value of such property is less than US$2,500,000; (d) any leasehold interest in real property, other than (i) the leasehold interest of Patheon UK Limited in the real property located in Swindon, England that is leased by Patheon UK Limited on the Effective Date and (ii) any leasehold interest arising under a lease under which annual rent payments exceed US$500,000; (e) any license, contract or agreement to which a Loan Party is a party and all of such Loan Party’s rights or interests thereunder to the extent and for so long as the grant of a security interest in such license, contract or agreement or such right or interest shall (i) constitute or result in (A) the unenforceability of any right of such Loan Party therein or (B) a breach or termination pursuant to the terms of, or a default under, any such license, contract or agreement or (ii) require any consent under the terms of such license, contract or agreement that has not been obtained (after commercially reasonable efforts to obtain such consent with respect to any license acquired or any contract or agreement entered into after the Effective Date) (in the case of each of clauses (i) and (ii), other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code or any other applicable law or principles of equity); provided, that such license, contract or agreement and such Loan Party’s rights and interests therein shall cease to be “Excluded Assets” at such time as the condition causing the consequences specified in clauses (i) and (ii) shall be remedied and, to the extent severable, any portion of such license, contract or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such license, contract or agreement, shall not be an “Excluded Asset”; (f) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained (after commercially reasonable efforts by the applicable Loan Party to obtain such consent if such consent either (i) is not required on the Effective Date or (ii) relates to any property or asset acquired after the Effective Date) of any governmental authority pursuant to applicable law; (g) Equity Interests of a Person that constitutes a Subsidiary (other than a wholly owned Subsidiary)

the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Person (other than any such owners that are Affiliates of the Parent Borrower or JLL Partners, Inc.) that is binding on or relating to such Equity Interests; (h) any equipment or real property (and proceeds thereof) of any Loan Party that is subject to a Lien permitted under Section 6.02(e) to the extent the documents relating to such Lien would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an “Excluded Asset”; (i) any asset or property acquired by any Loan Party after the Effective Date that is subject to Liens permitted by Section 6.02(d) so long as the documents governing such Liens do not permit any other Liens on such asset or property; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such asset or property shall cease to be an “Excluded Asset”; (j) the Equity Interests in Patheon UK Pension Trustees Limited; (k) any Equity Interests owned by any Loan Party in any Subsidiary organized in Japan or India that is not a Subsidiary Loan Party; (l) any deposit accounts used exclusively for payroll purposes; (m) any deposit accounts of the Subsidiary organized in the Netherlands until such time as the deposit accounts of such Subsidiary contain more than US$100,000 in the aggregate; (n) any rights of any Loan Party under any letter of credit issued in its favor, except for (i) any letter of credit received outside the ordinary course of business or that exceeds US$1,000,000 or (ii) any letter of credit upon which a Lien is granted to satisfy applicable eligibility criteria in the definition of Eligible Accounts; and (o) any commercial tort claim, except for any commercial tort claim reasonably estimated to exceed US$5,000,000; provided, that “Excluded Assets” will not include any proceeds, substitutions or replacements of any assets or property referred to in clauses (a) through (o) above unless such proceeds, substitutions or replacements would themselves constitute “Excluded Assets”.

“Excluded Taxes” means, with respect to any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income, capital or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b), any withholding Tax (or other similar Tax) that is imposed or payable on or in respect of amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement including by way of assignment (or designates a new lending office) (other than any withholding Tax attributable to the operation of the CAM), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.17(a); provided that, for purposes of clause (c) above, a Lender shall be deemed not to be a Foreign Lender with respect to any payments to be made to it that are attributable to any Commitment or other interests assigned to it if, at the time such assignment was made to it, an Event of Default had occurred and was continuing, (d) withholding Taxes that are attributable to a Foreign Lender’s failure to comply with Section 2.17(f) and (e) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the US Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent Borrower.

“Foreign Currency Letter of Credit” means a Letter of Credit issued for the account of a Borrower denominated in a currency other than a currency permitted for Revolving Loans to such Borrower as provided in Section 2.01.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, (a) the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and (b) with respect to the Parent Borrower, a Lender shall not be a Foreign Lender if such Lender is Canadian Resident.

“French Borrower” means Patheon France S.A.S., a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is at 40, boulevard de Champaret, 38300 Bourgoin-Jallieu, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Vienne under number 407 634 542 RCS Vienne.

“French Borrowing Base” means, at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to (a) 85% of Eligible Accounts of the French Borrower at such time, minus (b) all Reserves in effect at such time in respect of such Borrowing Base minus (c) Priority Obligations. The French Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate. Notwithstanding the foregoing or any other provision of this Agreement, the

French Borrowing Base shall be deemed to be US$0.00 unless and until the Applicable French/Italian Borrowing Base Conditions have been satisfied.

“French Qualifying Lender” means any credit institution (établissment de credit) licensed to carry out credit transactions (operations de credit) in France (either pursuant to a license granted by the French banking authorities or, provided that the relevant formalities have been duly complied with, pursuant to the provisions of Directive 2006/48/EC of the European Parliament and Council of June 2006 relating to the taking up and pursuit of the business of credit institutions).

“French Revolving Exposure” means, with respect to any European Lender at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of such Lender’s French Revolving Loans outstanding at such time and (b) such Lender’s French Swingline Exposure at such time.

“French Revolving Loan” means a Loan made to the French Borrower pursuant to Section 2.01(d).

“French Securities Account Pledge Agreements” means (i) the second ranking French Securities Account Pledge Agreement relating to the shares of the French Borrower between Patheon Holdings SAS and the Collateral Agent and (ii) the second ranking French Securities Account Pledge Agreement relating to the shares of Patheon Holdings SAS between Patheon BV and the Collateral Agent, each in form and substance satisfactory to the Collateral Agent.

“French Security Documents” means (i) the French Securities Account Pledge Agreements, (ii) the French Master Receivables Assignment Agreement (including the assignment schedules relating thereto) substantially in the form of Exhibit O and (iii) the first ranking French Bank Account Pledge Agreement substantially in the form of Exhibit P.

“French Swingline Exposure” means, at any time, the US Dollar Equivalent of the aggregate principal amount of all French Swingline Loans outstanding at such time. The French Swingline Exposure of any European Lender at any time shall be its Applicable Percentage of the total French Swingline Exposure at such time.

“French Swingline Loan” means a Swingline Loan made to the French Borrower.

“GAAP” means, initially, Canadian GAAP ; provided that from and after the effectiveness of any change in the accounting principles used for financial reporting by the Parent Borrower in accordance with Section 1.04(b) until the effective time of any subsequent change in such accounting principles in accordance with Section 1.04(b), “GAAP” will mean the accounting principles used for financial reporting by the Parent Borrower at the effective time of such change, subject to Section 1.04(a).

“Governmental Authority” means the government of Canada, the United States of America, the United Kingdom, Puerto Rico, France, Italy, Switzerland, any

other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning assigned to such term in the Guarantor Agreement.

“Guarantor Agreement” means the Revolving Guarantor Agreement among the Loan Parties and Agents, substantially in the form of Exhibit D.

“Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 CS-2.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Glaubiger Banken sind Onterbankguthaben)” vom 22. September 1986); the guideline “Syndicated Loans” of January 2000 CS-02.128) (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000); the guideline “Bonds” of April 1999 CS-02.122.1) (Merkblatt “Obligationen” vom April 1999); the guideline “Client Credit Balances” of April 1999 CS-02.122.2) (Merkblatt Kundenguthaben vom April 1999); and the circular letter No. 15 (l-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. February 2007), each as issued, and as amended from time to time, by the Swiss federal tax administration.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For greater certainty, notwithstanding any other provision of this Agreement or any other Loan Document, the JLL Preferred Equity shall not constitute or be treated as Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated March 2, 2010 relating to the Borrowers and the Transactions.

“Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit E, among the Loan Parties, the Collateral Agent and the collateral agent on behalf of the holders of the Senior Notes.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing or a B/A Drawing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan, UK Base Rate Loan or Sterling/Euro Alternate Rate Loan (in each case, other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurocurrency Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the applicable Security Documents.

“Issuing Bank” means (a) with respect to Letters of Credit issued for the account of the US Borrower or the PR Borrower, JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), (b) with respect to Letters of Credit issued for the account of the Parent Borrower, JPMorgan Chase Bank, N.A. Toronto Branch, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), (c) with respect to the Letters of Credit issued for the account of the UK Borrower, J.P. Morgan Europe Limited, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), (d) with respect to the Letters of Credit issued for the account of the Swiss Borrower, J.P. Morgan Europe Limited, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), (e) with respect to the Letters of Credit issued for the account of the Italian Borrower, JPMorgan Chase Bank, N.A., Milan Branch, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and (f) any other Lender (or Affiliate of a Lender) that agrees to act as an Issuing Bank and is approved by the Parent Borrower and the US Agent. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Italian Borrower” means Patheon Italia S.p.A., an Italian company limited by shares existing under the laws of Italy, with registered offices at Monza (MB), viale G. B. Stucchi 110, Fiscal Code 01924610346.

“Italian Borrowing Base” means, at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to (a) 85% of Eligible Accounts of the Italian Borrower at such time, minus (b) all Reserves in effect at such time in respect of such Borrowing Base minus (c) Priority Obligations. The Italian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate. Notwithstanding the foregoing or any other provision of this Agreement, the Italian Borrowing Base shall be deemed to be US$0.00 unless and until the Applicable French/Italian Borrowing Base Conditions have been satisfied.

“Italian LC Exposure” means, at any time, the LC Exposure in respect of Italian Letters of Credit (and LC Disbursements thereunder) at such time. The Italian LC Exposure of any European Lender at any time shall be its Applicable Percentage of the total Italian LC Exposure at such time.

“Italian Letter of Credit” means a Letter of Credit issued for the account of the Italian Borrower.

“Italian Qualifying Lender” means a Lender that is:

(i) a bank or other financial institution authorized to carry out banking activity in Italy that is a resident of Italy for Italian tax purposes and not acting for the purposes of a Loan to the Italian Borrower through a permanent establishment (stabile organizzazione) located outside of the Republic of Italy; or

(ii) a permanent establishment (stabile organizzazione) in Italy of a bank or another financial institution authorized to carry out banking activity in Italy for which any payment under a Loan to the Italian Borrower is business income (reddito d’impresa) pursuant to articles 81 and 152 of Italian Presidential Decree No. 917 of 22 December 1986; or

(iii) a bank or other financial institution authorized to carry out banking activity in Italy and entitled under the provisions of a double taxation treaty with the Republic of Italy to receive payments of interest from a Person who is a resident in Italy without a withholding Tax.

“Italian Revolving Exposure” means, with respect to any European Lender at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of such Lender’s Italian Revolving Loans outstanding at such time and (b) such Lender’s Italian LC Exposure and Italian Swingline Exposure at such time.

“Italian Revolving Loan” means a Loan made to the Italian Borrower pursuant to Section 2.01(d).

“Italian Security Documents” means the assignment of receivables governed by Italian law substantially in the form of Exhibit Q, the pledge over bank accounts of the Italian Borrower substantially in the form of Exhibit R and the pledge over shares of the Italian Borrower in form and substance satisfactory the Collateral Agent.

“Italian Swingline Exposure” means, at any time, the US Dollar Equivalent of the aggregate principal amount of all Italian Swingline Loans outstanding at such time. The Italian Swingline Exposure of any European Lender at any time shall be its Applicable Percentage of the total Italian Swingline Exposure at such time.

“Italian Swingline Loan” means a Swingline Loan made to the Italian Borrower.

“JLL Equity Financing” means the issuance by the Parent Borrower to JLL Partners of the JLL Preferred Equity on April 27, 2007.

“JLL Partners” means JLL Partners Fund V, L.P., a Delaware limited partnership, and any Affiliate thereof (including JLL Patheon Holdings LLC, a Delaware limited liability company), to which JLL Partners Fund V, L.P. assigns all or a portion of its rights under the purchase agreement dated March 1, 2007 between Parent Borrower and JLL Partners Fund V, L.P., as amended.

“JLL Preferred Equity” means the Class I, Series C, convertible preferred shares and Class I, Series D, special voting preferred shares of the Parent Borrower issued and sold by the Parent Borrower to JLL Partners pursuant to the JLL Equity Financing, including any additional Class I, Series C, convertible preferred shares and/or Class I, Series D, special voting preferred shares of the Parent Borrower issued to JLL Partners as payment in kind dividends on such convertible preferred shares, and including securities issuable to JLL Partners upon conversion of such convertible preferred shares.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in US Dollars outstanding at such time plus (b) the aggregate amount of all LC Disbursements denominated in US Dollars outstanding that have not yet been reimbursed by or on behalf of a Borrower at such time plus (c) the US Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in currencies other than US Dollars outstanding at such time plus (d) the US Dollar Equivalent of the aggregate amount of all LC Disbursements denominated in currencies other than US Dollars that have not yet been reimbursed by or on behalf of a Borrower at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including those issued under the Existing Credit Agreement prior to the Effective Date.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent Borrower most recently ended prior to such date). For purposes of determining the Leverage Ratio, if any Permitted Acquisition or any sale or disposition of assets outside of the ordinary course of business shall have been consummated after the beginning of the period for which Consolidated EBITDA is being calculated and on or prior to the end of such period, then Consolidated EBITDA for the relevant period shall be calculated after giving pro forma effect to each such Permitted Acquisition or sale or disposition as though it occurred on the first day of such period.

“LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars, for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period or (b) with respect to any Eurocurrency Borrowings denominated in a currency other than US Dollars, for any Interest Period, the rate determined by reference to the British Bankers’ Association Interest Settlement Rates (as reflected on the applicable Telerate screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in such currency other than US Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in US Dollars of, or deposits in the applicable currency other than US Dollars for the approximate equivalent in such currency (as determined by the Applicable Agent) of, US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Applicable Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest or assignment by way of security in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means that the Available Amount is less than the greater of US$10,000,000 and 13.3% of the total Commitments for two consecutive days; provided that, once a Liquidity Event occurs, it shall be deemed to be continuing on each day thereafter until 30 consecutive days shall have elapsed during which the Available Amount on each such day exceeded the greater of US$10,000,000 and 13.3% of the total Commitments.

“Loan Documents” means this Agreement, the Guarantor Agreement and the other Security Documents.

“Loan Parties” means the Borrowers and the Subsidiary Loan Parties.

“Loan” means a loan made by a Lender to a Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, or a B/A, Toronto time and (c) with respect to a Loan or Borrowing denominated in Euros or Sterling, London time.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mandatory Costs Rate” has the meaning set forth in Schedule 2.21.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding US$7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fourth anniversary of the Effective Date, or, if such date is not a Business Day, the first Business Day thereafter.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.13. or 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Investment Amount” means, as of any date, (a) the sum, without duplication, of (i) the aggregate amount of all investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties, in each case made during the period from and including the Effective Date to and including such date, plus (ii) the aggregate amount of obligations as of such date of Subsidiaries that are not Loan Parties that is Guaranteed by Loan Parties (excluding the amount of any such obligations that are so Guaranteed as of the Effective Date but including any increase on or after the Effective Date in the amount of such obligations so Guaranteed prior to the Effective Date) plus, without duplication, (iii) the aggregate amount of all investments made during the period from and including the Effective Date to such date pursuant to clause (i) of Section 6.04, minus (b) the sum, without duplication, of (i) all dividends and distributions paid to Loan Parties during the period from the Effective Date to such date by Subsidiaries that are not Loan Parties or in respect of investments made pursuant to clause (i) of Section 6.04, plus (ii) all repayments to Loan Parties during the period from the Effective Date to such date by Subsidiaries that are not Loan Parties of loans or advances owing to Loan Parties or in respect of loans or advances made pursuant to clause (i) of Section 6.04, plus (iii) the portion of the Net Investment Amount attributable to any Subsidiary that is not a Subsidiary Loan Party at the time that such Subsidiary becomes a Subsidiary Loan Party or is merged with or into or amalgamated with a Loan Party, net of the portion of the Net Investment Amount attributable to Subsidiaries of or other investments held by such Subsidiary that do not become Loan Parties at such time (determined as though such Subsidiary that has become a Subsidiary Loan Party had been a Subsidiary Loan Party since the Effective Date or, if later, the date it became a Subsidiary). Any investment, loan or advance or dividend, distribution or repayment that is made in property other than cash shall be valued based on the fair market value thereof at the time of such investment, loan, advance, dividend, distribution or repayment; provided that (A) any such dividend, distribution or repayment of property that was invested on or after the Effective Date shall not decrease the Net Investment Amount by an amount in excess of the amount by which it increased the Net Investment Amount when so invested, except to the extent of actual cash investments in such property subsequent to the date of the original investment and (B) any investment, loan or advance made or dividend, distribution or repayment received in the form of property consisting of Equity Interests of or other investments in a Subsidiary or other Person that is not a Loan Party shall not affect the Net Investment Amount. The Net Investment Amount as of any date shall be determined without regard to any write-down or write-off of any investment. For purposes of determining the Net Investment Amount, any payment by a

Loan Party pursuant to a Guarantee of an obligation of a Subsidiary or other Person that is not a Loan Party shall be treated as an investment in such Subsidiary or other Person. If any Subsidiary or other Person that is not a Loan Party is sold or otherwise disposed of by a Loan Party, then (without duplication of other increases or decreases to the Net Investment Amount) the Net Investment Amount shall be decreased by the amount of Net Proceeds received by the Loan Parties in respect of such sale or disposition. Any sale, transfer or disposition by a Loan Party to another Loan Party of any investment in or loan or advance to a Subsidiary or other Person that is not a Loan Party shall not affect the Net Investment Amount. Investments identified on Schedule 6.04 or otherwise existing or made on the Effective Date or that are made pursuant to clause (h) of Section 6.04 (and any dividends, distributions or other receipts in respect thereof) shall not affect the Net Investment Amount.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the US Agent by an appraiser acceptable to the US Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including, in the case of a sale or disposition of assets, costs associated with severance payments and the relocation of products, Inventory and equipment) paid by the Parent Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent Borrower and/or the Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Parent Borrower).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Parent Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and deferred revenues). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New European Collection Accounts” means the Cash Collection Accounts established by each of the French Borrower, the Italian Borrower and the Swiss Borrower with the European Agent, which Cash Collection Accounts shall be maintained, as determined by the European Agent in its sole discretion, either in the name of each of the French Borrower, the Italian Borrower and the Swiss Borrower, respectively, or in the name of the European Agent.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Schedule I Reference Lender” means Schedule II and Schedule III Lenders as are mutually agreed upon by the US Administrative Agent and the Borrowers.

“Notes Refinancing Indebtedness” has the meaning given to such term in the definition of the term “Permitted Refinancing”.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notice of Exclusive Control” has the meaning given to such term in the US Collateral Agreement.

“Obligations” has the meaning assigned to such term in the Guarantor Agreement.

“Other Obligations” has the meaning assigned to such term in the Guarantor Agreement.

“Other Security Documents” means, with respect to any Loan Party organized under the laws of a jurisdiction other than Canada, France, Italy, Puerto Rico, Switzerland, the United Kingdom or the United States of America (or any jurisdiction therein), such agreements as shall be necessary or appropriate to create valid and perfected Liens securing the Obligations on the assets of such Loan Party in accordance with applicable laws, satisfactory in form and substance to the Collateral Agent.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document but does not include Excluded Taxes.

“Parent Borrower” means Patheon Inc., a corporation existing under the laws of Canada.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning specified in Section 9.04(c)(i).

“Participating Member State” means a member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community for Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDS” means Pharmaceutical Development Services.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the US Agent.

“Permitted Acquisition” means any acquisition by the Parent Borrower or any Subsidiary of all or substantially all the assets of, or all of the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) any such business shall comply with the permitted businesses of the Parent Borrower and the Subsidiaries as provided in Section 6.03(b), (c) if any Subsidiary formed for the purpose of or resulting from such acquisition shall be a Subsidiary Loan Party, all actions required to be taken with respect to each such acquired or newly formed Subsidiary under Sections 5.13 and 5.14 have been taken, (d) the portion of the fair market value of the consideration for such acquisition (excluding Equity Interests of the Parent Borrower) that is attributable to investments in Persons (whether or not Subsidiaries) that do not become Subsidiary Loan Parties as a result of such acquisition but in which the Parent Borrower or any Subsidiary shall own, directly or indirectly, any investment as a result of such acquisition (including the investment in the Person acquired, if it is not a Subsidiary Loan Party) are treated, at the time of such acquisition, as investments in such Person pursuant to Section 6.04 and are permitted to be made thereunder at such time (other than pursuant to clause (g) thereof), (e) clause (a) of the Coverage Ratio Condition is satisfied, (f) the Available Amount shall not be less than the greater of US$16,875,000 and 22.5% of the aggregate Commitments and (g) the Parent Borrower has delivered to the US Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means, without duplication:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law or regulation, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, employment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

(f) licenses, permits, reservations, servitudes, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law (including those expressed in any original grant from the Crown) or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary; and

(g) Liens securing Priority Obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means, collectively, JLL Partners, its general partner JLL Partners, Inc. and their respective Affiliates, and any other fund managed by JLL Partners, Inc. or any of its Affiliates but does not include any portfolio company controlled by any of the foregoing.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any US state or territory (or by any agency thereof or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940), in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province, or of the United States or any state or territory thereof or of the United Kingdom, any Member State of the European Economic Area or any Participating Member State, in each case having, at such date of acquisition, a credit rating on its long-term unsecured debt of at least “A-” by S&P;

(d) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, in each case maturing within one year from the date of acquisition thereof;

(e) Sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialised equivalent);

(f) any investment in money market funds which (i) have a credit rating of either A-1 or higher by S& P’s Rating Services or Fl or higher by Fitch Ratings Ltd or P-l or higher by Moody’s, (ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(g) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(h) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) or (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(i) money market funds that are rated AAA by S&P and Aaa by Moody’s.

“Permitted Refinancing” means a refinancing of Senior Notes with the Net Proceeds of Indebtedness for borrowed money incurred by the Parent Borrower (“Notes Refinancing Indebtedness”); provided that (a) the maturity of such Notes Refinancing Indebtedness is no earlier than, and no scheduled payments of principal in respect of such Notes Refinancing Indebtedness are required prior to, the scheduled maturity of the Senior Notes, (b) the principal amount of such Notes Refinancing Indebtedness does not exceed the sum of the principal amount of Senior Notes refinanced thereby plus the amount of accrued and unpaid interest and prepayment premiums (if any) in respect of the Senior Notes paid by the Parent Borrower in connection with such refinancing, underwriting discounts and commissions, if any, and other out-of-pocket fees, costs and expenses paid by the Parent Borrower in connection with such refinancing, (c) the terms

(other than pricing terms) of such Notes Refinancing Indebtedness, taken as a whole, are not less favorable in any material respect to the Parent Borrower and its Subsidiaries than the terms of the Senior Notes Documents, (d) such Notes Refinancing Indebtedness is not Guaranteed by any Subsidiary that has not Guaranteed the Obligations, (e) if such Notes Refinancing Indebtedness is secured, it is secured only by Liens permitted by clause (h) of Section 6.02 and the documents pursuant to which such Liens are granted are substantially the same as the Senior Notes Security Documents, (f) all Senior Notes so refinanced shall be canceled and discharged, (g) if such Notes Refinancing Indebtedness is secured, the lenders or holders of such Notes Refinancing Indebtedness (or their agent or trustee on their behalf) shall become parties to, and bound by, the Intercreditor Agreement, and (h) the Parent Borrower shall have notified the US Agent of such refinancing and delivered to the US Agent copies of all agreements, instruments and documents evidencing, governing, securing or guaranteeing such Notes Refinancing Indebtedness, certified by a Financial Officer to be true, correct and complete copies thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan or a Canadian Pension Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PR Borrower” means Patheon Puerto Rico, Inc., a Puerto Rican corporation.

“PR Collateral Agreement” means the ratification to the US Revolving Pledge and Security Agreement, substantially in the form of Exhibit G.

“PR Collection Accounts” means each account maintained by the Collateral Agent into which funds are transferred from any PR Deposit Account following the delivery of a Notice of Exclusive Control.

“PR Deposit Accounts” means each deposit account of the PR Borrower and each other Subsidiary organized in Puerto Rico into which cash, checks or other similar payments relating to or constituting payments made in respect of Accounts are deposited.

“PR Mortgages” means Mortgages over the corresponding PR Owned Real Property.

“PR Mortgage Note” means a bearer demand note relating to the PR Mortgages.

“PR Owned Real Property” means the real property of the PR Borrower and the Subsidiaries organized under the laws of Puerto Rico known as State Road #670, Km. 2.7, Bo. Cote Norte, Manati, Puerto Rico 00674, subject to the PR Mortgages.

“Primary Currency” means (a) in connection with each of the UK Borrower, the French Borrower, the Italian Borrower and the Swiss Borrower and Foreign Letters of Credit issued for its account (and LC Disbursements thereunder), Euros, and (b) in connection with each other Borrower and Foreign Letters of Credit issued for its account (and LC Disbursements thereunder), US Dollars.

“Primary Currency Amount” has the meaning set forth in Section 2.05(l)(iii).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Obligation” means any obligation that is secured by a Lien on any Eligible Account, Eligible Inventory or other Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“PR Security Documents” means the PR Collateral Agreement and each Mortgage with respect to a Mortgaged Property located in Puerto Rico or any jurisdiction therein.

“Qualified Preferred Stock” means any preferred Equity Interest that (a) is not subject to any requirement to pay mandatory cash dividends or similar distributions, (b) is not subject to any mandatory redemption or repurchase requirement (whether pursuant to a sinking fund obligation, or at the option of the holder thereof, or upon the occurrence of specified events, or otherwise), (c) is not convertible, or exchangeable, other than into or for common Equity Interests of the Parent Borrower or Qualified Preferred Stock of the Parent Borrower, and (d) does not entitle the holder thereof to any other rights or remedies that could subject Parent Borrower or any Subsidiary to any mandatory payment obligation; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other Equity Interests of the Parent Borrower (if and when paid).

“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch, in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity.

“Qualifying CRE Indebtedness” means Indebtedness permitted by clause (viii) of Section 6.01(a).

“Quotation Day” means, with respect to any Eurocurrency Borrowing denominated in a currency other than US Dollars and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repositioning Expenses” means, without duplication, all expenses associated with the restructuring of the Parent Borrower’s and its Subsidiaries’ manufacturing network and processes, including severance expenses, retention expenses, third party professional expenses and costs associated with the transfer of products and services.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, collectively, any and all applicable requirements of any Governmental Authority, including any laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Reserves” means, without duplication, any and all reserves which the US Agent deems necessary, in its Permitted Discretion, to maintain (including reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Other Obligations, reserves for the UK Overdraft Facility, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for Taxes) with respect to the Collateral or any Loan Party; provided that any Reserves imposed or established after the Effective Date shall not be effective until the date that is three Business Days after written notice thereof to the Parent Borrower.

“Reset Date” has the meaning ascribed to it in Section 1.05.

“Restricted Entity” means (a) any Person that the Parent Borrower and the US Agent agree in writing to be a “Restricted Entity” for purposes of this Agreement and (b) any Affiliate of any such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Borrower or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower. Any payments made to the UK Pension Scheme will not be Restricted Payments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Exposure” means the Canadian Revolving Exposure, the UK Revolving Exposure, the US Revolving Exposure, the Swiss Revolving Exposure, the Italian Revolving Exposure the French Exposure or the European Revolving Exposure, as the context requires.

“Revolving Loan” means a Canadian Revolving Loan, a UK Revolving Loan, a US Revolving Loan, a Swiss Revolving Loan, an Italian Revolving Loan or a French Revolving Loan.

“RP Basket Amount” means, at any time, an amount equal to (a) the sum of (i) US$15,000,000 plus (ii) the ECF Amount at such time, plus (iii) the Additional Equity Amount at such time, minus (b) the sum of all Restricted Payments made pursuant to clause (iv) of Section 6.08(a), without duplication of reductions in respect of the ECF Amount or Additional Equity Amount on account of such Restricted Payments.

“S&P” means Standard & Poor’s.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means any Lender named on Schedule III to the Bank Act (Canada).

“Schedule I Reference Lender” means Schedule I Lenders as are mutually agreed upon by the US Administrative Agent and the Borrowers.

“Security Documents” means the Canadian Security Documents, the PR Security Documents, the UK Security Documents, the US Security Documents, the Swiss Security Documents, the Italian Security Documents, the French Security Documents, the

Other Security Documents, the Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.13 to secure any of the Obligations.

“Senior Notes” means the 8.625% Senior Secured Notes due 2017, to be issued by the Parent Borrower on or prior to the Effective Date in an initial aggregate principal amount of up to US$280,000,000 and the Indebtedness represented thereby.

“Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes Security Documents and all other instruments, agreements or documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes.

“Senior Notes Indenture” means the indenture governing the Senior Notes among the Parent Borrower, as issuer, certain of its Subsidiaries, as guarantors, and U.S. Bank National Association, as trustee.

“Senior Notes Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements or documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Senior Notes.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of any B/As accepted hereunder, reimbursement obligations in respect of LC Disbursements and fees payable hereunder to the Lenders.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board (or, in the case of a Borrowing denominated in a currency other than US Dollars, the applicable Governmental Authority) to which the Applicable Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D, other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” refers to lawful money of the United Kingdom.

“Sterling/Euro Alternate Rate” means, for any day, the sum of (a) a rate per annum selected by the European Agent, in its sole discretion based on market conditions in consultation with the Lenders, (b) the Applicable Rate for Eurocurrency Loans and (c) the Mandatory Costs Rate as provided in Section 2.21. When used in reference to any Loan or Borrowing, “Sterling/Euro Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at the Sterling/Euro Alternate Rate.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower.

“Subsidiary Loan Party” means (a) each Subsidiary that is wholly owned, directly or indirectly, by the Parent Borrower and that is organized under the laws of Canada, Puerto Rico, the United Kingdom (except Patheon UK Pension Trustees Limited), the United States of America or The Netherlands or any state, province or other jurisdiction of any of the foregoing, (b) the French Borrower, the Italian Borrower and the Swiss Borrower and (c) each other Subsidiary that has become a party to the Guarantor Agreement as a Guarantor thereunder and satisfied the Collateral and Guarantee Requirement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time (determined based on the US Dollar Equivalent, in the case of Swingline Loans denominated in currencies other than US Dollars).

“Swingline Lender” means (a) in respect of Canadian Swingline Loans, JPMorgan Chase Bank, N.A., Toronto Branch, (b) in respect of US Swingline Loans, JPMorgan Chase Bank, N.A., (c) in respect of UK Swingline Loans, JPMorgan Europe Limited, (d) in respect of French Swingline Loans, JPMorgan Europe Limited, (e) in respect of Italian Swingline Loans, JPMorgan Chase Bank, N.A., Milan Branch, and (f) in respect of Swiss Swingline Loans, JPMorgan Europe Limited.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Borrower” means Patheon International AG, a corporation incorporated in Switzerland.

“Swiss Borrowing Base” means, at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to (a) 85% of Eligible Accounts of the Swiss Borrower at such time, minus (b) all Reserves in effect at such time in respect of such Borrowing Base minus (c) Priority Obligations. The Swiss Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate.

“Swiss LC Exposure” means, at any time, the LC Exposure in respect of Swiss Letters of Credit (and LC Disbursements thereunder) at such time. The Swiss LC Exposure of any European Lender at any time shall be its Applicable Percentage of the total Swiss LC Exposure at such time.

“Swiss Letter of Credit” means a Letter of Credit issued for the account of the Swiss Borrower.

“Swiss Revolving Exposure” means, with respect to any European Lender at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of such Lender’s Swiss Revolving Loans outstanding at such time and (b) such Lender’s Swiss LC Exposure and Swiss Swingline Exposure at such time.

“Swiss Revolving Loan” means a Loan made to the Swiss Borrower pursuant to Section 2.01(d).

“Swiss Security Documents” means (i) the Share Pledge Agreement and (ii) the Claims Assignment Agreement, each between the Swiss Borrower and the Collateral Agent and in form and substance satisfactory to the Collateral Agent.

“Swiss Swingline Exposure” means, at any time, the US Dollar Equivalent of the aggregate principal amount of all Swiss Swingline Loans outstanding at such time. The Swiss Swingline Exposure of any European Lender at any time shall be its Applicable Percentage of the total Swiss Swingline Exposure at such time.

“Swiss Swingline Loan” means a Swingline Loan made to the Swiss Borrower.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors of the Swiss Borrower under a Loan to the Swiss Borrower pursuant to this Agreement which are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Qualifying Banks of a Swiss Borrower under all outstanding debts relevant for the classification as debenture (Kassen obligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) must not at any time exceed twenty, all in accordance within the meaning of Guidelines.

“Swiss Withholding Tax” means the Swiss withholding tax as per the Swiss Federal Withholding Tax Act of October 13, 1965, as modified from time to time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Parent Borrower and the Subsidiaries outstanding as of such date (other than Qualifying CRE Indebtedness), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Shared Borrowing Base” means, at any time, the sum of the Canadian Borrowing Base, the UK Borrowing Base and the US Borrowing Base at such time.

“Total Shared Revolving Exposure” means, at any time, the sum of (a) the total amount of the Canadian Revolving Exposures, UK Revolving Exposures and US Revolving Exposures at such time, (b) the excess, if any, of the total French Revolving Exposures over the amount of the French Borrowing Base at such time, (c) the excess, if any, of the total Italian Revolving Exposures over the amount of the Italian Borrowing Base at such time and (d) the excess, if any, of the total Swiss Revolving Exposures over the amount of the Swiss Borrowing Base at such time.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and purchase and acceptance of B/As hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by the Loan Parties of the Senior Notes Documents, the issuance of the Senior Notes and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the UK Base Rate, the Canadian Prime Rate or the Sterling/Euro Alternate Rate.

“UK Base Rate” means, for any day, a rate per annum equal to the European Agent’s reference rate for the applicable currency being the rate from time to time set by the European Agent based on various factors including the European Agent’s cost of funds and desired return and general economic conditions and which is used as a reference point for pricing loans made by it in the applicable currency; provided that, for purposes of determining the rate of interest applicable to a UK Base Rate Loan denominated in Euros, such rate for any day shall be the rate per annum at which one-day deposits in Euros are offered by the European Agent in immediately available funds in the London interbank market at the time that the European Agent determines such rate on such day (or, if such day is not a Business Day, then on the immediately preceding Business Day), adjusted for statutory reserves and mandatory liquid asset costs.

“UK Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the UK Base Rate.

“UK Borrower” means Patheon UK Limited, a limited liability company incorporated in England.

“UK Borrower Group” means the UK Borrower and each other Subsidiary organized under the laws of the United Kingdom that is a Subsidiary Loan Party.

“UK Borrowing Base” means, at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to the sum, without duplication, of (a) 85% of Eligible Accounts of the UK Borrower Group at such time, plus (b) the lesser of (i) 50% of Eligible Inventory of the UK Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by or delivered to the US Agent multiplied by Eligible Inventory of the UK Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time, minus (c) all Reserves in effect at such time in respect of such Borrowing Base minus (d) Priority Obligations. The UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate.

“UK Commitment” means, with respect to each Lender, subject to Section 2.23, the commitment of such Lender to make UK Revolving Loans hereunder, and to acquire participations in UK Letters of Credit and UK Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s UK Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s UK Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its UK Commitment, as applicable. Subject to Section 2.23, the initial aggregate amount of the UK Commitments is US$10,000,000.

“UK Debenture” means a security agreement granted by the UK Borrower in favor of the Collateral Agent, substantially in the form of Exhibit H.

“UK LC Exposure” means, at any time, the LC Exposure in respect of UK Letters of Credit (and LC Disbursements thereunder) at such time. The UK LC Exposure of any UK Lender at any time shall be its Applicable Percentage of the total UK LC Exposure at such time.

“UK Lender” means a Lender with a UK Commitment or UK Revolving Exposure.

“UK Letter of Credit” means a Letter of Credit issued for the account of the UK Borrower.

“UK Overdraft Commitment” has the meaning ascribed to such term in Section 2.23.

“UK Overdraft Facility” has the meaning ascribed to such term in Section 2.23.

“UK Pension Scheme” means the Patheon UK Pension Plan.

“UK Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) US Dollar Equivalent of the aggregate principal amount of such Lender’s UK Revolving Loans outstanding at such time and (b) such Lender’s UK LC Exposure and UK Swingline Exposure at such time.

“UK Revolving Loan” means a Loan made to the UK Borrower pursuant to Section 2.01(c).

“UK Security Documents” means the UK Debenture, the UK Share Charge, the UK Security Trust Deed, the Receivables Security Agreement and each Mortgage contained in the UK Debenture, with respect to Mortgaged Property located in England, Wales or Scotland.

“UK Security Trust Deed” means the security trust deed among the Collateral Agent and the Lenders, substantially in the form of Exhibit I.

“UK Share Charge” means a share charge in respect of the entire share capital of the UK Borrower in favor of the Collateral Agent, substantially in the form of Exhibit J.

“UK Swingline Exposure” means, at any time, the US Dollar Equivalent of the aggregate principal amount of all UK Swingline Loans outstanding at such time. The UK Swingline Exposure of any UK Lender at any time shall be its Applicable Percentage of the total UK Swingline Exposure at such time.

“UK Swingline Loan” means a Swingline Loan made to the UK Borrower.

“US Agent” means JPMorgan Chase Bank, N.A., as United States administrative agent and collateral agent for the Lenders hereunder.

“US Borrower” means Patheon Pharmaceuticals Inc., a Delaware corporation.

“US Borrower Group” means the US Borrower, the PR Borrower and each other Subsidiary organized in the United States or Puerto Rico that is a Subsidiary Loan Party.

“US Borrowing Base” means, at any time, an amount (expressed in US Dollars, based on Exchange Rates prevailing at the time the applicable Borrowing Base Certificate is prepared, where applicable) equal to the sum, without duplication, of (a) 85% of Eligible Accounts of the US Borrower Group at such time, plus (b) the lesser of (i) 50% of Eligible Inventory of the US Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by or delivered to the US Agent multiplied by Eligible Inventory of the US Borrower Group, valued at the lower of original cost or market value, determined on a first-in-first-out basis, at such time, minus (c) all Reserves in effect at such time in respect of such Borrowing Base minus (d) Priority Obligations. The US Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the US Agent pursuant to this Agreement, but giving effect to any Reserves in effect at such time that were established after preparation of such Borrowing Base Certificate.

“US Collateral Agreement” means the US Revolving Pledge and Security Agreement among the members of the US Borrower Group and the Collateral Agent, substantially in the form of Exhibit K.

“US Commitment” means, with respect to each Lender, the commitment of such Lender to make US Revolving Loans and to acquire participations in US Letters of Credit and US Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s US Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s US Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Commitment, as applicable. The initial aggregate amount of the US Commitments is US$35,000,000.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in US Dollars of such amount determined by the US Agent using the applicable Exchange Rate in effect on such date of determination.

“US Dollars” “US$” or “$” refers to lawful money of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“US LC Exposure” means, at any time, the LC Exposure in respect of US Letters of Credit (and LC Disbursements thereunder) at such time. The US LC Exposure of any US Lender at any time shall be its Applicable Percentage of the total US LC Exposure at such time.

“US Lender” means a Lender with a US Commitment or US Revolving Exposure.

“U.S. Person” means a United States Person with the meaning of Section 7701(a)(30) of the Code.

“US Letter of Credit” means a Letter of Credit issued for the account of the US Borrower or the PR Borrower.

“US Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s US Revolving Loans and its US LC Exposure and US Swingline Exposure at such time.

“US Revolving Loan” means a Loan made to the US Borrower or the PR Borrower pursuant to Section 2.01(b).

“US Security Documents” means the US Collateral Agreement and each Mortgage with respect to a Mortgaged Property located in the United States of America or any jurisdiction therein.

“US Swingline Exposure” means, at any time, the aggregate principal amount of all US Swingline Loans outstanding at such time. The US Swingline Exposure of any US Lender at any time shall be its Applicable Percentage of the total US Swingline Exposure at such time.

“US Swingline Loan” means a Swingline Loan made to the US Borrower or the PR Borrower.

“VAT” means any tax imposed by EC Directive 2006/112/EC on the common system of value added tax and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other tax of a similar nature, and all penalties, costs and interest relating thereto.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower (or Guarantor) or any Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except for purposes of Article II (and other provisions of the Loan Documents referring to the amounts and currencies of Commitments or Revolving Exposure or any component thereof), references to any amount in US$ shall be construed to include the equivalent in any other currency. References herein to the “laws of the United Kingdom” shall be construed to mean the laws of England and Wales and the laws of Scotland.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Parent Borrower notifies the US Agent that the Parent Borrower requests an amendment to any provision hereof for the purpose of eliminating the effect of any change in GAAP (including any change in accounting principles referred to in Section 1.04(b) below) occurring after the date hereof or in the application thereof on the operation of such provision (regardless of whether any such notice is given before or after such change in GAAP or in the application thereof) or (ii) if the US Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for any such purpose, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or any analogous standards or principles of Canadian GAAP or IFRS, to value any Indebtedness of the Parent Borrower or any Subsidiary at “fair value”, as defined therein.

(b) The Parent Borrower may use Canadian GAAP, IFRS or US GAAP for financial reporting purposes, provided that the Parent Borrower will give the Administrative Agent not less than 60 days’ (or such shorter period of time as the US Agent shall agree in its sole discretion) prior written notice of any change in the accounting principles used for financial reporting by the Parent Borrower accompanied by a certificate of a Financial Officer of the Parent Borrower (i) specifying the material effects of such change in accounting principles on the Parent Borrower’s most recent audited financial statements and (ii) setting forth reasonably detailed calculations of the effect of such change in accounting principles as of the last day of the fiscal period covered by such financial statements on (A) the ratios set forth in the definition of “Coverage Ratio Condition”, (B) the Leverage Ratio, (C) the calculation of Capital Expenditures for such fiscal period for purposes of Section 6.12 and (D) the ratio set forth in Section 6.13 (whether or not Section 6.13 is applicable at such time).

(c) It is understood that changes in GAAP shall not affect any determination regarding compliance with this Agreement as of any date before such change became effective.

SECTION 1.05. Exchange Rate Calculations. On each Calculation Date, the US Agent shall (a) determine the Exchange Rates as of such Calculation Date in respect of Canadian Dollars, Euros and Sterling (and any other currency for which an Exchange Rate is required) and (b) give notice thereof to the Parent Borrower, and with respect to each Lender, to any Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting amounts between US Dollars, on the one hand, and any other applicable currency on the other hand; provided that, for purposes of determining any Borrowing Base, the relevant Exchange Rates shall be determined by the Parent Borrower at the time that the relevant Borrowing Base Certificate is prepared and shall be set forth in such Borrowing Base Certificate.

SECTION 1.06. Permitted Encumbrances. Any reference in any of the Loan Documents to a Permitted Encumbrance is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Encumbrance.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make Canadian Revolving Loans to the Parent Borrower denominated in US Dollars or Canadian Dollars, including by means of B/A or B/A Equivalent Loans, from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Commitment, (ii) the total Canadian Revolving Exposures exceeding the total Canadian Commitments or (iii) the Total Shared Revolving Exposure exceeding the Total Shared Borrowing Base then in effect.

(b) Subject to the terms and conditions set forth herein, each US Lender agrees to make US Revolving Loans to the US Borrower or the PR Borrower denominated in US Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s US Revolving Exposure exceeding such Lender’s US Commitment, (ii) the total US Revolving Exposures exceeding the total US Commitments or (iii) the Total Shared Revolving Exposure exceeding the Total Shared Borrowing Base then in effect.

(c) Subject to the terms and conditions set forth herein, each UK Lender agrees to make UK Revolving Loans to the UK Borrower denominated in Euros or Sterling from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s UK Revolving Exposure exceeding such Lender’s UK Commitment, (ii) the total UK Revolving Exposures exceeding the total UK Commitments or (iii) the Total Shared Revolving Exposure exceeding the Total Shared Borrowing Base then in effect.

(d) Subject to the terms and conditions set forth herein, each European Lender agrees to make European Revolving Loans to the French Borrower, the Italian Borrower or the Swiss Borrower denominated in Euros from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s European Revolving Exposure exceeding such Lender’s European Commitment, (ii) the total European Revolving Exposures exceeding the total European Commitments or (iii) the Total Shared Revolving Exposure exceeding the Total Shared Borrowing Base then in effect.

(e) Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans of the applicable Class.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of such Class. B/A Drawings shall be made in accordance with Section 2.07. The failure of any Lender to make any Loan (or provide its share of any

B/A Drawings) required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans (or provide its share of any B/A Drawings) as required.

(b) Subject to Section 2.14, each Borrowing (i) denominated in Canadian Dollars shall be comprised entirely of B/A Drawings or Canadian Prime Rate Loans, (ii) denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans; and (iii) denominated in Euros or Sterling shall be comprised entirely of Eurocurrency Loans; in each case as the applicable Borrower may request in accordance herewith. Notwithstanding the foregoing, each Swingline Loan denominated in US Dollars shall be an ABR Loan, each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan and each Swingline Loan denominated in Euros or Sterling shall be a UK Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and shall not subject any Borrower to any obligation to make payments under Sections 2.15 and 2.17 in excess of amounts that would be payable if such option had not been exercised.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing, UK Base Rate Borrowing or a Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Revolving Borrowing, UK Base Rate Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class and (ii) in the case of an ABR Revolving Borrowing, UK Base Rate Borrowing or Canadian Prime Rate Borrowing under the Commitments of the applicable Class, in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Unless otherwise agreed with the applicable Swingline Lender and the applicable Borrower, each Swingline Loan shall be in an amount that is (i) an integral multiple of US$500,000 and not less than US$1,000,000, (ii) an integral multiple of Cdn.$500,000 and not less than Cdn.$1,000,000, (iii) an integral multiple of €500,000 and not less than €1,000,000 or (iv) an integral multiple of £500,000 and not less than £1,000,000. B/A Drawings shall be subject to Section 2.07. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurocurrency Revolving Borrowings outstanding (and the number of B/A Drawings shall be subject to Section 2.07).

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Loan or B/A Drawing, which shall be subject to Sections 2.04 and 2.07, respectively), the applicable Borrower shall notify the Applicable Agent (and the US Agent, if it is not the Applicable Agent) of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing or (c) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given no later than 11:00 a.m., Local Time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent (with a copy to the US Agent, if it is not the Applicable Agent) of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Borrower requesting such Borrowing;

(ii) whether such Borrowing is a Canadian Revolving Borrowing, a US Revolving Borrowing, a UK Revolving Borrowing, a Swiss Revolving Borrowing, an Italian Revolving Borrowing or a French Revolving Borrowing;

(iii) the aggregate amount and currency of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Canadian Prime Rate Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing if denominated in US Dollars, a Canadian Prime Rate Borrowing if denominated in Canadian Dollars, or a Eurocurrency Borrowing if denominated in Euros or Sterling. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month. Promptly following receipt of a Borrowing Request in accordance with this Section, the

Applicable Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the applicable Swingline Lender agrees to make Swingline Loans (i) denominated in US Dollars to the Parent Borrower, PR Borrower or US Borrower, (ii) denominated in Canadian Dollars to the Parent Borrower, (iii) denominated in Euros or Sterling to the UK Borrower or (iv) denominated in Euros to the French Borrower, the Italian Borrower or the Swiss Borrower, in each case from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Swingline Exposure in respect of Swingline Loans made to the Parent Borrower, the PR Borrower, the US Borrower and the UK Borrower exceeding US$7,500,000, (B) the aggregate Swingline Exposure in respect of Swingline Loans made to the French Borrower, the Italian Borrower and the Swiss Borrower exceeding US$7,500,000, (C) the sum of the total Revolving Exposures of any Class exceeding the total Commitments of such Class or (D) the Total Shared Revolving Exposure exceeding the Total Shared Borrowing Base then in effect; provided that (1) a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (2) no Swingline Loans shall be made to the French Borrower, the Italian Borrower or the Swiss Borrower unless a Liquidity Event has occurred and is continuing. Within the foregoing limits and subject to the terms and conditions set forth herein, any such Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, except as may otherwise be agreed by the applicable Borrower and the applicable Swingline Lender, the applicable Borrower shall notify the Applicable Agent (and the US Agent, if it is not the Applicable Agent) of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount and currency of the requested Swingline Loan. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from a Borrower. Except as may otherwise be agreed by the applicable Borrower and the applicable Swingline Lender, the applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) as early as possible (but not later than 3:00 p.m., Local Time) on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Applicable Agent or US Agent not later than 12:00 noon, Local Time, on any Business Day require the Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount and currency of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent or US Agent will give notice thereof to each Lender of the applicable Class, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent (in the relevant currency), for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans of its Class pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent or US Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the Swingline Lender. Any amounts received by a Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders of the applicable Class that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof. Notwithstanding the foregoing, the Applicable Agent or US Agent, on behalf of the applicable Swingline Lender, shall request settlements with the Lenders of the applicable Class at least twice per month.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, at any time and from time to time during the applicable Availability Period, any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Applicable Agent and applicable Issuing Bank, and denominated in Canadian Dollars, Euros, Sterling or US Dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Applicable Agent (and the US Agent if it is not the Applicable Agent) reasonably in advance of the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$15,000,000, (ii) the sum of the total Revolving Exposures of each Class shall not exceed the total Commitments of such Class and (iii) the Total Shared Revolving Exposure shall not exceed the Total Shared Borrowing Base then in effect.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit of any Class (or an amendment to a Letter of Credit of any Class increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender of such Class, and each Lender of such Class hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. For purposes of the preceding sentence each Letter of Credit outstanding on the Effective Date shall be deemed to have been issued on the Effective Date. In consideration and in furtherance of the foregoing, subject to paragraph (k) of this Section in the case of Foreign Currency Letters of Credit, each Lender of the applicable Class hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Bank under a Letter of Credit of such Class and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in a currency permitted for Loans to the applicable Borrower as provided in Section 2.01 or 2.04, as applicable, and is not less than the minimum borrowing amount in the applicable currency, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, a Canadian Prime Rate Borrowing or a Swingline Loan (in each case, as applicable in the relevant currency) in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Applicable Agent shall notify each Lender of the applicable Class of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (but subject to paragraph (k) of this Section in the case of a Foreign Currency Letter of Credit), each such Lender shall pay to the Applicable Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of such Lenders), and the Applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Applicable Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders of the applicable Class with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans, Canadian Prime Rate Loans or UK Base Rate Loans (as applicable for the relevant currency); provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the US Agent, the replaced Issuing Bank and the successor Issuing Bank. The US Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued and payable by such Borrower for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from any Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Applicable Agent (or, if requested, the US Agent), in the name of such Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower plus any accrued and unpaid interest thereon (in the currency or currencies in which such Letters of Credit are denominated); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. The applicable Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11, and any such cash collateral so deposited and held by the Applicable Agent (or, if requested, the US Agent) hereunder shall constitute part of the applicable Borrowing Base for purposes of determining compliance with Section 2.11. Each such deposit referred to above shall be held by the Applicable Agent (or, if requested, the US Agent) as collateral for the payment and performance of the obligations of the applicable Borrower under the Loan Documents. The Applicable Agent (or US Agent, as applicable) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the relevant Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the relevant Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed (or, in the case of deposits by the Parent Borrower, applied to pay B/As as and when due) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure (and, in the case of deposits by the Parent Borrower, to secure outstanding B/As) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the applicable Borrower under the Loan Documents. If a Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Defaults have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the applicable Borrower would remain in compliance with Section 2.11 and no Default shall have occurred and be continuing.

(k) Foreign Currency Letters of Credit. Upon the issuance of any Foreign Currency Letter of Credit, and so long as any Foreign Currency Letter of Credit (or LC Disbursement in respect thereof) remains outstanding, the following provisions shall apply:

(l) Subject to paragraph (iii) below, the obligation of the applicable Borrower to reimburse the applicable Issuing Bank for any LC Disbursement under any Foreign Currency Letter of Credit, and to pay interest thereon, shall be payable only in the currency in which such LC Disbursement is made, and shall not be discharged by paying an amount in any other currency; provided that the applicable Issuing Bank may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Lenders or the Borrowers under paragraphs (ii) and (iii) below if such reimbursement is not actually made to the applicable Issuing Bank when due.

(i) The obligation of each Lender under paragraphs (d) and (e) of this Section to pay its Applicable Percentage of any unpaid LC Disbursement under any Foreign Currency Letter of Credit shall be payable only in the applicable Primary Currency and shall be in an amount equal to such Applicable Percentage of the Primary Currency Amount of such unpaid drawing determined as provided in paragraph (iv) below. Under no circumstances shall the provisions hereof permitting the issuance of Foreign Currency Letters of Credit be construed, by implication or otherwise, as imposing any obligation upon any Lender of any Class to make any Loan or other payment under the Loan Documents, or to accept any payment from any Borrower in respect of any unreimbursed LC Disbursement, in any currency other than the currency or currencies expressly provided in this Agreement for extensions of credit by Lenders of the applicable Class.

(ii) If and to the extent that any Lender pays its Applicable Percentage of any unreimbursed LC Disbursement under any Foreign Currency Letter of Credit, then, notwithstanding paragraph (i) above, the obligation of the applicable Borrower to reimburse the portion of such unreimbursed LC Disbursement funded by such Lender shall be converted to, and shall be payable only in, the applicable Primary Currency (in an amount equal to the amount funded by such Lender in such Primary Currency as provided above) and shall not be discharged by paying an amount in any other currency. Interest accrued on such unreimbursed LC Disbursement to and excluding the date of such payment by such Lender shall be for the account of the applicable Issuing Bank and be payable in the applicable currency in which such LC Disbursement was made, but interest thereafter shall accrue on the amount owed to such Lender and shall be payable in the applicable Primary Currency.

(iii) If an LC Disbursement is made by an Issuing Bank in respect of a Foreign Currency Letter of Credit and is not reimbursed by the applicable Borrower as and when required by paragraph (e) of this Section, then such Issuing Bank shall calculate the amount in the applicable Primary Currency (the “Primary Currency Amount”) that would be required in order for such Issuing Bank to purchase an amount of the currency in which such LC Disbursement was made equivalent to such unpaid LC Disbursement, employing any method of exchange that such Issuing Bank would expect to employ in the conduct of its currency exchange activities. Such Issuing Bank shall notify the Applicable Agent, the US Agent and the applicable Borrower of the Primary Currency Amount so determined by it, and such determination shall be conclusive.

(iv) Certain Notices by Issuing Banks. Each Issuing Bank that is not the same Person as the Person serving as the US Agent shall notify the US Agent of (i) the currency, amount and expiration date of each Letter of Credit issued by such Issuing Bank at or prior to the time of issuance thereof, (ii) any amendment or modification to any such Letter of Credit at or prior to the time of such amendment or modification and (iii) any termination, surrender, cancelation or expiry of any such Letter of Credit at or prior to the time of such termination, surrender, cancelation or expiration.

SECTION 2.06. Funding of Borrowings and B/A Drawings. (a) Each Lender shall make each Loan to be made by it hereunder and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the relevant Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available or disburse the Discount Proceeds (net of applicable acceptance fees in accordance with this Agreement) to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Applicable Agent in (i) New York City, in the case of Loans made to the US Borrower or the PR Borrower , (ii) Toronto, in the case of Loans made to the Parent Borrower and (iii) London, in the case of Loans made to the UK Borrower, the French Borrower, the Italian Borrower or the Swiss Borrower, in each case, designated by such Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Applicable Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or disburse the Discount Proceeds (net of applicable acceptance fees in accordance with this Agreement), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available or disbursed the Discount Proceeds (net of applicable acceptance fees in accordance with this Agreement) to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars, (B) the rate determined by the Applicable Agent to be the cost to it of funding such amount, in the case of Loans denominated in Canadian Dollars, Euros or Sterling and (C) a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing or the applicable Discount Rate plus the acceptance fee applicable to such B/As, as the case may be. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As, as the case may be.

SECTION 2.07. Bankers’ Acceptances. (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(a) or Section 2.08 shall be made ratably by the Canadian Lenders in accordance with the amounts of their Canadian Commitments. The failure of any Canadian Lender to accept any B/A required to be accepted by it shall not relieve any other Canadian Lender of its obligations hereunder; provided that the Canadian Commitments are several and no Canadian Lender shall be responsible for any other Canadian Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple. If any Canadian Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Agent in its sole discretion. B/As of more than one Contract Period, but not more than five Contract Periods, may be outstanding at the same time.

(c) To request an acceptance and purchase of B/As, the Parent Borrower shall notify the Canadian Agent of such request by telephone or by telecopy not later than 11:00 a.m., Local Time, two Business Days before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Agent of a written request in a form approved by the Canadian Agent and signed by the Parent Borrower. Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv) the location and number of the Parent Borrower’s account to which the applicable Discount Proceeds (net of applicable acceptance fees) are to be disbursed, which shall comply with the requirements of Section 2.06. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Parent Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Canadian Agent shall advise each Canadian Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Parent Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each such Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Parent Borrower hereunder. It shall be the responsibility of each Canadian Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Parent Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Canadian Lender shall bind the Parent Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Parent Borrower. Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Canadian Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Canadian Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Parent Borrower upon its request and at its expense. Upon request by the Parent Borrower, a Canadian Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Parent Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Parent Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Lenders or Parent Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on the Parent Borrower.

(f) Upon acceptance of a B/A by a Canadian Lender, such Lender shall purchase such B/A from the Parent Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Agent the Discount Proceeds for the account of the Parent Borrower as provided in Section 2.06. The acceptance fee payable by the Parent Borrower to a Canadian Lender under Section 2.12(b) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Canadian Revolving Loan pursuant to Section 2.08, the net amount that would otherwise be payable to the Parent Borrower by each Canadian Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).

(g) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) The Parent Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Parent Borrower agrees not to claim any days of grace if such Lender as holder sues the Parent Borrower on the B/A for payment of the amounts payable by the Parent Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Parent Borrower shall pay to the Canadian Agent, for the account of the Canadian Lender that has accepted and purchased such B/A, the full face amount of such B/A, and after such payment the Parent Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Parent Borrower and any Canadian Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada) or bills of exchange pursuant to the Bills of Exchange Act (Canada). All depository bills so issued and bills of exchange shall be governed by the provisions of this Section 2.07.

(k) If a Canadian Lender is not a bank under the Bank Act (Canada) or if a Canadian Lender notifies the Canadian Agent in writing that it is otherwise unable or unwilling to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Parent Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Parent Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (at the applicable Discount Rate) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Canadian Lenders and the Parent Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same amount and manner in which the deduction based on the Discount Rate and the applicable acceptance fee of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Parent Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) Notwithstanding any provision hereof but subject to Section 2.11(c), the Parent Borrower may not prepay any B/A Drawing other than on the last day of its Contract Period.

(m) For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

SECTION 2.08. Interest Elections and Contract Periods. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the B/As comprising such B/A Drawing, as the case may be, and any Loan or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing.

Notwithstanding any other provision of this Section, no Borrowing or B/A Drawing may be converted into or continued as a Borrowing or B/A Drawing with an Interest Period or Contract Period ending after the Maturity Date. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing in the same currency and of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.07 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, (i) the Borrowers shall not be permitted to change the Borrower in respect of or the currency of any Borrowing, and (ii) each conversion or continuation of a Borrowing shall comply with the applicable provisions of Section 2.02.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the relevant Borrower and the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) and below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing or a B/A Drawing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or Contact Period, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s or 30 days’ duration, as applicable.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing or B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period such Borrowing or B/A Drawing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars, be converted to an ABR Borrowing, (ii) in the case of a B/A Drawing, be converted to a Canadian Prime Rate Borrowing and (iii) in the case of a Eurocurrency Borrowing denominated in Sterling or Euros, be continued as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Applicable Agent or the US Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in a currency other than Sterling or Euros may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each Eurocurrency Borrowing denominated in Sterling or Euros shall be converted, at the end of the Interest Period applicable thereto, to a Eurocurrency Borrowing with an Interest Period of one month or such shorter period as shall be determined by the Applicable Agent in its sole discretion, (iv) no outstanding Borrowing denominated in Canadian Dollars may be converted to or continued as a B/A Drawing and (v) unless repaid, each B/A Drawing shall be converted to a Canadian Prime Rate Borrowing at the end of the applicable Contract Period thereto.

(f) Upon the conversion of any Canadian Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Parent Borrower by each Canadian Lender pursuant to Section 2.07(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Revolving Loan made by such Lender as part of such Canadian Revolving Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.07(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Revolving Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000 or the entire amount of Commitments of such Class, (ii) the Parent Borrower shall not terminate or reduce the Canadian Commitments if, after giving effect to any concurrent prepayment of the Canadian Revolving Loans in accordance with Section 2.11, the total Canadian Revolving Exposures would exceed the total Canadian Commitments, (iii) the Parent Borrower shall not terminate or reduce the US Commitments if, after giving effect to any concurrent prepayment of the US Revolving Loans in accordance with Section 2.11, the total US Revolving Exposures would exceed the total US Commitments, (iv) the Parent Borrower shall not terminate or reduce the UK Commitments if, after giving effect to any concurrent prepayment of the UK Revolving Loans in accordance with Section 2.11, the total UK Revolving Exposures would exceed the total UK Commitments and (v) the Parent Borrower shall not terminate or reduce the European Commitments if, after giving effect to any concurrent prepayment of the European Revolving Loans in accordance with Section 2.11, the total European Revolving Exposures would exceed the total European Commitments.

(c) The Parent Borrower shall notify the Applicable Agent (and the US Agent, if it is not the Applicable Agent) of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Applicable Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Applicable Agent (and the US Agent, if it is not the Applicable Agent) on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10. Repayment of Loans and B/As; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) on the Maturity Date, to the Applicable Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made to such Borrower and held by such Lender and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower, on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made by a Borrower, such Borrower shall repay any and all Swingline Loans made to it that are then outstanding. The Parent Borrower hereby unconditionally promises to pay each B/A as provided in Section 2.07.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan (including B/A Equivalent Loans) made or B/A accepted by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The US Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan (including B/A Equivalent Loans) made hereunder, the Class and Type thereof and the Interest Period applicable thereto and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount and currency of any principal or interest or other amount in respect of any B/A due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by any Agent hereunder for the account of any of the Lenders and each Lender’s share thereof. Each other Agent shall promptly provide the US Agent with all information needed in order for the US Agent to maintain such accounts.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the Total Shared Revolving Exposure exceeds the Total Shared Borrowing Base then in effect, then one or more of the Borrowers shall immediately prepay Borrowings (or, if no Borrowings included in the Total Shared Revolving Exposure are outstanding, deposit cash collateral pursuant to Section 2.05(j) in an aggregate amount sufficient to eliminate such excess.

(c) If, on any Reset Date (as a result of currency fluctuations), the total Revolving Exposures of any Class exceed 105% of the total Commitments of such Class, then the applicable Borrower shall, within three Business Days after receiving notice thereof from the Applicable Agent or US Agent, prepay one or more of its Borrowings in an aggregate amount sufficient to reduce its Revolving Exposures to an amount that does not exceed the total Commitments of the applicable Class; provided that the Parent Borrower shall not be obligated to prepay any B/A in order to comply with the terms of this Section 2.11(c); provided, further, that should a prepayment of all outstanding Borrowings of the applicable Class be insufficient to reduce the total Revolving Exposures of the applicable Class to an amount that does not exceed the total Commitments of such Class, the applicable Borrower shall provide cash collateral to the Applicable Agent pursuant to Section 2.05(j) in an amount sufficient to secure the outstanding LC Exposures (and B/As, if applicable) of the applicable Class to the extent necessary to comply with this paragraph (c) (and such collateral will be held by the Applicable Agent and applied to pay LC Disbursements in respect of Letters of Credit of the applicable Class, and B/As if applicable, as and when due).

(d) Not later than the third Business Day following the receipt of Net Proceeds in respect of any Bulk Receivables/Inventory Sale, each Borrower shall apply a portion of the Net Proceeds received in respect thereof (in an amount, equal to the lesser of such Net Proceeds and the Bulk Sale Prepayment Amount allocable to such Borrower in respect of such Bulk Receivables/Inventory Sale) to (i) first, prepay Swingline Loans of such Borrower, (ii) second, prepay Revolving Loans of such Borrower (but not B/As), (iii) third (in the case of the Parent Borrower), deposit cash collateral with the Applicable Agent pursuant to Section 2.05(j), up to the amount of B/As then outstanding, to secure such BA (and to be applied to pay B/As as and when due), and (iv) fourth, if an Event of Default has occurred and is continuing, deposit cash collateral pursuant to Section 2.05(j), up to the amount of the LC Exposure attributable to Letters of Credit issued for the account of such Borrower; provided that no such prepayment shall be required unless the total Bulk Sale Prepayment Amount in respect of such Bulk Receivables/Inventory Sale exceeds US$5,000,000 and prior to giving effect to such prepayment (A) the Available Amount is less than US$30,000,000 or (B) less than 50% of the total amount of the Commitments remains unused and available for borrowing hereunder (taking into account any limitation on borrowing hereunder as a result of the Total Shared Borrowing Base). For purposes hereof, the US Borrower and the PR Borrower shall be considered to be the same Borrower.

(e) On each Business Day during any period that an Availability Trigger Event has occurred and is continuing, the Applicable Agent will, as and to the extent required by the terms of the applicable Security Documents, transfer cash deposited in the Cash Collection Accounts on such Business Day to the Applicable Agent, and such cash shall be applied to prepay, first, Swingline Loans and second, Revolving Borrowings (other than B/As), and, if an Event of Default has occurred and is continuing, to deposit pursuant to Section 2.05(j) to secure outstanding Letters of Credit and B/As; provided that any such cash deposited in any Cash Collection Account established under the Security Documents of any Class shall be applied to Revolving Exposure of such Class before being applied to any other Class of Revolving Exposure.

(f) Except for prepayments made pursuant to paragraph (e) above, prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section.

(g) Except for prepayments made pursuant to paragraph (e) above, the applicable Borrower shall notify the Applicable Agent (and the US Agent if it is not the Applicable Agent, and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of an ABR Revolving Borrowing, a Canadian Prime Rate Borrowing or a UK Base Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment , (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 (noon), Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) relating to a Revolving Borrowing, the Applicable Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) Each Borrower agrees to pay to the Applicable Agent for the account of each Lender of the relevant Class a commitment fee, which shall accrue at the Commitment Fee Rate on the daily unused amount of the Commitment of such Lender, during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments of the applicable Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender of any Class shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure (and, in the case of Canadian Commitments, the face amount of B/As) of such Lender of such Class (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Parent Borrower agrees to pay to the Canadian Agent (by netting from the proceeds of sale of any B/A), for the account of each Canadian Lender, on each date on which B/As drawn by the Parent Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee equal to (i) the product of the Applicable Rate and the face amount of each B/A accepted by such Lender multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365 or 366 (as applicable).

(c) Each Borrower agrees to pay (i) to the Applicable Agent for the account of each applicable Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure attributable to such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment of the applicable Class terminates and the date on which such Lender ceases to have any LC Exposure attributable to such Letters of Credit, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments of the applicable Class and the date on which there ceases to be any LC Exposure in respect of such Letters of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees payable by any Borrower shall be payable on the date on which the relevant Commitments for such Borrower terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Parent Borrower agrees to pay to the Canadian Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the US Agent. Such fees may be shared with the other Agents.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(f) To comply with the provisions of Articles L.313-4 and R.313-1 of the French Code monétaire et financier, the French Borrower and the Lenders agree that the effective global interest rate for each of the Loans made available to the French Borrower cannot be calculated as of the Effective Date for the entire duration of this Agreement; however, a letter which sets forth a sample calculation of interest on the Loans shall be provided to the French Borrower by the European Agent on the Effective Date and prior to the making of any Loan to a French Borrower.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate. The Loans comprising each UK Base Rate Borrowing shall bear interest at the UK Base Rate plus the Applicable Rate. The Loans comprising each Sterling/Euro Alternate Rate Borrowing shall bear interest at the Sterling/Euro Alternate Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans (or (A) in the case of an amount denominated in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans or (B) in the case of an amount denominated in Sterling or Euros, 2% plus the Sterling/Euro Alternate Rate) as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan (which is not a B/A or B/A Equivalent Loan) of any Class shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Canadian Prime Rate Loan or UK Base

Rate Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest (except in respect of BAs and BA Equivalent Loans) hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Prime Rate or to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, and interest with respect to any Loan denominated in Sterling, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, UK Base Rate, Adjusted LIBO Rate or Sterling/Euro Alternate Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(f) Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All such interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

(g) The rates of interest provided for in this Agreement, including this Section 2.13, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments by the Swiss Borrower, the payment of interest due by the Swiss Borrower shall, in line with Section 2.17, including limitations therein, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. The Swiss Borrower shall provide to the European Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Applicable Agent is advised by a majority interest of the Lenders of the applicable Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Parent Borrower (on behalf of itself and the other Borrowers) and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Parent Borrower (on behalf of itself and the other Borrowers) and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the US Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is Sterling or Euros, shall be converted to a Sterling/Euro Alternate Rate Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency (A) if such currency is the US Dollar, such Borrowing shall be made as an ABR Borrowing and (B) if such currency is Sterling or Euros, such Borrowing shall be made as a Sterling/Euro Alternate Rate Borrowing; provided that, in the case of a notice pursuant to clause (b) above that relates only to a particular Class, such notice shall apply only to Borrowings of the affected Class.

SECTION 2.15. Increased Costs. (a) If any Change in Law (other than a Change in Law imposing an Excluded Tax) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of obtaining funds for the purchase of

B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower or the Parent Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower or the Parent Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in writing the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and describing the relevant Change in Law as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower or the Parent Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower and Parent Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section 2.15, no Lender or Issuing Bank shall be entitled to compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section unless such Lender or Issuing Bank, as the case may be, represents to the Parent Borrower that at the time it is the policy or general practice of such Lender or Issuing Bank to demand such compensation for comparable costs or reductions, if any, in similar circumstances, if any, under comparable provisions of other credit agreements for comparable customers.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or to issue B/As for acceptance and purchase on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period, as the case may be, applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower or the Parent Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency and of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and a description of the basis therefor shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower or the Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Each payment by any Borrower (or Guarantor) under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld taxes to the relevant Governmental Authority in accordance with applicable law. If such taxes are Indemnified Taxes, then the amount payable by the applicable Borrower (or Guarantor) shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Applicable Agent, each affected Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

(b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. All amounts set out, or expressed to be payable, under any Loan Document by any party to the Applicable Agent, any Lender or any Issuing Bank which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable in connection therewith.

(c) The applicable Borrower (or Guarantor) shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the applicable Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower (or Guarantor) by a Lender or Issuing Bank, or by the Applicable Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify each Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (d) shall be paid within 10 days after the Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Borrower (or Guarantor) to a Governmental Authority, such Borrower (or Guarantor) shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

(f)(i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower (or Guarantor) is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (or Guarantor) (with a copy to the Applicable Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (or Guarantor) or the Applicable Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower (or Guarantor) or the Applicable Agent, shall deliver such other documentation prescribed by law or reasonably requested by the

Borrower (or Guarantor) or the Applicable Agent as will enable the Borrower (or Guarantor) or the Applicable Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth below in this paragraph (f)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower (or Guarantor) or the Applicable Agent, any Lender shall update any form or certification previously delivered pursuant to this Section. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower (or Guarantor) and the Applicable Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower (or Guarantor) is a U.S. Person, any Lender with respect to such Borrower (or Guarantor) shall, if it is legally eligible to do so, deliver to such Borrower (or Guarantor) and the US Agent (in such number of copies reasonably requested by such Borrower (or Guarantor) and the US Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Non-U.S. Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit M (a “U.S. Tax Certificate”) to the effect that such Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower (or Guarantor) within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable the Borrower (or Guarantor) or the Applicable Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g) If the Applicable Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower (or Guarantor) or with respect to which a Borrower (or Guarantor) has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (or Guarantor) (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower (or Guarantor) under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Applicable Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower (or Guarantor), upon the request of the Applicable Agent or such Lender, agrees to repay the amount paid over to the Borrower (or Guarantor) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Applicable Agent or such Lender in the event the Applicable Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Applicable Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h) Each original Lender who has made a Loan to the Swiss Borrower confirms on the date of this Agreement that it is a Qualifying Bank and any other Person that shall become a Lender hereto with respect to such Loan pursuant to an Assignment and Assumption or a participation with respect to such Loan pursuant to Section 9.04 shall be deemed to have confirmed that it is (i) a Qualifying Bank or (ii) one single creditor for the purposes of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment, or, if no such time is expressly required, prior to 3:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent at such account as the Applicable Agent shall from time to time specify in a notice delivered to the applicable Borrower except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Subject in each case to Section 7.02 (and Section 2.05(k), in the case of Foreign Currency Letters of Credit), all payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement denominated in Canadian Dollars or amounts owing in respect of any B/A Drawing (or of any breakage indemnity in respect of any such Loan or B/A Drawing) shall be made in Canadian Dollars; all payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement denominated in US Dollars or of any breakage indemnity in respect of any such Loan shall be made in US Dollars; all payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement denominated in Euros or of any breakage indemnity in respect of any such Loan shall be made in Euros; and all payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement denominated in Sterling or of any breakage indemnity in respect of any such Loan shall be made in Sterling. All other payments required to be made by any Loan Party under any Loan Document shall be made in US Dollars, except that any amounts payable under Section 2.15, 2.17 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than US Dollars shall be payable in the currency so invoiced.

(b) If at any time insufficient funds are received by and available to any Agent from a Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, amount owing in respect of any B/A Drawings or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans amount owing in respect of any B/A Drawings and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, amount owing in respect of any B/A Drawings and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, amount owing in respect of any B/A Drawings and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation, provided that, unless an Event of Default had occurred and was continuing at the time that the relevant Lender obtained the payment that resulted in such participation, such Lender shall not be entitled to receive any greater payment under Section 2.17 as a result thereof than it would otherwise be entitled to receive hereunder,

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) or (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in any other currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower or the Parent Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the US Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the US Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Increase in Commitments. (a) The Parent Borrower, by written notice to the US Agent, may request that the Commitments be increased; provided that the aggregate amount by which the Commitments are increased pursuant to this Section shall not exceed US$25,000,000 and the aggregate amount by which the European Commitments are increased pursuant to this Section shall not exceed US$10,000,000. Such notice shall set forth (i) the Class or Classes of Commitments to be increased, (ii) the amount of the requested increase in such Commitments, (iii) the date on which such increase is requested to become effective (which shall be not less than 10 Business Days or more than 60 days after the date of such notice unless otherwise agreed by the Parent Borrower and the US Agent), and shall offer each Lender with a Commitment of a Class to be increased the opportunity to increase its Commitment of such Class, by its Applicable Percentage of the proposed increased amount. Each such Lender shall, by notice to the Parent Borrower and the US Agent given not more than 10 days after the date of the Parent Borrower’s notice, either agree to increase its applicable Commitment, by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its applicable Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its applicable Commitment) (each such Lender so declining or deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 10th day after the Parent Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, the applicable Lenders shall have agreed pursuant to the preceding sentence to increase their applicable Commitments by an aggregate amount less than the increase in the total Commitments of the applicable Class requested by the Parent Borrower, the Parent Borrower may, at its expense, arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend Commitments of the applicable Class or increase their existing Commitments of the applicable Class in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the US Agent (which approval shall not be unreasonably withheld or delayed) and each Augmenting Lender shall execute all such documentation as the US Agent shall reasonably specify to evidence its Commitment and/or its status as a Lender hereunder. Any increase in the total Commitments may be made in an amount which is less than the increase requested by the Parent Borrower if the Parent Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b) On the effective date (the “Increase Effective Date”) of any increase in the Commitments of any Class pursuant to this Section 2.20 (the “Commitment Increase”), if any Revolving Loans of such Class are outstanding, the applicable Borrower or Borrowers (i) shall prepay all Revolving Loans of such Class then outstanding (including all accrued but unpaid interest thereon) and (ii) may, at its or their option, fund such prepayment by simultaneously borrowing Revolving Loans in accordance with this Agreement, which Revolving Loans shall be made by the Lenders of the applicable Class ratably in accordance with their respective Commitments of such Class (calculated after giving effect to the Commitment Increase); provided that such prepayment of Revolving Loans pursuant to this paragraph shall not be required if such Commitment Increase is effected entirely by ratably increasing the Commitments of the existing Lenders of such Class. The payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to Section 2.16.

(c) Increases and new Commitments of any Class created pursuant to this Section 2.20 shall become effective on the date specified in the notice delivered by the Parent Borrower pursuant to the first sentence of paragraph (a) above unless otherwise agreed by the Parent Borrower and the US Agent.

(d) Notwithstanding the foregoing, no increase in the total Commitments of a Class (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section unless, (i) on the effective date of such increase, the conditions set forth in Section 4.02 shall be satisfied as though a Borrowing were being made on such date and the US Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent Borrower, and (ii) the US Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the applicable Borrower or Borrowers to borrow hereunder after giving effect to such increase (or, if such documents delivered on the Effective Date already contemplate an increase in an amount at least equal to the amount of such increase, stating that such documents remain in full force and effect on the date of such increase and have not been annulled, modified, rescinded or revoked).

SECTION 2.21. Additional Reserve Costs. (a) If and so long as any Lender is required by the Bank of England or any other monetary or other authority of the United Kingdom to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans, such Lender may require the Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 2.21.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve

Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans, such Lender may require the Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender consistent with customary banking practices, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Applicable Agent and the US Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to such Borrower by such Lender shall be payable to the Applicable Agent for the account of such Lender on each date on which interest is payable for such Loan.

(d) A reference to a Lender in this Section 2.21 includes any domestic or foreign branch or Affiliate of such Lender making a Loan as contemplated by Section 2.02(b).

SECTION 2.22. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then, upon notice to such effect by the US Agent (which notice shall be given promptly after the US Agent becomes aware that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by the Issuing Bank, the Swingline Lender, any Borrower or any other Agent) (such notice being referred to as a “Defaulting Lender Notice”), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of any Commitment of any Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitment and Revolving Exposure of each Defaulting Lender shall be disregarded in determining whether the requisite Lenders shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided that any waiver, amendment, or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby and with respect to which the Defaulting Lender is being treated differently than the other Lenders or the other Lenders affected thereby, as applicable, shall continue to require the consent of each Defaulting Lender in accordance with the terms hereof;

(iii) if any Swingline Loans are outstanding or any LC Exposure exists at the time any Lender becomes a Defaulting Lender (each such Swingline Loan being referred to as a “Reallocated Swingline Loan”, and each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) subject to clause (C) below, the obligation of each Non-Defaulting Lender of the applicable Class to purchase participations in each Reallocated Swingline Loan under Section 2.04(c) shall be adjusted to be determined on the basis of such Lender’s Adjusted Applicable Percentage (and all references in Sections 2.04 and 7.02 to “Applicable Percentage” shall be deemed to be references to “Adjusted Applicable Percentage”);

(B) subject to clause (C) below, the participation of each Non-Defaulting Lender of the applicable Class in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.05(d) on the basis of such Lender’s Adjusted Applicable Percentage (and all references in Sections 2.05 and 7.03 to “Applicable Percentage” shall be deemed to be references to “Adjusted Applicable Percentage”);

(C) notwithstanding the foregoing:

(1) if any Lender that becomes a Defaulting Lender shall be the Swingline Lender or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above on account of such Lender becoming a Defaulting Lender;

(2) if any Lender that becomes a Defaulting Lender shall be the Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (B) above with respect to participations in any Letter of Credit issued by the Issuing Bank; and

(3) if the sum of (x) all the Defaulting Lenders’ Applicable Percentage of the aggregate principal amount of the Reallocated Swingline Loans of the same Class (the “Defaulting Lender Swingline Exposures”) and (y) all the Defaulting Lenders’ Applicable Percentage of the LC Exposure attributable to the Reallocated Letters of Credit of the same Class (the “Defaulting Lender LC Exposures” and, together with the Defaulting Lender Swingline Exposures, the “Defaulting Lender LC/Swingline Exposures”) exceeds the unused portion of the Commitments of such Class of the Non-Defaulting Lenders of such Class as of the time the adjustments are to be made pursuant to clauses (A) and (B) above (such unused portion being referred to as the “Maximum Incremental Participations Amount”), then (I) the incremental amount of participations acquired by the Non-Defaulting Lenders of such Class under clause (A) above (the “Incremental Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the aggregate principal amount of the Reallocated Swingline Loans of such Class at such time and the denominator is the Defaulting Lender LC/Swingline Exposure at such time and (II) the incremental amount of participations acquired by the Non-Defaulting Lenders of such Class under clause (B) above (the “Incremental LC Participations” and, together with the Incremental Swingline Participations, the “Incremental LC/Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the LC Exposure attributable to the Reallocated Letters of Credit of such Class and the denominator is the Defaulting Lender LC/Swingline Exposure at such time;

(D) if the Incremental LC/Swingline Participations of any Class shall be less than the Defaulting Lender LC/Swingline Exposure of such Class as a result of the circumstances described in clause (C)(3) above, then the applicable Borrower shall, within five Business Days after receipt of written notice to that effect from the Applicable Agent, (1) first, prepay its Reallocated Swingline Loans or, if agreed to by the Swingline Lender, cash collateralize such Reallocated Swingline Loans on terms mutually agreed between the Swingline Lender and such Borrower and (2) second, cash collateralize its Reallocated Letters of Credit (in a manner and under documentation reasonably satisfactory to the Applicable Agent) in an aggregate amount equal to the excess, if any, of such Defaulting Lender LC/Swingline Exposure over the related Incremental LC/Swingline Participations or, if agreed to by the Issuing Bank, enter into other arrangements with respect to such Reallocated Letters of Credit on terms mutually agreed between the Issuing Bank and such Borrower;

(E) if any Reallocated Letter of Credit of any Class shall have been cash collateralized by the applicable Borrower pursuant to clause (D) above, then such Borrower shall not be required to pay any letter of credit participation fees to the Lenders of such Class that are Defaulting Lenders pursuant to Section 2.12(c) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized;

(F) if an adjustment shall have been made pursuant to clause (B) above to the participations of the Non-Defaulting Lenders of any Class in Reallocated Letters of Credit, then the letter of credit participation fees that would otherwise have been payable to the Lenders of such Class that are Defaulting Lenders pursuant to Section 2.12(c) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental LC Participations therein shall instead accrue for the accounts of, and be payable to, the Lenders of such Class that are Non-Defaulting Lenders in accordance with their Adjusted Applicable Percentages;

(G) if the Defaulting Lender LC Exposure of any Class at any time shall exceed the sum of the related Incremental LC Participations at such time and the portion of the Reallocated Letters of Credit of such Class cash collateralized at such time pursuant to clause (D) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Non-Defaulting Lender hereunder, all letter of credit participation fees payable to the Lenders of such Class that are Defaulting Lenders under Section 2.12(c) with respect to the portion of such Defaulting Lender LC Exposure equal to such excess shall instead ratably accrue for the account of, and be payable to, the Issuing Bank that shall have issued such Reallocated Letters of Credit; and

(H) the Revolving Exposure of each Non-Defaulting Lender of any Class shall be determined after giving effect to the Incremental LC/Swingline Participations acquired by such Lender under the foregoing clauses of this clause (iii);

(iv) in the event any Swingline Loan shall be made, or any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Lenders therein shall be determined in the manner set forth in clause (iii)(A) or (iii)(B) above, as applicable, as if such Swingline Loan or Letter of Credit shall have been a Reallocated Swingline Loan or a Reallocated Letter of Credit, as the case may be, and (B) letter of credit participation fees that would otherwise have been payable to the Lenders that are Defaulting Lenders pursuant to Section 2.12(c) in respect of any such Letter of Credit shall be subject to clause (iii)(F) above; provided, however, that, notwithstanding anything to the contrary set forth herein, the Swingline Lender shall not be required to make any Swingline Loan, and the Issuing Bank shall not be required to issue, extend, renew or increase the amount of any Letter of Credit, in each case unless it is satisfied that the Defaulting Lenders’ Applicable Percentage of such Swingline Loan or of the LC Exposure attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Lenders and/or, in the case of the LC Exposure, cash collateral or other arrangements satisfactory to the Issuing Bank provided by the applicable Borrower (in a manner and under documentation satisfactory to the Issuing Bank); and

(v) any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender pursuant to Section 2.11, but excluding any amounts payable to such Defaulting Lender pursuant to Sections 2.15, 2.16, 2.17, 2.19(b) and 9.03) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Applicable Agent in a segregated account and, subject to any applicable Requirement of Law, (A) be applied, at such time or times as may be determined by the Applicable Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to any of the Agents hereunder, (2)

second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender and the Issuing Bank in respect of such Defaulting Lender’s participations in Swingline Loans and Letters of Credit (and to the extent any such amounts shall have been paid by Non-Defaulting Lenders as a result of adjustments pursuant to clause (iii) above, to reimburse such Non-Defaulting Lenders for such amounts), (3) third, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Swingline Loans and Letters of Credit and (4) fourth, to the funding of such Defaulting Lender’s Applicable Percentage of any Borrowing in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Applicable Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Revolving Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the applicable Borrower or the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Borrower or any Non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b) In the event the US Agent, the Swingline Lender, the Issuing Bank and the Parent Borrower shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) such Lender shall cease to be a Defaulting Lender for all purposes hereof, (ii) the obligations of the Lenders of the applicable Class to purchase participations in Swingline Loans under Section 2.04(c) and the participations of the Lenders in Letters of Credit under Section 2.05(d) shall be readjusted to be determined on the basis of such Lenders’ Applicable Percentages and (iii) such Lender shall purchase at par such of the Revolving Loans of the other Lenders of such Class as the Applicable Agent shall determine to be necessary in order for the Revolving Loans of such Class to be held by the Lenders of such Class in accordance with their Applicable Percentages.

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by any Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Agents, the Swingline Lender, the Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

SECTION 2.23. UK Overdraft Facility. With the consent of the European Agent, all or a portion of the UK Commitment of Barclays Bank PLC may be applied to an overdraft facility provided to the UK Borrower Group by Barclays Bank

PLC (the “UK Overdraft Facility”). The terms and conditions of the UK Overdraft Facility, as in effect from time to time, shall be disclosed to, and reasonably approved by, the European Agent. Notwithstanding any provision of this Agreement to the contrary, in determining the amount of the UK Commitment, Applicable Percentage or Adjusted Applicable Percentage of Barclays Bank PLC for purposes of Sections 2.01, 2.02, 2.04, 2.05, 2.12, 2.22 (except as applicable to Sections 7.02, 7.03 and 7.04) and 4.02, the UK Commitment of Barclays Bank PLC will be reduced by the maximum aggregate amount of the UK Overdraft Facility at such time (the “UK Overdraft Commitment”), whether drawn or undrawn. On the CAM Exchange Date, (a) the principal amount of any outstanding advances under the UK Overdraft Facility shall be deemed to have been converted into a UK Revolving Loan immediately prior to the CAM Exchange Date (and the accrued and unpaid interest on such advances under the terms of the UK Overdraft Facility shall be deemed to be accrued and unpaid interest on such UK Revolving Loan) and (b) the UK Commitment of Barclays Bank PLC as in effect immediately prior to the CAM Exchange shall be determined without reduction for the UK Overdraft Commitment (and the Applicable Percentage and Adjusted Applicable Percentage of Barclays Bank PLC as in effect immediately prior to the CAM Exchange shall be determined accordingly).

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent Borrower and its Subsidiaries is duly organized, validly existing and, where such qualification exists, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, where such qualification exists, is in good standing in, every jurisdiction where such qualification is required. The Parent Borrower is not a non-resident of Canada for the purpose of the Income Tax Act (Canada). The Centre of Main Interests of each Loan Party organized under the laws of the United Kingdom, Netherlands, Switzerland, Italy or France is situated in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect or register Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Subsidiaries (other than in respect of Indebtedness being repaid on the Effective Date) except where such violations or results, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and the Senior Notes Security Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of earnings (loss), shareholders equity and cash flows (i) as of and for the fiscal year ended October 31, 2009, reported on by Ernst & Young LLP, independent auditors, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended January 31, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Parent Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of January 31, 2010, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith, (ii) is based on the best information available to the Parent Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Parent Borrower and its consolidated Subsidiaries as of January 31, 2010, as if the Transactions had occurred on such date.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Parent Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unusual long-term commitments.

(d) Since October 31, 2009, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Parent Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Parent Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except, without duplication, for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrowers, the use thereof by the Parent Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Parent Borrower or any of its Subsidiaries as of the Effective Date.

(d) As of the Effective Date, neither the Parent Borrower nor any of its Subsidiaries have received notice of, or have knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Parent Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except for Disclosed Matters, each of the Parent Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent Borrower and its Subsidiaries has accurately and timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA, Other Pension Plans. (a) Each Plan has complied with and has been administered in all material respects in accordance with applicable provisions of ERISA, the Code and, if applicable, the PR Internal Revenue Code of 1994, as amended, other than any non-compliance which would not be reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred with respect to any Plan that resulted or is reasonably likely to result in any liability that would be reasonably expected to have a Material Adverse Effect. The present value of all accrued benefits under the Plans maintained by the US Borrower, the PR Borrower or any ERISA Affiliate (based on the assumptions applicable under generally accepted actuarial and accounting standards used to fund each Plan as of the last annual valuation date applicable thereto), did not, as of such valuation date, exceed the value of the assets of each such Plan allocable to such benefit, except where such event would not reasonably be expected to have a Material Adverse Effect and, to each Borrower’s knowledge, no material change has occurred to such funded status as of the valuation date.

(b) Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Canadian Tax Act and any other applicable laws which requires registration, have been administered in accordance with the Canadian Tax Act and such other laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All material obligations of the Canadian Borrower Group required to be performed by the Canadian Borrower Group in connection with the Canadian Pension Plans have been performed on a timely basis, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans which would reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Canadian Borrower Group to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plan, each of the Canadian Pension Plans is being fully funded in accordance with all minimum funding standards on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities). Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due. As of the Effective Date, no member of the Canadian Borrower Group sponsors, maintains or contributes to, or at any time in the six-year period preceding the date hereof has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario). No member of the Canadian Borrower Group sponsors, maintains or contributes to any plan which is considered to be a pension plan within the meaning of the Pension Benefits Act (Ontario) other than the Canadian Pension Plans.

(c) Except for the UK Pension Scheme, no Loan Party is or has at any time (i) been an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) in relation to an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) to which the powers of the Pensions Regulator (as established under the UK Pensions Act 2004) apply or (ii) been “connected” with or an “associate” of (as those terms are used in Section 38 and 43 of the UK Pensions Act 2004) such an employer.

SECTION 3.11. Disclosure. The Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name and jurisdiction of formation of, and the ownership interest of the Parent Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. The insurance maintained by or on behalf of the Parent Borrower and its Subsidiaries provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Person. As of the Effective Date, all premiums in respect of such insurance have been paid.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the US Borrower Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters. All amounts or payments due from, or required to be withheld by the Parent Borrower or any Subsidiary, or for which any claim may be made against the Parent Borrower or any Subsidiary, on account of wages, employee health and welfare insurance, income tax, employment insurance, pension plans and other benefits and deductions, have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary except where failure to pay or accrue would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of each Loan Party that is organized under the laws of the United States of America or any State thereof or the District of Columbia or Puerto Rico, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each such Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each such Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

(b) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loan, no member of the Canadian Borrower Group will be a Person: (i) who is for any reason unable to meet its obligations as they generally become due, (ii) who has ceased paying its current obligations in the ordinary course of business as they generally become due, or (iii) the aggregate of whose property is not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to enable payment of all its obligations, due and accruing due.

(c) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, no member of the UK Borrower Group will be a Person: (i) who is unable to pay its debts within the meaning of Section 123(1) of the Insolvency Act 1986 (as amended), (ii) whose aggregate value of liabilities (actual, contingent and prospective) will exceed its assets within the meaning of Section 123(2) of the Insolvency Act of 1986 (as amended), and (iii) who desires to give a preference to any Person within the meaning of the insolvency laws of England and Wales.

(d) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, the French Borrower is able to meet its due liabilities (passif exigible) with its available assets (actif disponible). No corporate action, legal proceeding or other procedure or step set out in article L.611-1 of the French commercial code or any creditors’ process has been taken or, to the knowledge of the Parent Borrower or French Borrower, threatened to be taken in connection with the French Borrower.

(e) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, the Italian Borrower will be a Person that duly and regularly fulfils its payment obligations and other liabilities, contingent obligations and commitments in the normal course of business.

(f) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, the Swiss Borrower (i) is not deemed unable or admits inability to pay its debts as they fall due and is not deemed to and not declared to be unable to pay its debts or insolvent (zahlungsunfāhig) under applicable law, (ii) does not cease or suspend making payments on any of its debts or announces any intention to do so (and is not so deemed for the purposes of any law applicable to it), (iii) is not deemed to be over indebted (iiberschuldet) within the meanings of Section 725(2) of the Swiss Code of Obligations, unless creditors (other than the Lenders or any of them) of such Swiss Borrower have to the extent of any over indebtedness or insufficient coverage subordinated their claims to those of any other creditors, (iv) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (v) does not file a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeik) pursuant to Section 191(1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz iiber Schuldbetreibung und Konkurs). In relation to the Swiss Borrower, (A) no corporate action, legal proceeding or other procedure or step or any creditors’ process has been taken or, to the knowledge of the Parent Borrower, threatened to be taken in relation to the Swiss Borrower and (B) the Swiss Borrower is in compliance with the Swiss Twenty Non-Bank Rule.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement and the obligations of the Lenders to make Loans and accept and purchase B/As and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The US Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the US Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The US Agent shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Effective Date) of each of (i) in-house counsel of the Parent Borrower, substantially in the form of Exhibit L-1, (ii) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, substantially in the form of Exhibit L-2, (iii) as requested by the US Agent, local counsel opinions with respect to each Borrower, in form satisfactory to the US Agent , (iv) as requested by the US Agent, local counsel in other jurisdictions where any Subsidiary Loan Party is organized or the laws of which govern any Security Document, in a form satisfactory to the US Agent, and (v) local counsel in each jurisdiction where a Mortgaged Property (other than Mortgaged Properties in respect of which Mortgages are to be delivered after the Effective Date pursuant to Section 5.14) is located, in a form satisfactory to the US Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. Each of the Borrowers hereby requests such counsel to deliver such opinions.

(c) The US Agent shall have received such documents and certificates as any Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Agents and their counsel.

(d) The US Agent shall have received a certificate, dated the Effective Date and signed by a senior officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Arrangers and Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) Except for those actions expressly contemplated by Section 5.14 to be completed after the Effective Date, the Collateral and Guarantee Requirement shall have been satisfied and the Collateral Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or other senior officer of the Parent Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate (except for those jurisdictions that the US Agent in its sole discretion determines that such searches shall not be required) and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agents that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released, (ii) in the case of the Italian Borrower, evidence satisfactory to it that, substantially concurrently with the funding of any Loans being made on the Effective Date and the issuance of the Senior Notes, the Liens governed by Italian law over assets of the Italian Borrower (other than Liens permitted under Section 6.02) shall be released and (iii) evidence that the Cash Collection Systems shall have been established (except for the New European Collection Accounts, which shall be established pursuant to the requirements of clauses (f) and (g) of the definition of Collateral and Guarantee Requirement.

(g) The US Agent shall have received counterparts of the Intercreditor Agreement signed on behalf of each party thereto.

(h) The Senior Notes shall have been issued and the Parent Borrower shall have received gross cash proceeds of not less than US$280,000,000 therefrom. The US Agent shall have received copies of the Senior Notes Documents, certified as correct and complete by a Financial Officer or other senior officer of the Parent Borrower. The terms and conditions of the Senior Notes and the Senior Notes Documents shall be reasonably satisfactory to the US Agent.

(i) The US Agent shall have received evidence satisfactory to it that, substantially simultaneously with the funding of any Loans on the Effective Date and the issuance of the Senior Notes, all commitments under the Existing Credit Agreement (other than those continuing as Commitments under this Agreement)

shall terminate and the applicable Borrower or Borrowers shall have repaid the principal of all outstanding loans thereunder and paid all accrued interest, fees and other amounts owing thereunder.

(j) All consents and approvals required (or, in the discretion of any Agent, advisable) to be obtained from any Governmental Authority or other Person in connection with the Transactions or the continued operations of the Parent Borrower and the Subsidiaries shall have been obtained and shall be in full force and effect, in each case without the imposition of any burdensome conditions.

(k) After giving effect to the Transactions being consummated on the Effective Date, on the Effective Date neither the Parent Borrower nor any of its Subsidiaries shall have outstanding any Indebtedness, other than, without duplication (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness incurred under the Senior Notes Documents, (iii) Indebtedness permitted by clause (iii) or (iv) of Section 6.01(a) that has been disclosed in writing to the Lenders prior to the Effective Date and (iv) Indebtedness set forth on Schedule 6.01. The US Agent shall have received evidence reasonably satisfactory to it that, substantially simultaneously with the funding of any Loans being made on the Effective Date and the issuance of the Senior Notes, all Indebtedness (and obligations accrued and owing in respect thereof) of the Parent Borrower and its Subsidiaries is being repaid (other than Indebtedness permitted by the previous sentence), all financing commitments in respect thereof are being terminated and all Liens (other than Liens securing obligations under the Existing Credit Agreement that continue to secure the Obligations) securing any such Indebtedness (and obligations) are being released.

(l) A customary field examination and appraisal with respect to the Borrowing Bases (and assets included therein), other than the French Borrowing Base and the Italian Borrowing Base, shall have been completed with results satisfactory to the US Agent, and the US Agent shall have received a completed Borrowing Base Certificate dated the Effective Date calculating each Borrowing Base (other than the French Borrowing Base and the Italian Borrowing Base) as of February 28, 2010.

(m) After giving effect to the Transactions being consummated on the Effective Date, including all Borrowings to be made on the Effective Date and the issuance of all Letters of Credit to be issued on the Effective Date, the Available Amount shall not be less than US$25,000,000.

(n) The US Agent shall have received a solvency certificate from a Financial Officer of each Borrower, or a representation as to solvency in a secretary’s, officer’s or director’s certificate delivered on behalf of each Borrower, each in form and substance satisfactory to the US Agent.

(o) The US Agent shall have received for each of the French Borrower, the Italian Borrower and the Swiss Borrower its most recent unaudited balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the then elapsed portion of the current fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects its financial condition and results of operations in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

The US Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and accept and purchase B/As and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 23, 2010 (and, in the event such conditions are not so satisfied or waived, the agreements of the parties hereto to amend and restate the Existing Credit Agreement as provided herein shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan or accept and purchase B/As on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of acceptance and purchase of such B/As or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for those representations and warranties expressly made as of an earlier date (in which case such representations and warranties shall have been true and correct with respect to such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or acceptance and purchase of such B/As or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or acceptance and purchase of such B/As or the issuance, amendment, renewal or extension of such Letter of Credit, (i) the total Revolving Exposures of each Class shall not exceed the total Commitments of such Class and (ii) the Total Shared Revolving Exposure shall not exceed the Total Shared Borrowing Base then in effect.

Each Borrowing, each acceptance and purchase of B/As and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, each B/A and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent Borrower will furnish to the US Agent (with sufficient copies for each Lender):

(a) within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows (but not a consolidating statement of cash flows) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows (but not a consolidating statement of cash flows) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) if an Availability Trigger Event has occurred and is continuing, within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Parent Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Leverage Ratio as of the last day of the fiscal period covered by such financial statements (and, in the case of financial statements under clause (a) above, a reasonably detailed calculation of Excess Cash Flow for the fiscal year and the Additional Equity Amount, ECF Amount and the RP Basket Amount as of the end of the fiscal year) and demonstrating compliance with Sections 6.12 (in the case of a certificate delivered with the financial statements under clause (a) above) and 6.13 (or, if Section 6.13 is not applicable at the time, reasonably detailed calculations of the ratio contemplated by such Section that would be required if such Section were applicable), (iii) indicating the change, if any, in the level on the pricing grid included in the Applicable Rate based on the Leverage Ratio and (iv) stating whether any change in accounting principles used for financial reporting by the Parent Borrower in accordance with Section 1.04(b) or any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements most recently delivered pursuant to clause (a) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within 20 Business Days after the end of each calendar month, a completed Borrowing Base Certificate calculating and certifying each Borrowing Base as of the last day of such calendar month, signed on behalf of the Parent Borrower by a Financial Officer (together with all reports, schedules and other supporting information required by Schedule 5.01); provided that (i) if an Availability Trigger Event has occurred and is continuing (or the US Agent so requests at any time that the US Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate), then such Borrowing Base Certificate shall be required (A) weekly, by Wednesday of the following week or (B) in the case of any such request, within five Business Days after such request and (ii) in the case of a Borrowing Base Certificate with respect to the last calendar month of a fiscal quarter, such Borrowing Base Certificate shall be accompanied by a certificate, signed on behalf of the Parent Borrower by a Financial Officer, calculating the Average Available Amount as of the end of such fiscal quarter; provided further that, in the case of a Borrowing Base Certificate delivered under clause (i), Eligible Accounts shall be determined as of the end of the previous week and Eligible Inventory shall be determined as of the end of the previous month;

(f) promptly after the receipt thereof by the Parent Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its independent auditors and the management’s response thereto;

(g) at least 30 days after the commencement of each fiscal year of the Parent Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the Ontario Securities Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be;

(i) promptly, and in any event within three Business Days, after entering into, or amending or modifying, any agreement or arrangement that could give rise to, or change the amount of, any Other Obligation, notice thereof; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as any Agent (or any Lender through any Agent) may reasonably request.

SECTION 5.02. Notices of Material Events. The Parent Borrower will furnish to the US Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding US$2,000,000; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other senior officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Parent Borrower will furnish to the Agents prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office (or, in the case of any member of the UK Borrower Group, its registered office), its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number (if applicable). The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been (or will concurrently with such change be) made under the Uniform Commercial Code or otherwise that are required in order for the Applicable Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Parent Borrower shall deliver to the US Agent a certificate of a Financial Officer of the Parent Borrower (i) setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the US Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. The Parent Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Parent Borrower will, and will cause each of its Subsidiaries to, pay its indebtedness and other obligations, including Tax liabilities, that, if not paid, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or such contest effectively suspends collection of the contested obligation.

SECTION 5.06. Maintenance of Properties. The Parent Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent Borrower and the Subsidiaries in the aggregate in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Parent Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Person and (b) all insurance required to be maintained pursuant to the Security Documents. The Parent Borrower will furnish to the Lenders, upon request of any Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. The Borrowers (a) will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. (a) The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent (or by any Lender, if coordinated through an Agent and provided that such rights shall not be exercised by any Lender more frequently than once in any calendar year unless a Default has occurred and is continuing), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b) The Parent Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent (including any consultants, accountants, lawyers and appraisers retained by any Agent) to conduct field examinations and appraisals of the Parent Borrower’s computation of any Borrowing Base and the assets included in any Borrowing Base, all at such reasonable times and as often as reasonably requested. The Parent Borrower shall pay the reasonable fees and expenses of any representatives retained by any Agent to conduct any such field examination or appraisal; provided that the Parent Borrower shall not be required to pay such fees and expenses for more than two such field examinations or one such appraisal (in each case, per Borrowing Base) during any calendar year unless an Event of Default has occurred and is continuing or an Availability Trigger Event has occurred; provided further that (i) the Parent Borrower shall pay the reasonable fees and expenses incurred in connection with any field examinations or appraisals incurred in connection with the review of assets resulting from a Permitted Acquisition or in connection with the initial establishment of the French Borrowing Base and (ii) the Agents shall use commercially reasonable efforts (consistent with the conduct of field examinations and appraisals under this Section that are, in their Permitted Discretion, appropriate and customary in similar circumstances) to minimize the cost to the Parent Borrower of field examinations and appraisals under this Section. The Borrowers also agree to modify or adjust the computation of any Borrowing Base (which may include maintaining additional Reserves or modifying the eligibility criteria for the components of any Borrowing Base) to the extent required by the US Agent or the Required Lenders as a result of any such field examination or appraisal.

SECTION 5.10. Compliance with Laws. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes of the respective Borrowers and their Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support obligations of the respective Borrowers and their Subsidiaries in the ordinary course of business.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Parent Borrower will (a) within three Business Days after such Subsidiary is formed or acquired, notify the Collateral Agent (and the US Agent, if it is not the Collateral Agent) and the Lenders thereof and (b) within 15 Business Days (or such longer period of the time as the Collateral Agent, or the US Agent, shall agree in its sole discretion) cause the Collateral and Guarantee Requirement to be satisfied with respect to Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances. The Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee

Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrowers also agree to provide to each Agent, from time to time upon reasonable written request, evidence reasonably satisfactory to such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.14. Post-Closing Requirements. The Borrowers will cause the actions described in Schedule 5.14 to be taken within the time required as provided in such Schedule.

SECTION 5.15. Compliance with Swiss Twenty Non-Bank Rule. The Swiss Borrower will comply with the Swiss Twenty Non-Bank Rule.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan, each B/A and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Parent Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(iv) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that Guarantees by the Parent Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 6.04;

(v) Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets in the ordinary course of business, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed US$25,000,000 at any time outstanding;

(vi) Indebtedness of the Parent Borrower or any Subsidiary consisting of loans made, issued or Guaranteed by a Governmental Authority of the United States, Canada, Puerto Rico, the United Kingdom, Germany, Italy, France, Switzerland, Singapore or any other country reasonably approved by the US Agent in an aggregate principal amount not to exceed US$25,000,000 at any time outstanding;

(vii) Indebtedness under the Senior Notes Documents in an aggregate principal amount outstanding not to exceed, initially, US$280,000,000 (reduced by the amount of any such Indebtedness repaid or otherwise discharged, including pursuant to a Permitted Refinancing) and Notes Refinancing Indebtedness;

(viii) Indebtedness of a Loan Party incurred to a customer of such Loan Party to finance the acquisition by such Loan Party of any equipment (“Customer Requested Equipment”) necessary to perform services for such customer where the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Effective Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods from such Loan Party and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity; provided that (A) the Parent Borrower has provided prior written notice to the US Agent of the incurrence of such Indebtedness, and (B) if the agreement evidencing such Indebtedness does not prohibit the counterparty to such agreement from setting off against or otherwise deducting from any amount owing by such counterparty to such Loan Party under any Account the amount of any such Indebtedness, an amount equal to the amount of such Indebtedness shall be deducted from the applicable Borrowing Base or Borrowing Bases;

(ix) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (ix) shall not exceed US$10,000,000 at any time outstanding;

(x) other unsecured Indebtedness in an aggregate principal amount not exceeding US$25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties permitted by this clause shall not exceed US$10,000,000 at any time outstanding; and

(xi) other Indebtedness for borrowed money; provided that (A) such Indebtedness shall mature no earlier than, and shall not require any scheduled payments of principal prior to, the date that is 90 days after the Maturity Date (except that up to US$15,000,000 aggregate principal amount of unsecured Indebtedness may be incurred without compliance with this clause (A)), (B) at the time of and after giving effect to the incurrence of such Indebtedness, (1) no Default has occurred and is continuing, (2) clause (a) of the Coverage Ratio Condition is satisfied and (3) no more than US$25,000,000 aggregate principal amount of Indebtedness incurred under this clause (xi) by Subsidiaries that are not Subsidiary Loan Parties shall be outstanding, and (C) the Parent Borrower shall deliver to the US Agent, at least two Business Days prior to the incurrence of such Indebtedness, a certificate signed by a Financial Officer (1) describing the Indebtedness to be incurred and the anticipated date of incurrence thereof, (2) certifying that the conditions set forth in clause (B) above are satisfied and (3) setting forth reasonably detailed calculations demonstrating satisfaction of clause (a) of the Coverage Ratio Condition.

(b) The Parent Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) Qualified Preferred Stock issued by the Parent Borrower, (ii) preferred stock or other Preferred Equity Interests issued to the Parent Borrower or a Subsidiary Loan Party or (iii) the JLL Preferred Equity.

SECTION 6.02. Liens. The Parent Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset (or proceeds therefrom) of the Parent Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien on any property or asset (or proceeds therefrom) acquired after the Effective Date that is existing prior to the acquisition thereof by the Parent Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the Effective Date that is existing prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets (or proceeds therefrom) acquired, constructed or improved by the Parent Borrower or any Subsidiary in the ordinary course of business; provided that (i) such security interests secure Indebtedness permitted by clause (v) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(f) Liens on Customer Requested Equipment securing Indebtedness permitted by clause (viii) of Section 6.01(a);

(g) Liens securing Indebtedness permitted by clause (xi) of Section 6.01(a); provided that (i) such Liens apply only to assets or property that constitute Collateral and the holder or holders of any such Lien (or a trustee, agent or other representative on their behalf) shall become a party to the Intercreditor Agreement in a manner satisfactory to the US Agent with the effect that such Liens shall be subject to the Intercreditor Agreement either pari passu with the “Notes Liens” (as defined in the Intercreditor Agreement) or as a “Junior Subordinated Lien” (as defined in the Intercreditor Agreement), (ii) at the time of and after giving effect to the granting of such Liens (A) no Default has occurred and is continuing and (B) clause (b) of the Coverage Ratio Condition is satisfied and (iii) the Parent Borrower shall deliver to the US Agent, at least two Business Days prior to granting any such Liens, a certificate signed by a Financial Officer (A) describing such Liens and attaching true and correct copies of the agreements pursuant to which such Liens are to be granted (which shall be substantially the same as the analogous Senior Notes Security Documents applicable to the same Collateral), (B) certifying that the conditions set forth in clause (ii) above are satisfied and (C) setting forth reasonably detailed calculations demonstrating satisfaction of clause (b) of the Coverage Ratio Condition; provided further that Liens securing up to US$50,000,000 aggregate principal amount of such Indebtedness outstanding at any time may be either (x) secured by Liens on assets or property that do not constitute Collateral (in which case the parenthetical clause in clause (iii)(A) above shall not apply) or (y) incurred and secured by Liens on Collateral without satisfying the requirements of clause (ii)(B) above or the parenthetical clause in clause (iii)(A) above;

(h) Liens granted under the Senior Notes Security Documents securing the Senior Notes and Liens securing any Notes Refinancing Indebtedness; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under the Security Documents to secure the Obligations and (ii) all such Liens shall be subject to the terms of the Intercreditor Agreement (and, in the case of Liens securing Notes Refinancing Indebtedness, shall be treated under the Intercreditor Agreement either in the same manner as the Liens securing the Senior Notes or as “Junior Subordinated Liens” as defined in the Intercreditor Agreement);

(i) undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(j) title defects, encroachments or irregularities affecting real property which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person or do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(k) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(l) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(m) operating leases of vehicles or equipment which are entered into in the ordinary course of the Business;

(n) subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, in each case with respect to real property and which in the aggregate do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(o) the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license, in each case with respect to real property and which in the aggregate do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(p) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that such Liens or covenants do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(q) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Parent Borrower or any Subsidiary under Environmental Laws to which any such Person is subject, provided that no Event of Default shall have occurred and be continuing;

(r) Liens created pursuant to the general banking conditions (algemene bankvoorwaarden) of a banking institution operating in the Netherlands;

(s) Liens arising from the right of distraint enjoyed by landlords in applicable jurisdictions to secure the payment of arrears of rent in respect of leased properties in such jurisdictions or a Lien granted by the Parent Borrower or any Subsidiary to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Liens are limited to the assets located at or about such leased properties; provided that a Reserve shall be taken in the applicable Borrowing Base for such amount; and

(t) Liens on cash collateral which are required to be granted by the Parent Borrower or any Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person, and not for speculative purposes.

SECTION 6.03. Fundamental Changes. (a) The Parent Borrower will not, nor will it permit any Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than a Borrower) may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) a Subsidiary organized under the laws of Canada or any province thereof may amalgamate with the Parent Borrower or Subsidiary organized under the laws of Canada or any province thereof, and if the Parent Borrower is a party to such amalgamation the resulting entity shall have all of the obligations of the Parent Borrower, (iii) any Subsidiary (other than a Borrower) may merge into any Subsidiary (other than a Borrower) in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iv) any Subsidiary (other than a Borrower) may wind-up, liquidate or dissolve if the Parent Borrower determines in good faith that such wind-up, liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders (it being understood that the wind-up, liquidation or dissolution of the Subsidiaries existing on the Effective Date and organized under the laws of Cyprus or Hungary shall be permitted by this Section 6.03) and (v) any Person may merge into or amalgamate or consolidate with the Parent Borrower or a Subsidiary in order to effect a Permitted Acquisition in compliance with the other applicable provisions of this Agreement (provided that the surviving or resulting entity is the Parent Borrower or wholly owned Subsidiary); provided that (A) any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 6.04 and (B) any such amalgamation shall not be permitted under this Section 6.03 unless the amalgamated corporation shall confirm to the US Agent in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the applicable amalgamating Borrowers and/or Subsidiaries under this Agreement and the other Loan Documents to which such Borrowers and/or amalgamating Subsidiaries are a party.

(b) The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Parent Borrower will not cause or allow the registered office or Centre of Main Interests of any Loan Party organized under the laws of the United Kingdom, Netherlands, France, Italy or Switzerland to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments existing or contemplated on the date hereof and set forth on Schedule 6.04;

(c) investments by the Parent Borrower or any Subsidiary in Equity Interests in any Subsidiary, including in connection with the formation or creation of any new Subsidiary; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the US Collateral Agreement or other applicable Security Document and (ii) any such investments made on or after the

Effective Date by Loan Parties in Subsidiaries that are not Loan Parties shall be subject to the limitations and conditions in clause (i) below;

(d) loans or advances made by the Parent Borrower to any Subsidiary and made by any Subsidiary to the Parent Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the US Collateral Agreement or other applicable Security Document if required by the Collateral and Guarantee Requirement and (ii) any such loans and advances made on or after the Effective Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties shall be subject to the limitations and conditions in clause (i) below;

(e) Guarantees by the Parent Borrower of obligations of any Subsidiary and Guarantees by any Subsidiary of obligations of the Parent Borrower or any other Subsidiary; provided that (i) a Subsidiary shall not Guarantee the Senior Notes, any Notes Refinancing Indebtedness or any Indebtedness incurred pursuant to clause (xi) of Section 6.01(a) unless such Subsidiary also has Guaranteed the Obligations pursuant to the Guarantor Agreement, (ii) any Indebtedness so Guaranteed must be Indebtedness permitted by Section 6.01 and (iv) the aggregate amount of obligations of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by Loan Parties on or after the Effective Date (including any increase on or after the Effective Date in the amount of such obligations so Guaranteed prior to the Effective Date) shall be subject to the limitations and conditions set forth in clause (i) below;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions; provided that the consideration for each Permitted Acquisition shall consist solely of cash, Indebtedness permitted by clause (ix) or (xi) of Section 6.01(a), Equity Interests of the Parent Borrower or a combination thereof;

(h) investments made on or promptly following the Effective Date in the Italian Borrower with proceeds from the Senior Notes in order to repay Indebtedness of the Italian Borrower; and

(i) other investments made on or after the Effective Date not otherwise permitted by this Section 6.04; provided that (i) at the time of and after giving effect to such investment (and any investment, loan, advance or Guarantee pursuant to clause (c), (d) or (e) above that is subject to the limitations and conditions set forth in this clause (i)) the Net Investment Amount does not exceed the sum of (A) US$60,000,000 plus (B) the Additional Equity Amount at such time plus (C) the ECF Amount at such time and (ii) after giving effect to any such investment (and any investment, loan, advance or Guarantee pursuant to clause (c), (d) or (e) above that is subject to the limitations or conditions set forth in this clause (i)), (A) no Default has occurred and is continuing, (B) clause (a) of the Coverage Ratio Condition is satisfied, and (C) the Available Amount shall exceed the greater of (x) US$16,875,000 and (y) 22.5% of the aggregate Commitments; provided further that, if no Availability Trigger Event has occurred and is continuing or would result therefrom, then up to US$10,000,000 in the aggregate of such investments (and investments, loans, advances and Guarantees pursuant to clauses (c), (d) and (e) above that are subject to the limitations and conditions in this clause (i)) shall be permitted at times when the conditions set forth in clause (ii) above cannot be satisfied (and, after a period of 60 consecutive days during which the conditions set forth in clause (ii) above are satisfied, availability in respect of any usage of such US$10,000,000 limit shall be deemed reinstated and subsequently available for purposes of this proviso).

SECTION 6.05. Asset Sales. The Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent Borrower permit any of it Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers and dispositions to the Parent Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section (including the sale-leaseback transactions permitted by clause (b) of Section 6.06); provided that (i) in the case of any such sale, transfer or disposition of Equity Interests of a Subsidiary, such sale, transfer or disposition shall include all Equity Interests of and other investments in and loans and advances to such Subsidiary (and any other Subsidiary in which such sold Subsidiary holds an Equity Interest) and, after giving effect thereto, none of the Parent Borrower and the Subsidiaries shall owe any Indebtedness to the Subsidiary so sold, transferred or otherwise disposed of, and (ii) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed US$25,000,000 during any fiscal year of the Parent Borrower; provided further that to the extent such sales, transfers and other disposition in any fiscal year ending on or after October 31, 2010, are less than the amount permitted for such fiscal year (including any amounts carried over into such fiscal year pursuant to this proviso), the unused amount (or, if less, US$50,000,000) may be carried over to the next fiscal year;

(d) any sale of fixed or capital assets pursuant to a sale-leaseback transaction permitted by clause (a) of Section 6.06; and

(e) any sale, transfer, lease or other disposition described in Schedule 6.05;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and for at least 80% cash consideration (including Accounts, in the case of clause (a) above).

SECTION 6.06. Sale and Leaseback Transactions. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) the sale-leaseback transactions described in Schedule 6.06.

SECTION 6.07. Swap Agreements. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Parent Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Parent Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock or, in the case of dividends in respect of JLL Preferred Equity, additional shares of JLL Preferred Equity, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Parent Borrower may make Restricted Payments in the ordinary course pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Subsidiaries, and (iv) the Parent Borrower may make additional Restricted Payments in cash; provided that, in the case of any Restricted Payment pursuant to clause (iv) (A) at the time of and after giving effect to such Restricted Payment (1) no Default shall have occurred and be continuing, (2) the Parent Borrower would be able to incur US$1 of additional Indebtedness pursuant to clause (xi) of Section 6.01(a) and (3) the Available Amount shall not be less than the greater of US$16,875,000 and 22.5% of the aggregate Commitments, (B) such Restricted Payment shall not exceed the RP Basket Amount at the time and (C) the Parent Borrower has delivered to the US Agent, at least two Business Days prior to such Restricted Payment, a certificate signed by a Financial Officer setting forth the amount of the Restricted

Payment, certifying that the foregoing conditions are satisfied and setting forth reasonably detailed calculations of the RP Basket Amount and demonstrating satisfaction of the condition set forth in clause (A)(2) above.

(b) The Parent Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Indebtedness subordinated to the Obligations that are prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) payment of Indebtedness owing to the Parent Borrower or a Subsidiary;

(vi) payment of Indebtedness in the ordinary course of business under demand lines of credit and other revolving credit facilities; provided that at the time of and after giving effect to such payment no Availability Trigger Event has occurred and is continuing; and

(vii) any other payment of Indebtedness; provided that at the time of and after giving effect to such payment (A) no Default has occurred and is continuing, (B) the Available Amount shall not be less than the greater of US$16,875,000 and 22.5% of the aggregate Commitments and (C) clause (a) of the Coverage Ratio Condition is satisfied.

SECTION 6.09. Transactions with Affiliates. The Parent Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment not prohibited by Section 6.08 and (d) any sale, transfer or other disposition of outstanding Equity Interests of a Subsidiary made by the Parent Borrower or any Subsidiary to the Parent Borrower or any Subsidiary, provided that any such sale, transfer or disposition made (i) by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party or (ii) by a Subsidiary that is not a Subsidiary Loan Party to a Loan Party shall be made either as an investment permitted by Section 6.04 or as a sale, transfer or disposition permitted by Section 6.05 (in which case such sale, transfer or disposition shall be made at a price and on terms and conditions not less favorable to the applicable Loan Party than could be obtained on an arm’s-length basis from unrelated third parties).

SECTION 6.10. Restrictive Agreements. The Parent Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets required to secure the Obligations under this Agreement as contemplated hereby, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Senior Notes Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (or any extension, renewal, modification or amendment thereof that does not expand the scope of any such restriction or condition or otherwise adversely affect the interests of the Lenders), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. The Parent Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents or (b) any agreement listed on Schedule 6.10, other than any such amendments or modifications that are not adverse (or, in the case of clause (a) above, not materially adverse) to the interests of the Lenders (it being understood that any determination of whether an amendment or modification is adverse shall be made based on the terms of the applicable agreement before giving effect to any default or non-compliance therewith).

SECTION 6.12. Capital Expenditures. The Parent Borrower will not permit the aggregate amount of Capital Expenditures made by the Parent Borrower and the Subsidiaries to exceed (a) US$75,000,000 during the fiscal year ending October 31, 2010 or (b) US$90,000,000 during any fiscal year ending thereafter; provided that the amount of any Capital Expenditures permitted to be made during any fiscal year (commencing with the fiscal year ending October 31, 2010) and not made during such fiscal year may be carried over and made at any time during the next succeeding fiscal year (and any amount so carried over shall be deemed the first amount applied for Capital Expenditures during such next succeeding fiscal year). Notwithstanding the foregoing, Capital Expenditures may be made in excess of those permitted by the preceding sentence to the extent that such Capital Expenditures (i) are in respect of Customer Requested Equipment financed by Qualifying CRE Indebtedness, (ii) are made with the Net Proceeds of any sale or disposition of assets outside of the ordinary course of business or (iii) do not exceed the Additional Equity Amount at the time.

SECTION 6.13. Fixed Charge Coverage Ratio. The Parent Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for any period of four consecutive fiscal quarters, to be less than 1.10 to 1.00; provided that this Section shall apply only if an Availability Trigger Event has occurred and is continuing, with the effect that, if an Availability Trigger Event shall occur, compliance with this Section shall be required for (i) the period of four consecutive fiscal quarters most recently ended prior to the occurrence of such Availability Trigger Event and (ii) each period of four consecutive fiscal quarters ended thereafter so long as such Availability Trigger Event is continuing on the last day of such period.

SECTION 6.14. UK Pension Scheme. Except for the UK Pension Scheme, no Loan Party will become an employer of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) and which continues to provide benefits other than on a money purchase basis in respect of ongoing employment, except with the consent of the European Agent which will not be unreasonably withheld or delayed; provided that the foregoing shall not apply to any pre-existing pension schemes of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any B/A or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if the circumstances giving rise to such incorrect representation, warranty or statement are capable of correction (such that, thereafter such representation, warranty or statement would prove correct in all material respects), such representation, warranty or statement remains incorrect in any material respect for a period of ten Business Days after the earlier of (i) knowledge thereof by a senior officer of any Borrower or (ii) the date of written notice thereof to the Parent Borrower from the US Agent (which notice shall be given at the request of any Lender);

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to any Borrower’s existence) or 5.11 or in Article VI; or the Parent Borrower shall fail to deliver any Borrowing Base Certificate by the time such delivery is required by Section 5.01 and the failure to deliver such Borrowing Base Certificate shall continue unremedied for a period of three Business Days;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f) the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition, proposal or plan shall be filed seeking (i) the suspension of payment, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, compromise, arrangement, moratorium or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, or to adjudicate it insolvent under any federal, state, provincial or foreign bankruptcy, insolvency, receivership, administrative receivership, arrangement or similar law now or hereafter in effect (including any proceeding described in Article L.611-1 et seq. of the French Code de Commerce affecting the French Borrower) or (ii) the appointment of a receiver, administrator, trustee, custodian, sequestrator, provisional liquidator, provisional commissioner, liquidator, compulsory or interim manager, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition, proposal or plan seeking the suspension of payment, a seizure or realization of a security, liquidation, reorganization, winding-up, dissolution, composition, compromise, arrangement, moratorium or other relief, or seeking to adjudicate it insolvent under any federal, state or foreign bankruptcy, insolvency, receivership, administrative receivership, arrangement or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, petition or proposal described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, administrator, trustee, custodian, sequestrator, provisional liquidator, provisional commissioner, liquidator, compulsory or interim manager, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition or proposal filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$7,500,000 (excluding any amounts to the extent covered by insurance if the applicable insurance company has been notified of the judgment and has not denied or disputed coverage) shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected

Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Applicable Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the US Collateral Agreement or other applicable Security Document; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the US Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (or the Commitments of any Class or Classes), and thereupon such Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02. CAM Exchange. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each Lender shall immediately be deemed to have acquired participations in the Swingline Loans in an amount equal to such Lender’s Applicable Percentage (as in effect immediately prior to the CAM Exchange) of each Swingline Loan outstanding on such date and shall promptly make payment therefor to the Applicable Agent in accordance with Section 2.04(c), (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and B/As and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, B/A and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Borrower in respect of each such Loan, B/A and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and B/As, and a participation in every one of the Swingline Loans and Letters of Credit (including the Specified Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 7.03 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof,

(iv) simultaneously with the deemed exchange of interests pursuant to clause (iii) above, all outstanding Revolving Loans denominated in Canadian Dollars, Euros or Sterling shall, automatically and with no further action required, be converted into US Dollars, determined using the Exchange Rate calculated as of the Business Day immediately preceding the CAM Exchange Date, and on and after such date all such Loans shall constitute ABR Loans payable in US Dollars and (v) immediately upon the date of expiration of the Contract Period in respect thereof, the Specified Obligations in respect of each B/A received in the deemed exchange of interests pursuant to clause (iii) above shall, automatically and with no further action required, be converted into US Dollars, determined using the Exchange Rate calculated as of such date, and on and after such date all such Specified Obligations shall be payable in US Dollars and bear interest at the rate applicable to ABR Loans hereunder. It is understood and agreed that Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loan or B/A or any participation in any Swingline Loan or Letter of Credit. Each Borrower agrees from time to time to execute and deliver to each Agent all such promissory notes and other instruments and documents as such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Applicable Agent against delivery of any promissory notes evidencing its interests in the Loans and B/As so executed and delivered; provided, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by any Agent pursuant to any Loan Document in respect of the Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages, subject to Section 2.22. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to an Agent for distribution to the Lenders in accordance herewith.

SECTION 7.03. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit of any Class shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Loan or Swingline Borrowing, each Lender of such Class shall promptly pay over to the US Agent, in immediately available funds, an amount in US Dollars equal to such Lender’s Applicable Percentage (as in effect immediately prior to the CAM Exchange) of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the US Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The US Agent shall establish a separate account (each, a “Reserve Account”) for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Applicable Agent shall deposit in each such Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The US Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided below in this Section. The US Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each such Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the US Agent shall, at the request of the Issuing Bank, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the applicable Borrower under Section 2.05(e)).

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the US Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the US Agent (not to be unreasonably withheld) and the Issuing Bank, any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the US Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the US Agent will, at the direction of such Lender and subject to such rules as the US Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the US Agent, to withdraw the earnings on investments so made by the US Agent with amounts in its Reserve Account and to retain such earnings for its own account.

SECTION 7.04. Defaulting Lenders. In the event that any Lender shall default on its obligation to pay over any amount to the US Agent in respect of any Swingline Loan as provided in Section 7.02 or any Letter of Credit as provided in Section 7.03, such Lender shall be considered a Defaulting Lender and the Swingline Lender or Issuing Bank, as the case may be, shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.04(c) or Section 2.05(d), as applicable, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of participations in the Swingline Loans and interests in the applicable Borrower’s reimbursement obligations in respect of Letters of Credit pursuant to Section 7.02. Each other Lender shall have a claim against such Defaulting Lender for any damages sustained by it as a result of such default, including, in the event that any such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the each Agent as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

An Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Any Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities and the activities of the Arrangers and their Related Parties in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the other Agents, the Lenders, the Issuing Bank and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right with the consent, not to be unreasonably withheld or delayed, of the Parent Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in the same jurisdiction as the retiring Agent, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it in care of the Parent Borrower at 2100 Syntex Court, Mississauga, Ontario, L5N 7K9, Attention Chief Financial Officer (Telecopy 905-812-6705) with a copy to 2100 Syntex Court, Mississauga, Ontario, L5N 7K9, Attention of the General Counsel;

(ii) if to the US Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, TX2-F046 Houston, TX 77002, Attention of Maria Saez (Telecopy No. 713-750-2956), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, NY 10179, Attention of Dawn Lee Lum (Telecopy No. 212-270-6637);

(iii) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., 270 Park Avenue, Floor 44, New York, NY 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-6637)

(iv) if to the Canadian Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, TX2-F138 Houston, TX 77002, Attention of Evelyne P. Dixon for Document Management (Telecopy No. 713-750-2309) and Attention of Elizabeth Rarich for Negotiable Collateral (Telecopy No.713-750-3757);

(v) if to the European Agent, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Loan and Agency Group, (Telecopy No. 011-44-207-7777-2360);

(vi) if to any Issuing Bank (other than any other Lender or Affiliate of a Lender that is an Issuing Bank pursuant to clause (f) of the definition of Issuing Bank), to JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, Tampa, FL 33610, Attention of JPMorgan Treasury Services, Standby Letters of Credit (Telecopy No. 813-432-5161);

(vii) if to any Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, TX2-F046 Houston, TX 77002, Attention of Maria Saez (Telecopy No. 713-750-2956), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-6637); and

(viii) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the US Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. The Applicable Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent or Agents and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or any amount payable in respect of any B/A or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of any B/A, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or any provision of any other Loan Document that governs the application of proceeds of Collateral, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or any substantial part (based upon the creditworthiness of the Loan Parties, rather than the number of Loan Parties) of the Guarantees of the Obligations made by the Loan Parties under the Loan Documents (except as expressly provided in the Loan Documents) without the written consent of each Lender, (vii) release all or any substantial part of the Collateral from the Liens of the Security Documents (except as expressly provided in the Security Documents or the Intercreditor Agreement), without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders of any Class differently than those of any other Class, without the written consent of Lenders holding a majority in interest of the Commitments of each affected Class or (ix) amend, modify or otherwise alter the eligibility standards, advance rates or reserves used in determining any Borrowing Base in a manner that would have the effect of increasing the amount of such Borrowing Base above the amount thereof that would apply based upon the terms of this Agreement in effect on the Effective Date, without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of only one Class of Lenders may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this

Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, one or more of the Lenders and the Agents (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) Notwithstanding paragraphs (a) and (b) of this Section 9.02, the US Agent may amend or supplement the Intercreditor Agreement without the consent of any Lender or the Required Lenders, but to the extent required under the Intercreditor Agreement with the consent of the Parent Borrower, (i) to cure any ambiguity, defect or inconsistency in the Intercreditor Agreement, or (ii) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the rights of any Lender under the Loan Documents.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, any field examinations, evaluations or appraisals with respect to the computation of any Borrowing Base or with respect to the assets included in any Borrowing Base (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, the B/As accepted or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, B/As or Letters of Credit.

(b) The Borrowers shall indemnify each Arranger, each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to any Arranger, any Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Arranger, such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Arranger, such Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any

Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a Restricted Entity) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) either the Parent Borrower or the Borrower in respect of the applicable Class of Commitment being assigned; provided that no consent of any Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing, any other assignee;

(B) either the US Agent or the Applicable Agent; provided that no consent of any Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment; and

(C) in the case of an assignment of any Commitment or any LC Exposure, the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Agent) shall not be less than US$3,500,000 (or, in the case of a European Commitment, US$2,500,000) unless each of the applicable Borrower (or the Parent Borrower) and the Applicable Agent (or the US Agent) otherwise consent; provided that no such consent of any Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of right or obligations of a Lender shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of the Class of rights and obligations being assigned;

(C) the parties to each assignment shall execute and deliver to the Applicable Agent (and, if it is not the Applicable Agent, the US Agent) an

Assignment and Assumption, together with a processing and recordation fee payable by the assignee or assignor to the US Agent of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Applicable Agent an Administrative Questionnaire.

(E) if the assigning Lender is a European Lender, the assignee must satisfy the requirements as set forth in the definition of European Lender.

(F) Except in the case of an assignment to a Qualifying Bank, an assignment (or other transfer of rights or obligations) of a Loan to the Swiss Borrower shall be subject to the prior written consent of the Swiss Borrower (such consent not to be unreasonably withheld).

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender, but in any event excluding any Restricted Entity.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The US Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, B/As and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Applicable Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Applicable Agent or US Agent shall accept such Assignment and Assumption and, in the case of the US Agent, record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, any Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities other than a Restricted Entity (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (D) in the case of the sale of a participation in a Loan to the Swiss Borrower, each Participant shall be a Qualifying Bank or, if not, the prior written consent of the Swiss Borrower shall be obtained (such consent not to be unreasonably withheld). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with a Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless a Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, the acceptance and purchase of any B/As and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any B/A or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and B/As, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Arranger or Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the US Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Borrower hereby irrevocably appoints Patheon Pharmaceuticals Inc., c/o Patheon Inc., 4721 Emperor Boulevard,Suite 200, Durham NC, 27703, Attn: Legal Department (or a permitted alternative), as its authorized agent for service of process in any suit, action or proceeding with respect to this Agreement and for actions brought under the federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of NewYork and will submit to such jurisdiction, and agrees that service of process upon such agent, and written notice of said service to such Borrower by the Person serving the same in the manner provided for notices in Section 9.01, shall be deemed in every respect effective service of process upon such Borrower in any such suit or proceeding. Each Borrower further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect from the date of this Agreement until the Commitments have expired or been terminated and the principal of and interest on each Loan and all B/As, LC Disbursements and fees payable hereunder shall have been paid in full and no Letters of Credit are outstanding. Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to the Agreement to serve process in any other manner permitted by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent Borrower or any Subsidiary and its obligations, (g) with the consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower or a Subsidiary. For the purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender and Agent acknowledges that information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public information concerning a Borrower and its related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal, state and provincial securities laws.

All information, including requests for waivers and amendments, furnished by any Borrower or any Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal, state and provincial securities laws.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful under the applicable law, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. USA Patriot Act. Each Lender (other than a Lender that is not subject to the USA Patriot Act) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

SECTION 9.16. Authorization of Collateral Agent. (a) For greater certainty, and without limiting the powers of the Collateral Agent, or any other Person acting as an agent or mandatory for the Collateral Agent hereunder or under any of the other Loan Documents, each Borrower hereby acknowledges that, for purposes of holding any security granted by any Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of any Loan Party under any debenture, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of any such debenture. Each Lender hereby irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any Loan Party in the Province of Quebec to secure the obligations of any Loan Party under any debenture. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holders of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any debenture. Each Borrower hereby acknowledges that such debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

(b) The Lenders, for themselves and on behalf of the beneficiaries of the Guarantees created pursuant to the Guarantor Agreement, the Issuing Banks and the Agents, hereby appoint JPMorgan Chase Bank, N.A., Milan Branch, as “mandatario con rappresentanza” pursuant to articles 1703, 1704 and followings of the Italian Civil Code to act as their collateral agent under and in connection with the Italian Security Documents (and the Intercreditor Agreement for the purposes set forth in Section 9.17) in order to perfect and hold (including exercise all rights, remedies and/or powers of the Lenders thereunder) the security interests governed by Italian law granted by any Loan Party to secure the obligations of any Loan Party under any debenture. Each assignee of a Lender shall be deemed to have confirmed and ratified the aforesaid constitution of the Collateral Agent under Italian law.

(c) In connection with the Swiss Security Documents, the applicable Agent shall hold all securities under a Swiss Security Document that is accessory in nature (akzessorisch) for itself and for and on behalf of the Lenders as a direct representative (direkter Stellvertreter) and shall hold all securities under a Swiss Security Document that is non-accessory in nature (nicht akzessorisch) as an agent for the benefit of the Lenders (Halten unter einem Treuhandverhältnis).

(d) The Lenders, for themselves and on behalf of the Agent and the Lenders who are affiliates of the counterparties to any Swap Agreement, hereby appoint J.P. Morgan Europe Limited to create, register, manage and enforce any Liens on Collateral granted by the French Security Documents in accordance with Article 2328-1 of the French Civil Code.

SECTION 9.17. Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement is subject to the terms and provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this

Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement. The Lenders acknowledge and agree to the Intercreditor Agreement and authorize the Collateral Agent to (a) enter into the Intercreditor Agreement as ABL Agent (as defined therein), (b) bind the Lenders on the terms set forth in the Intercreditor Agreement and (c) perform and observe its obligations under the Intercreditor Agreement.

SECTION 9.18. Notice of Other Obligations. Each Lender hereby agrees to notify the US Agent promptly, and in any event within three Business Days, after such Lender or any of its Affiliates enters into, or amends or modifies, any agreement or arrangement that could give rise to, or change the amount of, any Other Obligation.

SECTION 9.19. Restatement of Existing Credit Agreement. (a) Each Lender that is also a lender under the Existing Credit Agreement hereby waives any requirement under the Existing Credit Agreement for notice of the termination or reduction of any Commitment (as defined therein) thereunder or any payment of any Loan (as defined therein) or other amount thereunder, in each case in respect of any such termination, reduction or payment to be made on the Effective Date.

(b) The amendment and restatement of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of any Borrower accrued or otherwise owing under the Existing Credit Agreement that have not been paid, it being understood that such obligations will continue to constitute obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PATHEON INC.,

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	President and Chief Executive Officer

PATHEON PHARMACEUTICALS INC.,

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	President and Chief Executive Officer

PATHEON UK LIMITED,

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	Director

PATHEON PUERTO RICO, INC.

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	President

PATHEON FRANCE S.A.S.,

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	Authorized Signatory

[Signature Page to the Amended and Restated Revolving Credit Agreement]

PATHEON ITALIA S.p.A.,

by

/s/ Wesley P. Wheeler
	Name:	Wesley P. Wheeler
	Title:	Chairman of the Board of
Directors

PATHEON INTERNATIONAL AG,

/s/ Wesley P. Wheeler
Name:		Wesley P. Wheeler
Title:		Member of the Board of Directors

JPMORGAN CHASE BANK, N.A.,
individually and as an Agent,

by
/s/ Dawn LeeLum
	Name:	Dawn LeeLum
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually and as an Agent,

by
/s/ Dawn LeeLum
	Name:	Dawn LeeLum
	Title:	Executive Director

J.P. MORGAN EUROPE LIMITED, individually and as an Agent,

by
/s/ Tim Jacob
	Name:	Tim Jacob
	Title:	Senior Vice President

[Signature Page to the Amended and Restated Revolving Credit Agreement]

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

Scotiabank de Puerto Rico

By:
/s/ Ricardo Fishman
Name: Ricardo Fishman
Title: Vice President

By:

[1]
Name:
Title:

[1]	For Lenders required to have two signatories

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
/s/ Dennis Cloud
Name: Dennis Cloud
Title: Duly Authorized Signatory

By:

[1]
Name:
Title:

[1]	For Lenders required to have two signatories

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

BARCLAYS BANK PLC

By:
/s/ David Booth
Name: David Booth
Title: Relationship Director

By:

[1]
Name:
Title:

[1]	For Lenders required to have two signatories

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

Wells Fargo Capital Finance, LLC

By:

/s/ Yelena Kravchuk
Name: Yelena Kravchuk
Title: Vice President

By:

	/s/ Lisa M. Gonzales	[1]
Name: Lisa M. Gonzales
Title: Vice President
Name of Institution: Wells Fargo Financial Corporation Canada

[1]	For Lenders required to have two signatories

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

CIT BUSINESS CREDIT CANADA INC.

By:
/s/ Trevor Tysick
Name: Trevor Tysick
Title: Associate

By:

	/s/ Donald Rogers	[1]
Name: Donald Rogers
Title: Senior Vice President

[1]	For Lenders required to have two signatories

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 2010 AMONG PATHEON INC., CERTAIN OF ITS SUBSIDIARIES, THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS US ADMINISTRATIVE AGENT AND THE OTHER AGENTS NAMED THEREIN.

NAME OF INSTITUTION:

UBS Loan Finance LLC

By:
/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director
Banking Products Services, US
By:
	/s/ Mary E. Evans		[1]
	Name:	Mary E. Evans
	Title:	Associate Director
Banking Products Services, US

[1]	For Lenders required to have two signatories

SCHEDULE 1.01(a) – SPECIFIED ACCOUNT DEBTOR

AstraZeneca
Bristol Myers Squibb
F. Hoffman-La Roche, Ltd.
GlaxoSmithKline plc
Johnson & Johnson
Merck & Co., Inc.
Novartis AG
Pfizer Inc.
Sanofi Aventis
Schering-Plough Corporation
Actelion Pharmaceuticals Ltd.
Alcon, Inc.
Amgen Inc.
Baxter International Inc.
Bayer AG
Biogen Idec
Eli Lilly and Company
Procter & Gamble
Reckitt Benckiser Group plc
Solvay S.A.
Watson Pharmaceuticals, Inc.

and each of their respective affiliates

SCHEDULE 1.01(b) - MORTGAGED PROPERTIES

Company	Mailing Address

Patheon Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9 Canada

Patheon Inc.	111 Consumers Drive Whitby, Ontario L1N 5Z5 Canada

Patheon Pharmaceuticals Inc.	2110 East Galbraith Road Cincinnati, Ohio, U.S.A. 45237

Patheon UK Limited	Kingfisher Drive Covingham, Swindon Wiltshire SN3 5BZ England

Patheon Puerto Rico, Inc.	Villa Blanca Industrial Park State Road #1, Km. 34.8 Caguas, Puerto Rico 00725

Patheon Puerto Rico, Inc.	State Road #670 Km. 2.7 Bo. Cote Norte Manati, Puerto Rico 00674

Execution Version

Schedule 2.01

US Commitments

JPMorgan Chase Bank, N.A.	US$	6,250,000
UBS Loan Finance LLC	US$	7,500,000
Wells Fargo Capital Finance, LLC	US$	8,750,000
General Electric Capital Corporation	US$	7,500,000
Scotiabank de Puerto Rico	US$	5,000,000

Canadian Commitments

JPMorgan Chase Bank, N.A.	US$	2,000,000
UBS Loan Finance LLC	US$	3,500,000
Wells Fargo Financial Corporation Canada	US$	4,500,000
General Electric Capital Corporation	US$	5,000,000
CIT Business Credit Canada Inc.	US$	5,000,000

UK Commitments

JPMorgan Chase Bank, N.A.	US$	1,750,000
UBS Loan Finance LLC	US$	1,500,000
Wells Fargo Capital Finance, LLC	US$	1,750,000
Barclays Bank Plc	US$	5,000,000

European Commitments

JPMorgan Chase Bank, N.A.	US$	5,000,000
Barclays Bank Plc	US$	5,000,000

EXECUTION VERSION

SCHEDULE 2.21

MANDATORY COSTS FORMULAE

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2.	On the first day of each Interest Period (or as soon as possible thereafter) the UK Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the UK Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the UK Agent. This percentage will be certified by that Lender in its notice to the UK Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the UK Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Costs Rate and, if the Loan is an a sum due and payable but unpaid by the UK Borrower, the additional rate

EXECUTION COPY

of interest specified in paragraph (c) of Section 2.13 (Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the UK Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the UK Agent as being the average of the most recent rates of charge supplied by the Reference Bank to the UK Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Bank” means JPMorgan Chase Bank, N.A., and its designees; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

EXECUTION COPY

7.	If requested by the UK Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the UK Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

8.	Each Lender shall supply any information required by the UK Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the UK Agent may reasonably require for such purpose.

Each	Lender shall promptly notify the UK Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Bank for the purpose of E above shall be determined by the UK Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the UK Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The UK Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The UK Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the UK Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The UK Agent may from time to time, after consultation with the UK Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 3.05 – REAL PROPERTY

PATHEON INC.

LOCATION	OWNERSHIP STATUS

7070 Mississauga Rd Suite 350 Mississauga, Ontario L5N 7J8 Canada	Leased

2100 Syntex Court Mississauga, Ontario L5N 7K9 Canada	Owned

111 Consumers Drive Whitby, Ontario L1N 5Z5 Canada	Owned

977 Century Drive Burlington, Ontario Canada	Leased

Niagara Industrial Mall 5900 Thorold Stone Rd Niagara Falls, Ontario Canada	Leased

PATHEON PHARMACEUTICALS INC.

LOCATION	OWNERSHIP STATUS

2110 East Galbraith Road Cincinnati, Ohio, U.S.A. 45237	Owned

8711 Reading Road Cincinati, Ohio, U.S.A. 45215	Leased

4750 Lake Forest Drive Blue Ash, Ohio, U.S.A. 45242	Leased

Unit H1, 8711 Reading Road Cincinnati, Ohio, U.S.A. 45215	Leased

7030 Kit Creek Road Suite 110 Morrisville, NC, U.S.A. 27560	Leased

PATHEON UK LIMITED

LOCATION	OWNERSHIP STATUS

Kingfisher Drive Covingham, Swindon Wiltshire SN3 5BZ England	Owned (long-term ground lease from Swindon Borough Council until 2070)

Unit 151, Milton Park Abingdon, Oxfordshire England OX14 4SD	Leased

PATHEON FRANCE S.A.S.

LOCATION	OWNERSHIP STATUS

40, Boulevard de Champaret B.P. 448 38317 Bourgion-Jallieu, Cedex France	Owned

PATHEON ITALIA S.p.A.

LOCATION	OWNERSHIP STATUS

Via Morolense 87 03013 Ferentino (FR), Italy	Owned

Viale G.B. Stucchi 1-20053 Monza Italy	Owned

PATHEON PUERTO RICO, INC.

LOCATION	OWNERSHIP STATUS

Villa Blanca Industrial Park State Road #1, Km. 34.8 Caguas, Puerto Rico 00725	Owned

State Road #670 Km. 2.7 Bo. Cote Norte Manati, Puerto Rico 00674	Owned

Villa Blanca Industrial Park Ave. Jack Desperak Caguas, Puerto Rico 00725	Leased

CEPH INTERNATIONAL CORPORATION

LOCATION	OWNERSHIP STATUS

Puerto Rico Industrial Park State Road #3 (65th Infantry) Km. 12.6 Carolina, Puerto Rico, 00979	Owned

PATHEON INTERNATIONAL AG

LOCATION	OWNERSHIP STATUS
Switzerland Office Property Lindenstrasse 14 6340 Baar Switzerland	Leased

PATHEON PHARMACEUTICAL SERVICES INC.

LOCATION	OWNERSHIP STATUS
RTP US Headquarters 4721 Emperor Blvd Suite 200 Durham, NC 27703	Leased

SCHEDULE 3.06 - DISCLOSED MATTERS

Section 3.04(c) – Financial Condition; No Material Adverse Change

See description of BSP Pharmaceuticals investment in Schedule 6.04 representing an “unusual commitment”

Patheon (Patheon Italia S.p.A. and Patheon B.V.) has guaranteed up to Euro 1,080,000 if BSP Pharmaceuticals does not fulfill its obligations under its loan obligations representing a “material contingent commitment” (See Schedule 6.04)

See description of the Italian letters of patronage described in Schedule 6.01 representing “material contingent commitments”

Section 3.06 – Litigation and Environmental Matters

None

Section 3.07 – Compliance with Laws and Agreements

None

SCHEDULE 3.12 – SUBSIDIARIES

Subsidiary	Registered Owner/ Beneficial Owner	Number and Class of Equity Interest	Percentage of Equity Interests	Jurisdiction of Organization
Patheon International Inc.	Patheon Inc.	4292 common shares	100%	Ontario, Canada
Patheon U.S. Holdings Inc.	Patheon International Inc.	101 common shares	100%	Delaware, U.S.A.
Patheon P.R. LLC	Patheon International Inc.	5,001 membership units	100%	Delaware, U.S.A.
Patheon U.S. Holdings LLC	Patheon International Inc.	551 membership units	100%	Delaware, U.S.A.
Patheon Finance LLC	Patheon U.S. Holdings LLC	51 membership units	100%	Delaware, U.S.A.
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	101 common shares	100%	Delaware, U.S.A.
Patheon Pharmaceuticals Services Inc.	Patheon U.S. Holdings Inc.	1 common share	100%	Delaware, U.S.A.
CEPH International Corporation	Patheon Puerto Rico Acquisitions Corporation	50,000 common shares	100%	Puerto Rico
Patheon B.V.	Patheon Holdings Cyprus Ltd.	42 shares	100%	Netherlands
Patheon UK Limited	Patheon B.V.[1]	100,001 ordinary shares and 2,000,000 preference shares	100%	England
Patheon Italia S.P.A.	Patheon B.V.	200,000 shares	100%	Italy
Patheon Puerto Rico, Inc.	Patheon P.R. LLC	11,131,150 Class A common shares	100%	Puerto Rico
Patheon Puerto Rico Acquisitions Corporation	Patheon Puerto Rico, Inc.	100,000 common shares	100%	Puerto Rico
Patheon Holdings S.A.S	Patheon Italia S.P.A. Patheon B.V.	292 Class A shares[2] 20,000 Class B shares	1.46% 98.54%	France
Patheon France S.A.S	Patheon Holdings S.A.S	200,000 ordinary shares	100%	France
Patheon International AG	Patheon B.V.	200 shares	100%	Switzerland
Patheon Research and Development Service Private Limited	Patheon Holdings Cyprus Ltd.	10,000 common shares	100%	India
Patheon Pharmaceuticals	Patheon Holdings Cyprus Ltd.	10,000 common shares	100%	India

[1]	Patheon B.V. is the beneficial owner; it is anticipated it will become the registered owner after the Effective Date.
[2]	It is anticipated that these will be redeemed after the Effective Date.

India Private Limited
Patheon KK	Patheon International Inc.	200 common shares	100%	Japan
Patheon UK Pension Trustees Limited	Patheon UK Limited	1 ordinary share	100%	England
Patheon Europe Zrt.	Patheon B.V.	21,030 registered ordinary “A” shares	100%	Hungary
Patheon Holdings Cyprus Ltd.	Patheon U.S. Holdings LLC	1,500 ordinary shares	100%	Cyprus

Each Subsidiary on the above chart is a “Subsidiary Loan Party” other than the following:

Patheon Research and Development Service Private Limited

Patheon Pharmaceuticals India Private Limited

Patheon K.K.

Patheon UK Pension Trustees Limited

Patheon Holdings Cyprus Ltd.

Patheon Europe Zrt.

Patheon, Inc.	Schedule 5.01
Collateral Monitoring Reporting Requirements	Page 1 of 1
Documents to be Submitted to the Bank

The following information is to be submitted, pursuant to Section 5.01(e) of the Amended and Restated Revolving Credit Agreement, for Patheon, Inc. as noted below. The Accounts Receivable information shall be provided for Canada US Puerto Rico, the UK, Switzerland, France and Italy unless otherwise noted or requested by the Agent. The Inventory information shall be provided for Canada US Puerto Rico, UK, Switzerland, France and Italy, unless otherwise noted or requested by the Agent. All other information shall be provided for Canada US Puerto Rico, Switzerland, France and Italy unless otherwise noted or requested by the Agent. Information requirements may be revised from time to time by the Administrative Agent in its Permitted Discretion.

	Reporting Frequency	Weekly Reporting: Due by Wednesday or (if requested) within 5 Business Days after such request if an Availability Trigger Event has occurred and is continuing	Monthly Reporting: Due 20 Business Days following the end of each calendar month

1.	Borrowing Base Certificate in the form of Exhibit G.	X	X

Accounts Receivable Supporting Documents:
1.	Accounts receivable summary aging specifying the name, address (state and/or country), terms and balance due for each Account Debtor.	X	X
2.	Supporting documentation (system generated extract report where applicable) for the A/R ineligibles/ reserves reported on the Borrowing Base Certificate in a manner reasonably acceptable to the Administrative Agent.	X	X
3.	Accounts receivable detail aging (1) including all invoices aged by due date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent.	X	X

4.	Accounts receivable rollforward in an electronic format acceptable by the Administrative Agent.		X

5.	Reconciliation of A/R aging report to general ledger and financial statements.		X

Inventory Supporting Documents:
1.	Summary of Inventory and ineligibles by category and location.	X	X
2.	Supporting documentation (system generated extract report where applicable) for the inventory ineligibles and reserves reported on the Borrowing Base Certificate.		X
3.	Reconciliation of inventory reports to general ledger and financial statements.	X	X

4.	Schedule of monthly rent for all leased locations (to the extent applicable to the Borrowing Base Certificate).	X	X

Other Supporting Documents:
1.	Priority Payable Reserves summary and calculation (to the extent applicable to the Borrowing Base Certificate.	X	X
2.	Accounts payable agings.		X
3.	Exchange Rates used for Canada, UK and Europe.	X	X

Note: Other documents with respect to the Borrowing Base may be requested by the Administrative Agent.

Submit to:	European Collateral Requirements Submit to:
JPMorgan Chase Bank	J.P. Morgan Europe Limited
Structuring & Portfolio Group	Chase Business Credit
Attn: Robert A Kaulius	Attn: Helen Mathie
270 Park Avenue, Floor 44	10 Aldermanbury, Floor 8
New York, NY 10017	London, EC2V 7RF, United Kingdom
Phone: (212) 270 - 0285	Phone: 44 207 3259724
Fax: (646) 534 - 2274	Fax: 44 207 3256813
E-Mail: robert.a.kaulius@jpmorgan.com	E-Mail: helen.f.mathie@jpmchase.com

EXECUTION VERSION

Schedule 5.14

Within 30 days after the Effective Date (or such later date as the US Agent shall agree in its sole discretion), the Parent Borrower will deliver to the Administrative Agent copies of insurance policies (or other evidence of insurance) demonstrating that all insurance required by the Loan Documents is in effect.

Within 30 days after the Effective Date (or such later date as the US Agent shall agree in its sole discretion), the delivery requirements of clause (b) of the Collateral and Guarantee Requirement with regard to Equity Interests and any related transfer forms shall be satisfied by relevant Loan Parties.

Within 30 days after the Effective Date (or such later date as the US Agent shall agree in its sole discretion), all Cash Collection Systems and Deposit Account Control Agreements shall be in place pursuant to arrangements satisfactory to the US Agent; provided that (i) the foregoing shall not apply to the Cash Collection System for the UK Borrower Group, which must be in place on the Effective Date and (ii) the New European Collection Accounts shall not be required unless required by clause (g) of the Collateral and Guarantee Requirement.

Within 30 days after the Effective Date (or such later date as the US Agent shall agree in its sole discretion), the requirements of clause (e) of the definition of Collateral and Guarantee Requirement shall be satisfied with respect to (i) the open-end second lien mortgage, assignment of leases and rents, security agreement and financing statement from Patheon Pharmaceuticals Inc to JPMorgan Chase Bank N.A. with respect to the property located at 8600 Reading Rd & 2110 E. Galbraith Rd, Cincinnati, Hamilton Co., Ohio and (ii) the second-ranking debenture from Patheon Inc. to JPMorgan Chase Bank, N.A. having a nominal face principal amount of US$75,000,000, charging lands and premises municipally known as: 111 Consumers Drive, Whitby, Ontario; and 2100 Syntex Court, Mississauga, Ontario; together with a title insurance policy for the benefit of JPMorgan Chase, Bank, N.A., as administrative agent and collateral agent, in the form settled with Blake, Cassels & Graydon LLP.

If the consent of the landlord of the Mortgaged Property (as defined in the UK Debenture) has not been obtained by the UK Loan Party Group as of the date of the UK Debenture then, within 60 days after the Effective Date (or such later date as the US Agent shall agree in its sole discretion), the UK Loan Party Group shall use its best endeavors to obtain the consent of the landlord of the Mortgaged Property (as defined in the UK Debenture) to the creation of security over that Mortgaged Property.

Within 5 Business Days after the Effective Date (or such later date as the Agent shall agree in its sole discretion), all debtors under the Netherlands deeds of pledge of intercompany receivables will be sent notification of such pledge.

Within 10 Business Days after the Effective Date (or such later date as the Agent shall agree in its sole discretion) Patheon B.V. or the Italian Borrower as applicable shall complete the actions listed in Sections 3(a) and 3(b) of the Deed of

Amendment and Restatement of Pledge over Shares dated the Effective Date among Patheon B.V., the European Collateral Agent and the other parties thereto.

Within 45 days after the Effective Date (or such later date as the Agent shall agree in its sole discretion), a signed list of the Swiss receivables that have been assigned will be provided to the Agent.

On or prior to August 15, 2010 (or such later date as the Agent shall agree in its sole discretion), Patheon US Holdings LLC will pledge the Equity Interests of Patheon B.V. to secure the Obligations.

Patheon Italia S.p.A. will pledge its Equity Interest of Patheon Holdings S.A.S. no later than August 15, 2010 (or such later date as the Agent shall agree in its sole discretion) to secure the obligations, to the extent such Equity Interests exist.

Within 10 Business Days after the Effective Date (or such later date as the Agent shall agree in its sole discretion), Patheon Italia S.p.A. shall deliver to the Agent a notarial deed from Banca Intesa Mediocredito Italiano evidencing the release of the mortgages on its properties.

Within 30 days after the Effective Date (or such later date as the Agent shall agree in its sole discretion), landlord waivers will be obtained in favor of JPMorgan Chase Bank in Canada.

Within 30 days after the Effective Date (or such later date as the Agent shall agree in its sole discretion) Patheon B.V. shall deliver to the European Administrative Agent (i) both share certificates in respect of its holding in the preference and ordinary shares of Patheon UK Limited, (ii) blank and signed stock transfer forms in respect of the preference and ordinary shares of Patheon UK Limited and (iii) a shareholder resolution in respect of entering into the Transaction.

Within 20 Business Days after the Effective Date (or such later date as the Agent shall agree in its sole discretion) Patheon UK Limited shall deliver to the European Administrative Agent a certified copy of the register of members evidencing Patheon B.V. as its registered shareholder.

Within 5 Business Days from the Effective Date (or such later date as the Agent shall agree in its sole discretion), Patheon Italia S.p.A. shall deliver to Agent a letter from Banca Intesa Mediocredito Italiano evidencing that the long-term secured loans outstanding with Patheon Italia S.p.A. have been repaid in full (“quietanza di pagamento”).

The Swiss Borrower shall deliver an interim balance sheet as of April 30, 2010, certified by a Financial Officer, within 30 days after the Effective Date, and within 90 days after the Effective Date (or such longer period as the US Agent shall agree in its sole discretion), shall deliver such interim balance sheet approved by its statutory auditor. The interim balance sheet as of April 30, 2010, shall evidence that (i) that the Swiss Borrower is not over-indebted on the date of the interim balance sheet or (ii) has agreed with its creditors on a subordination of debts in an amount satisfactory to the US Agent in its sole discretion.

SCHEDULE 6.01 - EXISTING INDEBTEDNESS

1. Letter of credit in the amount of U.S.$70,000 issued by JPMorgan Chase Bank, N.A. in favor of ARE-7030 Kit Creek, LLC which has been secured by reserves against borrowing base availability the Agent as of the Effective Date.

2. Letter of credit in the amount of U.S.$1,250,000 issued by JPMorgan Chase Bank, N.A. in favor of Barclays Bank PLC which has been secured by reserves against borrowing base availability the Agent as of the Effective Date.

3. Various existing capitalized lease obligations in an aggregate amount of not more than U.S.$3,000,000.

4. Guarantee (“letter of patronage”) of Patheon Inc. in favour of Sanpaolo IMI S.p.A. dated November 18, 2002 in respect of the commitment of Patheon Inc. to maintain a minimum equity investment in Patheon Italia S.p.A. of €17,172,000 to permit Patheon Italia S.p.A. to qualify for certain grants to be received from governmental authorities in Italy.

5. Patheon Italia S.p.A term loan owing to Banca lntesaBci Mediocredito S.p.A pursuant to loan agreement dated December 22, 2005 in an initial aggregate amount of €28,500,000.3

6. Guarantee (“letter of patronage”) of Patheon Inc. in favour of Credito Artigiane S.p.A. dated May 17, 2004 in respect of the commitment of Patheon Inc. to provide notification within 30 days of a change in control of Patheon Italia S.p.A. from Patheon Inc.

7. Guarantee (“letter of patronage”) of Patheon Inc. in favour of Banca IntesaBci Mediocredito S.p.A. dated June 11, 2004 in respect of the commitment of Patheon Inc. to provide notification within 30 days of a change in control of Patheon Italia S.p.A. from Patheon Inc.

8. Letter of comfort from Patheon Inc. addressed to Unicredit Banca D’Impressa S.p.A. in support of a credit facility in favor of BSP Pharmaceuticals (see Schedule 6.04 for description of BSP Pharmaceuticals investment) stating that Patheon Inc. acknowledges that, in granting the credit facility, the lender took into consideration that Patheon Inc. has an indirect interest in BSP Pharmaceuticals and Patheon Inc. will undertake not to dispose of its interest in BSP Pharmaceuticals (i) without the lender’s prior written consent prior to January 1, 2011 and (ii) only after giving the lender 30 days’ prior written notice from and after January 1, 2011.

9. Agreement for Incentives dated on May 1, 1996, as amended, between MOVA Pharmaceutical Corporation (now Patheon Puerto Rico, Inc.) and The Puerto Rico

[3]	It is contemplated that this debt will be repaid in connection with the Transactions.

Industrial Development Company (“PRIDCO”) for an R&D incentives grant that was effectively a loan to be repaid through royalties on MOVA production. PRIDCO, through its rights, did not consent to the change of control of MOVA when Patheon acquired it and, accordingly, an accelerated repayment schedule was agreed such that the sellers of MOVA made an aggregate lump sum payment to PRIDCO of $2,387,098.88 and Patheon Puerto Rico, Inc. made 9 quarterly payments to PRIDCO of $265,233.21 starting on April 1, 2007 and ending on April 1, 2009. The sellers of MOVA are be entitled to be reimbursed by MOVA for the lump sum payment made by them to PRIDCO as follows: Patheon Puerto Rico, Inc. makes quarterly royalty payments to the sellers of MOVA in the amount of 1% of all revenue received by Patheon Puerto Rico, Inc., if any, in respect of the manufacture by Patheon Puerto Rico, Inc. of the products Levothyroxine, Glyburide and Glycron after April 1, 2009 and ending on the date that the aggregate amount of $2,387,098.88 in royalty payments has been made.

10. Guarantee of MOVA Pharmaceutical Corporation (no Patheon Puerto Rico, Inc.) in favour of SB Pharmco Puerto Rico Inc. dated as of March 21, 1997, guaranteeing the performance by ChemSource Corporation of certain environmental obligations up to $17,500,000 under an agreement by and among ChemSource Corporation, MOVA Pharmaceutical Corporation and SB Pharmco Puerto Rico Inc.4

11. Financing from CILAG GmbH International and Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., or affiliates thereof to Patheon UK Limited pursuant to a Manufacturing and Supply Agreement dated January 1, 2006 in the amount of €5,000,000 in respect of customer requested equipment.

12. Lines of credit to Patheon Italia S.p.A. in an aggregate principal amount of up to €17,000,000 from the following institutions: €8,000,000 from Credito Artigiano S.p.A, €5,000,000 from UniCredit Corporate Banking S.p.A. and €4,000,000 from Intesa Sanpaolo S.p.A.

13. Loan from the Ministry of Economic Development in Italy to Patheon Italia S.p.A. in an amount of approximately €3,440,000.

14. Lines of credit to Patheon France S.A.S. from (i) Societe Generale in an aggregate principal amount of €650,000 and (ii) BNP Paribas in an aggregate principal amount of €2,000,000.

[4]

Pursuant to section 5.13 of the Stock Purchase Agreement dated November 22, 2004 between Patheon Inc., as buyer, and Joaquín Viso, Olga Lizardi, José Negroni, Lorraine Hernández, Aida García and Frank Fournier, as the sellers (collectively, the “Sellers”), the Sellers provided a covenant to use reasonable efforts to cause this guarantee to be released or cancelled by the beneficiary thereunder prior to closing; since such guarantee could not be released or cancelled on or prior to closing, Sellers indemnified Patheon Inc. from and against any damages incurred by Patheon Inc. or MOVA Pharmaceutical Corporation pursuant to such guarantee.

SCHEDULE 6.02 - EXISTING LIENS

1.	Liens on the assets of Patheon Italia S.p.A. in favor of its lenders.[5]

2.	Pledges of the shares of BSP Pharmaceuticals held by Patheon Italia S.p.A. and Patheon BV to the lenders to BSP Pharmaceuticals as further described in Schedule 6.04.

3.	Liens and encumbrances on real property disclosed in title opinions or title insurance documents delivered to the US Agent concurrently with the execution of the Agreement.

4.	Liens and encumbrances indicated by copies of search results of the Parent Borrower and each Guarantor conducted in their respective jurisdictions including, without limitation, search results under the Personal Property Security Act (Ontario) and the U.S. Uniform Commercial Code, as applicable, the results of which are set out below:

[Search results chart to be attached]

[5]	It is contemplated that these liens will be released following the payoff of the debt they secure, such repayment contemplated to occur in connection with the Transactions.

PATHEON

UCC/PPSA LIENS

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
1.	Patheon Pharmaceuticals Inc.	Dorman Leasing, Inc.	Delaware –SOS	UCC-l #2008 3914007 11/24/2008	Precautionary filing in connection with leased equipment.
2.	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware –SOS	UCC-l #2009 1972949 06/10/2009	See Exhibit A for list of property; all accessions thereto; warehouse receipts; all insurance and/or other proceeds of any type of the foregoing property; etc.
2.(a)	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	Amendment #2009 4180730 12/30/2009	Amends UCC-1 #2009 1972949 dated 06/10/2009. Restated collateral description.
3.	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	UCC-l #2009 2883269 09/08/2009	One (1) Canon Copier/Scanner together with all accessions, warehouse receipts, etc.
3.(a)	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	Amendment #2009 2898077 09/09/2009	Amends UCC-l #2009 2883269 dated 09/08/2009. Restated collateral description.
4.	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	UCC-l #2009 3357461 10/19/2009	Ten (1) CANON IV INC Metolift with Fork Model M2055; Ten (l0) CANON IV Inc Trane AC 30-5 Air Handling Unit, and Ten (l) CANON IV INC U20 QuadPro Comil, together with all accessions, warehouse receipts, etc.
4.(a)	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	Amendment #2009 3452288 10/27/2009	Amends UCC-l #2009 3357461 dated 10/19/2009. Restated collateral description.
5.	Patheon Pharmaceuticals Inc.	IBM Credit LLC	Delaware – SOS	UCC-l #2009 3383756 10/21/2009	Precautionary filing in connection with IBM equipment and software.
6.	Patheon Pharmaceuticals Inc.	IBM Credit LLC	Delaware – SOS	UCC-1 #2009 3512057 11/02/2009	Precautionary filing in connection with IBM equipment and software.

PATHEON

UCC/PPSA LIENS

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
7.	Patheon Pharmaceuticals Inc.	General Electric Capital Corporation	Delaware – SOS	UCC-1 #20093781165 11/24/2009	See Exhibit A for list of property; all accessions thereto; warehouse receipts; all insurance and/or other proceeds of any type of the foregoing property; etc.
7.(a)	Patheon Pharmaceuticals Inc.	IBM Credit LLC	Delaware – SOS	UCC-1 #2009 3983241 12/11/2009	Precautionary filing in connection with IBM equipment and software.
8.	Patheon Inc.	IBM Canada Limited	Province of Ontario, Canada	PPSA #656525943 09/24/2009	Equipment, accounts, etc. See PPSA.
9.	Patheon Inc.	General Electric Canada Equipment Finance G.P.	Province of Ontario, Canada	PPSA #654304959 06/18/2009	Inventory, equipment, accounts, etc. See PPSA.
10.	Patheon Inc.	General Electric Canada Equipment Finance G.P.	Province of Ontario, Canada	PPSA #654305274 06/18/2009	Inventory, equipment, accounts, etc. See PPSA.
11.	Patheon Inc.	General Electric Canada Equipment Finance G.P.	Province of Ontario, Canada	PPSA #652165011 03/19/2009	Inventory, equipment, accounts, etc. See PPSA.
12.	Patheon Inc.	CIT Financial Ltd.	Province of Ontario, Canada	PPSA 608302944 08/19/2004	Equipment (Canon IR5020 Copier).

2

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

8006335779

B. SEND ACKNOWLEDGEMENT TO: (Name and Address)

UCC DIRECT SERVICES
2727 ALLEN PARKWAY
SUITE 1000

HOUSTON TX 77019

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 12:45 PM 11/24/2008
INITIAL FILING # 2008 3914007

SRV: 081140236

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME PATHEON PHARMACEUTICALS INC.					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
1c. MAILING ADDRESS 2110 E GALBRAITH RD	CITY CINCINNATI	STATE OH	POSTAL CODE 45237-162		COUNTRY US
1d.	1e. TYPE OF ORGANIZATION CORPORATION	1f. JURISDICTION OF ORGANIZATION DE			

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE		COUNTRY
2d.	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION			

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME [illegible] LEASING, INC.					
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
3c. MAILING ADDRESS PO BOX 609	CITY CEDAR RAPIDS	STATE IA	POSTAL CODE 52406-060		COUNTRY US

4. This FINANCING STATEMENT covers the following collateral:

VARIOUS HP EQUIPMENT WITH ACCESSORIES AND ALL PRODUCTS, PROCEEDS AND ATTACHMENTS. THIS UCC-1 IS FILED PURSUANT TO SECTION 9-505 OF THE UNIFORM COMMERCIAL CODE FOR INFORMATIONAL PURPOSES ONLY. THIS TRANSACTION IS INTENDED BY THE LESSEE AND LESSOR TO BE A LEASE.

5. ALTERNATIVE DESIGNATION - Lessee-Lessor

6. [ ] This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] [ ] All Debtors [ ] Debtor 1 [ ] Debtor 2

8. OPTIONAL FILER REFERENCE DATA

DE-0-33502048-491294 Aimee Johnson

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER (optional)
CSC Diligenz, Inc. 1-800-858-5294

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

42998148
CSC Diligenz, Inc.
6500 Harbour Heights Pkwy, Suite 400
Mukilteo, WA 98275

Filed In: Delaware (S.O.S.)

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 05:46 PM 06/10/2009
INITIAL FILING # 2009 1972949

SRV: 090607275

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME					
Patheon Pharmaceuticals Inc.					
OR 1b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2110 East Galbraith Road		Cincinnati	OH	45237	USA
1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR / 1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any		
	Corp.	DE	2976494		☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR / 2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any		
					☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME					
General Electric Capital Corporation					
OR 3b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
PO Box 414, W-490		Milwaukee	WI	53201	USA

4. This FINANCING STATEMENT covers the following collateral:

See Exhibit A attached together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

5. ALTERNATIVE DESIGNATION (if applicable): ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

42998148

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

GE
Healthcare Financial Services

Internal Contract Ref. # 8421204-001
Internal Order Ref. # 861439950

EXHIBIT A TO EQUIPMENT SCHEDULE
DATED AS OF 06/09/2009

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	60" Double Wall Accela-Cota, Model 600XL
1	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	In Pan WIP Nozzle Assembly Only
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Accela-scoop, Polyethylene
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Helical Mixing Baffles
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Process Air Bypass Assembly - AHU grade
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Two Piece Exhaust Plenum
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan Light: non-XR
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sampling Port and Thief and Non Interlo
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan Speed Sensing Via Pan Shaft
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drawer Mounted Spray System for Computer

Initials _________

Exhibit A.doc Page 1 of 4 (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	6 Gun Schlick Spray Bar
1	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	6 Gun Schlick Spray Bar (spare)
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Micromotion T025 Mass Flow Meter
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sta-Pure Tubing
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Collapsable Spray Arm
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Indep Pattern & Atomizing Air Lines
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Two Solution Switching
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Labeling by Test Laboratory
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit, Inlet Syst Instru 60"
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Outside Installation of Inlet System
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Chilled Water Coils & Valves for Dehumid
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Vaisala Dewpoint Sensor
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Preheat Coils

Initials ________

Exhibit A.doc Page 2 of 4 (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Face & Bypass Temp Control for Preheat
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Integrated, Process Air HEP Filter
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Stainless Steel Air Monitor
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit, Exhaust Blower for 60
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Discharge Silencer
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Spring Isolation Base with Mating Conn
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	30HP Motor for Static Pressures up to 30
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit Cartridge Type Duct Co
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Dust Collector Bypass with Dampers
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Bag In/Bag Out Feature of Cart and Drum
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	XP Rotary Valve (Rotolock, 8" Cast Iron)
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drum Level Sensor Babbitt LS8000 24 VDC
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Cooling System Control Hardware

Initials __________

Exhibit A.doc Page 3 of 4 (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Control Logix 5583 8MB Contr.

Initials ________

Exhibit A.doc Page 4 of 4 (Rev. 9/1/07)

[redacted]

UCC FINANCING STATEMENT AMENDMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
Corporation Service Company 1-800-858-5294

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

47158663

Corporation Service Company
801 Adlai Stevenson Drive
Springfield, IL 62703

Filed In: Delaware (S.O.S.)

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 06:22 PM 12/30/2009
INITIAL FILING # 2009 1972949
AMENDMENT # 2009 4180730
SRV: 091152623

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1a. INITIAL FINANCING STATEMENT FILE #
20091972949 6/10/2009

1b. ☐ This FINANCING STATEMENT AMENDMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS.

2. ☐ TERMINATION: Effectiveness of the Financing Statement identified above is terminated with respect to security interest(s) of the Secured Party authorizing this Termination Statement.

3. ☐ CONTINUATION: Effectiveness of the Financing Statement identified above with respect to security interest(s) of the Secured Party authorizing this Continuation Statement is continued for the additional period provided by applicable law.

4. ☐ ASSIGNMENT (full or partial): Give name of assignee in item 7a or 7b and address of assignee in item 7c; and also give name of assignor in item 9.

5. AMENDMENT (PARTY INFORMATION): This Amendment affects ☐ Debtor or ☐ Secured Party of record. Check only one of these two boxes.
Also check one of the following three boxes and provide appropriate information in items 6 and/or 7.
☐ CHANGE name and/or address: Please refer to the detailed instructions in regards to changing the name/address of a party. ☐ DELETE name: Give record name to be deleted in item 6a or 6b. ☐ ADD name: Complete item 7a or 7b, and also item 7c; also complete items 7e-7g (if applicable).

6. CURRENT RECORD INFORMATION:

6a. ORGANIZATION'S NAME			
Patheon Pharmaceuticals Inc.			
OR 6b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

7. CHANGED (NEW) OR ADDED INFORMATION:

7a. ORGANIZATION'S NAME				
OR 7b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
7c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
7d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR / 7e. TYPE OF ORGANIZATION	7f. JURISDICTION OF ORGANIZATION	7g. ORGANIZATIONAL ID #, if any		☐ NONE

8. AMENDMENT (COLLATERAL CHANGE): check only one box.
Describe collateral ☐ deleted or ☐ added, or give entire ☒ restated collateral description, or describe collateral ☐ assigned.

See Exhibit A attached together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

9. NAME OF SECURED PARTY OF RECORD AUTHORIZING THIS AMENDMENT (name of assignor, if this is an Assignment). If this is an Amendment authorized by a Debtor which adds collateral or adds the authorizing Debtor, or if this is a Termination authorized by a Debtor, check here ☐ and enter name of DEBTOR authorizing this Amendment.

9a. ORGANIZATION'S NAME			
General Electric Capital Corporation			
OR 9b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

10. OPTIONAL FILER REFERENCE DATA 47158663

FILING OFFICE COPY — UCC FINANCING STATEMENT AMENDMENT (FORM UCC3) (REV. 05/22/02)

GE
Healthcare Financial Services

Internal Contract Ref. # 8421204-001
Internal Order Ref. # 861439950

EXHIBIT A TO AMENDED AND RESTATED EQUIPMENT SCHEDULE DATED AS OF 12/29/2009

Number Of Units	Supplier/ Manufacturer	Model, VIN #/Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	60" Double Wall Accela-Cota, Model 60CXL
1	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	In Pan WIP Nozzle Assembly Only
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Accela-scoop, Polyethylene
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Helical Mixing Baffles
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Process Air Bypass Assembly - AHU grade
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Two Piece Exhaust Plenum
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan Light: non-XR
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sampling Port and Thief and Non Interio
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan Speed Sensing Via Pan Shaft
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drawer Mounted Spray System for Computer

Initials ________

Exhibit A.doc Page 1 of 3 (Rev. 9/1/07)

Number Of Units	Supplied Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	6 Gun Schick Spray Bar
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Micromotion T025 Mass Flow Meter
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sta-Pure Tubing
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Collapsable Spray Arm
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Indep Pattern & Atomizing Air Lines
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Two Solution Switching
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Labeling by Test Laboratory
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit, Inlet Syst Instru 60"
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Outside Installation of Inlet System
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Chilled Water Coils & Valves for Dehumid
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Vaisala Dewpoint Sensor
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Preheat Coils
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Face & Bypass Temp Control for Preheat

Initials: ________

Exhibit A.doc Page 2 of 3 (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Integrated, Process Air HEP Filter
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Stainless Steel Air Monitor
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit, Exhaust Blower for 60
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Discharge Silencer
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Spring Isolation Base with Mating Conn
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	30HP Motor for Static Pressures up to 30
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Air Handling Unit Cartridge Type Duct Co
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Dust Collector Bypass with Dampers
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Bag In/Bag Out Feature of Cart and Drum
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	XP Rotary Valve (Rotolock, 8" Cast Iron)
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drum Level Sensor Bindicator LS8000 24 VDC
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Coating System Control Hardware
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to Control Logix 5563 8MB Contr.

Initials__________

Exhibit A.doc Page 3 of 3 (Rev. 9/1/07)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Dilligenz [illegible]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

CORPORATION SERVICE COMPANY
2711 CENTERVILLE ROAD
SUITE 400
WILMINGTON DE 19808

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 06:02 PM 09/08/2009
INITIAL FILING # 2009 2883269

SRV: 090840370

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: PATHEON PHARMACEUTICALS INC.					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX	
1c. MAILING ADDRESS: 2110 EAST GALBRAITH ROAD	CITY: CINCINNATI	STATE: OH	POSTAL CODE: 45237	COUNTRY: US	
	1e. TYPE OF ORGANIZATION: CORPORATION	1f. JURISDICTION OF ORGANIZATION: DE			

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX	
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY	
	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION			

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: GENERAL ELECTRIC CAPITAL CORPORATION				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS: P.O. BOX 414, W-490	CITY: MILWAUKEE	STATE: WI	POSTAL CODE: 53201	COUNTRY: US

4. This FINANCING STATEMENT covers the following collateral:

One (1) Cannon Copier/Scanner, together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

6. [ ] This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] [ ] All Debtors [ ] Debtor 1 [ ] Debtor 2

8. OPTIONAL FILER REFERENCE DATA

[illegible] - 690 [44893701]

[redacted]

UCC FINANCING STATEMENT AMENDMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
CSC Diligenz, Inc. 1-800-858-5294

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

44912034

CSC Diligenz, Inc.
6500 Harbour Heights Pkwy, Suite 400
Mukilteo, WA 98275

Filed In: Delaware (S.O.S.)

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 06:16 PM 09/09/2009
INITIAL FILING # 2009 2883269
AMENDMENT # 2009 2898077
SRV: 090843601

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1a. INITIAL FINANCING STATEMENT FILE #
20092883269 9/8/2009

1b. [ ] This FINANCING STATEMENT AMENDMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS.

2. [ ] TERMINATION: [illegible]

3. [ ] CONTINUATION: [illegible]

4. [ ] ASSIGNMENT (full or partial): [illegible]

5. AMENDMENT (PARTY INFORMATION): This Amendment affects [ ] Debtor or [ ] Secured Party of record. Check only one of these two boxes.
Also check one of the following three boxes and provide appropriate information in items 6 and/or 7.
[ ] CHANGE name and/or address: [illegible] [ ] DELETE name: [illegible] [ ] ADD name: [illegible]

6. CURRENT RECORD INFORMATION:

6a. ORGANIZATION'S NAME			
Patheon Pharmaceuticals Inc.			
OR 6b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

7. CHANGED (NEW) OR ADDED INFORMATION:

7a. ORGANIZATION'S NAME					
OR 7b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
7c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
7d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR / 7e. TYPE OF ORGANIZATION	7f. JURISDICTION OF ORGANIZATION	7g. ORGANIZATIONAL ID #, if any		[ ] NONE

8. AMENDMENT (COLLATERAL CHANGE): check only one box.
Describe collateral [ ] deleted or [ ] added, or give entire [X] restated collateral description, or describe collateral [ ] assigned.

See Exhibit A, together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

9. NAME OF SECURED PARTY OF RECORD AUTHORIZING THIS AMENDMENT (name of assignor, if this is an Assignment). If this is an Amendment authorized by a Debtor which adds collateral or adds the authorizing Debtor, or if this is a Termination authorized by a Debtor, check here [ ] and enter name of DEBTOR authorizing this Amendment.

9a. ORGANIZATION'S NAME			
General Electric Capital Corporation			
OR 9b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

10. OPTIONAL FILER REFERENCE DATA
HFS - SSG - Amendment 44912034

FILING OFFICE COPY — UCC FINANCING STATEMENT AMENDMENT (FORM UCC3) (REV. 05/22/02)

GE
Healthcare Financial Services

Internal Contract Ref. # 8430062-001
Internal Order Ref. # 861-441416

EXHIBIT A TO AGREEMENT
DATED AS OF 09/08/2009

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
1	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	T1120 SD MFP Large Format Printer
17	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	4345xs mfp's
5	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	4345x
1	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	4730mfp
1	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	8080 edgeline mfp
9	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	5050 edgline mfp
1	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	HP5035XS
3	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	HP272NF
1	Cannon IV Inc 950 Dorman Street Indianapolis, IN 46202	Panasonic Scanner

Initials ________

Exhibit A.doc Page 1 of 1 (Rev. 8/1/07)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

[illegible] [illegible]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

CORPORATION SERVICE COMPANY
2711 CENTERVILLE ROAD
SUITE 400
WILMINGTON DE 19808

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 04:15 PM 10/19/2009
INITIAL FILING # 2009 3357461

SRV: 090946264

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: PATHEON PHARMACEUTICALS INC.					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
1c. MAILING ADDRESS: 2110 EAST GALBRAITH ROAD	CITY: CINCINNATI	STATE: OH	POSTAL CODE: 45237		COUNTRY: US
1d.	1e. TYPE OF ORGANIZATION: CORPORATION	1f. JURISDICTION OF ORGANIZATION: DE			

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE		COUNTRY
	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION			

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: GENERAL ELECTRIC CAPITAL CORPORATION					
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
3c. MAILING ADDRESS: P.O. BOX 414, W-490	CITY: MILWAUKEE	STATE: WI	POSTAL CODE: 53201		COUNTRY: US

4. This FINANCING STATEMENT covers the following collateral:

Ten (10) CANNON IV INC Metolift with Fork Model M2055, Ten (10) CANNON IV INC Trane AC 30-5 Air Handling Unit, and Ten (10) CANNON IV INC U20 QuadPro Comil, together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

6. [ ] This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] [ ] All Debtors [ ] Debtor 1 [ ] Debtor 2

8. OPTIONAL FILER REFERENCE DATA

[illegible] - [illegible] [45708417]

UCC FINANCING STATEMENT AMENDMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Dilimont [illegible]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

CORPORATION SERVICE COMPANY
2711 CENTERVILLE ROAD
SUITE 400
WILMINGTON DE 19808

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 04:55 PM 10/27/2009
INITIAL FILING # 2009 3357461
AMENDMENT # 2009 3452288
SRV: 090968741

1a. INITIAL FINANCING STATEMENT FILE #

2009 3357461

1b. [ ] This FINANCING STATEMENT AMENDMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS.

2. [ ] TERMINATION: Effectiveness of the Financing Statement identified above is terminated with respect to security interest(s) of the Secured Party authorizing this Termination Statement.

3. [ ] CONTINUATION: Effectiveness of the Financing Statement identified above with respect to security interest(s) of the Secured Party authorizing this Continuation Statement is continued for the additional period provided by applicable law.

4. [ ] ASSIGNMENT (full or partial): Give name of assignee in item 7a or 7b and address of assignee in item 7c; and also give name of assignor in item 9.

5. AMENDMENT (PARTY INFORMATION): This Amendment affects [ ] Debtor or [ ] Secured Party of record. Check only one of these two boxes.

Also check one of the following three boxes and provide appropriate information in items 6 and/or 7.

[ ] CHANGE name and/or address: Give current record name in item 6a or 6b; also give new name (if name change) in item 7a or 7b and/or new address (if address change) in item 7c.
[ ] DELETE name: Give record name to be deleted in item 6a or 6b.
[ ] ADD name: Complete item 7a or 7b, and also item 7c; also complete items 7d-7g (if applicable).

6. CURRENT RECORD INFORMATION:

6a. ORGANIZATION'S NAME

OR

6b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

7. CHANGED (NEW) OR ADDED INFORMATION:

7a. ORGANIZATION'S NAME

OR

7b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

7c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY

	7e. TYPE OF ORGANIZATION	7f. JURISDICTION OF ORGANIZATION	

8. AMENDMENT (COLLATERAL CHANGE): check only one box.

Describe collateral [ ] deleted or [ ] added, or give entire [X] restated collateral description, or describe collateral [ ] assigned.

Ten (10) Meto Corp. Metolift with Fork Model M2055, Ten (10) Trane Corporation Trane AC 30-5 Air Handling Unit, and Ten (10) Quadro Inc. U20 QuadPro Comil, together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

9. NAME of SECURED PARTY of RECORD AUTHORIZING THIS AMENDMENT

General Electric Capital Corporation

10. OPTIONAL FILER REFERENCE DATA

EFS - SSG - Amend [45093770]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER (optional)

8009335770

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

UCC DIRECT SERVICES
2727 ALLEN PARKWAY
SUITE 1600

HOUSTON TX 77019

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 03:53 PM 10/21/2009
INITIAL FILING # 2009 3383756

SRV: 090952131

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME					
PATHEON PHARMACEUTICALS INC.					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX	
1c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY	
2110 E GALBRAITH RD	CINCINNATI	OH	45237	US	
	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION			
	CORPORATION	DE			

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION			

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME				
IBM CREDIT LLC				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
1 NORTH CASTLE DRIVE	ARMONK	NY	10504	US

4. This FINANCING STATEMENT covers the following collateral:

All of the following equipment together with all related software, whether now owned or hereafter acquired and wherever located (all as more fully described on IBM Credit LLC Supplement(s) # G15383, G15385) including one or more of the following: 7459-5PU (IBM) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software. IBM Credit LLC files this notice as a precautionary filing. See UCC 9-505. UCC Log Number: CPD00G15383 6936875

5. ALTERNATIVE DESIGNATION - Lessee-Lessor

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] | 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

DB-0-39583256-6936875 CPD00G15383 146389 146389

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

8005535779

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

UCC DIRECT SERVICES
2727 ALLEN PARKWAY
SUITE 1000

HOUSTON TX 77019

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 04:13 PM 11/02/2009
INITIAL FILING # 2009 3512057

SRV: 090983442

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME
PRESTON PHARMACEUTICALS INC.

OR

1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS	**CITY**	**STATE**	**POSTAL CODE**	**COUNTRY**
2110 E GALBRAITH RD	CINCINNATI	OH	45237	US
1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION			
CORPORATION	DE			

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME

OR

2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	**CITY**	**STATE**	**POSTAL CODE**	**COUNTRY**
2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION			

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME
IBM CREDIT LLC

OR

3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS	**CITY**	**STATE**	**POSTAL CODE**	**COUNTRY**
1 NORTH CASTLE DRIVE	ARMONK	NY	10504	US

4. This FINANCING STATEMENT covers the following collateral:

All of the following equipment together with all related software, whether now owned or hereafter acquired and wherever located (all as more fully described on IBM Credit LLC Supplement(s) # G16794) including one or more of the following: 7459-5FU (IBM) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software. IBM Credit LLC files this notice as a precautionary filing. See UCC 9-505. (11/02/09) UCC Log Number: CPD00G16794 7139521

5. ALTERNATIVE DESIGNATION - Lessee-Lessor

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

DE-0-39628507-7139521 CPD00G16794 146710 146710

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
Corporation Service Company 1-800-858-5294

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

46505748

Corporation Service Company
801 Adlai Stevenson Drive
Springfield, IL 62703

Filed in: Delaware (S.O.S.)

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 05:39 PM 11/24/2009
INITIAL FILING # 2009 3781165

SRV: 091046627

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME					
Patheon Pharmaceuticals Inc.					
1b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2110 East Galbraith Road		Cincinnati	OH	45237	USA
1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any	
		Corp.	DE	2976494	NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
2b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	
					NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME				
General Electric Capital Corporation				
3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
PO Box 414, W-490	Milwaukee	WI	53201	USA

4. This FINANCING STATEMENT covers the following collateral:

See Exhibit A, together with (i) all substitutions for, and products and proceeds of any of the foregoing property, (ii) all accessions thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property, and (v) all insurance and/or other proceeds of any type of the foregoing property.

5. ALTERNATIVE DESIGNATION [if applicable]: LESSEE/LESSOR | CONSIGNEE/CONSIGNOR | BAILEE/BAILOR | SELLER/BUYER | AG. LIEN | NON-UCC FILING

6. This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] All Debtors | Debtor 1 | Debtor 2

8. OPTIONAL FILER REFERENCE DATA

HFS - SBG 46505749

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

GE
Healthcare Financial Services

EXHIBIT A TO AGREEMENT
DATED AS OF 11/23/2009

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Is part WIP nozzle assembly only
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Actela-Scoop for tablet unloading polyethylene
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Helical Mixing baffles, mirror finish instead of standard plow baffles
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Process Air bypass assembly AHU Grade required for Compu-Coat systems
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade: Two piece exhaust plenum
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan light: Non XR
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Pan speed sensing via pan shaft
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sampling port & thiefmon interlocked front access door
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drawer mounted spray system for Compu-coat control
3	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	TE Spray bar Schlick gun inserts 6 gun arrangement

Exhibit A.doc   Page 1 of 4   (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
3	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade to titanium Patheon Requirement
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade: spray drawer for independent control of patter air
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Micromotion mass flow meter
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Sta-Pure tubing
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Two solution switching
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade: ITT sanitary valves Patheon req
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Collapsable spray arm
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Spray gun indexer assembly
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Labeling electrical enclosures UL
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Outside installation of inlet system
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Chill water coil, DH valve, instruments
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade: Vaisala Dew point sensor
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Preheat coil

Exhibit A.doc Page 2 of 4 (Rev. 9/1/07)

Number Of Units	Supplied Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	HEPA integrated to AHU
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	18 in round SS air monitoring station
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Additional wiring AHU Temp Monitoring
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Face n bypass temperature control preheat
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Exhaust Blower unit 4000CFM
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Discharge silencer
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Spring Isolation Base
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	30HP motor static pressure 30"WC
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Dust collector cartridge type
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	DC bypass with dampers
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	BIBO feature for cartridges only
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	XP rotary valve (Rotolok 8") hand off/auto
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Drum level sensor Babbitt LS600 24VDC

Exhibit A.doc Page 3 of 4 (Rev. 9/1/07)

Number Of Units	Supplier/ Manufacturer	Model, VIN #, Unit # and/or Type Of Equipment
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Coating system hardware
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Upgrade ControlLogix 5563 8 MB
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Thomas Engineering 60 DXL coating pan
2	Thomas Engineering Inc. PO Box 198 Hoffman Estates, IL 60195-0198	Process air handling unit 4000CFM

Exhibit A.doc Page 4 of 4 (Rev. 9/1/07)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

8008335778

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

UCC DIRECT SERVICES
2727 ALLEN PARKWAY
SUITE 1000

HOUSTON TX 77019

DELAWARE DEPARTMENT OF STATE
U.C.C. FILING SECTION
FILED 09:15 PM 12/11/2009
INITIAL FILING # 2009 3983241

SRV: 091094301

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME PATHEON PHARMACEUTICALS INC.					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
1c. MAILING ADDRESS 2110 E GALBRAITH RD	CITY CINCINNATI	STATE OH	POSTAL CODE 45237		COUNTRY US
1e. TYPE OF ORGANIZATION CORPORATION	1f. JURISDICTION OF ORGANIZATION DE				

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE		COUNTRY
2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION				

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME IBM CREDIT LLC					
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME			SUFFIX
3c. MAILING ADDRESS 1 NORTH CASTLE DRIVE	CITY ARMONK	STATE NY	POSTAL CODE 10504		COUNTRY US

4. This FINANCING STATEMENT covers the following collateral:

All of the following equipment together with all related software, whether now owned or hereafter acquired and wherever located (all as more fully described on IBM Credit LLC Supplement(s) # G20099) including one or more of the following: 7459-5FU (IBM) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software. IBM Credit LLC files this notice as a precautionary filing. See UCC 9-505. (12/11/09) UCC Log Number: CFD00G20099 7139521

5. ALTERNATIVE DESIGNATION - Lessee-Lessor

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

DE-0-40236640-7139521 CFD00G20099 147369 147369

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 2
(9791)

TYPE OF SEARCH : BUSINESS DEBTOR
SEARCH CONDUCTED ON : PATHEON INC
FILE CURRENCY : 04MAR 2010
ENQUIRY NUMBER :

FORM 1C FINANCING STATEMENT / CLAIM FOR LIEN

FILE NUMBER
00 656525943

CAUTION FILING / PAGE NO. / TOTAL PAGES / MOTOR VEHICLE SCHEDULE / REGISTRATION NUMBER / REGISTERED UNDER / REGISTRATION PERIOD
01 01 003 20090924 1946 1531 3610 P PPSA 4

02 DEBTOR / DATE OF BIRTH / FIRST GIVEN NAME / INITIAL / SURNAME
03 NAME / BUSINESS NAME: PATHEON INC.
ONTARIO CORPORATION NO.
04 ADDRESS: 2100 SYNTEX CRT MISSISSAUGA ON L5N 7K9

05 DEBTOR / DATE OF BIRTH / FIRST GIVEN NAME / INITIAL / SURNAME
06 NAME / BUSINESS NAME
ONTARIO CORPORATION NO.
07 ADDRESS

08 SECURED PARTY / LIEN CLAIMANT: IBM CANADA LIMITED - LAW CLERK/PPSA ADMINISTRATOR
09 ADDRESS: 3600 STEELES AVE EAST A4 MARKHAM ON L3R 9Z7

COLLATERAL CLASSIFICATION
CONSUMER GOODS / INVENTORY / EQUIPMENT / ACCOUNTS / OTHER / MOTOR VEHICLE INCLUDED / AMOUNT / DATE OF MATURITY OR NO FIXED MATURITY DATE
10 X X X

YEAR / MAKE / MODEL / V.I.N.
11 MOTOR
12 VEHICLE

13 GENERAL ALL PRESENT AND AFTER-ACQUIRED GOODS SUPPLIED, LEASED OR FINANCED BY
14 COLLATERAL THE SECURED PARTY, INCLUDING BUT NOT LIMITED TO, ALL OFFICE
15 DESCRIPTION MACHINES, OFFICE EQUIPMENT, COMPUTER HARDWARE, SOFTWARE AND ALL

16 REGISTERING AGENT: CANADIAN SECURITIES REGISTRATION SYSTEMS
17 ADDRESS: 4126 NORLAND AVENUE BURNABY BC V5G 3S8

*** FOR FURTHER INFORMATION, CONTACT THE SECURED PARTY. ***

CONTINUED... 3

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY/ LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 3
(9752)

[illegible] BUSINESS DEBTOR
[illegible] PATHEON INC
[illegible] 04MAR 2010

[illegible]

[illegible]
00 656525943

[illegible]
01 02 003 20090924 1946 1531 3610

[illegible]
02 [illegible]
03 [illegible]
04 [illegible]
05 [illegible]
06 [illegible]
07 [illegible]
08 [illegible]
09 [illegible]

[illegible]
10

11 [illegible]
12 [illegible]

13 [illegible] OTHER EQUIPMENT OF ANY KIND WHATSOEVER AS WELL AS ALL ANCILLARY
14 [illegible] PRODUCTS RELATED THERETO, AND ALL UPGRADES, ADDITIONS, SUBSTITUTIONS
15 [illegible] AND ACCESSIONS THERETO AND THEREON AND ALL PROCEEDS THEREFROM OF

16 [illegible]
17 [illegible]

[illegible]

CONTINUED... 4

CERTIFIED BY/CERTIFIÉES PAR

REGISTRAR OF PERSONAL PROPERTY SECURITY/ LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES

(rev 11/2008)

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 4
(9793)

[illegible] BUSINESS DEBTOR
PATHEON INC
04MAR 2010

[illegible]

[illegible]
00 65452594[illegible]

[illegible]
01 03 003 20090924 1946 1531 3610

[illegible]
02 [illegible]
03 [illegible] [illegible]
[illegible]
04 [illegible]

[illegible]
05 [illegible]
06 [illegible] [illegible]
[illegible]
07 [illegible]

08 [illegible]
09 [illegible]

[illegible]
10 [illegible]

[illegible]
11 [illegible]
12 [illegible]

13 [illegible] EVERY KIND AND DESCRIPTION.
14 [illegible]
15 [illegible]

16 [illegible]
17 [illegible]

[illegible]

CONTINUED... 5

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY/ LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES
(ed/fr 11/2006)

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 5
(9794)

TYPE OF SEARCH : BUSINESS DEBTOR
SEARCH CONDUCTED ON : PATHEON INC
FILE CURRENCY : 04MAR 2010

FORM 1C FINANCING STATEMENT / CLAIM FOR LIEN

	FILE NUMBER							
00	654304959							
	CAUTION FILING	PAGE NO.	TOT PAGES	MOTOR VEHICLE SCHEDULE	REGISTRATION NUM	REG TYPE		REGISTRATION PERIOD
01		001	1		20090618 1436 5064 0291	P PPSA		05
	DATE OF BIRTH	FIRST GIVEN NAME	INITIAL	SURNAME				
02 03	DEBTOR NAME	BUSINESS NAME	PATHEON INC.				ONTARIO CORPORATION NO.	
04		ADDRESS	2100 SYNTEX CRT		MISSISSAUGA	ON	L5N 7K9	
	DATE OF BIRTH	FIRST GIVEN NAME	INITIAL	SURNAME				
05 06	DEBTOR NAME	BUSINESS NAME					ONTARIO CORPORATION NO.	
07		ADDRESS						
08	SECURED PARTY / LIEN CLAIMANT		GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.					
09		ADDRESS	5500 NORTH SERVICE ROAD, 8TH FLOOR		BURLINGTON	ON	L7L 6W6	

COLLATERAL CLASSIFICATION

	CONSUMER GOODS	INVENTORY	EQUIPMENT	ACCOUNTS	OTHER	MOTOR VEHICLE INCLUDED	AMOUNT	DATE OF MATURITY	OR NO FIXED MATURITY DATE
10		X	X	X	X	X			

	YEAR	MAKE	MODEL	V.I.N.
11 12 MOTOR VEHICLE				

13 14 15 GENERAL COLLATERAL DESCRIPTION

16 REGISTERING AGENT — SECUREFACT TRANSACTION SERVICES, INC.
17 ADDRESS — 330 BAY STREET SUITE 505 — TORONTO — ON — M5H 2S8

*** FOR FURTHER INFORMATION, CONTACT THE SECURED PARTY. ***

CONTINUED... 6

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY
LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES
(crfj4 1/2006)

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

REPORT : PSSR060
PAGE : 6
(9795)

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

[illegible] BUSINESS DEBTOR
[illegible] PATHBON INC
[illegible] 04MAR 2010

[illegible]

[illegible]
00 654305274

[illegible]
01 001 1 20090618 1452 5064 0292 P PPSA 05

[illegible]
02 [illegible]
03 [illegible] PATHBON INC.
[illegible]
04 [illegible] 2100 SYNTEX CRT MISSISSAUGA ON L5N 7K9

[illegible]
05 [illegible]
06 [illegible]
[illegible]
07 [illegible]

08 [illegible] GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
09 [illegible] 5500 NORTH SERVICE ROAD, 8TH FLOOR BURLINGTON ON L7L 6W6

[illegible]
10 X X X X X X

[illegible]
11 [illegible]
12 [illegible]

13 [illegible]
14 [illegible]
15 [illegible]

16 [illegible] SECUREFACT TRANSACTION SERVICES, INC.
17 [illegible] 330 BAY STREET SUITE 505 TORONTO ON M5H 2S8
[illegible]

CONTINUED... 7

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY/ LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES
(cojfe 11/2006)

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 7
(9756)

TYPE OF SEARCH : BUSINESS DEBTOR
SEARCH CONDUCTED ON : PATHEON INC
FILE CURRENCY : 04MAR 2010

[illegible]

FILE NUMBER
00 652165011

01 001 1 20090319 1309 5064 8801 P PPSA 05

DATE OF BIRTH | FIRST GIVEN NAME | INITIAL | SURNAME
02 DEBTOR
03 NAME BUSINESS NAME PATHEON INC.
ONTARIO CORPORATION NO.
04 ADDRESS 111 CONSUMERS DR. WHITBY ON L1N 5Z5

DATE OF BIRTH | FIRST GIVEN NAME | INITIAL | SURNAME
05 DEBTOR
06 NAME BUSINESS NAME
ONTARIO CORPORATION NO.
07 ADDRESS

08 SECURED PARTY / LIEN CLAIMANT GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
09 ADDRESS 5500 NORTH SERVICE ROAD, 8TH FLOOR BURLINGTON ON L7L 6W6

COLLATERAL CLASSIFICATION
CONSUMER GOODS, INVENTORY, EQUIPMENT, ACCOUNTS, OTHER, MOTOR VEHICLE INCLUDED, AMOUNT, DATE OF MATURITY OR NO FIXED MATURITY DATE
10 X X X X X X

YEAR MAKE | MODEL | V.I.N.
11 MOTOR
12 VEHICLE

13 GENERAL
14 COLLATERAL
15 DESCRIPTION

16 REGISTERING AGENT SECUREFACT TRANSACTION SERVICES, INC.
17 ADDRESS 505-330 BAY ST TORONTO ON M5H 2S8

[illegible]

CONTINUED... 8

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY/
LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES
(crj1fv 11/2006)

Ontario

RUN NUMBER : 064
RUN DATE : 2010/03/05
ID : 20100305152511.24

PROVINCE OF ONTARIO
MINISTRY OF GOVERNMENT SERVICES
PERSONAL PROPERTY SECURITY REGISTRATION SYSTEM
ENQUIRY RESPONSE
CERTIFICATE

REPORT : PSSR060
PAGE : 14
(9803)

[redacted] BUSINESS DEBTOR
PATHEON INC
04MAR 2010

[redacted]

[redacted]
00 608302944

[redacted]
01 01 001 20040819 1433 1616 3337 P PPSA 7

[redacted]
02 [redacted]
03 [redacted] PATHEON INC.
[redacted]
04 [redacted] 333 JARVIS ST FORT ERIE ON L2A 5M9
[redacted]
05 [redacted]
06 [redacted]
[redacted]
07 [redacted]

08 [redacted] CIT FINANCIAL LTD.
09 [redacted] 5035 SOUTH SERVICE ROAD BURLINGTON ON L7R 4C8

[redacted]
10 X X

[redacted]
11 [redacted]
12 [redacted]

13 [redacted] CANON IR5020 COPIER.
14
15

16 [redacted] JCLD ONLINE
17 [redacted] 16-1375 SOUTHDOWN RD STE 322 MISSISSAUGA ONT L5J 2Z1
[redacted]

CONTINUED... 15

CERTIFIED BY/CERTIFIÉES PAR
REGISTRAR OF PERSONAL PROPERTY SECURITY
LE REGISTRATEUR DES SÛRETÉS MOBILIÈRES
(an) 11/2008

Ontario

SCHEDULE 6.04 - EXISTING INVESTMENTS

The following are the existing investments which include any securities into which such investments may be converted from time to time.

Corporate Holdings

See Schedule 3.12 for the corporate holdings of the companies in the Patheon group.

The following changes are contemplated:

1.	it is anticipated that Patheon Holdings Cyprus Ltd. will be liquidated into its parent, Patheon U.S. Holdings LLC;

2.	it is anticipated that Patheon Europe Zrt. will be liquidated into its parent, Patheon B.V.

3.	it is anticipated that Patheon Research and Development Service Private limited (India) and Patheon Pharmaceuticals India Private Limited will be dissolved in conjunction with the liquidation of Patheon Holdings Cyprus Ltd.

4.	it is anticipated that the Equity Interests in Patheon Holdings S.A.S. held by Patheon Italia S.P.A. will be redeemed.

See chart attached to this Schedule 6.04 for effect of contemplated changes on the corporate holdings of the companies in the Patheon group.

[Chart to be attached.]

Intercompany indebtedness/advances

Please see the charts attached to this Schedule 6.04 indicating (1) intercompany loans within the Patheon group and (2) the net receivables position of the entities in the Patheon group (which includes the intercompany loans). [Charts to be attached.]

BSP Pharmaceuticals

Patheon Inc., through Patheon Italia S.p.A. and Patheon B.V., holds an interest of 18% in Pharma Services Provider srl and BSP Pharmaceuticals srl (collectively, “BSP Pharmaceuticals”). BSP, a privately-held Italian company, operates an oncology production facility in Latina, Italy that specializes in providing third-party development and manufacturing of cytotoxic pharmaceutical products. Patheon has committed to provide equity in BSP Pharmaceuticals up to an overall amount of €2,358,000 of which €1,980,000 has been provided.

As of March 12, 2010, Patheon (Patheon Italia S.p.A. and Patheon B.V.) has guaranteed up to €1,080,000 if BSP Pharmaceuticals does not fulfill its obligations to its lenders.

The shareholders agreement includes provisions in respect of buy/sell rights among the shareholders.

The shares of BSP Pharmaceuticals held by Patheon Italia S.p.A. and Patheon B.V. have been pledged to the lenders to BSP Pharmaceuticals.

Skyepharma plc

Patheon Inc. holds 2,613 common shares of Skyepharma plc, representing an interest of less than 0.1% of the shares. The shares of Skyepharma plc are listed on the London Stock Exchange and on the NASDAQ.

PROPOSED FINAL STRUCTURE

SCHEDULE 6.05 – SALES, TRANSFERS, LEASES OR OTHER DISPOSITIONS

None

SCHEDULE 6.06 – SALE AND LEASEBACK TRANSACTIONS

None

SCHEDULE 6.10 - EXISTING RESTRICTIONS

Patheon agreed on February 9, 2006 that all intercompany indebtedness owing from Patheon Italia S.p.A. to Patheon Inc. or any affiliates is and will be subordinated to the €28,500,000 loan from Banca IntessaBci Mediocredito S.p.A. to Patheon Italia S.p.A.6

[6]	This obligation will expire upon repayment of this loan, which is contemplated to occur in connection with the Transactions.

CONFIDENTIAL

Exhibit A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [Identify Lender]]1

3.	Borrower(s): Patheon Inc.,

Patheon Pharmaceuticals Inc.,

Patheon Puerto Rico, Inc.,

Patheon U.K. Limited,

Patheon France S.A.S.,

Patheon Italia S.p.A.,

Patheon International AG

4.	Administrative Agents: JPMorgan Chase Bank, N.A. , as US Administrative Agent under the Credit Agreement, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian Administrative Agent and JPMorgan Europe Limited, as European Administrative Agent

5.	Credit Agreement: The US$75,000,000 Amended and Restated Revolving Credit Agreement dated as of April [__], 2010 among Patheon Inc., Patheon Pharmaceuticals Inc., Patheon Puerto Rico, Inc., Patheon U.K. Limited, Patheon France S.A.S., Patheon Italia S.p.A., Patheon International AG, the Lenders parties thereto, JPMorgan Chase Bank, N.A. , as the US Administrative Agent under the Credit Agreement, and the other agents party thereto.

6.	Security Trust Deed: The security trust deed dated as of April [__], 2010 among Patheon UK Limited, the Collateral Agent and the Lenders party thereto.

[1]	Select as applicable.

2

7.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[3]

	$	$	%

	$	$	%

	$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee (in the case an Assignee is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Canadian Commitment”, “US Commitment”, “UK Commitment”.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3

By execution of this Assignment and Assumption Agreement, the Assignee hereby accedes to the Security Trust Deed and agrees to be bound by the terms of the Security Trust Deed as a Finance Party (as that term is defined in the Security Trust Deed).

The terms set forth in this Assignment and Assumption, which is executed as a deed, are hereby agreed to:

Executed as a deed by ASSIGNOR [NAME OF ASSIGNOR],

by

Title:

by4

Title:

in the presence of:[5]

Executed as a deed by ASSIGNEE [NAME OF ASSIGNEE],

by

Title:

by6

Title:

in the presence of:[7]

[4]	If two signatories are required.
[5]	The form needs to be signed in the presence of a witness. The witness does not need to meet any specific requirements.
[6]	If two signatories are required.
[7]	The form needs to be signed in the presence of a witness. The witness does not need to meet any specific requirements.

4

Consented to and Accepted:

JPMorgan Chase Bank, N.A., as Administrative Agent,

by

Title:

Consented to:
JPMorgan Chase Bank, N.A., as Issuing Bank,

by

Title:

Consented to:
Patheon Inc., as Parent Borrower

by

Title:

5

ANNEX 1

US$75,000,000 Amended and Restated Revolving Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and the Security Trust

6

Deed as a Finance Party thereunder (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York except the accession by the Assignee to the Security Trust Deed which shall be governed by the laws of England.

7

Exhibit B

Patheon Inc.

Monthly Borrowing Base Certificate

For the month ended February 28, 2010

		US	PR	Total US	UK	Canada	Total Shared Borrowing Base	Italy	Switzerland	France	Total Europe[2]	Total
(000’s USS)
A.	Available Accounts Receivable (from page 2 of 3)	$8,951	$6,610	$15,561	$4,842	$11,752	$32,155	$0	$0	$0	$0	$32,155
B.	Available Inventory (from page 3 of 3)	$4,231	$5,114	$9,345	$5,539	$9,633	$21,516	$0	$0	$0	$0	$24,516
C.	Less: Total Reserves	$84	$0	$84	$1,075	$1,421	2,580	$0	$0	$0	$0	$2,580

D.	Less: Barclays overdraft facility Reserve	$0	$0	$0	$2,500	$0	2,500	$0	$0	$0	$0	$2,500

E.	Borrowing Base (lines A + B - C - D)	$13,098	$11,724	$24,822	$6,806	$19,963	$51,591				$0	$51,591

F.	Revolving Commitments			$35,000	$10,000	$20,000	$65,000				$10,000	$75,000

G.	Lesser of lines D and E			$24,822	$6,806	$19,963	$51,591				$0	$51,591

H.	Excess Availability[1]			$0	$0	$0					$0	$0
I.	Excess Availability Utilized (Not to Exceed Line H)[1]			$0	$0	$0	—				$0	$0

J.	Total Availability (Including Excess)			$24,822	$6,806	$19,963	$51,591				$0	$51,591

	Revolving Exposure
	Revolving Loans	$0	$0	$0	$0	$0		$0	$0	$0	$0	$0
	Swingline Loans	$0	$0	$0	$0	$0		$0	$0	$0	$0	$0
	B/As	$0	$0	$0	$0	$0		$0	$0	$0	$0	$0
	Letters of Credit	$70	$0	$70	$0	$0		$0	$0	$0	$0	$70

K.	Total Revolving Exposure	$70	$0	$70	$0	$0	$70	$0	$0	$0	$0	$70

L.	Availability to borrow			$24,752	$6,806	$19,963	$51,521				$0	$51,521

Officer’s Certification:

Pursuant to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time), among Patheon Inc., the subsidiaries of Patheon Inc. party thereto, the lenders party thereto and JP Morgan Chase Bank, N.A., as US Administrative Agent, JP Morgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent, the undersigned Financial Officer of Patheon Inc. certifies that the information provided in this certificate to JP Morgan Chase Bank, N.A. as Administrative Agent, is true and correct based on the accounting records of Patheon Inc. as of February 28, 2010.

Patheon Inc.

/s/ Dean Wilson	4/23/10
Dean Wilson, VP - Corporate Controller	Date

[1]	Available per section 2.01 of the Credit Agreement

Patheon Inc.

Monthly Borrowing Base Certificate

For the month ended February 28, 2010

UK FX Rate	$1.5238

EUR FX Rate	$1.3620

CAD FX Rate	$0.9498

	($000’s US)
	US	Puerto Rico	Total US	UK	Canada	Italy	Switzerland	France	Total Europe	Total
Gross A/R	$11,849	$9,054	$20,903	$8,769	$16,227	$—	$—	$—	$—	$46,899

Less ineligibles:
Non-investment grade customers	—	—	—	—	—	—	—	—	—	—
Past due > 60 days past due date	—	—	—	—	—	—	—	—	—	—
Past due >90 days from Invoice date	0	38	39	0	0		—		—	39
Cross-aging	—	51	51	5	1				—	57
Credits Past Due	11	259	270	36	25				—	330
Foreign	213	200	413	2,435	1,082		—		—	3,931
Deposits	836	3	839	461	1,116				—	2,416
Concentration cap	—	—	—	—	—	—	—	—	—	—
Intercompany	—	—	—	—	—				—	—
Accrued Rebates	258	726	984	135	178				—	1,298
Contra	—	—	—	—	—				—	—
Deferred Revenue	—	—	—	—	—				—	—
Pre-billed Invoices	—	—	—	—	—				—	—
Damage Claims	—	—	—	—	—				—	—
Bill and Hold	—	—	—	—	—				—	—
Other (per terms of Credit Agreement)	—	—	—	—	—				—	—

Total Ineligibles	1,318	1,278	2,596	3,072	2,402	—	—	—	—	8,070

Eligible A/R	10,530	7,776	18,307	5,697	13,825	—	—	—	—	37,829
Dilution Rate (in excess of 5%)	5.00%	5.00%		5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Less: Dilution Reserve	—	—	—	—	—	—	—	—	—	—

Adjusted eligible A/R	10,530	7,778	18,307	5,697	13,825	—	—	—	—	37,829
Advance rate	85%	85%	85%	85%	85%	85%	85%	85%	85%	85%

Available A/R	$8,951	$6,610	$15,561	$4,842	$11,752	$—	$—	$—	$—	$32,155

Patheon Inc.

Monthly Borrowing Base Certificate

For the month ended February 28, 2010

	($000’s US)
	US	Puerto Rico	Total US	UK	Canada	Italy	Switzerland	France	Total IT, CH, FR	Total
Gross Inventory	$12,874	$15,247	$28,122	$14,187	$18,833	$—	$—	$—	$—	$61,143
Less ineligibles:
Supplies / MRO / PDS	1,308	—	1,308	1,597	—				—	2,904
Slow moving (GL)	10	—	10	—	—				—	10
LCM & FIFO adjustment	—	—	—	—	—				—	—
Expired	—	776	776	—	(1,315)				—	(539)
RM awaiting QC	—	—	—	—	—				—	—
Provision for defects	844	—	844	1,218	883				—	2,945
Bill and hold	—	—	—	—	—				—	—
Short dated	—	174	174	—	—				—	174
Hold	—	1,161	1,161	—	—				—	1,161
Good at outside processors	—	—	—	—	—				—	—
Active / customer owned	992	—	992	—	—				—	992
Costing adjustment	130	—	130	—	—				—	130
Other G/L inventory reserves	—	—	—	—	—	—	—	—	—	—

Total ineligibles	3,284	2,111	5,395	2,815	(432)	—	—	—	—	7,778

Eligible Inventory	$9,591	$13,136	$22,727	$11,372	$19,265	$—	$—	$—	$—	$53,365

Lesser of:
(i) 50%	50.0%	50.0%		50.0%	50.0%	0.0%	0.0%	0.0%	0.0%

(ii) 85% of NOLV - NEW RATES	44.1%	38.9%		48.7%	55.9%	0.0%	0.0%	0.0%	0.0%

Advance Rate	44.1%	38.9%		48.7%	50.0%	0.0%	0.0%	0.0%	0.0%
Available Inventory	$4,231	$5,114	$9,345	$5,539	$9,633	$—	$—	$—	$—	$24,516

Exhibit C

Execution Copy

CANADIAN REVOLVING PLEDGE AND SECURITY AGREEMENT dated as of April 23, 2010, among PATHEON INC. (the “Parent Borrower”), the SUBSIDIARIES of THE PARENT BORROWER named herein and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

Reference is made to (a) the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Parent Borrower, the Subsidiaries of the Parent Borrower named therein, the Lenders party thereto, the Collateral Agent, as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent (the “Canadian Agent”), and J.P. Morgan Europe Limited, as European administrative agent (the “European Agent”), (b) the Amended and Restated Revolving Guarantor Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantor Agreement”) among the Parent Borrower, the Subsidiaries of the Parent Borrower named therein and the Canadian Agent, the European Agent and the Collateral Agent, as agents, and (c) the Canadian Revolving Pledge and Security Agreement dated as of April 27, 2007 (as amended and in effect prior to giving effect to the amendment and restatement thereof pursuant to this Agreement, the “Existing Canadian Revolving Pledge and Security Agreement”) among the Parent Borrower, the subsidiaries of the Parent Borrower named therein and the Collateral Agent. The Lenders (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I hereof) and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Revolving Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is a Borrower or is affiliated with the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Revolving Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. This Agreement amends and restates in its entirety the Existing Canadian Revolving Pledge and Security Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Revolving Credit Agreement; Guarantor Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Guarantor Agreement or, if not defined therein, in the Revolving Credit Agreement. All capitalized terms defined in the PPSA (as defined below) and not defined in this Agreement, the Guarantor Agreement or the Revolving Credit Agreement have the meanings specified in the PPSA; the terms “instrument” and “security certificate” shall also have the meanings specified in the PPSA.

(b) The rules of construction specified in Section 1.03 of the Revolving Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means the portion of the Collateral consisting of any and all of the following assets now owned or at any time hereafter acquired by any Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Accounts;

(b) all Chattel Paper representing Accounts;

(c) (i) all deposit accounts and all cash, checks, other negotiable instruments, funds and other evidences of payment held therein and (ii) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, except, in each case, for any deposit accounts and any cash, checks, other negotiable instruments, funds or other evidences of payments held therein or any Securities, Security Entitlements, Securities Accounts and all cash and cash equivalents held therein, in each case, that constitute identifiable proceeds of Notes Priority Collateral and all deposits and other funds held therein;

(d) all Inventory;

(e) all rights under letters-of-credit rights in favour of such Grantor relating to Accounts or Inventory;

(f) to the extent involving or governing any of the items referred to in the preceding clauses (a) through (e), all Documents of Title, Intangibles and Instruments;

(g) to the extent supporting any of the items referred to in clauses (a) through (e), all Supporting Obligations;

(h) all books and records relating to the foregoing; and

(i) all proceeds of any of the foregoing (including, without limitation, proceeds of insurance with respect to any or all of the foregoing clauses (a) through (h) and all collateral security and Guarantees given by any Person with respect to any of the foregoing).

“Cash Collection Account” has the meaning assigned to such term in Section 4.01.

“Collateral” means Personal Property Collateral and Pledged Collateral.

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“Collateral Deposit Account” has the meaning assigned to such term in Section 4.01.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada, the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada, the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration under the Copyright Act (Canada) or under any other similar legislation of any other country or any political subdivision thereof.

“Deposit Account Control Agreement” means, with respect to a deposit account in the name of a Grantor, an agreement among such Grantor, the Collateral Agent and the depository bank pursuant to which such depository bank agrees to comply with instructions originated by the Collateral Agent directing disposition of funds in such deposit account without further consent by such Grantor.

“Funding Account” means, for any Grantor, the general fund account established at the office of JPMORGAN CHASE BANK, N.A., located at 270 Park Avenue, New York, NY 10017, in the name of such Grantor, for the purposes of this Agreement.

“Grantors” means the Parent Borrower and the Subsidiary Parties.

“Indenture” means the indenture dated as of April 23, 2010, among the Parent Borrower, the Subsidiaries listed therein and Deutsche Bank Trust Company Americas, as trustee in respect of the Senior Notes.

“Intellectual Property” means all industrial, intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how, industrial designs, integrated circuit topographies and trade secrets or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

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“Lock Box” has the meaning assigned to such term in Section 4.01.

“Lock Box Agreement” has the meaning assigned to such term in Section 4.01.

“Notes Priority Collateral” means any and all Collateral that is not ABL Priority Collateral.

“Notes Priority Collateral Security Interest” means the Security Interest in any and all Notes Priority Collateral.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all patents existing under the laws of Canada, all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for patents existing under the laws of Canada or letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar offices in any other country and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Personal Property Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, security certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“PPSA” means the Personal Property Security Act as from time to time in effect in the Province of Ontario.

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“Receiver” means a receiver, a manager or a receiver and manager.

“Revolving Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Securities Laws” has the meaning assigned to such term in Section 5.04.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“STA” means the Securities Transfer Act (Ontario), as may be amended, renamed, replaced or otherwise modified from time to time, and includes all regulations from time to time made thereunder.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Effective Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar offices in any state of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) all shares of capital stock and other Equity Interests issued to or otherwise owned by such Grantor (which such Grantor represents are accurately listed on Schedule II) and any other Equity Interests obtained in the future by such Grantor that are required by the Collateral and Guarantee Requirement to be

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pledged hereunder and the security certificates representing all such Equity Interests (the “Pledged Stock”); (b) (i) all debt securities issued to or otherwise owned by such Grantor (which such Grantor represents are accurately listed on Schedule II) that are required by the Collateral and Guarantee Requirement to be pledged hereunder, (ii) any debt securities in the future issued to such Grantor that are required by the Collateral and Guarantee Requirement to be pledged hereunder and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent (or to or by any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to the terms of this Section 2.01; (d) subject to Section 2.04, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 2.04, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any assets or property that are Excluded Assets for so long as such assets or property constitute Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Each Grantor represents and warrants to the Collateral Agent that none of the Pledged Stock consists of shares of stock or other Equity Interests of one or more unlimited liability companies under the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) or any other laws governing unlimited liability companies.

SECTION 2.02. Delivery of the Pledged Collateral. (a) To the extent required by the Collateral and Guarantee Requirement, each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) any and all Pledged Securities. Each Grantor will deliver to or cause to be delivered to the Collateral Agent any and all such documents, agreements and other materials as may be required from to time to time to provide the Collateral Agent with control over the Pledged Collateral, as applicable, in the manner provided under the STA.

(b) To the extent required by the Collateral and Guarantee Requirement, each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to the terms hereof.

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(c) Upon delivery to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent), (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request, (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request and (iii) if the charter, by-laws or any other constitutional document of an issuer that is a wholly owned Subsidiary of any Pledged Securities restricts the transfer of such Pledged Securities of such issuer, then the applicable Grantor shall deliver to the Collateral Agent a certified copy of a resolution of the directors or shareholders of such issuer consenting to the transfer(s) contemplated by this Agreement, including any prospective transfer of such Pledged Securities and any other related Pledged Collateral by the Collateral Agent or any Secured Party upon a realization on the security constituted hereby in accordance with this Agreement. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) In accordance with the terms of the Intercreditor Agreement, all Pledged Collateral delivered to a Person other than the Collateral Agent shall be held by such Person in each case as gratuitous bailee for the Secured Parties solely for the purpose of perfecting the security interest therein granted under this Agreement.

SECTION 2.03. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Grantor will cause to be recorded in its books the existence of the liens and encumbrances hereby created.

SECTION 2.04. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 2.04 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Revolving Credit Agreement and the other Loan Documents; provided that such

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rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Revolving Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Revolving Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, to the extent required by the Collateral and Guarantee Requirement, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.04, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.04 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.04 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and, subject to the terms of the Intercreditor Agreement, shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon

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receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Parent Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.04 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.04, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.04, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.04, shall cease, and all such rights shall thereupon become, subject to the terms of the Intercreditor Agreement, vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

SECTION 2.05. Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.04 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all present and future property and assets of such Grantor, including, without limitation, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Personal Property Collateral”):

(i) all Accounts;

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(ii) all Chattel Paper;

(iii) all deposit accounts (as defined in the Uniform Commercial Code from time to time in effect in the State of New York);

(iv) all Documents of Title;

(v) all Equipment;

(vi) all Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all rights under letters-of-credit in favour of such Grantor;

(xi) all commercial tort claims (as defined in the Uniform Commercial Code from time to time in effect in the State of New York);

(xii) all books and records pertaining to the Personal Property Collateral; and

(xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that this Agreement shall not constitute a grant of security interest in, and the Personal Property Collateral shall not include, any assets or property that are Excluded Assets for so long as such assets or property constitute Excluded Assets.

(b) The Collateral Agent agrees that the Notes Priority Collateral Security Interest shall be subordinated as described in, and subject to, the Intercreditor Agreement.

(c) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (other than fixture filings) or other equivalent instruments or documents with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by the PPSA or the personal property security legislation of each applicable jurisdiction for the filing of any financing statement or other equivalent instruments or documents or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement or other equivalent instrument or document filed as a fixture filing or

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covering Personal Property Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Personal Property Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Personal Property Collateral.

(e) Each Grantor confirms that value has been given by the Secured Parties to each such Grantor, that each such Grantor has rights in the Collateral (other than after-acquired property) in which such Grantor has granted any security interests hereunder and that each Grantor and the Collateral Agent have not agreed to postpone the time for attachment of the security interests created by this Agreement to any of the Collateral. All security interests created by this Agreement will have effect and be deemed to be effective whether or not the Obligations or any part thereof are owing or in existence before or after or upon the date of this Agreement.

ARTICLE IV

Collections

SECTION 4.01. Collection of Receivables. (a) Each Grantor shall, within the time provided in Section 5.14 of the Revolving Credit Agreement, (i) execute and deliver to the Collateral Agent a Deposit Account Control Agreement for each deposit account maintained by such Grantor into which all cash, checks and other similar payments relating to or constituting payments made in respect of Accounts shall be deposited (a “Collateral Deposit Account”) and (ii) establish lock box service (the “Lock Boxes”) with such banks at which any other deposit accounts are maintained by such Grantor through which any cash, checks or other similar payments relating to or constituting payments made in respect of such Accounts shall be collected, which lock boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Collateral Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Collateral Agent granted hereunder and by irrevocable instructions to wire all amounts collected therein to the Cash Collection Account (a “Lock Box Agreement”). The Collateral Deposit Accounts and such Lock Box Agreements shall be established in a manner and on terms satisfactory to the Collateral Agent.

(b) Each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. The Collateral Agent shall have sole access to the Lock Boxes at all times and each Grantor shall take all

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actions necessary to grant the Collateral Agent such sole access. At no time shall any Grantor remove any item from a Lock Box or from a Collateral Deposit Account without the Collateral Agent’s prior written consent. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after notice from the Collateral Agent, the Collateral Agent shall be entitled to make such notification directly to Account Debtor. If, notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Accounts, such Grantor shall receive such payments as the Collateral Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to a Collateral Deposit Account. All funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by such Grantor with the Collateral Agent (the “Cash Collection Account”). The Collateral Agent shall hold and apply funds received into the Cash Collection Account as provided by the terms of Section 4.03.

SECTION 4.02. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other deposit account, or establishing a new Lock Box, each Grantor shall (a) obtain the Collateral Agent’s consent in writing to the opening of such deposit account or Lock Box, and (b) cause each bank or financial institution in which it seeks to open (i) a deposit account to enter into a Deposit Account Control Agreement with the Collateral Agent in order to give the Collateral Agent control of such deposit account, or (ii) a Lock Box to enter into a Lock Box Agreement with the Collateral Agent in order to give the Collateral Agent control of the Lock Box. In the case of deposit accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Revolving Credit Agreement regarding setoffs.

SECTION 4.03. Application of Proceeds; Deficiency. All amounts deposited in the Cash Collection Account shall be deemed received by the Collateral Agent in accordance with Section 5.02 and shall, after having been credited to the Cash Collection Account, be applied (and allocated) by the Collateral Agent in accordance with Section 5.02; provided that, so long as no Availability Trigger Event has occurred and is continuing, collections which are received into the Cash Collection Account shall be deposited into the applicable Grantor’s Funding Account rather than being used to reduce amounts owing under the Revolving Credit Agreement. The balance, if any, after all of the Obligations have been satisfied, shall be deposited by the Collateral Agent into such Grantor’s general operating account with the Collateral Agent. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any legal fees and disbursements and other expenses incurred by the Collateral Agent or any Lender to collect such deficiency.

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ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to take, personally or by agent, any of or all the following actions at the same or different times:

(a) on demand, to cause the Personal Property Collateral to become an assignment, transfer and conveyance of any of or all such Personal Property Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Personal Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers are not obtained);

(b) with or without legal process and with or without prior notice or demand for performance, to take possession of any or all of the Collateral and without liability for trespass to enter any premises where the Collateral or any part thereof may be located for the purpose of taking possession of or removing such Collateral and, generally, to exercise any and all rights and remedies afforded to a secured party under the PPSA and any other applicable statute, or otherwise available to the Collateral Agent at law or in equity;

(c) to demand possession of any or all of the Collateral, in which event each Grantor will, at the expense of the Grantors, immediately cause the Collateral designated by the Collateral Agent to be assembled and made available and/or delivered to the Collateral Agent at any place designated by the Collateral Agent;

(d) to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate;

(e) to hold, store and keep idle, or to operate, lease or otherwise use or to permit the use of, any or all of the Collateral for such time and on such terms as the Collateral Agent may determine, and to demand, collect and retain all earnings and other sums due or to become due from any Person in respect of any of the Collateral;

(f) to carry on, or to concur in the carrying on of, any or all of the business or undertaking of any or all Grantors and to enter on, occupy and use (without charge by the applicable Grantor) any of the premises, buildings, plant and undertaking of, or occupied or used by, any or all Grantors;

(g) to seize, collect, receive, enforce or otherwise deal with any Collateral in such manner, on such terms and conditions and at such times as the Collateral Agent deems advisable;

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(h) to apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral;

(i) to notify the Account Debtors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors to make payment of all amounts due or to become due to each Grantor in respect of such Accounts directly to the Collateral Agent and, upon such notification and at the expense of each Grantor, to enforce collection of any such Accounts, and to adjust, settle or compromise the amount or payment of such Accounts, in such manner and to such extent as the Collateral Agent deems appropriate in the circumstances;

(j) to transfer any Securities forming part of the Collateral (including the Pledged Stock) into the name of the Collateral Agent or its nominee, with or without disclosing that the Securities are subject to the security interests arising under this Agreement;

(k) to exercise any and all rights, privileges, entitlements and options pertaining to any Securities forming part of the Collateral (including the Pledged Stock) as if the Collateral Agent were the absolute owner of such Securities;

(l) to pay any liability secured by any Lien against any Collateral; and each Grantor hereto will immediately on demand reimburse the Collateral Agent for all such payments;

(m) to borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of any or all of the Grantors and to grant security interests on any Collateral (in priority to the security interests created by this Agreement or otherwise) as security for the money so borrowed; and each Grantor hereto will immediately on demand reimburse the Collateral Agent for all such borrowings;

(n) to appoint by instrument in writing one or more Receivers of any or all of the Grantor hereto or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Collateral Agent under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and to remove and to replace any such Receiver from time to time; to the extent permitted by applicable law, any Receiver appointed by the Collateral Agent will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of each such applicable Grantor and not of the Collateral Agent; and

(o) to apply to a court of competent jurisdiction for the appointment of a Receiver of any or all of the Grantors hereto or of any or all of the Collateral.

Subject to the mandatory requirements of applicable law, the Collateral Agent shall be authorized at any sale of Securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the

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distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (or such longer or shorter period of time as may be required or permitted by applicable law) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a

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judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in the PPSA or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. (a) Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent and the other Agents in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of their agents and legal counsel, the repayment of all advances made by the Collateral Agent and the other Agents hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of all Obligations consisting of costs and expenses incurred by the Lenders and the Issuing Banks in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of their agents and legal counsel and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder, if any, or under any other Loan Document;

THIRD, to the payment in full of the Loan Document Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution);

FOURTH, to the payment in full of the Other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Other Obligations owed to them on the date of any such distribution); and

FIFTH, as required by applicable law or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

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(b) Notwithstanding paragraph (a) of this Section 5.02, if an Availability Trigger Event has occurred and is continuing (but an Event of Default has not occurred and is continuing), then the Collateral Agent shall apply all amounts credited to the Cash Collection Account as provided in Section 2.11(e) of the Revolving Credit Agreement.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Personal Property Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Laws. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act (Ontario), as now or hereafter in effect, or any similar federal, state, provincial or territorial statute now or hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state, provincial or territorial securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no

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responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states, provinces or territories as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

SECTION 5.06. Dealings by Collateral Agent. The Collateral Agent will not be obliged to exhaust its recourse against any Grantor or any other Person or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable. The Collateral Agent may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with any Grantor and any other Person, and with any or all

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of the Collateral, and with other security and sureties, as the Collateral Agent may see fit, all without prejudice to the Obligations or to the rights and remedies of the Collateral Agent under this Agreement. The powers conferred on the Collateral Agent under this Agreement are solely to protect the interests of the Collateral Agent in the Collateral and will not impose any duty upon the Collateral Agent to exercise any such powers.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Revolving Credit Agreement, provided that notices to the Collateral Agent shall be sent to JPMorgan Chase Bank, N.A., 270 Park Avenue, 15th Floor, New York, NY 10017 Attention: Shamir Khan. All communications and notices hereunder to any Grantor shall be given to it in care of the Parent Borrower as provided in Section 9.01 of the Revolving Credit Agreement.

SECTION 6.02. Waivers; Amendment; Limitation of Liability. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or purchase of B/As or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Revolving Credit Agreement.

(c) Neither the Collateral Agent nor any other Secured Party will be liable to any Grantor or any other Person for any failure or delay in exercising any of the rights of the Collateral Agent under this Agreement (including any failure to take possession of, collect, sell, lease or otherwise dispose of any Collateral, or to preserve rights against

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prior parties). Neither the Collateral Agent, any other Secured Party, a Receiver, nor any agent thereof (including, in Alberta or British Columbia, any sheriff) is required to take, or will have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Collateral in its possession. Neither the Collateral Agent, any other Secured Party, any Receiver, nor any agent thereof will be liable for any, and each Grantor will bear the full risk of all, loss or damage to any and all of the Collateral (including any Collateral in the possession of the Collateral Agent, any other Secured Party, any Receiver, or any agent thereof) caused for any reason other than the gross negligence or wilful misconduct of the Collateral Agent, such other Secured Party, such Receiver or such agent thereof. To the extent permitted by applicable law, each Grantor hereto unconditionally and irrevocably waives (i) all claims, damages and demands it may acquire against the Collateral Agent or any of the other Secured Parties arising out of the exercise by the Collateral Agent or any Receiver of any rights or remedies under this Agreement or at law and (ii) all of the rights, benefits and protections given by any present or future statute that imposes limitations on the rights, powers or remedies of a secured party or on the methods of, or procedures for, realization of security, including any “seize or sue” or “anti-deficiency” statute or any similar provision of any other statute.

SECTION 6.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Revolving Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03 of the Revolving Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other

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Secured Party. All amounts due under this Section 6.03 shall be payable on written demand therefor.

SECTION 6.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents, the purchase of B/As and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Revolving Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any B/A or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Revolving Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 6.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the

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invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor now or hereafter existing under this agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 6.09. Governing Law; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the law of the Province of Ontario.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 6.09 and further irrevocably and unconditionally waives any right to which it may be entitled on account of place of residence or domicile. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 6.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

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LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Rights and Obligations Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Revolving Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Revolving Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement, other than a termination pursuant to Section 6.13.

SECTION 6.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Revolving Credit Agreement, the LC Exposure has been reduced to zero, no B/A is outstanding or unpaid and the Issuing Banks have no further obligations to issue Letters of Credit under the Revolving Credit Agreement; provided that if, at least two Business Days prior to the time such termination conditions would otherwise be satisfied, the Collateral Agent shall have received written notice that any Other Obligations are then due and payable but have not been paid, then such termination shall not occur until all such Other Obligations that are then due and payable have been paid in full.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be

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automatically released upon the consummation of any transaction permitted by the Revolving Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Parent Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Revolving Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Revolving Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Revolving Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14. Additional Subsidiaries. Pursuant to Section 5.13 of the Revolving Credit Agreement, a Subsidiary of the Parent Borrower that was not a Subsidiary Party on the date of the Revolving Credit Agreement may be required to enter in this Agreement as a Subsidiary Party thereafter. In addition, a Subsidiary may elect to become a Grantor hereunder if such Subsidiary has become a party to the Guarantor Agreement. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.15. Amalgamation. Each Grantor acknowledges that if it amalgamates with any other corporation or corporations, then (i) the Collateral and the security interests created hereunder will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Grantor”, where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term “Obligations”, where used in this Agreement, will extend to and include the Obligations of the amalgamated corporation.

SECTION 6.16. Collateral Agent Appointed Attorney. Each Grantor hereby appoints the Collateral Agent the attorney of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Collateral Agent agrees that it will not exercise the rights granted to it by the preceding sentence unless an Event of Default has occurred and is continuing. Without limiting the

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generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 6.17. Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. Without limiting the generality of the foregoing, any obligation of any Grantor hereunder or under any other Security Document with respect to the delivery or control of any Collateral shall be satisfied if such Grantor delivers such Collateral to, or vests control of such Collateral in, the Senior Representative (as defined in the Intercreditor Agreement).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PATHEON INC.

by

Name:
Title:

PATHEON INTERNATIONAL INC.

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by

Name:
Title:

Canadian Revolving Pledge and Security Agreement – Signature Page

Schedule I to the

Canadian Revolving Pledge and Security Agreement

SUBSIDIARY PARTIES

PATHEON INTERNATIONAL INC.

Schedule II to the

Canadian Revolving Pledge and Security Agreement

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON INC.

Issuer	Number of Certificates	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Patheon International Inc.	8, 9, 10, 11, 12	Patheon Inc.	4292	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON INC.

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	Nil	Nil	Nil

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON INTERNATIONAL INC.

Issuer	Number of Certificates	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Patheon P.R. LLC	N/A	Patheon International Inc.	5,001 membership units	100%

Patheon U.S. Holdings Inc.	N/A	Patheon International Inc.	101 common shares	100%

Patheon U.S. Holdings LLC	N/A	Patheon International Inc.	501 membership units	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON INTERNATIONAL INC.

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	Nil	Nil	Nil

Exhibit I to the

Canadian Revolving Pledge and Security Agreement

SUPPLEMENT NO.      dated as of [    ], to the Canadian Revolving Pledge and Security Agreement dated as of April 23, 2010 (the “Canadian Collateral Agreement”) among PATHEON INC. (the “Parent Borrower”), the OTHER SUBSIDIARIES OF THE PARENT BORROWER named therein and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

A. Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Parent Borrower, the US Borrower, the PR Borrower, the other Subsidiaries of Patheon Inc. named therein, the Lenders party thereto and the Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, and J.P. Morgan Europe Limited, as Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Revolving Credit Agreement and the Canadian Collateral Agreement referred to therein.

C. The Grantors have entered into the Canadian Collateral Agreement in order to induce the Lenders to make Loans, the Canadian Lenders to purchase or accept B/As and the Issuing Banks to issue Letters of Credit. Section 6.14 of the Canadian Collateral Agreement provides that additional Subsidiaries of the Parent Borrower may become Subsidiary Parties under the Canadian Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement to become a Subsidiary Party under the Canadian Collateral Agreement in order to induce the Lenders to make additional Loans, the Canadian Lenders to purchase or accept additional B/As and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made, B/As previously purchased or accepted and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 6.14 of the Canadian Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Grantor) and a Grantor under the Canadian Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby agrees to all the terms and provisions of the Canadian Collateral Agreement applicable to it as a Subsidiary Party and Grantor thereunder. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantor Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Canadian Collateral

Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Canadian Collateral Agreement shall be deemed to include the New Subsidiary. The Canadian Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary (and none of such Pledged Securities consists of shares of stock or other Equity Interests of one or more unlimited liability companies under the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), Business Corporations Act (British Columbia) or any other laws governing unlimited liability companies) and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Canadian Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Canadian Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Canadian Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

by

Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

by

Name:
Title:

Schedule I

to the Supplement No      to the

Canadian Revolving Pledge and Security Agreement

LOCATION OF COLLATERAL

Description	Location

Schedule III

to the Supplement No      to the

Canadian Revolving Pledge and Security Agreement

PLEDGED SECURITIES

Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit D

EXECUTION VERSION

REVOLVING GUARANTOR AGREEMENT dated as of April 23, 2010, among PATHEON INC., the SUBSIDIARIES of PATHEON INC. named herein, JPMORGAN CHASE BANK, N.A., as US Administrative Agent (the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent (the “Canadian Agent”), and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (the “European Agent” and, together with the Collateral Agent and the Canadian Agent, the “Agents”).

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Patheon Inc., the Subsidiaries of Patheon Inc. named therein, the Lenders party thereto and the Agents. The Lenders (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I hereof) and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Revolving Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor is affiliated with each of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Revolving Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. This Agreement amends and restates in its entirety the Revolving Guarantor Agreement dated as of April 27, 2007, as amended and in effect prior to giving effect to the amendment and restatement thereof pursuant to this Agreement, among the Parent Borrower, the Subsidiaries of the Parent Borrower named therein, and the Agents. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Revolving Credit Agreement; US Collateral Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Revolving Credit Agreement or, if not defined therein, then in the US Collateral Agreement (as defined in the Revolving Credit Agreement). All terms defined in the New York UCC and not defined in this Agreement or the US Collateral Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC; and the term “security certificate” shall have the meaning specified in the Personal Property Security Act (Ontario) (the “PPSA”).

(b) The rules of construction specified in Section 1.03 of the Revolving Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Cash Management Arrangement” means any arrangement pursuant to which any financial institution provides any Loan Party with treasury, depositary or cash management services, commercial card or purchasing card services, automated clearinghouse transfers of funds or credit card services.

“Collateral” means any and all assets (other than Mortgaged Property) securing the Obligations pursuant to the terms of any Security Document.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” has the meaning assigned to such term in the heading of this Agreement; provided that, where the context requires, such term means any applicable Collateral Agent as defined in the Revolving Credit Agreement.

“Corresponding Obligation” means any obligation to pay an amount to the Secured Parties or any one or more of them, whether for principal, interest, costs, any overdraft or otherwise and whether present or future: (a) in respect of any of the Obligations; or (b) in connection with any other indebtedness as the Agents, Issuing Banks and Lenders (or the Collateral Agent on their behalf) and the Parallel Obligor may agree from time to time.

“Guarantors” means the Parent Borrower and the Subsidiary Parties.

“Loan Document Obligations” means (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on its Loans and any advances under the UK Overdraft Facility, when and as due. whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Revolving Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) in the case of the Parent Borrower, each payment required to be made by the Parent Borrower under the Revolving Credit Agreement in respect of any B/A and (iv) all other monetary obligations of such Borrower to any of the Secured Parties under the Revolving Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar

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proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of any of the Borrowers under or pursuant to the Revolving Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Material Fixtures” means any fixtures owned by any of the Loan Parties that (a) are not part of a Mortgaged Property and (b) are integral to the operations of any of the Loan Parties or are otherwise material.

“Material Patents, Trademarks or Copyrights” means any Patents, Trademarks or Copyrights owned by any of the Loan Parties that are integral to the operations of any of the Loan Parties, or are material to the collateral value of any of the Collateral, or are otherwise material.

“NCC” means the Netherlands Civil Code.

“Obligations” means (a) Loan Document Obligations and (b) Other Obligations.

“Other Obligations” means the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement and Cash Management Arrangement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date, (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement or Cash Management Arrangement is entered into or (iii) is arranged by a Lender or an Affiliate of a Lender and approved by the Collateral Agent.

“Parallel Debt” means the Parallel Debt as defined in paragraph (a) of Section 5.16.

“Parallel Obligors” means each of Patheon B.V. and Patheon U.S. Holdings LLC.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F to the Revolving Credit Agreement (or any other form approved by the Collateral Agent), completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer or executive officer of the Parent Borrower.

“Personal Property Collateral” means any Collateral other than Pledged Collateral and Mortgaged Property. For the avoidance of doubt, Personal Property Collateral includes “Article 9 Collateral” as defined in the US Collateral Agreement.

“Pledged Collateral” means all of the following: (a) the Pledged Stock; (b) the Pledged Debt Securities; (c) all other property that may be delivered to and held by the Collateral Agent (or to or by any other Person pursuant to the Intercreditor

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Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to any Security Document in order to secure the Obligations; (d) subject to the terms of the Security Documents, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of. in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to the terms of the Security Documents, all rights and privileges of each Guarantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing.

“Pledged Debt Securities” means (a) all debt securities issued to or otherwise owned by any Guarantor that are pledged (or required to be pledged) to secure the Obligations pursuant to any Security Document (to the extent required by the Collateral and Guarantee Requirement) and (b) the promissory notes and any other instruments evidencing such debt securities.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, security certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” means (a) all shares of capital stock and other Equity Interests issued to or otherwise owned by any Guarantor that are pledged (or required to be pledged) to secure the Obligations pursuant to any Security Document (to the extent required by the Collateral and Guarantee Requirement) and (b) the certificates representing all such Equity Interests.

“Restricted Obligations” has the meaning assigned to such term in Section 2.07(c).

“Revolving Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Secured Parties” means (a) the Lenders, (b) the Agents, (c) the Issuing Banks, (d) each counterparty to any Swap Agreement or Cash Management Arrangement with a Loan Party the obligations under which constitute Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Security Interests” means all security interests or other Liens assigned, pledged or granted to any of the Agents under any of the Security Documents in respect of any Collateral (other than Pledged Collateral and Mortgaged Property).

“Subsidiary Parties” means (a) the US Borrower, the UK Borrower, the PR Borrower, the French Borrower, the Italian Borrower and the Swiss Borrower, (b) the other Subsidiaries identified on Schedule I and (c) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Effective Date.

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“Swiss Available Amount” has the meaning assigned to such term in Section 2.07(c).

“Swiss Guarantor” means the Swiss Borrower and any other Subsidiary Party incorporated in Switzerland.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Subject to any applicable limitations set forth in Section 2.07, each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any of the Borrowers or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any of the Agents or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of any of the Agents or any other Secured Party in favor of any of the Borrowers or any other Person. Each of the Guarantors agrees that its guarantee here under is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations here under as expressly provided in Section 5.13 and subject to any applicable limitations set forth in Section 2.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of any of the Agents or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by any of the Agents or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any

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manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any of the Borrowers or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any of the Borrowers or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. Any of the Agents and the other Secured Parties may. at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any other Loan Party or exercise any other right or remedy-available to them against any of the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash; provided that the foregoing shall not be construed to grant any right or remedy other than those set forth elsewhere in the Loan Documents. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law. to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any of the Agents or any other Secured Party upon the bankruptcy or reorganization of any of the Borrowers, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that any of the Agents or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due. whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation, subject to any applicable limitations set forth in Section 2.07. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any of the Borrowers or any other Loan Party arising as a result thereof by way of right of subrogation,

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contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article IV.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agents or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Certain Limitations. (a) (i) The obligations of the French Borrower under this Article II shall be limited at all times to the Obligations of the Parent Borrower and/or any Subsidiary Party, up to a maximum principal amount equal to the aggregate of (i) the initial aggregate amount of the European Commitment on the Effective Date (US$10,000,000) and (ii) the principal amount of any intercompany loan made available (directly or indirectly) to the French Borrower on the Effective Date from the proceeds of any Loan under the Revolving Credit Agreement.

(ii) The obligations of the Patheon Holdings S.A.S. under this Article II shall be limited at all times to the Obligations of the French Borrower as Borrower and/or Guarantor, up to a maximum principal amount equal to the aggregate of (i) the initial aggregate amount of the European Commitment on the Effective Date (US$10,000,000) and (ii) the principal amount of any intercompany loan made available (directly or indirectly) to the French Borrower on the Effective Date from the proceeds of any Loan under the Revolving Credit Agreement.

(iii) The French Borrower hereby acknowledges that it will receive substantial direct or indirect benefit from the financing subject to the guarantee granted hereunder. For the avoidance of doubt, the obligations of the French Borrower under this Agreement will not extend beyond a point where they would infringe article L. 225-216 of the French commercial code.

(b) The obligations of the Italian Borrower under this Article II shall be limited to a maximum amount equal to the greater of (i) the amount of the European Commitment available from time to time to the Italian Borrower under the Revolving Credit Agreement (which, on the Effective Date, is USS10,000,000); the amount of the European Commitment for purposes of this clause (b)(i) to be determined without giving effect to a termination or reduction of the European Commitment due to an Event of Default under the Revolving Credit Agreement; and (ii) the amount actually borrowed by the Italian Borrower under the Revolving Credit Agreement plus the amount of any inter company loan or investment made to or in the Italian Borrower, directly or indirectly, out of the proceeds of the Revolving Credit Agreement; such amounts for purposes of this clause (b)(ii) to be as outstanding at the time when the Italian Borrower is requested to pay and perform any of the Obligations.

(c) If and to the extent any Swiss Guarantor is liable under this

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Agreement in relation to the Obligations of a Guarantor (other than the relevant Swiss Guarantor or any of its subsidiaries) and that complying with such Obligations would constitute a repayment of capital (Einlagerückgewähr) (including by way of a violation of the legally protected reserves (gesetzlich geschützte Reserven)) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor (in relation to such Swiss Guarantor, the “Restricted Obligations”) the aggregate liability of such Swiss Guarantor for Restricted Obligations, due at any given time, shall be limited to the Swiss Available Amount existing at that time.

“Swiss Available Amount” means the maximum amount of a Swiss Guarantor’s profits and reserves available from time to time for distribution to its shareholder(s) under the then applicable Swiss law, presently being the amount equal to the positive difference between:

(i) the assets of the relevant Swiss Guarantor; and

(ii) the aggregate of the relevant Swiss Guarantor’s (a) liabilities (other than Restricted Obligations), (b) registered share capital, and (c) statutory reserves (gesetzliche Reserven).

Immediately after having been requested to perform Obligations under this Agreement that are Restricted Obligations, the relevant Swiss Guarantor shall perform any Restricted Obligations which are not affected by the above limitations and shall provide the Agents as soon as reasonably practicable with:

(i) an interim balance sheet audited by the statutory auditors (if any) of such Swiss Guarantor;

(ii) the determination by the statutory auditors (if any) of such Swiss Available Amount based on such interim audited balance sheet (such Swiss Available Amount to reflect, as the case may be, the conversion of restricted reserves into distributable reserves);

(iii) a confirmation from the statutory auditors (if any) of such Swiss Guarantor that the Swiss Available Amount complies with the terms of this Section 2.07(c) and with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves; and

(iv) approval by a shareholders’ meeting of such Swiss Guarantor of the (resulting) profit distribution;

and shall promptly implement all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Such limitation as per this Section 2.07(c) shall not apply to the extent that the Obligations guaranteed under this Article II by the relevant Swiss Guarantor relates to Loan Document Obligations (or part thereof) which has been borrowed or the proceeds of which have been on-lent to or otherwise made available, directly or indirectly, to such

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Swiss Guarantor and to the extent that such amounts so borrowed or on–lent or otherwise made available, as the case may be, are still outstanding at the time of enforcement of the guarantees, obligations, liabilities, indemnities or undertakings.

If and to the extent required by applicable law (including double taxation treaties and the bilateral agreements between Switzerland and the EU) in force at the relevant time, any Swiss Guarantor which has Restricted Obligations:

(i)	may deduct Swiss Withholding Tax at the rate of 35%, or such rate as is in force from time to time from any payment in respect of such Restricted Obligations;

(ii)	may pay any such deduction mentioned in clause (i) above, to the Swiss Federal Tax Administration;

(iii)	shall notify (or procure that the its parent notifies) the Agents that such a deduction has been made and provide the Agents with evidence that such deduction has been paid to the Swiss Federal Tax Administration; and

to the extent such deduction is made, will not be required to make an increase in accordance with Section 2.17 of the Revolving Credit Agreement, indemnify or otherwise hold harmless any Lender for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Loan Documents, unless such increase is permitted under the laws of Switzerland then in force provided that this shall not in any way limit any obligations of any Guarantor (other than such Swiss Guarantor) under the Loan Documents. Each Guarantor shall use its reasonable efforts to ensure that any other Guarantor which is. as a result of a payment under the Loan Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double taxation treaties and the bilateral agreements between Switzerland and the EU) and (ii) pay to the Agents upon receipt any amount so refunded.

Each Swiss Guarantor which has Restricted Obligations shall, and any parent company of such Swiss Guarantor being a party to this Agreement and/or the relevant Loan Document shall procure that such Swiss Guarantor will, take and cause to be taken all and any action as shall be required by the Agents which may be required as a matter of Swiss law in force at the time to make a payment or perform other Obligations with a minimum of limitations.

The limitations contained herein shall not release any Swiss Guarantor from the payment and performance of any Obligations beyond these limitations, but merely postpone the payment date until such times as payment is again permitted notwithstanding such limitation.

(d) If any Subsidiary of the Parent Borrower enters into this Agreement as a Subsidiary Party after the Effective Date pursuant to Section 5.14, the obligations of such Subsidiary Party under this Article II shall be subject to the limitations agreed to by

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the Collateral Agent in its reasonable discretion, if any, set forth in Annex A to the instrument in the form of Exhibit I hereto executed and delivered by such Subsidiary Party and the Collateral Agent; provided that such limitations shall not, in any event, limit such Subsidiary Party’s obligations under this Article II to an amount that is, at any time, less than the excess, if any. of (i) the aggregate amount of investments in, and loans and advances to, such Subsidiary Party made, directly or indirectly, by the Parent Borrower and the other Loan Parties prior to such time, minus (ii) the aggregate amount of such investments, loans and advances repaid by such Subsidiary Party to the Parent Borrower and the other Loan Parties prior to such time.

SECTION 2.08. Guarantor Intent. Each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Loan Document and/or any facility or amount made available under any Loan Document for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities: refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time: and any fess, costs and/or expenses associated with any of the foregoing.

ARTICLE III

Representations, Warranties and Covenants Relating to Security

SECTION 3.01. Representations, Warranties and Covenants Relating to the Pledged Collateral. The Guarantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) The applicable schedule to each Security Document correctly sets forth, with respect to each Guarantor party thereto, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock issued to or owned by such Guarantor and includes all Equity Interests, debt securities and promissory notes required to be pledged by such Guarantor under the Security Documents in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted under the Security Documents and under the Senior Notes Security Documents, each of the Guarantors (i) is and, subject to any transfers made in compliance with the Revolving Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on the applicable schedule to the applicable Security Document as owned by such Guarantor, (ii) holds the same free and clear of all Liens, other than Liens expressly

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permitted by Section 6.02 of the Revolving Credit Agreement and subject to transfers made in compliance with the Revolving Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of. or create or permit to exist any security interest in or other Lien on. the Pledged Collateral, other than Liens expressly permitted by Section 6.02 of the Revolving Credit Agreement and transfers made in compliance with the Revolving Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens expressly permitted by Section 6.02 of the Revolving Credit Agreement), however, arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed or permitted by the Loan Documents, or imposed by the Senior Notes Documents, securities laws generally or transfer restrictions applicable to Patheon B.V. by statute, pursuant to the blocking clause in the articles of association or otherwise under the laws of the Netherlands, or transfer restrictions applicable to Patheon International AG by statute under the laws of Switzerland, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledges of such Pledged Collateral under the Security Documents, the sale or disposition thereof pursuant to the Security Documents or the exercise by any of the Agents of rights and remedies thereunder;

(e) each of the Guarantors has the power and authority to pledge the Pledged Collateral pledged by it under the Security Documents in the manner thereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledges effected by the Security Documents (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Guarantors of the Security Documents and the Lien priorities set forth in the Intercreditor Agreement, when any Pledged Securities are delivered to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) in accordance with the Security Documents, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations prior to any other Lien on any of the Pledged Securities other than (i) Liens granted under the Senior Notes Security Documents to the extent such Liens have priority in accordance with the Intercreditor Agreement and (ii) any other Liens permitted by Section 6.02 of the Revolving Credit Agreement that have priority as a matter of law;

(h) the pledges effected by the Security Documents are effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth in the Security Documents; and

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(i) each Guarantor will cause any Indebtedness for borrowed money owed to such Guarantor by any Person that is evidenced by a promissory note or other instrument (and will cause such Indebtedness to be evidenced by a promissory note or other instrument if necessary in order to perfect a security interest therein under the laws of any applicable jurisdiction) to be pledged as a Pledged Security pursuant to the applicable Security Document if required in order to comply with the Collateral and Guarantee Requirement.

SECTION 3.02. Certification of Limited Liability Company and Limited Partnership Interests. To the extent any limited liability company or limited partnership organized under the laws of the United States or the Commonwealth of Puerto Rico and controlled by any Guarantor is pledged under the US Collateral Agreement it shall be represented by a certificate or security certificate and be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC to the extent such election is effective. All other limited liability companies or limited partnership controlled by any Guarantor that is pledged under the US Collateral Agreement can either be (i) represented by a certificate or security certificate and be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC to the extent such election is effective or (ii) shall not be represented by certificates or security certificates and not be a “security” within the meaning of Article 8 of the New York UCC.

SECTION 3.03. Representations and Warranties Relating to the Personal Property Collateral. The Guarantors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Each Guarantor has good and valid rights in and title to the Personal Property Collateral with respect to which it has purported to grant a Security Interest under any of the Security Documents and has full power and authority to grant to the Collateral Agent the Security Interest in such Personal Property Collateral pursuant thereto and to execute, deliver and perform its obligations in accordance with the terms of the Security Documents, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Guarantor, is correct and complete as of the Effective Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 3 to the Perfection Certificate (or specified by notice from any of the Borrowers to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.13 of the Revolving Credit Agreement), are all the filings, recordings and registrations (other than fixture filings and filings required to be made in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office in order to perfect the Security Interest in Personal Property Collateral consisting of Patents, Trademarks

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and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Personal Property Collateral in which the Security Interest may be perfected by filing, recording or registration, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(c) The Security Interests granted under the Security Documents constitute (i) legal and valid security interests in all the Personal Property Collateral securing the payment and performance of the Obligations and (ii) subject to the filings described in Section 3.03(b), perfected security interests in all Personal Property Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document pursuant to the Uniform Commercial Code or other applicable law. The Security Interests granted under the Security Documents are and shall be prior to any other Lien on any of the Personal Property Collateral, other than (i) Liens granted under the Senior Notes Security Documents to the extent such Liens have priority in accordance with the Intercreditor Agreement and (ii) any Liens expressly permitted by Section 6.02 of the Revolving Credit Agreement that have priority as a matter of law.

(d) The Personal Property Collateral is owned by the Guarantors free and clear of any Lien, except for Liens expressly permitted by Section 6.02 of the Revolving Credit Agreement and transfers made in compliance with the Revolving Credit Agreement. None of the Guarantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Personal Property Collateral, (ii) any assignment in which any Guarantor assigns any Collateral or any security agreement or similar instrument covering any Personal Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which any Guarantor assigns any Personal Property Collateral or any security agreement or similar instrument covering any Personal Property Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Revolving Credit Agreement.

(e) No amount payable to any Guarantor under or in connection with any Account that is an Eligible Account for purposes of any Borrowing Base is evidenced by an Instrument or Chattel Paper which has not been delivered to the Collateral Agent. As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts by such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” under the Revolving Credit Agreement.

(f) Except with respect to Inventory that does not constitute Collateral, the Borrowers have notified the Agents of the Inventory of each Guarantor that is a member of a Borrower Group that, as of the date hereof, is not located at a warehouse or other

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location that is owned by a Guarantor or with respect to which a Collateral Access Agreement has been obtained or is in transit, is at an outside processor, has been sold or shipped for sale (including sales on consignment or approval in the ordinary course of business) or is otherwise off-site in the ordinary course of business. As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfies all requirements of “Eligible Inventory” under the Revolving Credit Agreement.

(g) As of the date hereof, there are not any Material Fixtures or Material Patents. Trademarks or Copyrights.

SECTION 3.04. Covenants Relating to the Personal Property Collateral. (a) Each Guarantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Personal Properly Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Guarantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Personal Property Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Personal Property Collateral.

(b) Each Guarantor shall, at its own expense, take any and all actions necessary to defend title to the Personal Property Collateral against all Persons and to defend the Security Interests of the Collateral Agent in the Personal Property Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Revolving Credit Agreement.

(c) Each Guarantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interests and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the Security Documents, the granting of the Security Interests and the filing of any financing statements or other documents (other than fixture filings or filings in respect of Patents. Trademarks or Copyrights) in connection herewith or therewith. If any amount payable under or in connection with any of the Personal Property Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, if required by the Collateral and Guarantee Requirement.

(d) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Guarantors’ own cost and expense, to inspect the Personal Property Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Personal Property

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Collateral is located, to discuss the Guarantors’ affairs with the officers of the Guarantors and their independent accountants and to verify under reasonable procedures, in accordance with Sections 5.03 and 5.09 of the Revolving Credit Agreement (and at times and in a manner that minimizes, to the extent reasonably possible, any disruption to the Guarantors’ business), the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Personal Property Collateral, including, in the case of Accounts or Personal Property Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Personal Property Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 6.02 of the Revolving Credit Agreement, and may pay for the maintenance and preservation of the Personal Property Collateral to the extent any Guarantor fails to do so as required by the Revolving Credit Agreement or this Agreement (in each case upon reasonable prior notice to the Parent Borrower and then only if such amounts are not promptly paid by the applicable Guarantors, unless an Event of Default has occurred and is continuing), and each Guarantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Guarantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Guarantor with respect to taxes, assessments, charges, fees. Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Guarantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Guarantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Guarantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Personal Property Collateral, all in accordance with the terms and conditions thereof, and each Guarantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(h) None of the Guarantors shall make or permit to be made an assignment, pledge or hypothecation of the Personal Property Collateral or shall grant any other Lien in respect of the Personal Property Collateral, except as permitted by the Revolving Credit Agreement. None of the Guarantors shall make or permit to be made

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any transfer of the Personal Property Collateral and each Guarantor shall remain at all times in possession of the Personal Property Collateral owned by it, except that unless and until the Collateral Agent shall notify the Parent Borrower that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Guarantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Personal Property Collateral (which notice may be given by telephone if promptly confirmed in writing), the Guarantors may use and dispose of the Personal Property Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Security Documents, the Revolving Credit Agreement or any other Loan Document.

(i) None of the Guarantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Personal Property Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Guarantor is engaged.

(j) The Guarantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment (to the extent such Inventory or Equipment constitutes Collateral) in accordance with the requirements set forth in Schedule II hereto and Section 5.07 of the Revolving Credit Agreement. Each Guarantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by any Agent) as such Guarantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Personal Property Collateral under policies of insurance, endorsing the name of such Guarantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Guarantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Guarantors hereunder or any Event of Default (but on written notice to the Parent Borrower and only if the applicable Guarantors do not promptly thereafter effect the required insurance, unless an Event of Default has occurred and is continuing), in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Guarantors to the Collateral Agent and shall be additional Obligations secured by the Security Documents.

(k) Each Guarantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

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(1) If at any time any Inventory constituting Collateral of a Guarantor that is a member of a Borrower Group is stored or located at any leased property, owned property that is mortgaged to a mortgagee other than the Collateral Agent, warehouse, processor or converter facility or other location with respect to which a Collateral Access Agreement (which agreement provides access rights, contains a waiver or subordination of all Liens or claims that the lessor, mortgagee, bailee or consignee may assert against the Collateral at such location and is otherwise reasonably satisfactory in form and substance to the Collateral Agent) is not in effect with respect to the lessor, mortgagee, bailee or consignee thereof, as the case may be, then the applicable Guarantor shall promptly notify the Collateral Agent thereof.

(m) If at any time any Guarantor shall own or acquire any Material Fixtures or any Material Patents, Trademarks or Copyrights, then such Guarantor shall notify the Collateral Agent thereof and, if requested by the Collateral Agent or the Required Lenders, shall make such fixture filings or filings and recordings with the applicable Governmental Authority as the Collateral Agent or the Required Lenders shall request in order to grant and perfect security interests securing the Obligations on such Material Fixtures or Material Patents, Trademarks or Copyrights, as the case may be.

SECTION 3.05. Other Actions Relating to Personal Property Collateral. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interests, each Guarantor agrees, in each case at such Guarantor’s own expense, to take the following actions with respect to the following, to the extent constituting Personal Property Collateral:

(a) Instruments. If any Guarantor shall at any time hold or acquire any Instruments, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request, to the extent required by the Collateral and Guarantee Requirement.

(b) Deposit Accounts. For each deposit account that any Guarantor at any time opens or maintains, such Guarantor shall, either (i) cause the depositary bank to agree to comply with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Guarantor or any other Person, pursuant to an agreement satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account, with the Guarantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such deposit account. The Collateral Agent agrees with each Guarantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Guarantor unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur. The provisions of this paragraph shall not apply to (A) any deposit account for which any Guarantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement

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specially negotiated among such Guarantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein, (B) deposit accounts for which the Collateral Agent is the depositary or (C) any account that is a part of a Cash Management Arrangement that has been approved of by the Collateral Agent exercising Permitted Discretion.

(c) Investment Property. Except to the extent otherwise provided in this Article III or in the Security Documents, if any Guarantor shall at any time hold or acquire any certificated securities or security certificates, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to the applicable Security Documents, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any securities now or hereafter acquired by any Guarantor are uncertificated and are issued to such Guarantor or its nominee directly by the issuer thereof, such Guarantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, and subject to the terms of the Intercreditor Agreement, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Guarantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Guarantor are held by such Guarantor or its nominee through a securities intermediary or commodity intermediary, such Guarantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, and subject to the terms of the Intercreditor Agreement, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Guarantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such investment property, with the Guarantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Collateral Agent agrees with each of the Guarantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Guarantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(d) Electronic Chattel Paper and Transferable Records. If any Guarantor

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at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Guarantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, subject to the terms of the Intercreditor Agreement, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or. as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record, to the extent such statutes are applicable. The Collateral Agent agrees with such Guarantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Guarantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Guarantor with respect to such electronic chattel paper or transferable record.

(e) Letter-of-Credit Rights. If any Guarantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Guarantor that is received outside of the ordinary course of business or that exceeds US$1,000,000, such Guarantor shall promptly notify the Collateral Agent thereof and. at the request and option of the Collateral Agent, subject to the terms of the Intercreditor Agreement, such Guarantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Guarantor unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims. Subject to the terms of the Intercreditor Agreement, if any Guarantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed US$5,000,000, the Guarantor shall promptly notify the Collateral Agent thereof in a writing signed by such Guarantor including a summary description of such claim and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of the Security Documents, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.06. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Guarantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any

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act as omitting to do any act) whereby any Patent that is material to the conduct of such Guarantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Guarantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Guarantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Guarantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Guarantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Material Patent, Trademark or Copyright may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in any proceeding in the United States Patent and Trademark Office United States Copyright Office, Canadian Intellectual Property Office or any court or similar office of any country) regarding such Guarantor’s ownership of any Patent Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Guarantor, either itself or through any agent, employee, licensee or designee, file an application or registration, as the case may be, for any Material Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office, Canadian Intellectual Property Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Material Patent, Trademark or Copyright, and each Guarantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Guarantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office, Canadian Intellectual Property Office or any office or agency in any political subdivision of the United States or in any other country or any

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political subdivision thereof, to maintain and pursue each material application relating to the Material Patents. Trademarks or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Guarantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(g) In the event that any Guarantor has reason to believe that any Personal Property Collateral consisting of a Material Patent. Trademark or Copyright has been or is about to be infringed, misappropriated or diluted by a third party, such Guarantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Personal Property Collateral.

(h) Upon and during the continuance of an Event of Default, each Guarantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Guarantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE IV

Indemnity, Subrogation and Subordination

SECTION 4.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 4.03). each Borrower agrees that (a) in the event a payment of an Obligation of such Borrower shall be made by any Guarantor under this Agreement, such Borrower (or the Parent Borrower) shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to the Security Documents to satisfy in whole or in part an Obligation owed to any Secured Party, such Borrower (or the Parent Borrower) shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 4.02. Contribution and Subrogation. Each Guarantor other than the applicable Borrower having the obligation to indemnify in Section 4.01 (a “Contributing Party”) agrees (subject to Section 4.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrowers as provided in Section 4.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount

21

of such payment (less any partial indemnification by the Borrowers as provided in Section 4.01) or the greater of the book value or the fair market value of such assets (less any partial indemnification by the Borrowers as provided in Section 4.01), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Contributing Party that is a Guarantor pursuant to Section 5.14. the date of the supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors (other than the applicable Borrower having the obligation to indemnify in Section 4.01) on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.14, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 4.02 shall be subrogated to the rights of such Claiming Party under Section 4.01 to the extent of such payment.

SECTION 4.03. Subordination; Certain Set-Off Rights. (a) Notwithstanding any provision of this Agreement to the contrary, but subject to clause (c) below, all rights of the Guarantors under Sections 4.01 and 4.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any of the Borrowers or any Guarantor to make the payments required by Sections 4.01 and 4.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary that is not a Guarantor shall be fully subordinated to the indefeasible payment in full in cash of the Obligations; provided that such subordination shall not operate to prevent the payment of such Indebtedness and other monetary obligations (including, without limitation, dividends) between the Guarantors and/or any Subsidiary except after and during the continuation of an Event of Default.

(c) If the French Borrower or the Italian Borrower shall make a payment of an Obligation of another Guarantor under this Agreement, the French Borrower or the Italian Borrower, as the case may be, shall have the right, at any time after such payment under this Agreement is made, to set off the amount of such Obligation paid by it against its obligations under any intercompany loan made by any Guarantor to it from the proceeds of the Revolving Credit Agreement.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Revolving Credit Agreement. All communications and notices

22

hereunder to any Subsidiary Party shall be given to it in care of the Parent Borrower as provided in Section 9.01 of the Revolving Credit Agreement.

SECTION 5.02. Waivers; Amendment. (a) No failure or delay by any of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or purchase of B/As or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any of the Agents, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each of the Agents and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Revolving Credit Agreement.

SECTION 5.03. Agents’ Fees and Expenses; Indemnification. (a) The parties hereto agree that each of the Agents shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Revolving Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify each of the Agents and the other Indemnitees (as defined in Section 9.03 of the Revolving Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

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(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby, secured by the Security Documents, and subject to any applicable limitations of Section 2.07. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any of the Agents or any other Secured Party. All amounts due under this Section 5.03 shall be payable on written demand therefor.

SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any of the Agents that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents, the purchase of B/As and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that any of the Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Revolving Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any B/A or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of each Agent, and thereafter shall be binding upon such Loan Party and the Agents and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Agents and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Revolving Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party

24

and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law. to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any of the Agents, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each of the Guarantors hereby irrevocably and unconditionally

25

waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 5.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Guarantor hereby irrevocably appoints the process agent appointed by the Borrowers in Section 9.09(d) of the Revolving Credit Agreement as its authorized agent upon which process may be served in any such suit or proceeding brought in any federal or state court in the Borough of Manhattan in the City of New York, and agrees that service of process upon such agent, and written notice of said service to such Guarantor by the person serving the same in the manner provided for notices in Section 9.01 of the Revolving Credit Agreement, shall be deemed in every respect effective service of process upon such Guarantor in any such suit or proceeding. Each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect from the date of this Agreement until the Commitments have expired or been terminated and the principal of and interest on each Loan and all B/As, LC Disbursements and fees payable hereunder shall have been paid in full and no Letters of Credit are outstanding. Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Revolving Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) If a Guarantor, established under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

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SECTION 5.11. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Rights and Obligations Absolute. All rights of the Agents hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Revolving Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Revolving Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement, except a termination pursuant to Section 5.13.

SECTION 5.13. Termination or Release. (a) This Agreement and the Guarantees made herein shall terminate when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Revolving Credit Agreement, the LC Exposure has been reduced to zero, no B/A is outstanding or unpaid and the Issuing Banks have no further obligations to issue Letters of Credit under the Revolving Credit Agreement; provided that if, at least two Business Days prior to the time such termination conditions would otherwise be satisfied, the Collateral Agent shall have received written notice that any Other Obligations are then due and payable but have not been paid, then such termination shall not occur until all such Other Obligations that are then due and payable have been paid in full.

(b) A Subsidiary Party that is not a Borrower shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Revolving Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Parent Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Revolving Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Guarantor of any Collateral that is permitted under the Revolving Credit Agreement to a Person that is not a Guarantor, or upon the effectiveness of any written consent to the release of the Security Interests granted under the Security Documents in any Collateral pursuant to Section 9.02 of the Revolving Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to the applicable Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request

27

to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by any Agent.

SECTION 5.14. Additional Subsidiaries. Pursuant to Section 5.13 of the Revolving Credit Agreement, a Subsidiary of the Parent Borrower that was not a Subsidiary Party on the date of the Revolving Credit Agreement may be required to enter in this Agreement as a Subsidiary Party thereafter. A Subsidiary of the Parent Borrower that is not so required to enter into this Agreement as a Subsidiary Party may elect to enter into this Agreement as a Subsidiary Party. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Party as a party to this Agreement.

SECTION 5.15. Collateral Agent Appointed Attorney-in-Fact. Each Guarantor hereby appoints the Collateral Agent the attorney-in-fact of such Guarantor for the purpose of carrying out the provisions of this Agreement and the Security Documents and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof or thereof, which appointment is irrevocable and coupled with an interest. The Collateral Agent agrees that it will not exercise the rights granted to it by the preceding sentence unless an Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Guarantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof: (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Guarantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral: (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Guarantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement and the Security Documents, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating any Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by any Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall

28

be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Guarantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

Without prejudice to the provisions of this agreement and the other Loan Documents, the parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of Swiss law governed pledges, the Collateral Agent shall hold: (i) the security that it holds under a Swiss Security Document that is accessory in nature (akzessorisch) for itself and for and on behalf of the Lenders and each Issuing Bank as a direct representative (direkte Stellvertretung) and (ii) the security that it holds under a Swiss Security Document that is non-accessory in nature (nicht-akzessorisch) as an agent for the benefit of the Lenders and each Issuing Bank (Halten unter einem Trenhandveraltnis). With regards to Collateral governed by Swiss law, each Lender for itself and for and on behalf of the Lenders and each Issuing Bank for itself hereby appoints and authorizes the Collateral Agent (i) to enter into, to take all action required in connection with and to enforce (all in accordance with this Agreement and the other Loan Documents) each Swiss Security Document that is non-accessory in nature (nicht-akzessorisch) in its own name, but for the benefit of the other Lenders and each Issuing Bank, and (ii) to enter into, to take all actions required in connection with and to enforce (all in accordance with this Agreement and the other Loan Documents) each Swiss Security Document that is accessory in nature (akzessorisch) for itself and for and on behalf of the other Lenders and each Issuing Bank as a direct representative (direkter Stellvertreter) and each of the Lenders, each Issuing Bank and the Guarantors acknowledge that each Lender (including, without limitation, any future Lender) and each Issuing Bank will be a party to the Swiss Security Document.

SECTION 5.16. Parallel Debt. (a) Each Parallel Obligor hereby irrevocably and unconditionally undertakes to pay to the European Agent an amount equal to the aggregate amount payable (verschuldigd) by such Parallel Obligor in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of each Parallel Obligor to the European Agent under this paragraph (a) is hereinafter to be referred to as a “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations.

(b) Each Parallel Debt will become due and payable (opeisbaar) as and when one or more of the Corresponding Obligations become due and payable.

(c) Each of the parties to this Agreement hereby acknowledges that

(i) each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Parallel Obligor to the European Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii) each Parallel Debt represents the European Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of

29

such Parallel Debt from relevant the Parallel Obligor.

(d) To the extent the European Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of a Parallel Obligor, the European Agent shall distribute such amount among the Secured Parties who are creditors of the Corresponding Obligations of such Parallel Obligor in accordance with Section 5.02 of the US Collateral Agreement relating to the distribution of proceeds. Upon irrevocable (onaantastbaar) receipt by a Secured Party of any amount so distributed to it (“Received Amount”), the Corresponding Obligations of such Parallel Obligor to the relevant Secured Party shall be reduced by amounts totaling an amount (“Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by such Secured Party of the Received Amount.

SECTION 5.17. Each Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the applicable Borrower is required to pay such Obligation. If a Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of such Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Collateral Agent is able to purchase in accordance with normal banking procedures in the relevant jurisdiction with the amount it receives on the date of receipt. If the amount of the Original Currency which the Collateral Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the applicable Guarantor will indemnify and save the Collateral Agent and the other Secured Parties harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Collateral Agent or the other Secured Parties and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

SECTION 5.18. Taxes. Each Guarantor agrees that Section 2.17 of the Revolving Credit Agreement shall, to the fullest extent permitted by law, apply to payments made by it under this Agreement.

SECTION 5.19. Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, insofar as the provisions of this Agreement apply to Collateral, this Agreement and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. Without limiting the generality of the foregoing, any obligation of any Guarantor hereunder or under any other Security Document with respect to the delivery or control of any Collateral shall be satisfied if such Guarantor delivers such Collateral to, or vests

30

control of such Collateral in, the Senior Representative (as defined in the Intercreditor Agreement).

31

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PATHEON INC.,

by
Name:
Title:

PATHEON PHARMACEUTICALS INC.,

by
Name:
Title:

EXECUTED AS A DEED by	)
PATHEON UK LIMITED	)
acting by	)
Director

In the presence of:
Name:
Address:
Occupation:

PATHEON PUERTO RICO, INC.,

by
Name:
Title:

32

PATHEON INTERNATIONAL INC.,

by
Name:
Title:

PATHEON PHARMACEUTICALS SERVICES INC.,

by
Name:
Title:

PATHEON U.S. HOLDINGS INC.,

by
Name:
Title:

PATHEON P.R. LLC,

by
Name:
Title:

PATHEON U.S. HOLDINGS LLC,

by
Name:
Title:

33

PATHEON ITALIA, S.P.A.,

by
Name:
Title:

PATHEON HOLDINGS S.A.S.,

by
Name:
Title:

PATHEON FRANCE S.A.S.,

by
Name:
Title:

PATHEON INTERNATIONAL AG,

by
Name:
Title:

34

PATHEON FINANCE LLC,

by
Name:
Title:

PATHEON PUERTO RICO ACQUISITIONS CORPORATION,

by
Name:
Title:

CEPH INTERNATIONAL CORPORATION,

by
Name:
Title:

PATHEON B.V.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent,

by
Name:
Title:

35

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as Agent,

by
Name:
Title:

J.P. MORGAN EUROPE LIMITED, as Agent,

by
Name:
Title:

36

Schedule I to the

Revolving Guarantor Agreement

SUBSIDIARY PARTIES1

Entity Name
Patheon Pharmaceuticals Inc.
Patheon UK Limited
Patheon Puerto Rico, Inc.
Patheon International Inc.
Patheon Pharmaceuticals Services Inc.
Patheon U.S. Holdings Inc.
Patheon P.R. LLC
Patheon U.S. Holdings LLC
Patheon Finance LLC
Patheon Puerto Rico Acquisitions Corporation
CEPH International Corporation
Patheon B.V.
Patheon Italia, S.p.A.
Patheon Holdings, S.A.S.
Patheon France S.A.S.
Patheon International AG

[1]	To be updated.

Schedule II to the

Revolving Guarantor Agreement

INSURANCE REQUIREMENTS

(a) The Parent Borrower will, and will cause each Subsidiary Party to, maintain (or cause to be maintained on its behalf), with financially sound and reputable insurance companies:

(i) fire, boiler and machinery, and extended coverage insurance, on a replacement cost basis, with respect to all personal property and improvements to real property (in each case constituting Collateral), in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations;

(ii) commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it. providing coverage on either an occurrence or claims-made basis. Coverage also includes bodily injury or property damage included within the products-completed operations hazard on either occurrence or claims-made basis;

(iii) business interruption insurance, insuring against either (A) loss of gross earnings or (B) loss of gross profits or (C) providing coverage on a stated amount basis for a period of not less than 12 months arising from any risks or occurrences required to be covered by insurance pursuant to clause (i) above; and

(iv) such other insurance as may be required by law.

(b) Any property, fire, boiler and machinery and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee, (ii) a provision to the effect that neither any Loan Party, the Collateral Agent nor any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured with respect to liability arising out of the operations of the named insured. Business interruption policies shall name the Collateral Agent as loss payee. Each such policy referred to in this paragraph also shall provide that it shall not be canceled (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrowers shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

Exhibit I to the

Revolving Guarantor Agreement

SUPPLEMENT NO.      dated as of [—], to the Revolving Guarantor Agreement dated as of [—], 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantor Agreement”) among PATHEON INC., the SUBSIDIARIES of PATHEON INC. named therein , JPMORGAN CHASE BANK, N.A., as US Administrative Agent (the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent (the “Canadian Agent”), and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (the “European Agent” and, together with the Collateral Agent and the Canadian Agent, the “Agents”).

A. Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Patheon Inc., the Subsidiaries of Patheon Inc. named therein, the Lenders party thereto and the Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Revolving Credit Agreement and the Guarantor Agreement.

C. The Guarantors have entered into the Guarantor Agreement in order to induce the Lenders to make Loans, the Canadian Lenders to purchase or accept B/As and the Issuing Banks to issue Letters of Credit. Section 5.14 of the Guarantor Agreement provides that additional Subsidiaries of the Parent Borrower may become Subsidiary Parties under the Guarantor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement to become a Subsidiary Party under the Guarantor Agreement in order to induce the Lenders to make additional Loans, the Canadian Lenders to purchase or accept additional B/As and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made, B/As previously purchased or accepted and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.14 of the Guarantor Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Guarantor) and Guarantor under the Guarantor Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantor Agreement applicable to it as a Subsidiary Party and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guarantor Agreement shall be deemed to include the New Subsidiary. The Guarantor Agreement is hereby incorporated herein by reference. [Notwithstanding the foregoing, but subject to Section 2.07(d) of the Guarantor Agreement, the obligations of the New Subsidiary under Article II of the Guarantor Agreement are subject to the limitations set forth in Annex A hereto.]2

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantor Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantor Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[2]	This provision to be included only if the New Subsidiary’s guarantee obligations are required by applicable local law to be limited. Any such limitations are subject to review by the Collateral Agent and confirmation by legal counsel in the relevant jurisdiction that such limitations are required.

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SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantor Agreement.

SECTION 9. The New Subsidiary agrees to reimburse each Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for such Agent.

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IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent,

by
Name:
Title:

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Schedule I

to the Supplement No     to the

Revolving Guarantor Agreement

LOCATION OF COLLATERAL

Description	Location

Schedule II

to the Supplement No     to the

Revolving Guarantor Agreement

PLEDGED SECURITIES

Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

Annex A

[Local law guarantee limitations]

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Exhibit E

EXECUTION COPY

INTERCREDITOR AGREEMENT

dated as of

April 23, 2010,

among

JPMORGAN CHASE BANK, N.A.,

as ABL Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Notes Agent,

PATHEON INC.

and

THE SUBSIDIARIES OF PATHEON INC. NAMED HEREIN

INTERCREDITOR AGREEMENT dated as of April 23, 2010, among JPMORGAN CHASE BANK, N.A., as agent for the ABL Secured Parties referred to herein, DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for the Notes Secured Parties referred to herein, PATHEON INC. (the “Parent”) and THE SUBSIDIARIES OF PATHEON INC. NAMED HEREIN.

Reference is made to (a) the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), among the Parent, the Subsidiaries (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) of the Parent named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, and J.P. Morgan Europe Limited, as agents, under which the ABL Lenders have agreed to extend credit to the borrowers thereunder and (b) the Indenture dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among the Parent, the Subsidiaries of the Parent party thereto as guarantors, U.S. Bank National Association, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as collateral agent, pursuant to which the Parent has issued $280,000,000 principal amount of 8.625% Senior Secured Notes due 2017 (the “Notes”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the ABL Agent (for itself and on behalf of the ABL Secured Parties), the Notes Agent (for itself and on behalf of the Notes Secured Parties), the Parent and the Subsidiaries of the Parent from time to time party hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document. statute or regulation as from time to time amended, restated, replaced, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, including any successor of any Representative in its capacity as ABL Agent, Notes Agent or Junior Subordinated Agent, as applicable, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) All terms defined in the New York UCC and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

SECTION 1.02. Definitions. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means JPMorgan Chase Bank, N.A., (a) in its capacity as collateral agent under the ABL Credit Agreement and the ABL Security Documents and (b) on behalf of any of its affiliates designated by it to serve as collateral agent for purposes of any particular ABL Security Document or Collateral (including J.P. Morgan Europe Limited and JPMorgan Chase Bank, N.A., Milan Branch, acting under any ABL Security Document to which they are a party).

“ABL Collateral” means the assets on which Liens have been granted pursuant to any of the ABL Loan Documents to secure the ABL Obligations.

“ABL Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“ABL Event of Default” means any “Event of Default” as defined in the ABL Credit Agreement.

“ABL Guarantor Agreement” means the Revolving Guarantor Agreement dated as of Aprii 23, 2010 among the Parent, the Subsidiaries of the Parent named therein and the ABL Agent, JPMorgan Chase Bank, N.A., Toronto Branch, and J.P. Morgan Europe Limited, as agents.

“ABL Lenders” means the “Lenders” and the “Issuing Banks” under and as defined in the ABL Credit Agreement.

“ABL Liens” means the Liens on the ABL Collateral created under the ABL Security Documents to secure the ABL Obligations.

“ABL Loan Documents” means the “Loan Documents” as such term is defined in the ABL Credit Agreement.

“ABL Obligations” means all Obligations secured under the ABL Security Documents.

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“ABL Obligations Payment Date” means the first date on which (a) the ABL Obligations (other than those that constitute ABL Other Obligations or Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased or otherwise indefeasibly satisfied and discharged in accordance with the terms of the ABL Loan Documents). (b) all commitments to extend credit under the ABL Loan Documents have been terminated, (c) there are no outstanding letters of credit, banker's acceptances or similar instruments issued under the ABL Loan Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the ABL Security Documents), (d) any other conditions to the release of the ABL Liens have been satisfied or waived in accordance with the ABL Loan Documents and (e) the ABL Agent has delivered a written notice to each other Representative stating that the events described in clauses (a), (b), (e) and (d) have occurred to the satisfaction of the ABL Secured Parties, which notice shall be delivered by the ABL Agent to each other Representative promptly after the occurrence of the events described in clauses (a), (b), (c) and (d); provided that if, at least two Business Days prior to the time all such events described in clauses (a), (b), (c) and (d) have occurred, the ABL Agent shall have received written notice that any ABL Other Obligations are then due and payable but have not been paid, then the ABL Obligations Payment Date shall not occur until all such ABL Other Obligations that are then due and payable have been paid in full.

“ABL Other Obligations” means the “Other Obligations” as defined in the ABL Guarantor Agreement.

“ABL Priority Collateral” means the portion of the Collateral consisting of any and all of the following assets now owned or at any time hereafter acquired by any Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Accounts;

(b) all Chattel Paper representing Accounts;

(c) (i) all Deposit Accounts and all cash, checks, other negotiable instruments, funds and other evidences of payment held therein and (ii) all Securities. Security Entitlements and Securities Accounts, in each case, to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, except, in each case, for any Deposit Accounts and any cash, checks, other negotiable instruments, funds or other evidences of payments held therein or any Securities, Security Entitlements, Securities Accounts and all cash and cash equivalents held therein, in each case, that constitute identifiable proceeds of Notes Priority Collateral and all deposits and other funds held therein;

(d) all Inventory;

(e) Letter-of-Credit rights relating to Accounts or Inventory;

(f) to the extent involving or governing any of the items referred to in the preceding clauses (a) through (e), all Documents, General Intangibles (as defined in the

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US ABL Security Agreement) and Instruments;

(g) to the extent supporting any of the items referred to in clauses (a) through (e), all Supporting Obligations;

(h) all books and records relating to the foregoing; and

(i) all proceeds of any of the foregoing (including proceeds of insurance with respect to any or all of the foregoing clauses (a) through (h) and all collateral security and guarantees given by any Person with respect to any of the foregoing).

“ABL Required Parties” means, for any amendment, waiver, modification or release of or in connection with any ABL Loan Document, the parties whose consent to such amendment, waiver, modification or release is required pursuant to Section 9.02 of the ABL Credit Agreement.

“ABL Secured Parties” means the “Secured Parties” as defined in thè ABL Guarantor Agreement.

“ABL Security Documents” means the “Security Documents” as such term is defined in the ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed.

“Collateral” means the ABL Collateral and the Notes Collateral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Grantors” means the Parent and the Subsidiaries of the Parent party to this Agreement.

“Indenture” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Insolvency Laws” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar laws of any jurisdiction.

“Junior Documents” means (a) for all purposes of this Agreement, any Junior Subordinated Documents, (b) in respect of the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the ABL Loan Documents, and (c) in respect of the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the Notes

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Documents.

“Junior Liens” means (a) in respect of all Collateral, any Junior Subordinated Liens, (b) in respect of the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the ABL Liens on such Collateral. and (c) in respect of the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the Notes Liens on such Collateral.

“Junior Obligations” means (a) for all purposes of this Agreement, any Junior Subordinated Obligations, (b) with respect to the Notes Obligations (to the extent such Obligations are secured by the Notes Priority Collateral), prior to the Notes Obligations Payment Date, the ABL Obligations, and (c) with respect to the ABL Obligations (to the extent such Obligations are secured by the ABL Priority Collateral), prior to the ABL Obligations Payment Date, the Notes Obligations.

“Junior Obligations Event of Default” means (a) with respect to the Notes Priority Collateral, any ABL Event of Default or any Junior Subordinated Event of Default, and (b) with respect to the ABL Priority Collateral, any Notes Event of Default or any Junior Subordinated Event of Default.

“Junior Obligations Secured Parties” means (a) for all purposes of this Agreement, any Junior Subordinated Secured Parties, (b) with respect to the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the ABL Secured Parties. and (c) with respect to the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the Notes Secured Parties.

“Junior Obligations Security Documents” means (a) for all purposes of this Agreement, any Junior Subordinated Security Documents, (b) with respect to the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the Notes Security Documents, and (e) with respect to the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the ABL Security Documents.

“Junior Representative” means (a) for all purposes of this Agreement, any Junior Subordinated Agent, (b) with respect to the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the ABL Agent. and (c) with respect to the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the Notes Agent.

“Junior Subordinated Agent” means any Person appointed to act as trustee, agent or representative for the holders of any Junior Subordinated Obligations pursuant to any Junior Subordinated Document.

“Junior Subordinated Debt” means any indebtedness of any Grantor issued or incurred following the date of this Agreement to the extent (a) such indebtedness is designated in writing to each Representative as “Junior Subordinated Debt” by the Parent, (b) such indebtedness and the Liens securing such indebtedness are not prohibited by the ABL Loan Documents or the Notes Documents, (c) one or more of the Grantors have granted Junior Subordinated Liens, consistent with clause (b), on all or any portion of the Collateral to secure the Obligations in respect of such indebtedness and

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(d) the Junior Subordinated Agent in respect of such indebtedness, on behalf of the holders of such indebtedness, has executed a joinder to this Agreement reasonably satisfactory to the ABL Agent and the Notes Agent acknowledging that such holders shall be bound by the terms of this Agreement.

“Junior Subordinated Documents” means any indenture, credit agreement or other agreement under which Junior Subordinated Debt or any other Junior Subordinated Obligation is issued, incurred or guaranteed, any Junior Subordinated Security Documents and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“Junior Subordinated Event of Default” means an “Event of Default” as defined in any Junior Subordinated Document.

“Junior Subordinated Liens” means any Liens on the Collateral (or any portion thereof) created under any Junior Subordinated Security Document to secure any Junior Subordinated Obligations.

“Junior Subordinated Obligations” means all obligations in respect of any Junior Subordinated Debt.

“Junior Subordinated Obligations Payment Date” means the first date on which (a) the Junior Subordinated Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased or otherwise indefeasibly satisfied and discharged in accordance with the terms of the Junior Subordinated Documents), (b) all commitments to extend credit, if any, under the Junior Subordinated Documents have been terminated, (c) there are no outstanding letters of credit, banker's acceptances or similar instruments issued under the Junior Subordinated Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Junior Subordinated Security Documents), (d) any other conditions to the release of the Junior Subordinated Liens have been satisfied or waived in accordance with the Junior Subordinated Documents and (e) the Junior Subordinated Agent has delivered a written notice to each other Representative stating that the events described in clauses (a), (b), (c) and (d) have occurred to the satisfaction of the Junior Subordinated Secured Parties, which notice shall be delivered by the Junior Subordinated Agent to each other Representative promptly after the occurrence of the events described in clauses (a), (b), (c) and (d).

“Junior Subordinated Secured Parties” means any holders of Junior Subordinated Debt, any Junior Subordinated Agent and any other creditor in respect of any Junior Subordinated Obligations.

“Junior Subordinated Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any Junior Subordinated Obligations or under which rights or remedies with respect to such Liens are governed.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust,

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lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes” has the meaning assigned to such term in the preliminary statement of this Agreement and, at any time. shall include any Additional Notes (as defined in the Indenture) then outstanding to the extent the Indebtedness represented by such Additional Notes is incurred in compliance with the ABL Loan Documents.

“Notes Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent for the Notes Secured Parties under the Indenture and the Notes Security Documents.

“Notes Collateral” means the assets on which Liens nave been granted pursuant to any of the Notes Documents to secure the Notes Obligations.

“Notes Documents” means the Indenture and the Notes Security Documents.

“Notes Event of Default” means any “Event of Default” as defined in the Indenture.

“Notes Liens” means the Liens on the Notes Collateral created under the Notes Security Documents to secure the Notes Obligations.

“Notes Obligations” means all Obligations secured under the Notes Documents.

“Notes Obligations Payment Date” means the first date on which (a) the Notes Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased or otherwise indefeasibly satisfied and discharged in accordance with the terms of the Notes Documents), (b) all commitments to extend credit, if any, under the Notes Documents have been terminated, (c) there are no outstanding letters of credit, banker’s acceptances or similar instruments issued under the Notes Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Notes Documents), (d) any other conditions to the release of the Notes Liens have been satisfied or waived in accordance with the Notes Documents and (e) the Notes Agent, at the written direction of the Trustee, has delivered a written notice to each other Representative stating that the events described in clauses (a), (b), (e) and (d) have occurred to the satisfaction of the Notes Secured Parties (as determined by the Trustee in accordance with the Notes Documents), which notice shall be delivered by the Notes Agent to each other

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Representative promptly after the occurrence of the events described in clauses (a), (b), (c) and (d).

“Notes Priority Collateral” means any and all Collateral that is not ABL Priority Collateral.

“Notes Required Parties” means, for any amendment, waiver, modification or release of or in connection with any Notes Document. the holders of the required percentage of Notes outstanding at such time whose consent to such amendment, waiver, modification or release is required pursuant to Section 9.02 of the Indenture.

“Notes Secured Parties” means the “Secured Parties” as defined in the US Notes Security Agreement.

“Notes Security Documents” means the “Security Documents” as defined in the Indenture.

“Obligations” means the Notes Obligations, the ABL Obligations and any Junior Subordinated Obligations.

“Obligations Payment Date” means the ABL Obligations Payment Date or the Notes Obligations Payment Date, as applicable.

“Parent” has the meaning set forth in the caption of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association. company, partnership, governmental authority or other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any insolvency proceeding (including any additional interest arising from or related to a default), whether or not allowed or allowable in any such insolvency proceeding.

“Refinance” means, in respect of any indebtedness, to refinance, extend. renew, defease, amend, amend and restate, modify, supplement, restructure, replace. refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness in whole or in part; provided that the Refinancing indebtedness is secured by Liens in respect of some or all of the same assets and properties that secured the Refinanced indebtedness prior to such Refinancing. “Refinanced” and “Refinancing” shall have correlative meanings.

“Representative” means (a) in the case of any ABL Obligations, the ABL Agent, (b) in the case of any Notes Obligations, the Notes Agent and (c) in the case of any Junior Subordinated Obligations, the relevant Junior Subordinated Agent.

“Secured Parties” means the Notes Secured Parties, the ABL Secured Parties and any Junior Subordinated Secured Parties.

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“Security Documents” means the Notes Security Documents, the ABL Security Documents and any Junior Subordinated Security Documents.

“Senior Liens” means (a) with respect to any Junior Subordinated Liens on any Collateral, the ABL Liens and the Notes Liens on such Collateral, (b) with respect to the Notes Liens on the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the ABL Liens on such Collateral, and (c) with respect to the ABL Liens on the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the Notes Liens on such Collateral.

“Senior Obligations” means (a) with respect to any Junior Subordinated Obligations. the ABL Obligations and the Notes Obligations, (b) with respect to the ABL Obligations (to the extent such Obligations are secured by the Notes Priority Collateral), prior to the Notes Obligations Payment Date, the Notes Obligations, and (c) with respect to the Notes Obligations (to the extent such Obligations are secured by the ABL Priority Collateral), prior to the ABL Obligations Payment Date, the ABL Obligations.

“Senior Obligations Collateral” means, with respect to any Junior Representative or any other Junior Obligations Secured Parties, the Collateral on which the Senior Obligations Secured Parties have a Senior Lien.

“Senior Obligations Documents” means, with respect to any Junior Representative or any other Junior Obligations Secured Parties, the ABL Loan Documents and/or the Notes Documents to the extent that the Obligations created thereunder are Senior Obligations.

“Senior Obligations Payment Date” means, (a) with respect to the ABL Priority Collateral, (i) prior to the ABL Obligations Payment Date, the ABL Obligations Payment Date, and (ii) following the ABL Obligations Payment Date if the Notes Obligations Payment Date has not yet then occurred, the Notes Obligations Payment Date, and (b) with respect to the Notes Priority Collateral, (i) prior to the Notes Obligations Payment Date, the Notes Obligations Payment Date, and (ii) following the Notes Obligations Payment Date if the ABL Obligations Payment Date has not yet then occurred, the ABL Obligations Payment Date.

“Senior Obligations Required Parties” means (a) with respect to the ABL Priority Collateral, (i) prior to the ABL Obligations Payment Date, the ABL Required Parties, and (ii) following the ABL Obligations Payment Date if the Notes Obligations Payment Date has not yet then occurred, the Notes Required Parties, and (b) with respect to the Notes Priority Collateral, (i) prior to the Notes Obligations Payment Date, the Notes Required Parties, and (ii) following the Notes Obligations Payment Date if the ABL Obligations Payment Date has not yet then occurred, the ABL Required Parties.

“Senior Obligations Secured Parties” means (a) with respect to all Collateral, relative to the Junior Subordinated Secured Parties, the ABL Secured Parties and the Notes Secured Parties, (b) with respect to the Notes Priority Collateral, prior to the Notes Obligations Payment Date, the Notes Secured Parties, and (c) with respect to

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the ABL Priority Collateral, prior to the ABL Obligations Payment Date, the ABL Secured Parties.

“Senior Obligations Security Documents” means, (a) with respect to the ABL Priority Collateral, (i) prior to the ABL Obligations Payment Date, the ABL Security Documents, and (ii) following the ABL Obligations Payment Date if the Notes Obligations Payment Date has not yet then occurred, the Notes Security Documents, and (b) with respect to the Notes Priority Collateral, (i) prior to the Notes Obligations Payment Date, the Notes Security Documents, and (ii) following the Notes Obligations Payment Date if the ABL Obligations Payment Date has not yet then occurred. the ABL Security Documents.

“Senior Representative” means (a) with respect to the Notes Priority Collateral, (i) prior to the Notes Obligations Payment Date, the Notes Agent, and (ii) following the Notes Obligations Payment Date if the ABL Obligations Payment Date has not yet then occurred, the ABL Agent, and (b) with respect to the ABL Priority Collateral, (i) prior to the ABL Obligations Payment Date, the ABL Agent, and (ii) following the ABL Obligations Payment Date if the Notes Obligations Payment Date has not yet then occurred, the Notes Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared as of such date in accordance with the accounting principles pursuant to which the parent prepares its financial statements, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Trustee” has the meaning assigned to such term in the preliminary statement of this Agreement.

“UK Property” means all estates or interests in any freehold or leasehold property owned by any Subsidiary of the Parent organized in England and Wales that are the subject of any security created by any Security Documents.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations that are (a) principal (including Obligations to reimburse outstanding drawings under letters of credit, banker’s acceptances and similar instruments), interest. premium or fees and (b) contingent reimbursement Obligations in respect of amounts that may be drawn under outstanding letters of credit, banker’s acceptances and similar instruments) in respect of which no assertion of liability (whether oral or written) and no

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claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“US ABL Security Agreement” means the US Revolving Pledge and Security Agreement dated as of April 23, 2010 among Patheon Pharmaceuticals Inc., Patheon Puerto Rico, Inc., the other Subsidiaries of the Parent named therein and the ABL Agent.

“US Notes Security Agreement” means the US Notes Pledge and Security Agreement dated as of April 23, 2010 among the Subsidiaries of the Parent named therein and the Notes Agent.

SECTION 1.03. Security Documents; Refinancing. (a) The parties intend that the ABL Liens and the Notes Liens be created pursuant to separate Security Documents, but acknowledge that, in some jurisdictions, it may be necessary or desirable to create the ABL Liens and the Notes Liens under the same Security Document. If and to the extent that the ABL Liens and Notes Liens are created pursuant to the same Security Document, then. for all purposes of this Agreement, such Security Document shall be treated as an ABL Security Document to the extent it secures the ABL Obligations and a Notes Security Document to the extent it secures the Notes Obligations, with the same effect as if there had been separate Security Documents.

(b) In the event of a Refinancing of any Obligations as contemplated by Section 2.10, references herein to the Obligations so Refinanced (and to the related Representative(s) and Secured Parties in respect thereof and related ABL Loan Documents, Notes Documents or Junior Subordinated Documents, as applicable) shall be deemed to refer to those resulting from such Refinancing, subject to compliance with Section 2.10.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens. (a) All Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral, notwithstanding anything contained in this Agreement, the Notes Documents, the ABL Loan Documents, any Junior Subordinated Documents or any other agreement or instrument to the contrary, and irrespective of the time, order or method of creation, attachment or perfection of such Junior Liens and such Senior Liens or any defect or deficiency or alleged defect or deficiency in any of the foregoing, or the failure to perfect any Liens securing any Obligations, or any other circumstance whatsoever. All Senior Liens in respect of any Collateral shall be and remain (until the ABL Obligations Payment Date and/or the Notes Obligations Payment Date, as applicable) senior in right, priority, operation, effect and in all other respects to the Junior Liens in respect of such Collateral, without regard to whether such Senior Liens are subordinated to any Lien

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securing any other obligation of any of the Grantors. For the avoidance of doubt, and in furtherance of the foregoing, the parties agree that the ABL Lien on any UK Property is subordinate and junior in right, priority, operation and effect to the Notes Lien on such UK Property, and any Junior Subordinated Lien on any UK Property is subordinate and junior in right, priority, operation and effect to the ABL Lien and the Notes Lien on such UK Property.

(b) It is acknowledged that, subject to the limitations set forth in the Indenture, the ABL Credit Agreement and any Junior Subordinated Documents, (i) the aggregate amount of the Senior Obligations may be increased, (ii) a portion of the Senior Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Obligations may be increased, extended, renewed, Refinanced or otherwise amended or modified from time to time, all without affecting the subordination hereunder of the Junior Liens securing the Junior Obligations or the provisions of this Agreement defining the relative rights of the ABL Secured Parties, the Notes Secured Parties and any Junior Subordinated Secured Parties. The Lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or Refinancing of either the Junior Obligations or the Senior Obligations, by the release of any Collateral or guarantees securing any Senior Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

SECTION 2.02. No Action With Respect to Senior Obligations Collateral. (a) No Junior Representative or other Junior Obligations Secured Party shall commence or instruct any Junior Representative to commence any judicial or nonjudicial foreclosure or other collateral enforcement proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Senior Obligations Collateral under any Junior Obligations Security Document, applicable law or otherwise, at any time prior to the Senior Obligations Payment Date, it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Obligations Security Documents, shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, any Junior Representative may, (i) subject to Section 2.05, take all such actions as it shall deem necessary to perfect or continue the perfection of its Junior Liens, (ii) file a claim or statement of interest with respect to the applicable Junior Obligations in any judicial or insolvency proceeding that has been commenced by or against any Grantor, (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the applicable Junior Obligations Secured Parties, including any claims secured by the Senior Obligations Collateral, if any. in each case in accordance with the terms of this Agreement, (iv) vote on any plan of reorganization and file any proof of claim in a judicial or insolvency proceeding or otherwise, in each case, in accordance with the terms of this Agreement, with respect to

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the Senior Obligations Collateral, (v) exercise their rights and remedies as unsecured creditors, as provided in paragraph (c) of this Section and (vi) exercise the rights and remedies provided for in Section 2.06(e).

(b) The parties hereto acknowledge and agree that it is their intention that the Collateral securing the ABL Obligations be identical to the Collateral securing the Notes Obligations, except that accounts receivable and inventory of any Grantor organized in France (to the extent such accounts receivable may constitute Collateral after the date hereof) may secure the ABL Obligations but not the Notes Obligations. In furtherance of the foregoing, the parties hereto agree that, so long as both ABL Obligations and Notes Obligations are outstanding, none of the Grantors shall, or shall permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset (other than accounts receivable and inventory of any Grantor organized in France) to secure any ABL Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Notes Obligations or (ii) grant or permit any additional Liens on any asset to secure any Notes Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the ABL Obligations, with each such Lien to be subject to the provisions of this Agreement.

(c) Except as otherwise specifically set forth in Sections 2.02(a) and 2.04(a), each Junior Representative and any Junior Obligations Secured Party may exercise rights and remedies available to it as an unsecured creditor of any Grantor in accordance with the terms of the applicable Junior Documents and applicable law; provided that in the event that any Junior Obligations Secured Party becomes a judgment Lien creditor in respect of any Senior Obligations Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the applicable Junior Obligations, such judgment Lien shall be subject to the terms of this Agreement to the same extent as the other Liens securing the Junior Obligations. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any other Junior Obligations Secured Party of the required or permitted payments of interest, principal and other amounts owed in respect of the Junior Obligations so long as such receipt is not the direct or indirect result of the exercise by such Junior Representative or such Junior Obligations Secured Party of rights or remedies as a secured creditor (including the exercise of any right of setoff) or enforcement in contravention of this Agreement of any Junior Lien held by any of them. Nothing in this Agreement shall be construed to impair or otherwise adversely affect (i) any rights or remedies the Notes Agent or any other Notes Secured Party may have (1) with respect to any Notes Priority Collateral and (2) following the ABL Obligations Payment Date, with respect to any ABL Priority Collateral, (ii) any rights or remedies the ABL Agent or any other ABL Secured Party may have (1) with respect to any ABL Priority Collateral and (2) following the Notes Obligations Payment Date, with respect to any Notes Priority Collateral and (iii) any rights or remedies any Junior Subordinated Agent may have with respect to any Collateral after both the ABL Obligations Payment Date and the Notes Obligations Payment Date have occurred.

SECTION 2.03. No Duties of Senior Representative. Each Junior Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Obligations Secured Party shall have any duties or

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other obligations to such Junior Obligations Secured Party with respect to any Senior Obligations Collateral, other than as set forth in Section 2.04(b) or (c), Section 3.01 or Section 3.02. In furtherance of the foregoing, each Junior Obligations Secured Party acknowledges and agrees that until the Senior Obligations Payment Date, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Obligations, to sell, transfer or otherwise dispose of or deal with such Senior Obligations Collateral as provided herein and in the Senior Obligations Security Documents without regard to any Junior Lien or any rights to which the holders of the Junior Obligations would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, each Junior Obligations Secured Party agrees that neither the Senior Representative nor any other Senior Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Obligations Collateral (or any other collateral securing the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of the Senior Obligations Collateral (or any other collateral securing the Senior Obligations), in any manner that would maximize the return to the Junior Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Obligations Secured Parties from such realization, sale, disposition or liquidation. Each of the Junior Obligations Secured Parties waives any claim such Junior Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Obligations Secured Party (or their representatives) arising out of (i) any actions which the Senior Representative or the Senior Obligations Secured Parties take or omit to take with respect to the Senior Obligations Collateral (including actions with respect to the creation, perfection or continuation of Liens on any Senior Obligations Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Senior Obligations Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations, (ii) any election by the Senior Representative or any Senior Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code or any other Insolvency Law, of the application of Section 1111(b) of the Bankruptcy Code (or any similar provision under the Insolvency Laws of any other jurisdiction) and/or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code (or any similar provision under the Insolvency Laws of any other jurisdiction) to, any Grantor as debtor-in-possession.

SECTION 2.04. No Interference; Application of Proceeds; Payment Over; Reinstatement. (a) Each Junior Obligations Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Lien senior to or pari passu with, or give such Junior Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Senior Obligations Collateral or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any Senior Obligations or Senior Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established

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by, or other provisions of, this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is to interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Senior Obligations Collateral by any Senior Obligations Secured Party or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any Senior Obligations Secured Party to exercise any right, remedy or power with respect to the Senior Obligations Collateral or (B) consent to the exercise by any Senior Representative or any other Senior Obligations Secured Party of any right, remedy or power with respect to the Senior Obligations Collateral, (v) it will not object to the forbearance by any Senior Representative or any other Senior Obligations Secured Party from bringing or pursuing any foreclosure proceeding or action nor any other exercise of any rights or remedies relating to the Senior Obligations Collateral, (vi) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding under any Insolvency Law any claim against any Senior Representative or other Senior Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Obligations Secured Party with respect to any Senior Obligations Collateral, (vii) it will not seek, and hereby waives any right, to have any Senior Obligations Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Senior Obligations Collateral and (viii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement. Each Senior Obligations Secured Party agrees that it will not challenge or question in any proceeding the validity or enforceability of any Junior Obligation or Junior Obligations Security Document, or the validity, attachment, perfection or priority of any Junior Lien (including any perfection effected pursuant to Article 3 of this Agreement), or the validity or enforceability of the rights or duties established by or other provisions of this Agreement.

(b) Prior to the ABL Obligations Payment Date, whether or not any proceeding under the Bankruptcy Code or any other Insolvency Law by or against any Grantor has been commenced, all ABL Priority Collateral or proceeds thereof received by the ABL Agent in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the ABL Agent or ABL Secured Parties shall be applied by the ABL Agent to the ABL Obligations in such order as specified in the relevant ABL Loan Documents (or in the US ABL Security Agreement, if not specified in the relevant ABL Loan Documents). After the ABL Obligations Payment Date, (i) if the Notes Obligations Payment Date shall not have then yet occurred, the ABL Agent shall deliver to the Notes Agent any ABL Priority Collateral and proceeds of such Collateral then held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct and (ii) if the Notes Obligations Payment Date shall have occurred and the Junior Subordinated Obligations Payment Date shall not have then yet occurred, the ABL Agent shall deliver to the Junior Subordinated Agent any Collateral and proceeds of Collateral then held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, in each case, at the sole cost and expense of the

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Grantors and without representation or warranty on the part of the ABL Agent or any other ABL Secured Party.

(c) Prior to the Notes Obligations Payment Date, whether or not any proceeding under the Bankruptcy Code or any other Insolvency Law by or against any Grantor has been commenced, all Notes Priority Collateral or proceeds thereof received by the Notes Agent in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Notes Agent or the Notes Secured Parties shall be applied by the Notes Agent to the Notes Obligations in such order as specified in the Indenture. After the Notes Obligations Payment Date, (i) if the ABL Obligations Payment Date shall not have then yet occurred, the Notes Agent shall deliver to the ABL Agent any Notes Priority Collateral and proceeds of such Collateral then held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct and (ii) if the ABL Obligations Payment Date shall have occurred and the Junior Subordinated Obligations Payment Date shall not have then yet occurred, the Notes Agent shall deliver to the Junior Subordinated Agent any Collateral and proceeds of Collateral then held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, in each case, at the sole cost and expense of the Grantors and without representation or warranty on the part of the Notes Agent or any other Notes Secured Party.

(d) Each Junior Representative and each other Junior Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Obligations Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time prior to the Senior Obligations Payment Date, then it shall hold such Collateral, proceeds or payment in trust for the Senior Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Representative or the Senior Obligations Secured Parties that it has possession of such Senior Obligations Collateral or proceeds or payments in respect thereof. Each Junior Obligations Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Obligations previously made shall be rescinded for any reason whatsoever, such Junior Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it in respect of any Senior Obligations Collateral and shall promptly turn any Senior Obligations Collateral then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Obligations.

(e) The parties to this Agreement agree that if a Junior Representative shall hold any Lien on any assets of any Grantor securing any Junior Obligations that are not also subject to a Lien in respect of the Senior Obligations under the Senior Obligations Documents and if the Obligations Payment Date in respect of such Senior

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Obligations has not occurred, then such Grantor will grant a Lien on such assets to the Senior Representative and the other Senior Obligations Secured Parties as security for the Senior Obligations (it being understood that the Senior Representative and the other Senior Obligations Secured Parties shall retain a Lien on such assets subject to the terms hereof). The parties to this Agreement agree that, notwithstanding anything to the contrary herein, prior to the ABL Obligations Payment Date, in the event that any Grantor obtains Net Proceeds of any Bulk Receivables/Inventory Sale (as such terms are defined in the ABL Credit Agreement), such Net Proceeds shall be turned over to the ABL Agent for application to the payment of ABL Obligations to the extent required by Section 2.1l(d) of the ABL Credit Agreement.

SECTION 2.05. Automatic Release of Junior Liens. Each Junior Representative and each other Junior Obligations Secured Party agree that any Junior Lien on any Senior Obligations Collateral shall terminate and be released automatically and without further action if the applicable Senior Liens on such Senior Obligations Collateral are released and such release (a) is in connection with the sale, transfer or other disposition of such Senior Obligations Collateral subject to such Junior Lien, so long as such sale, transfer or other disposition is then permitted by the applicable Junior Documents, (b) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Senior Obligations Collateral or (c) shall have been approved by the Senior Obligations Required Parties, so long as no Junior Obligations Event of Default with respect to the applicable Junior Obligations shall have occurred and be continuing at such time or would result from such release. Each Junior Representative agrees to execute and deliver all such releases and other instruments as shall reasonably be requested by the Senior Representative to evidence and confirm any release of Senior Obligations Collateral provided for in this Section.

SECTION 2.06. Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Insolvency Law by or against any Grantor.

(b) If any Grantor shall become subject to a case under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (including on a priming basis) (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the Bankruptcy Code, each Junior Obligations Secured Party agrees that it will raise no objection to or oppose or contest (or join with or support any third party in objecting to, opposing or contesting) any such financing or to the Liens on the Senior Obligations Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Senior Obligations Collateral and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Senior Representative or other representative authorized by the Senior Obligations Secured Parties or to the extent permitted by Section 2.06(e)), unless the Senior Obligations Secured Parties, or the Senior Representative or other representative authorized by the Senior Obligations Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing

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Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens in respect of the Senior Obligations Collateral, each Junior Representative will, for itself and on behalf of the other applicable Junior Obligations Secured Parties, subordinate the applicable Junior Liens in respect of the Senior Obligations Collateral to the Senior Liens and the DIP Financing Liens), so long as the Junior Obligations Secured Parties retain Liens on all the Senior Obligations Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority in relation to the Senior Liens as existed prior to the commencement of the case under the Bankruptcy Code. The provisions of this paragraph shall apply, mutatis mutandis, in the event of any financing arrangements analogous to a DIP Financing under any other Insolvency Law.

(c) Each Junior Obligations Secured Party agrees that it will not object to or oppose a sale or other disposition of any Senior Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, or any other Insolvency Law, free and clear of its Liens (subject to attachment of proceeds with respect to the Junior Lien on such Senior Obligations Collateral in favor of such Junior Obligations Secured Party in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the Senior Obligations Secured Parties represented by the Senior Representative shall have consented to such sale or disposition of such Senior Obligations Collateral.

(d) Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents, the Notes Security Documents and any Junior Subordinated Security Documents each constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Notes Obligations, the ABL Obligations and any Junior Subordinated Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in any proceeding under any Insolvency Laws. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Secured Parties, or of the ABL Secured Parties and either the Notes Secured Parties or the Junior Subordinated Secured Parties, or of the Notes Secured Parties and the Junior Subordinated Secured Parties, in respect of the Collateral constitute only one secured claim or otherwise do not constitute separate classes of senior and junior secured claims as contemplated by the immediately preceding sentence, then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims, in accordance with the terms of this Agreement, against the Grantors in respect of the Collateral with the effect being that (i) to the extent that the aggregate value of the ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the Notes Secured Parties and any Junior Subordinated Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the ABL Priority Collateral before any distribution is made in respect of the claims held by the Notes Secured Parties or any Junior Subordinated Secured Parties, (ii) to the extent that the aggregate value of the Notes

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Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties and any Junior Subordinated Secured Parties), the Notes Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Notes Priority Collateral before any distribution is made in respect of the claims held by the ABL Secured Parties or any Junior Subordinated Secured Parties, (iii) following the Notes Obligations Payment Date, to the extent that the aggregate value of the remaining Notes Priority Collateral is sufficient (for this purpose ignoring all claims held by the Notes Secured Parties and any Junior Subordinated Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Notes Priority Collateral before any distribution is made in respect of the claims held by any Junior Subordinated Secured Parties and (iv) following the ABL Obligations Payment Date, to the extent that the aggregate value of the remaining ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties and any Junior Subordinated Secured Parties), the Notes Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the ABL Priority Collateral before any distribution is made in respect of the claims held by any Junior Subordinated Secured Parties, with the Notes Secured Parties, the ABL Secured Parties and any Junior Subordinated Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties and/or the Notes Secured Parties, as applicable, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of such Secured Parties.

(e) Each Junior Representative and each other Junior Obligations Secured Party agrees that it will not contest any request by any Senior Representative or any other Senior Obligations Secured Party for adequate protection or contest any objection by a Senior Representative or any other Senior Obligations Secured Party to any motion, relief, action or proceeding based on such Senior Representative or other Senior Obligations Secured Party claiming a lack of adequate protection. Notwithstanding the foregoing, if a Senior Representative or any other Senior Obligations Secured Party is granted adequate protection in the form of additional collateral in connection with any use of cash collateral constituting Senior Obligations Collateral or DIP Financing secured by Senior Obligations Collateral, then each Junior Representative and the Junior Obligations Secured Parties may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien shall be Subordinated to the Liens securing the Senior Obligations and such DIP Financing on the same basis as the other Junior Liens of such Secured Parties are Subordinated to the Senior Liens under this Agreement. In the event a Junior Representative or any other Junior Obligations Secured Party seeks or requests adequate protection in respect of Junior Obligations and such adequate protection is granted in the form of additional collateral, then such Junior Representative, on behalf of itself and each other Junior Obligations Secured Party represented by it, agrees that the Senior Representative and the other Senior Obligations Secured Parties and any such DIP Financing shall also be granted a Senior Lien on such additional

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collateral as security for the Senior Obligations and for any such DIP Financing and that any Lien on such additional collateral securing the Junior Obligations shall be subordinated to the Lien on such collateral securing the Senior Obligations and any such DIP Financing and to any other Liens granted to the Senior Obligations Secured Parties as adequate protection on the same basis as the other Liens securing such Junior Obligations are subordinated to the Liens securing the Senior Obligations under this Agreement. The provisions of this paragraph shall apply, mutatis mutandis. in the event of any financing arrangements analogous to a DIP Financing under any other Insolvency Law.

(f) Each Junior Representative, for itself and on behalf of the other applicable Junior Obligations Secured Parties, agrees that no Junior Obligations Secured Party shall, without the prior written consent of the Senior Representative, (i) seek or request (or support any other Person in seeking or requesting) relief from the automatic stay or any other stay in any judicial or insolvency proceeding in respect of any part of the Senior Obligations Collateral or (ii) oppose (or support any other Person in opposing) any motion of the Senior Representative seeking relief from the automatic stay or any other stay in any judicial or insolvency proceeding in respect of any part of the Senior Obligations Collateral.

(g) If, in connection with any judicial or insolvency proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Senior Obligations and any Junior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of such Junior Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(h) Each of the parties hereto acknowledges and agrees that no Junior Representative or other Junior Obligations Secured Party shall be required to vote to approve any plan of reorganization with respect to any Grantor for any reason or to agree that any provision of any Junior Obligations Document shall survive the effectiveness of any plan of reorganization with respect to any Grantor in any judicial or insolvency proceeding.

(i) This Agreement shall be applicable prior to and after the commencement of any judicial or insolvency proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor-in-possession. The relative rights as to the Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

(j) Subject to Sections 2.02(a) and (c) and Section 2.06(e), nothing contained herein shall prohibit or in any way limit the Senior Representative or any Senior Obligations Secured Party from objecting in any judicial or insolvency proceeding

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or otherwise to any action taken by any Junior Representative or any other Junior Obligations Secured Party, including the seeking by any such Junior Representative or Junior Obligations Secured Party of adequate protection or the asserting by any such Junior Representative or Junior Obligations Secured Party of any of its rights and remedies under the applicable Junior Documents or otherwise, in each case to the extent affecting such Senior Representative’s or such Senior Obligations Secured Parties’ rights in its Senior Obligations Collateral.

(k) (i) Each Junior Representative, for itself and on behalf of the other applicable Junior Obligations Secured Parties, agrees that no Junior Obligations Secured Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Obligations Secured Party for allowance in any judicial or insolvency proceeding of Senior Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Senior Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Junior Liens on the Senior Obligations Collateral).

(ii) Each Senior Representative, for itself and on behalf of the other applicable Senior Obligations Secured Parties, agrees that no Senior Obligations Secured Party shall oppose or seek to challenge any claim by a Junior Representative or any other Junior Obligations Secured Party for allowance in any judicial or insolvency proceeding of Junior Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Junior Liens (it being understood and agreed that such value shall be determined taking into account the Senior Liens on the Senior Obligations Collateral).

SECTION 2.07. Reinstatement. In the event that any of the Senior Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any other Insolvency Law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Obligations shall again have been paid in full in cash.

SECTION 2.08. Entry Upon Premises by the ABL Agent. (a) If the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, the Notes Secured Parties (i) shall cooperate with the ABL Agent in its efforts to enforce its security interest in the ABL Priority Collateral and to finish any work-in-process and assemble the ABL Priority Collateral and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with or dispose of, in any lawful manner, the ABL Priority Collateral, (ii) shall not hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral or shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with or disposing of, in any lawful manner, the ABL Priority Collateral, and (iii) shall permit the ABL Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties (but with the Grantors’ reimbursement and indemnity obligation

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with respect thereto as provided in the ABL Loan Documents, which shall not be limited hereby), to enter upon and use the Notes Priority Collateral (including (x) manufacturing. storage and transportation facilities, (y) equipment, processors, computers and other machinery related to the Storage or processing of records, documents or fìles and (z) intellectual property), for a period not to exceed 180 days after the later of (A) the date on which the Notes Agent shall obtain possession and control of such Notes Priority Collateral and (B) the taking of such enforcement action, for purposes of (1) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral (including raw materials and work-in-process), (2) selling any or all of the ABL Priority Collateral located on such Notes Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (3) removing any or all of the ABL Priority Collateral located on such Notes Priority Collateral, (4) otherwise shipping, storing, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral and/or (5) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Secured Parties in and to the ABL Priority Collateral; provided, however, nothing contained in this Agreement shall restrict the rights of the Notes Agent to sell, assign or otherwise transfer any Notes Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Agent and the ABL Secured Parties) to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction or otherwise arises by operation of the Bankruptcy Code or any other Insolvency Law, such 180-day period shall be tolled during the pendency of any such stay or other order.

(b) During the period of actual occupation, use and/or control by the ABL Secured Parties or their agents or representatives of any Notes Priority Collateral, the ABL Secured Parties shall be obligated to repair at their expense any physical damage to such Notes Priority Collateral resulting from such occupancy, use or control, and to leave such Notes Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing. in no event shall the ABL Secured Parties have any liability to the Notes Secured Parties pursuant to this Section as a result of any condition (including any environmental condition. claim or liability) on or with respect to the Notes Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties of their rights under this Section and the ABL Secured Parties shall have no duty or liability to maintain the Notes Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Notes Priority Collateral that results from ordinary wear and tear resulting from the use of the Notes Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 2.08. Without limiting the rights granted in this paragraph, the ABL Agent and the other ABL Secured Parties shall cooperate with the Notes Agent and the other Notes Secured Parties in connection with any efforts made by the Notes Agent and the other Notes Secured Parties to sell the Notes Priority Collateral.

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SECTION 2.09. Amendments to Security Documents. (a) Without the prior written consent of the Senior Representative. no Junior Obligations Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Obligations Security Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(b) In the event that the Senior Representative enters into any amendment. waiver or consent in respect of any of the Senior Obligations Security Documents in respect of which it is a Representative for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, such Senior Obligations Security Document or changing in any manner the rights of the Senior Representative, the applicable Senior Obligations Secured Parties or any Grantor thereunder (including the release of any Liens on Senior Obligations Collateral permitted by Section 2.05), then such amendment. waiver or consent shall apply automatically to any comparable provision of the comparable Junior Obligations Security Documents relating to the relevant Senior Obligations Collateral to the extent securing any Junior Obligations without the consent of any Junior Representative or any Junior Obligations Secured Party and without any action by any Junior Representative or any Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Liens or release any such Junior Liens, except to the extent that such release is permitted or required by Section 2.05 and provided that there is a concurrent release of the corresponding Senior Liens, (B) amend, modify or otherwise affect the rights or duties of any Junior Representative without its prior written consent or (C) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Junior Documents related to such Junior Obligations and (ii) written notice of such amendment. waiver or consent shall have been given to each Junior Representative.

SECTION 2.10. Refinancings. Any of the Obligations may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a notice or consent is required to permit the Refinancing transaction under any ABL Loan Document, Notes Document or Junior Subordinated Document) of, any Representative or Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of such Refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent (in the case of a Refinancing of any Notes Obligations or Junior Subordinated Obligations) and/or the Notes Agent (in the case of a Refinancing of any ABL Obligations or Junior Subordinated Obligations). as the case may be, shall reasonably request and in form and substance reasonably acceptable to such Representative and any such Refinancing transaction shall be in accordance with the provisions of the ABL Loan Documents, the Notes Documents and any Junior Subordinated Documents.

SECTION 2.11. Insurance. Unless and until the ABL Obligations Payment Date occurs, (a) as between the ABL Agent, on the one hand, and the Notes

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Agent and any Junior Subordinated Agent, on the other hand. only the ABL Agent will have the right to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral and (b) as between the ABL Agent. on the one hand, and any Junior Subordinated Agent, on the other hand, only the ABL Agent will have the right (subject to the next succeeding sentence) to adjust or settle any insurance policy or claim covering or constituting any Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Unless and until the Notes Obligations Payment Date occurs, (a) as between the ABL Agent and any Junior Subordinated Agent. on the one hand, and the Notes Agent, on the other hand, only the Notes Agent will have the right to adjust or settle any insurance policy covering or constituting Notes Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Priority Collateral and (b) as between any Junior Subordinated Agent, on the one hand, and the Notes Agent, on the other hand, only the Notes Agent will have the right (subject to the immediately preceding sentence) to adjust or settle any insurance policy or claim covering or constituting any Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral. To the extent that an insured loss covers or applies to assets or property, some of which constitute ABL Priority Collateral and some of which constitute Notes Priority Collateral, then the ABL Agent and the Notes Agent will work jointly and in good faith to collect, adjust or settle under the relevant insurance policy. The provisions of this Section are subject to the rights of the applicable Grantor under the ABL Loan Documents and Notes Documents, as applicable.

SECTION 2.12. Legends. The ABL Agent acknowledges with respect to the ABL Security Documents, the Notes Agent acknowledges with respect to the Notes Security Documents and each Junior Subordinated Agent acknowledges with respect to any applicable Junior Subordinated Security Documents that each Security Document will contain a legend substantially in the form set forth on Annex I.

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security Interests; Rights Under Permits and Licenses

SECTION 3.01. General. The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Collateral that can be perfected by the possession, control or assignment for security purposes of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of, or has been assigned for security purposes to, the Senior Representative. the Senior Representative will serve as gratuitous bailee (in the case of possession or control) or gratuitous agent (in the case of assignment for security purposes) for each Junior Representative holding a Junior Lien on such Collateral and

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hold such Collateral or such account for the benefìt of such Junior Representative for the sole purpose of perfecting (and, in the case of an assignment for security purposes, creating) the Junior Lien of such Junior Representative and the other applicable Junior Obligations Secured Parties on such Collateral or such account. It is agreed that the obligations of the Senior Representative and the rights of each Junior Representative and the other Junior Obligations Secured Parties in connection with any such bailment or agency arrangement will be in all respects subject to the provisions of Article II The Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Liens on any such Collateral or any such account and shall have no responsibility, duty, obligation or liability to any Junior Representative or any other Junior Obligations Secured Party or any other Person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Obligations Secured Parties to obtain a perfected Junior Lien in such Collateral or such account to the extent, if any, that such perfection results from the possession, control or assignment for security purposes of such Collateral or such account by or to the Senior Representative. Subject to Section 2.07, upon the occurrence of the Senior Obligations Payment Date, the Senior Representative shall take commercially reasonable actions in its power, at the sole cost and expense of the Grantors, to transfer possession or control of such Collateral or such account to the Junior Representative (if there shall then be more than one Junior Representative, to the Junior Representative that becomes the Senior Representative following such Senior Obligations Payment Date) (to the extent such Junior Representative has a Lien on such Collateral or account after giving effect to any prior or concurrent releases of Liens). without representation or warranty on the part of the Senior Representative or any Senior Obligations Secured Party.

SECTION 3.02. Deposit Accounts. The Grantors, in accordance with and to the extent required under the ABL Credit Agreement, shall maintain blocked account agreements relating to deposit accounts (the “Deposit Accounts”) with certain depositary banks (the “Depositary Banks”) in which collections from Inventory and Accounts (as each such term is defined in the ABL Credit Agreement) are deposited. The ABL Agent will act as gratuitous bailee for the Notes Agent and any Junior Subordinated Agent for the purpose of perfecting the Liens of the Notes Secured Parties and any Junior Subordinated Secured Parties in all such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Notes Secured Parties or any Junior Subordinated Secured Parties except as set forth in the next succeeding sentence). Unless the Junior Liens on such ABL Priority Collateral shall have been or concurrently are released. after the occurrence of the ABL Obligations Payment Date, the ABL Agent shall (a) transfer all cash and other assets in such Deposit Accounts maintained with it to a Deposit Account designated by the Notes Agent (or the Junior Subordinated Agent, if the Notes Obligations Payment Date shall have occurred) and (b) cooperate with the Grantors and the Notes Agent (or the Junior Subordinated Agent, if the Notes Obligations Payment Date shall have occurred) in permitting control of any other Deposit Accounts to be transferred to the Notes Agent (or the Junior Subordinated Agent, if the Notes Obligations Payment Date shall have occurred) (or for other arrangements with respect to each such Deposit Account satisfactory to the Notes Agent (or the Junior Subordinated Agent, if the Notes Obligations Payment Date shall have occurred) to be made), in each case, at the expense of the Grantors and without

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representation or warranty on the part of the ABL Agent or any ABL Secured Party. If the Notes Obligations Payment Date shall not yet have occurred at the time of the ABL Obligations Payment Date, then after the occurrence of the Notes Obligations Payment Date, unless the Junior Subordinated Liens on such Deposit Accounts shall have been or concurrently are released, the Notes Agent shall comply with the terms of the immediately preceding sentence as though the Notes Agent were the ABL Agent and the Junior Subordinated Agent were the Notes Agent.

SECTION 3.03. Rights under Permits, Licenses and Intellectual Property. The Notes Agent (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive royalty-free license to use any permit, license or intellectual property of such Grantor that is subject to a Notes Lien (or any permit, license or intellectual property acquired by a purchaser, assignee or transferee from any Grantor, as the case may be) in connection with the enforcement of any ABL Lien upon any ABL Priority Collateral and (b) agrees that if the ABL Agent shall require rights available under any permit, license or intellectual property controlled by the Notes Agent. or any of its affiliates, in order to realize on any ABL Priority Collateral, the Notes Agent shall take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the ABL Agent, to make such rights available to the ABL Agent. The ABL Agent agrees that if the Notes Agent shall require rights available under any permit, license or intellectual property controlled by the ABL Agent in order to realize on any Notes Priority Collateral, the ABL Agent shall take all such actions as shall be reasonably available to it (at the sole expense of the Grantors), consistent with applicable law, to make such rights available to the Notes Agent. Each of the ABL Agent and the Notes Agent agrees that any sale or other transfer of any Collateral consisting of intellectual property upon any exercise of remedies shall be made expressly subject to the rights to be made available pursuant to this Section in writing (for the benefit of the ABL Agent or the Notes Agent, as the case may be, and the related Secured Parties).

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations, or the existence of any Lien securing any such Obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment. determine, including by reliance upon a certificate of the Parent or any other Grantor. Each Representative may rely conclusively, and shall he fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability

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to any Grantor, any Secured Party or any other Person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents and agrees to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that, except as otherwise provided in any ABL Loan Document, Notes Document or Junior Subordinated Document, the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the ABL Agent, to JPMorgan Chase Bank, N.A., 270 Park Avenue, Floor 44, New York, NY 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-6637);

(b) if to the Notes Agent, to Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, MS NYC60-2710, New York, NY 10005, Attention of Project Finance Deal Manager – Patheon (Telecopy No. 732-578-4636); and

(c) if to any Grantor, to it in the care of the Parent at 2100 Syntex Court, Mississauga, Ontario, L5N 7K9, Attention of the Chief Financial Officer (Telecopy 905- 812-6705) with a copy to 2100 Syntex Court, Mississauga, Ontario, L5N 7K9, Attention of the General Counsel.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Parent shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 6.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 6.01. As agreed to in writing among the Parent and the Representatives from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 6.02. Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a

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waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and the Parent; provided, however, that (i) neither the Parent nor any other Grantor shall have any right to consent to or approve any waiver, amendment or modification of any provision of this Agreement (and its signature thereto shall not be required) except to the extent its rights or obligations are affected; provided that the Parent and each Grantor shall be provided with written notice of all amendments of any provision of this Agreement, and (ii) this Agreement may be amended from time to time (A) as provided in Section 6.13, (B) without the consent of any party hereto, by the joinder to this Agreement of any successor of any Representative in its capacity as ABL Agent, Notes Agent or Junior Subordinated Agent duly succeeding to such capacity pursuant to the ABL Documents, the Notes Documents or any Junior Subordinated Documents, as applicable, and of any other Person that is appointed to act in any such capacity pursuant thereto and (C) at the sole request and expense of the Parent, and without the consent of any Representative (except as required by the ABL Loan Documents, Notes Documents or Junior Subordinated Documents, as applicable with respect to such Representative), (1) (x) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations (as defined in the Indenture) that are incurred in compliance with, and that are secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens hereunder) by, the ABL Loan Documents, the Notes Documents and any Junior Subordinated Documents, (y) to establish that the Liens on any Notes Priority Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Notes Priority Collateral securing the Notes Obligations and senior to the Liens on such Notes Priority Collateral securing the ABL Obligations and any Junior Subordinated Obligations, all on the terms provided for herein immediately prior to such amendment and (z) to establish that the Liens on any ABL Priority Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such ABL Priority Collateral securing the Notes Obligations and junior and subordinated to the Liens on such ABL Priority Collateral securing any ABL Obligations, all on the terms provided for herein immediately prior to such amendment, (2) (x) to add other parties (or any authorized agent thereof or trustee therefor) holding Junior Subordinated Debt that is incurred in compliance with, and that is secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens hereunder) by, the ABL Loan Documents, the Notes Documents and any Junior Subordinated Documents, (y) to establish that the Liens on any ABL Priority Collateral securing such Junior Subordinated

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Debt shall be junior to the Liens on such ABL Priority Collateral securing the ABL Obligations and the Notes Obligations, all on the terms provided for herein immediately prior to such amendment and (z) to establish that the Liens on any Notes Priority Collateral securing such Junior Subordinated Debt shall be junior and subordinated to the Liens on such Notes Priority Collateral securing the Notes Obligations and the ABL Obligations, all on the terms provided for herein immediately prior to such amendment, (3) (x) to add other parties (or any authorized agent thereof or trustee therefor) holding other indebtedness that is incurred in compliance with, and that is secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens hereunder) by, the ABL Loan Documents, the Notes Documents and any Junior Subordinated Documents, (y) to establish that the Liens on any ABL Priority Collateral securing such indebtedness shall be pari passu hereunder with the Liens on such ABL Priority Collateral securing the ABL Obligations and senior to the Liens on such ABL Priority Collateral securing the Notes Obligations and any Junior Subordinated Obligations, all on the terms provided for herein immediately prior to such amendment and (z) to establish that the Liens on any Notes Priority Collateral securing such indebtedness shall be pari passu hereunder with the Liens on such Notes Priority Collateral securing the ABL Obligations and junior and subordinated to the Liens on such Notes Priority Collateral securing the Notes Obligations, all on the terms provided for herein immediately prior to such amendment and (4) (x) to add other parties (or any authorized agent thereof or trustee therefor) holding Refinancing indebtedness as provided in Section 2.10 and (y) to establish that the Liens on any Collateral securing such indebtedness shall have the same priority relative to the other Liens subject to this Agreement as the Liens on such Collateral that secured the indebtedness so Refinanced, all on the terms provided for herein immediately prior to such amendment. Any such additional party and each party hereto shall be entitled to rely upon a certificate delivered by an officer of the Parent certifying that such Other Pari Passu Lien Obligations, Junior Subordinated Debt or other indebtedness, as the case may be, were issued or borrowed in compliance with the ABL Loan Documents and the Notes Documents. Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by this Section 6.02(b) shall be submitted to such Representative for its review at least five Business Days prior to the proposed effectiveness of such amendment.

SECTION 6.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 6.04. Notes Agent. Notwithstanding anything to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement of approval of, notice, request or other communication from, or other discretionary direction given or discretionary action to be undertaken or to be (or not to be) suffered or omitted by the Notes Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Agent, it is understood that in all cases the Notes Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have

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received such written instruction, advice or concurrence of the Trustee (acting in accordance with this Agreement, the Indenture or the Notes Security Documents), as it deems appropriate. This provision is intended solely for the benefit of the Notes Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

SECTION 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 6.06. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 6.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction. be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(e) Each party hereto hereby irrevocably and unconditionally waives, to

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the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Grantor hereby irrevocably designates and appoints Patheon Pharmaceuticals Inc. (which hereby accepts such designation), c/o Patheon Inc., 4721 Emperor Boulevard, Suite 200, Durham NC, 27703, Attn: Legal Department, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement and agrees that service of process upon such agent. and written notice of said service to such Grantor by the Person serving the same in the manner provided for notices in Section 6.01 shall be deemed in every respect effective service of process upon such Grantor in any such suit or proceeding. Each Grantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect.

(e) If a Grantor established under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of such authority shall be governed by the laws of the Netherlands.

SECTION 6.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY: AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

31

SECTION 6.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Security Documents, the provisions of this Agreement shall control.

SECTION 6.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the respective relative rights of the ABL Secured Parties, the Notes Secured Parties and any Junior Subordinated Secured Parties. No Grantor or any other creditor thereof shall have any rights or obligations hereunder. except as expressly provided in this Agreement, and no Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms. Nothing in this Agreement shall require repayment. refunding or revocation of fees and expenses paid to Representatives.

SECTION 6.13. Additional Subsidiaries. Pursuant to the terms of the ABL Loan Documents. Notes Documents or any Junior Subordinated Documents, a Subsidiary of the Parent that was not a party hereto on the date hereof may be required to enter into this Agreement as a party hereto after the date hereof. A Subsidiary of the Parent that is not so required to enter into this Agreement may elect to enter into this Agreement. Upon execution and delivery by the ABL Agent, the Notes Agent, any Junior Subordinated Agent and such Subsidiary of an instrument in the form of Exhibit I hereto or otherwise reasonably satisfactory to the ABL Agent and the Notes Agent, such Subsidiary shall become a party hereto with the same force and effect as if originally named as a party hereto. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in MI force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.14. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, each Representative, like all financial institutions, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with it. The parties to this Intercreditor Agreement agree that they will provide the Representatives with such information as they may request in order for the Representatives to satisfy the requirements of the USA PATRIOT Act.

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as ABL Agent

By:

Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Notes Agent

By:

Name:
Title:

By:

Name:
Title:

PATHEON INC.,

by

Name:
Title:

PATHEON PHARMACEUTICALS INC.,

by

Name:
Title:

33

EXECUTED AS A DEED by	)
PATHEON UK LIMITED	)
acting by	)
Director
Director/Secretary

In the presence of:
Name:
Address:
Occupation:

PATHEON PUERTO RICO, INC.,

by

Name:
Title:

PATHEON INTERNATIONAL INC.,

by

Name:
Title:

PATHEON PHARMACEUTICALS SERVICES INC.,

by

Name:
Title:

PATHEON U.S. HOLDINGS INC.,

by

Name:
Title:

34

PATHEON P.R. LLC,

by

Name:
Title:

PATHEON U.S. HOLDINGS LLC,

by

Name:
Title:

PATHEON FINANCE LLC,

by

Name:
Title:

PATHEON PUERTO RICO ACQUISITIONS CORPORATION,

by

Name:
Title:

CEPH INTERNATIONAL CORPORATION,

by

Name:
Title:

35

PATHEON B.V.,

by

Name:
Title:

by

Name:
Title:

PATHEON ITALIA S.P.A.,

by

Name:
Title:

PATHEON INTERNATIONAL AG,

by

Name:
Title:

PATHEON HOLDINGS S.A.S.,

by

Name:
Title:

PATHEON FRANCE S.A.S.,

by

Name:
Title:

36

ANNEX I

Legend

Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement dated as of April 23, 2010 (the “Intercreditor Agreement”) among JPMorgan Chase Bank, N.A., as ABL Agent, Deutsche Bank Trust Company Americas, as Notes Agent, Patheon Inc. and the subsidiaries of Patheon Inc. named therein. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

EXHIBIT I

SUPPLEMENT NO.      dated as of [                     ], to the Intercreditor Agreement dated as of April 23, 2010 (the “Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as agent for the ABL Secured Parties referred to therein, DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for the Notes Secured Parties referred to therein, PATHEON INC. (the “Parent”) and THE SUBSIDIARIES OF PATHEON INC. NAMED THEREIN.

Section 6.13 of the Intercreditor Agreement provides that additional Subsidiaries of the Parent may become party thereto as “Grantors” thereunder by execution and delivery of an instrument in the form of this Supplement. Pursuant to one or more of the ABL Loan Documents, the Notes Documents or any Junior Subordinated Documents, the undersigned Subsidiary (the “New Subsidiary”) of the Parent is required to become a party to the Intercreditor Agreement as a “Grantor” thereunder.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement.

Accordingly, the New Subsidiary hereby agrees as follows:

SECTION 1. In accordance with Section 6.13 of the Intercreditor Agreement, the New Subsidiary by its signature below becomes a party to the Intercreditor Agreement as a “Grantor” with the same force and effect as if originally named therein as such, and the New Subsidiary hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it in such capacity thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Subsidiary.

SECTION 2. The New Subsidiary represents and warrants to each Representative and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement shall become effective when the Representatives shall nave received a counterpart (or a copy) of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this

Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

[ABL AGENT],

by

Name:
Title:

[NOTES AGENT],

by

Name:
Title:

by

Name:
Title:

[JUNIOR SUBORDINATED AGENT],

by

Name:
Title:

2

Exhibit F

PERFECTION CERTIFICATE

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc. (the “Parent Borrower”), the Subsidiaries of the Parent Borrower named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent (the “US Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the “Canadian Agent”), and J.P. Morgan Europe Limited, as European Administrative Agent (the “European Agent” and, together with the US Agent and the Canadian Agent, the “Agents”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Guarantor Agreement or US Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer or senior officer of the Parent Borrower, hereby certify to the Agents and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Guarantor, as such name appears in its respective certificate of formation, is as follows:

Guarantor

Patheon Inc.

Patheon International Inc.

Patheon U.S. Holdings Inc.

Patheon Pharmaceuticals Inc.

Patheon Pharmaceuticals Services Inc.

Patheon U.S. Holdings LLC

Patheon Finance LLC

Patheon P.R. LLC

Patheon Puerto Rico, Inc.

Patheon Puerto Rico Acquisitions Corporation

CEPH International Corporation

Patheon UK Limited

Patheon B.V.

Patheon Italia S.P.A.

Guarantor

Patheon Holdings [1]

Patheon France [2]

Patheon International AG [3]

(b) Set forth below is each other legal name each Guarantor has had in the past five years, together with the date of the relevant change:

Guarantor	Other names

Patheon Puerto Rico Acquisitions Corporation	Name changed from MOVA Acquisitions Corporation on February 13, 2008

Patheon Puerto Rico, Inc.	Name changed from MOVA Pharmaceutical Corporation on February 13, 2008

Patheon International AG	Name changed from Patheon International GmbH (German name), Patheon International Ltd. Liab. Co (English name), Patheon International SARL (French name) by resolution taken on November 26, 2008, effective on December 12, 2008

See footnotes 1 through 3 below

(c) Except as set forth in Schedule 1 hereto, no Guarantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Section 1 and Sections 2(a)

[1]	Patheon Holdings S.A.S. is also the legal name of the entity, reflecting its organizational type. References to Patheon Holdings herein include reference to Patheon Holdings S.A.S.
[2]	Patheon France S.A.S. is also the legal name of the entity, reflecting its organizational type. References to Patheon France herein include reference to Patheon France S.A.S.
[3]

Patheon International AG is the German name of the entity. The legal name in English is Patheon International Ltd. The legal name in French is Patheon International SA. References to Patheon International AG herein include reference to the English and French names.

and 2(c) of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) The following is a list of all other names (including trade names or similar appellations) used by each Guarantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

See item 1(b) above.

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Guarantor that is a registered organization:

Guarantor	Number

Patheon Inc.	419970-7

Patheon International Inc.	1327786

Patheon U.S. Holdings Inc.	3580000

Patheon Pharmaceuticals Inc.	2976494

Patheon Pharmaceuticals Services Inc.	3600816

Patheon U.S. Holdings LLC	4335480

Patheon Finance LLC	4335339

Patheon UK Limited	3764421

Patheon B.V.	34109289

Patheon Italia S.P.A.	1566638

Patheon P.R. LLC	4335336

CEPH International Corporation	100181

Patheon Puerto Rico, Inc.	64182

Patheon Puerto Rico Acquisitions Corporation	102048

Patheon Holdings	42810777500028

Patheon France	40763454200010

Patheon International AG	170.4.008.152-8

2. Current Locations. (a) The chief executive office of each Guarantor is located at the address set forth opposite its name below:

Guarantor	Chief Executive Office	County	State or Province, Country
Patheon Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9	Regional Municipality of Peel	Ontario, Canada

Guarantor	Chief Executive Office	County	State or Province, Country
Patheon International Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9	Regional Municipality of Peel	Ontario, Canada

Patheon U.S. Holdings Inc.	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	New York, U.S.A.

Patheon Pharmaceuticals Inc.	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	Ohio, U.S.A.

Patheon Pharmaceuticals Services Inc.	4721 Emperor Blvd. Suite 200 Durham, North Carolina 27703	Durham	North Carolina, U.S.A.

Patheon U.S. Holdings LLC	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	Delaware, U.S.A

Patheon Finance LLC	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	Delaware, U.S.A.

Patheon UK Limited	Kingfisher Drive Covingham, Swindon Wiltshire SN3 5BZ		England

Patheon B.V.	Herengracht 483 1017 BT Amsterdam		Netherlands

Patheon Italia S.P.A.	Viale G.B. Stucci n. 110 20052 Monza (MB) Italy		Italy

Patheon P.R. LLC	Mailing address: The Corporation Trust Company Corporation Trust Centre 1209 Orange Street Wilmington, Delaware 19801	New Castle	Delaware, U.S.A.

Patheon Puerto Rico, Inc.	Villa Blanca Industrial Park State Road No. 1, Km. 34.8 A Street Caguas, Puerto Rico 00725	Caguas	Puerto Rico, U.S.A.

Patheon Puerto Rico Acquisitions Corporation	Villa Blanca Industrial Park State Road No. 1, Km. 34.8 A Street Caguas, Puerto Rico 00725	Caguas	Puerto Rico, U.S.A.

CEPH International Corporation	Villa Blanca Industrial Park State Road No. 1, Km. 34.8 A Street Caguas, Puerto Rico 00725	Caguas	Puerto Rico, U.S.A.

Patheon Holdings	40 Boulevard Champaret 38300 Bourgoin Jallieu France		France

Patheon France	40 Boulevard Champaret 38300 Bourgoin Jallieu France		France

Patheon International AG	Lindenstrasse 14 6340 Baar Switzerland		Switzerland

(b) Set forth below opposite the name of each Guarantor are all locations where such Guarantor maintains any books or records relating to any Accounts (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Guarantor	Mailing Address	County	State or Province, Country
Patheon Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9	Regional Municipality of Peel	Ontario, Canada

Patheon International Inc.	100 King Street West 1 First Canadian Place Suite 4400 Toronto, Ontario M5X 1B1	Municipality of Metropolitan Toronto	Ontario, Canada

Patheon U.S. Holdings Inc.	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	New York, U.S.A.

Patheon Pharmaceuticals Inc.	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	Ohio, U.S.A.

Patheon Pharmaceuticals Services Inc.	2110 East Galbraith Road Cincinnati, Ohio 45215-6300	Hamilton	Ohio, U.S.A.

Patheon U.S. Holdings LLC	Mailing address: 2110 East Galbraith Road Cincinnati, Ohio 45215-6300	New Castle	Delaware, U.S.A

Patheon Finance LLC	Mailing address: 2110 East Galbraith Road Cincinnati, Ohio 45215-6300	New Castle	Delaware, U.S.A.

Patheon UK Limited	Kingfisher Drive Covingham, Swindon Wiltshire SN3 5BZ		England

Patheon B.V.	Herengracht 483 1017 BT Amsterdam		Netherlands

Patheon Italia S.P.A.	Viale G.B. Stucci n. 110 20052 Monza (MB) Italy		Italy

Patheon P.R. LLC	Mailing address: 2110 East Galbraith Road Cincinnati, Ohio 45215-6300	New Castle	Delaware, U.S.A.

Patheon Puerto Rico, Inc.	Villa Blanca Industrial Park State Road No. 1, Km. 34.8 A Street Caguas, Puerto Rico 00725 State Road #670 Km. 2.7 Bo. Cote Norte Manati, Puerto Rico 00674	Caguas Manati	Puerto Rico, U.S.A.

Patheon Puerto Rico Acquisitions Corporation	Villa Blanca Industrial Park State Road No. 1, Km. 34.8 A Street Caguas, Puerto Rico 00725	Caguas	Puerto Rico, U.S.A.

CEPH International Corporation	Puerto Rico Industrial Park State Road #3 (65th Infantry)	Carolina	Puerto Rico U.S.A.

Guarantor	Mailing Address	County	State or Province, Country
Km. 12.6 Carolina, Puerto Rico 00984

Patheon Holdings	40 Boulevard Champaret 38300 Bourgoin Jallieu France		France

Patheon France	40 Boulevard Champaret 38300 Bourgoin Jallieu France		France

Patheon International AG	Lindenstrasse 14 6340 Baar Switzerland		Switzerland

(c) The jurisdiction of formation of each Guarantor that is a registered organization is set forth opposite its name below:

Guarantor	Jurisdiction

Patheon Inc.	Ontario, Canada

Patheon International Inc.	Ontario, Canada

Patheon U.S. Holdings Inc.	Delaware, U.S.A.

Patheon Pharmaceuticals Inc.	Delaware, U.S.A.

Patheon Pharmaceuticals Services Inc.	Delaware, U.S.A.

Patheon U.S. Holdings LLC	Delaware, U.S.A.

Patheon Finance LLC	Delaware, U.S.A.

Patheon UK Limited	England

Patheon B.V.	Netherlands

Patheon Italia S.P.A.	Italy

Patheon P.R. LLC	Delaware, U.S.A.

Patheon Puerto Rico, Inc.	Puerto Rico, U.S.A.

Patheon Puerto Rico Acquisitions Corporation	Puerto Rico, U.S.A.

CEPH International Corporation	Puerto Rico, U.S.A.

Patheon Holdings	France

Patheon France	France

Patheon International AG	Switzerland

(d) Set forth below opposite the name of each Guarantor are all the locations where such Guarantor maintains any Equipment or other Collateral not identified above:

Guarantor	Mailing Address	County	State or Province, Country
Patheon Inc.	977 Century Drive Burlington, Ontario L7L 5J8		Ontario, Canada

Patheon Inc.	7070 Mississauga Road Mississauga, Ontario L5N 7J8	Municipality of Metropolitan Toronto	Ontario, Canada

Patheon Inc.	111 Consumers Drive Whitby, Ontario L1N 5Z5		Ontario, Canada

Patheon Inc.	5900 Thorold Stone Road Niagara Falls, Ontario		Ontario, Canada

Patheon Pharmaceuticals Inc.	4750 Lake Forest Drive Blue Ash, Ohio 45242	Hamilton	Ohio, U.S.A.

Patheon Pharmaceuticals Inc.	8711 Reading Road Cincinnati, Ohio 45215	Hamilton	Ohio, U.S.A.

Patheon Pharmaceuticals Inc.	7030 Kit Creek Road Suite 110 Morrisville, North Carolina 27560	Wake	North Carolina, U.S.A

Patheon UK Limited	Unit 151 Milton Park Abingdon, Oxfordshire England OX14 4SD		England

Patheon Puerto Rico, Inc.	Villa Blanca Industrial Park Ave. Jack Desperak Caguas, Puerto Rico 00725	Caguas	Puerto Rico, U.S.A.

Patheon Italia S.P.A.	Via Morolense 87 03013 Ferentino (FR) Italy		Italy

Patheon Pharmaceutical Services, Inc.	4721 Emperor Blvd. Suite 200 Durham, North Carolina 27703	Durham	North Carolina, U.S.A

(e) Set forth below opposite the name of each Guarantor are all the places of business of such Guarantor not identified in paragraph (a), (b), (c) or (d) above:

[Not applicable.]

Guarantor	Mailing Address	County	State/Province	Country

(f) Set forth below opposite the name of each Guarantor are the names and addresses of all Persons other than such Guarantor that have possession of any of the Collateral of such Guarantor:

[Not applicable.]

Guarantor	Mailing Address	County	State/Province	Country

3. Unusual Transactions. All Accounts have been originated by the Guarantors and all Inventory has been acquired by the Guarantors in the ordinary course of business.

4. File Search Reports. Except to the extent the US Agent has determined that such searches shall not be required, file search reports have been obtained from each Uniform Commercial Code filing office (or analogous office in jurisdictions outside the United States) identified with respect to such Guarantor in Section 2 hereof and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5. UCC Filings. Financing statements in substantially the form of Schedule 2 hereto have been prepared for filing in the proper Uniform Commercial Code filing office (or analogous office in jurisdictions outside the United States) in the jurisdiction in which each Guarantor is located and, to the extent any of the Collateral is comprised of fixtures, timber to be cut or as extracted Collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Guarantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 3 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 4 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Guarantor (except the Parent Borrower) and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 4 is each equity investment of each Guarantor.

8. Debt Instruments. Attached hereto as Schedule 5 is a true and correct list of all promissory notes held by each Guarantor that are required to be pledged under the Security Documents, including all intercompany notes between such Guarantor and any other Guarantor.

9. Advances. Attached hereto as Schedule 6 is a true and correct schedule of the net amount of (a) all advances made by any Guarantor to any other Guarantor (including those identified on Schedule 5), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Agents under the Security Documents (to the extent required by the Collateral and Guarantee Requirement) and (b) all unpaid accounts receivable arising as a result of intercompany transfers of goods sold and delivered by or to, or services performed by, or for any Guarantor.

10. Mortgage Filings. Attached hereto as Schedule 7 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Applicable Agent to obtain a perfected security interest therein.

11. Intellectual Property. None of the Guarantors owns any Material Patents, Trademarks or Copyrights, except as set forth on Schedule 8 hereto.

12. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of commercial tort claims in excess of $5,000,000 held by any Guarantor, including a brief description thereof.

13. Deposit Accounts. Attached hereto as Schedule 10 is a true and correct list of all deposit accounts maintained by each Guarantor, including the name and address of the depositary institution, the type of account and the account number.

14. Securities Accounts. Attached hereto as Schedule 11 is a true and correct list of all securities accounts maintained by each Guarantor, including the name and address of the intermediary institution, the type of account and the account number.

15. Complete List. The Guarantor organized under the laws of the Netherlands does not directly or indirectly own any asset other than those listed on the schedules hereto, except as set forth below:

Asset:

[Not applicable]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this      day of April 2010.

PATHEON INC.

by

Name: Eric Evans
Title: Executive Vice President and Chief Financial Officer

SCHEDULE 1

CHANGE IN IDENTITY OR CORPORATE STRUCTURE

See Section 1(b).

Patheon Puerto Rico Investments, Inc. and Patheon Puerto Rico Real Estate Corporation were merged into Patheon Puerto Rico, Inc. as part of a consolidation; Patheon Italy B.V. was wound up into Patheon B.V.

Exact Legal Name	Jurisdiction	Org. ID #	Other Names	Chief Executive Office
Patheon Puerto Rico Investments, Inc.	Puerto Rico, U.S.A.	115306-D	Name changed from MOVA Investments, Inc. on April 2, 2008	Villa Blanca Industrial Park State Road #1, Km. 34.8 Caguas, Puerto Rico 00725

Patheon Puerto Rico Real Estate Corporation	Puerto Rico, U.S.A.	106845-D	Name changed from MOVA Real Estate Corporation on April 2, 2008	State Road #670, Km. 2.7 Bo. Coto Norte Manatí, Puerto Rico 00674

Patheon Italy B.V.	Netherlands	34118399		Herengracht 483 1017 BT Amsterdam

SCHEDULE 2

FORM OF FINANCING STATEMENTS

[See attached]

SCHEDULE 3

UCC FILINGS AND FILING OFFICES

[Please Update]

Debtor	Filing Offices
Patheon Inc.	Ontario
Patheon International Inc.	Ontario
Patheon U.S. Holdings Inc.	Office of the Secretary of State of the State of Delaware
Patheon P.R. LLC	Office of the Secretary of State of the State of Delaware
Patheon U.S. Holdings LLC	Office of the Secretary of State of the State of Delaware
Patheon Finance LLC	Office of the Secretary of State of the State of Delaware
Patheon Pharmaceuticals Services Inc.	Office of the Secretary of State of the State of Delaware
Patheon Pharmaceuticals Inc.	Office of the Secretary of State of the State of Delaware
Patheon Puerto Rico, Inc.	Department of State of Puerto Rico San Juan, Puerto Rico

Patheon Puerto Rico Acquisitions Corporation	Department of State of Puerto Rico San Juan, Puerto Rico

CEPH International Corporation	Department of State of Puerto Rico San Juan, Puerto Rico
Patheon UK Limited	Companies House/Land Registry of England and Wales
Patheon B.V.	“the Appropriate Division Large Enterprises of the Tax Department (Belastingdienst/Grote Ondernemingen)”
Patheon Italia S.P.A.	Not applicable
Patheon Holdings	Not applicable
Patheon France	The Cyprus Registrar of Companies
Patheon International AG	Not applicable

SCHEDULE 4

EQUITY INTERESTS IN GUARANTORS

Guarantor	Registered Owner/ Beneficial Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Patheon International Inc.	Patheon Inc.	4292 common shares	100%
Patheon U.S. Holdings Inc.	Patheon International Inc.	101 common shares	100%
Patheon P.R. LLC	Patheon International Inc.	5,001 membership units	100%
Patheon U.S. Holdings LLC	Patheon International Inc.	551 membership units	100%
Patheon Finance LLC	Patheon U.S. Holdings LLC	51 membership units	100%
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	101 common shares	100%
Patheon Pharmaceuticals Services Inc.	Patheon U.S. Holdings Inc.	1 common share	100%
CEPH International Corporation	Patheon Puerto Rico Acquisitions Corporation	50,000 common shares	100%
Patheon B.V.	Patheon Holdings Cyprus Ltd.	42 shares	100%
Patheon UK Limited	Patheon B.V.	100,001 ordinary shares and 2,000,000 preference shares	100%
Patheon Italia S.P.A.	Patheon B.V.	200,000 shares	100%
Patheon Puerto Rico, Inc.	Patheon P.R. LLC	11,131,150 Class A common shares	100%
Patheon Puerto Rico Acquisitions Corporation	Patheon Puerto Rico, Inc.	100,000 common shares	100%
Patheon Holdings	Patheon Italia S.P.A. Patheon B.V.	292 Class A shares 20,000 Class B shares	1.46 98.54	% %
Patheon France	Patheon Holdings	200,000 ordinary shares	100%
Patheon International AG	Patheon B.V.	200 shares	100%

EQUITY INTERESTS HELD BY GUARANTORS

Please refer to the chart above.

Issuer	Guarantor/ Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Skyepharma plc	Patheon Inc.	2,613 common shares	Less than 0.1%
BSP Pharmaceuticals sr1[4]	Patheon B.V.	9% of 100,000 (i.e. one quota of Euro 9,000.00)	9% of 100,000
BSP Pharmaceuticals sr1[5]	Patheon Italia S.P.A.	9% of 100,000 (i.e. one quota of Euro 9,000.00)	9% of 100,000
Patheon KK	Patheon International Inc.	200 common shares	100%
Patheon UK Pension Trustees Limited	Patheon UK Limited	1 ordinary share	100%
Patheon Europe Zrt.	Patheon B.V.	21,030 registered ordinary “A” shares	100%
Patheon Holdings Cyprus Ltd.	Patheon U.S. Holdings LLC	1,500 ordinary shares	100%

[4]	The shares of BSP Pharmaceuticals srl have been pledged (as a first charge) by Patheon B.V. to the lenders to BSP Pharmaceuticals srl.
[5]	The shares of BSP Pharmaceuticals srl have been pledged (as a first charge) by Patheon Italia S.P.A. to the lenders to BSP Pharmaceuticals srl.

SCHEDULE 5

DEBT INSTRUMENTS

(1) Loan from Patheon Inc. to Patheon International Inc. CAD 46,600,886 (issued June 26, 2009 maturing on demand)

(2) Loan from Patheon Inc. to Patheon Pharmaceuticals Services Inc. USD 5,000,000 (issued June 26, 2009 maturing June 26, 2014)

(3) Loan from Patheon Holdings to Patheon Europe Zrt. EUR 4,000,000 (issued October 30, 2007 maturing 2011)

(4) Loan from Patheon Holdings to Patheon Europe Zrt. EUR 2,958,070 (issued April 30, 2008 maturing April 30, 2010)

(5) Loan from Patheon Holdings to Patheon Europe Zrt. EUR 5,000,000 (issued July 22, 2008 maturing July 27, 2012)

(6) Loan from Patheon France to Patheon Europe Zrt. EUR 4,000,000 (issued July 23, 2008 maturity April 30, 2010)

(7) Loan from Patheon France to Patheon Europe Zrt. EUR 2,000,000 (issued February 23, 2010 maturing February 23, 2011)

(8) Loan from Patheon Italia S.P.A. to Patheon UK Limited EUR 3,000,000 (issued September 30, 2009 maturing September 30, 2011)

(9) Loan from Patheon Italia S.P.A. to Patheon UK Limited EUR 6,800,000 (issued September 30, 2009 maturing September 30, 2011)

(10) Loan from Patheon Finance LLC to Patheon Europe Zrt. GBP 9,563,398 (issued April 27, 2007 maturing on demand)

(11) Loan from Patheon Finance LLC to Patheon Europe Zrt. EUR 500,000 (issued March 16, 2010 maturing March 16, 2011)

(12) Loan from Patheon Finance LLC to Patheon Europe Zrt. EUR 1,000,000 (issued April 19, 2010 maturing April 19, 2011)

SCHEDULE 6

INTERCOMPANY ADVANCES/ UNPAID INTERCOMPANY ACCOUNTS RECEIVABLE

Debtor	Guarantor/Obligee	Principal Amount

[See attached chart]

SCHEDULE 7

MORTGAGE FILINGS

Company	Mailing Address	Filing Office

Patheon Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9 Canada	Land Registry Office for the Lang Titles Division of Peel (No. 43)

Patheon Inc.	111 Consumers Drive Whitby, Ontario Ll N 5Z5 Canada	Land Registry Office for the Lang Titles Division of Durham (No. 40)

Patheon Pharmaceuticals Inc.	2110 East Galbraith Road Cincinnati, Ohio 45237 USA	The Hamilton County, Ohio Recorder’s Office

Patheon U.K. Limited	Kingfisher Drive[1] Covingham, Swindon Wiltshire SN3 5BZ England	Companies House/Land Registry of England and Wales

Patheon Puerto Rico, Inc.	Villa Blanca Industrial Park State Road #1, Km. 34.8 Caguas, Puerto Rico 00725	Registry of Property of Puerto Rico First Section of Caguas

Patheon Puerto Rico, Inc.	State Road # 670, Km. 2.7 Bo. Coto Norte Manatí, Puerto Rico 00674	Registry of Property of Puerto Rico Manati Section

[1]	The land is leased from the Swindon Borough Council until 2070.

SCHEDULE 8

MATERIAL PATENTS, TRADEMARKS OR COPYRIGHTS

None

SCHEDULE 9

COMMERCIAL TORT CLAIMS

None

SCHEDULE 10

DEPOSIT ACCOUNTS

Bank	Transit No.	Account No.	Swift I BIC	Account Name	Currency
JPMorgan Chase Canada	00012270	4670530103	CHASCATTCTS	Patheon Inc. Corp Acct (Rec)	CAD

JPMorgan Chase Canada	00012270	4670530101	CHASCATTCTS	Patheon Inc. Corp Acct (Disb)	CAD

JPMorgan Chase Canada	00012270	4670530212	CHASCATTCTS	Patheon Inc. Corp Acct (Rec)	USD

JPMorgan Chase Canada	00012270	4670530210	CHASCATTCTS	Patheon Inc. Corp Acct (Rec)	USD

JPMorgan Chase NY	02100021	304962147	CHASUS33	Patheon Pharmaceuticals Inc. (Rec)	USD

JPMorgan Chase NA	044000037	750528044		Patheon Pharmaceuticals Inc. (Disb)	USD

JPMorgan Chase NY	02100021	765886866	CHASUS33	Patheon Finance LLC	USD

JPMorgan Chase NY	02100021	802973966	CHASUS33	Patheon, Inc. - USD Lockbox Acct	USD

Banco Popular	02150211	041-021231	ABA021502011	Patheon Puerto Rico Inc	USD

Banco Popular	02150211	041-228928	ABA021502011	CEPH International Corp	USD

Scotiabank	21502804	6086381	ABA021502804	Patheon Puerto Rico Inc	USD

Scotiabank	21502804	6086382	ABA021502804	Patheon Puerto Rico Inc	USD

Scotiabank	21502804	6086383	ABA021502804	Patheon Puerto Rico Inc	USD

Scotiabank	21502804	6086379	ABA021502804	CEPH International Corp	USD

Scotiabank	21502804	3310313	ABA021502804	Patheon Puerto Rico Inc	USD

Barclays Bank PLC		10244090	BARCGB22 / GB82BARC20710310244090	Patheon UK Limited	GBP

Barclays Bank PLC		53626393	BARCGB22 / GB17BARC20710353626393	Patheon UK Limited	GBP

Barclays Bank PLC		56629011	BARCGB22 / GB17BARC20710356629011	Patheon UK Limited	EUR

Barclays Bank PLC		88083500	BARCGB22 / GB92BARC20710388083500	Patheon UK Limited	EUR

Barclays Bank PLC		84447177	BARCGB22 / GB32BARC20710384447177	Patheon UK Limited	USD

Barclays Bank PLC		62265366	BARCGB22 / GB83BARC20710362265366	Patheon UK Limited	USD

Credito Artigano	0351220404	000000004015	ARTIITM2	Patheon Italia S.p.A.	EUR

Credito Artigano	0351220404	ES0100068001	ARTIITM2	Patheon Italia S.p.A.	USD

Credito Artigano	0351220404	000000004014	ARTIITM2	Patheon Italia S.p.A.	EUR

IntsaSanPaolo Spa	0306909473	029766240190	BCITITMM311	Patheon Italia S.p.A.	EUR

IntsaSanPaolo Spa	0306909473	615201120972	BCITITMM311	Patheon Italia S.p.A.	EUR

IntsaSanPaolo Frosinone	0306914801	029766241099	BCITITMM721	Patheon Italia S.p.A.	EUR

Unicredit	0322620400	000030002743	UNCRIT2VMNZ	Patheon Italia S.p.A.	EUR

Unicredit	0322620400	000030005370	UNCRIT2VMNZ	Patheon Italia S.p.A.	EUR

Societe Generale	3003.02280	000204087 57.22	SOGEFRPP	Patheon France S.A.S.	EUR

Societe Generale	3003.02280	080204087 57.22	SOGEFRPP	Patheon France S.A.S.	EUR

BNP Paribas	3004.02249	000103313 70.84	BNPAFRPPLPD	Patheon France S.A.S.	EUR

BNP Paribas	3004.02249	181103313 70.84	BNPAFRPPLPD	Patheon France S.A.S.	EUR

BNP Paribas	3004.02249	000103314 67.84	BNPAFRPPLPD	Patheon Holdings S.A.S.	EUR

Bank	Transit No.	Account No.	Swift I BIC	Account Name	Currency
BNP Paribas	3004.02249	181103314 67.84	BNPAFRPPLPD	Patheon Holdings S.A.S.	EUR

Fortis Bank	24.23.61.226	24.23.61.226	FTSBNL2R	Patheon B.V.	EUR

Credit Suisse	1719767-11	1719767-11	IBAN CH48 0483 5171 9767 1100 0	Patheon International AG	CHF

Credit Suisse	1719767-12	1719767-12	IBAN CH14 0483 5171 9767 1200 0	Patheon International AG	EUR

Credit Suisse	1719767-12-1	1719767-12-1	IBAN CH14 0483 5171 9767 1200 1	Patheon International AG	USD

SCHEDULE 11

SECURITIES ACCOUNTS

None

Name and Address of Intermediary Institution	Type of Account	Account Number

Exhibit G

RATIFICATION to US REVOLVING PLEDGE AND SECURITY AGREEMENT dated as of April 23,2010, among PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON PUERTO RICO, INC. (the “PR Borrower”), the OTHER SUBSIDIARIES of PATHEON INC. named herein and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”) (the “US Revolving Pledge and Security Agreement”).

A. Reference is made to (a) the Amended and Restated Revolving Credit Agreement dated as of March [—], 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Patheon Inc., the US Borrower, the PR Borrower, the other Subsidiaries of Patheon Inc. named therein, the Lenders party thereto, the Collateral Agent, as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent (the “Canadian Agent”), and J.P. Morgan Europe Limited, as European administrative agent (the “European Agent”), (b) the Amended and Restated Revolving Guarantor Agreement dated as of [—], 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantor Agreement”) among Patheon Inc., the Subsidiaries of Patheon Inc. named therein and the Canadian Agent, the European Agent and the Collateral Agent, as agents and (c) the US Revolving Pledge and Security Agreement dated as of April 27, 2007 (as amended and in effect prior to giving effect to the amendment and restatement thereof pursuant to this Agreement, the “Existing US Revolving Pledge and Security Agreement”) among the US Borrower the other subsidiaries of Patheon Inc. named therein, and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the US Revolving Pledge and Security Agreement or, if not defined therein, in the Revolving Credit Agreement.

C. The Grantors have entered into the US Revolving Pledge and Security Agreement in order to induce the Lenders and the Issuing Banks to extend credit to the Borrowers. Pursuant to Article II, Section 2.01 of the US Revolving Pledge and Security Agreement, Grantors pledged in favor of the Collateral Agent the Pledged Collateral, including, but not limited to, the PR Mortgage Notes and the Pledged Stock, as respectively described in the Schedule I attached hereto. The Grantors are executing this Ratification in accordance with the Puerto Rico Civil Code in order to induce the Lenders and the Issuing Banks to extend credit to the Borrowers per the terms and conditions of the US Revolving Pledge and Security Agreement.

Accordingly, the Collateral Agent and the Grantors hereby incorporate by reference the US Revolving Pledge and Security Agreement and agree as follows:

SECTION 1. The Grantors by their signatures below ratify the security interest and the pledge of the PR Mortgage Notes and the Pledged Stock made pursuant to Article II, Section 2.01 of the US Revolving Pledge and Security Agreement, with the same force and effect as if originally made by each of them in Puerto Rico and the

Grantors hereby agree to all the terms and provisions of the US Revolving Pledge and Security Agreement applicable to each of them. In furtherance of the foregoing, the Grantors, as security for the payment and performance in full of the Obligations (as defined in the US Revolving Pledge and Security Agreement), do hereby re-pledge, delivers, assigns, and grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a continuing lien on and security interest in all of the Grantors’ right, title and interest in the Pledged Stock and the PR Mortgage Notes and the indebtedness evidenced thereby, together with all of the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”): (a) the instruments from time to time evidencing the PR Mortgage Notes and the Pledged Stock, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the PR Mortgage Notes, the Pledged Stock or the Pledged Collateral; and (b) all proceeds of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described above and, to the extent not otherwise included, cash.

SECTION 1.1. In addition to the Grantors’ covenants and agreements in the US Revolving Pledge and Security Agreement and other related Loan Documents, for long as any of the Obligations shall remain outstanding, unless the Collateral Agent, shall otherwise consent in writing:

(a) The Grantors will, at their respective expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Agent may reasonably request in order (i) to perfect and protect the lien and security interest purported to be created hereby; (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral; and (iii) to otherwise effect the purposes of the US Revolving Pledge and Security Agreement or this Agreement, including without limitation, executing and filing such other documents, financing statements, continuation statements or amendments hereto or thereto, as may be necessary or desirable or that the Collateral Agent may reasonably request in order to perfect and preserve the lien and security interest purported to be created hereby.

(b) The Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of or transfer, or grant an option with respect to, or permit any such disposition to occur with respect to, the Pledged Collateral, or (ii) create, incur, assume or permit to exist any lien, security interest, or other charge or encumbrance or any other type of preferential arrangement upon or with respect to the Pledged Collateral, whether now owned or hereafter acquired, except for the lien and security interest created under the US Revolving Pledge and Security Agreement or this Agreement with respect to the Pledged Collateral.

(c) The Grantors will not take or fail to take any action that would in any manner impair the value or enforceability of the lien of the Collateral Agent in the Pledged Collateral.

2

SECTION 1.2. (a). The Grantors hereby irrevocably appoint the Collateral Agent as the Grantors’ attorney-in-fact and proxy, with full authority in the place and stead of the Grantors and in the name of the Grantors or otherwise, from time to time in the Collateral Agent’s discretion after the occurrence of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of the US Revolving Pledge and Security Agreement or this Agreement, including, without limitation, (i) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipt for moneys due and to become due under or in respect of the Pledged Collateral, (ii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, and (iii) to file any claims or take any action or institute any proceedings necessary or desirable to enforce its rights with respect to the Pledged Collateral. The Grantors hereby ratify and approve all acts of the attorney-in-fact other than those constituting acts of gross negligence or willful misconduct. The Collateral Agent will not be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent.

(b). If the Grantors fail to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Grantors.

(c). The powers conferred on the Collateral Agent under this Agreement are solely to protect its interests in the Pledged Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. Except for the safe custody of the Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, the Collateral Agent shall not have any liability or duty as to the Pledged Collateral or as to the taking of any necessary steps to preserve any rights pertaining to the Pledged Collateral.

SECTION 1.3. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it at law or in equity, all of the rights and remedies of a secured party under the applicable laws of the Commonwealth of Puerto Rico, and also may (i) require the Grantors to, and the Grantors hereby agree that each of them will at their expense and upon request of the Collateral Agent forthwith, assemble all or part of the Pledged Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent, which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Grantors agree that, to the extent notice of sale shall be required by law, at least ten days’

3

notice to the Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon the Pledged Collateral may, in the discretion of the Collateral Agent be held as Collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent) in whole or in part by the Collateral Agent against, all or any part of the Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all of the obligations shall be paid over the Grantors or to such Person as may be lawfully entitled to receive such surplus.

(c) All payments received by the Grantors in respect of the Pledged Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other fund of the Grantors and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent is legally entitled, the Grantors shall be liable for the deficiency, together with interest thereon at the default rate specified in the Revolving Credit Agreement as the default rate for the Note, and for the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 2. Each of the Grantors represents and warrants to the Collateral Agent and the other Secured Parties that this Ratification has been duly authorized, executed and delivered by each of them and constitute to each of them legal, a valid and binding obligation, enforceable against each of them in accordance with its terms.

SECTION 3. This Ratification may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Ratification shall become effective when the Collateral Agent shall have received a counterpart of this Ratification that bears the signature of each of the Grantors and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Ratification by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Ratification.

4

SECTION 4. The Grantors hereby represent and warrant that set forth on Schedule I and Schedule II attached hereto is a true and correct schedule of the PR Mortgage Notes and the Pledged Stock.

SECTION 5. Except for the ratification hereby made, the US Revolving Pledge and Security Agreement shall remain in full force and effect.

SECTION 6. THIS RATIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PUERTO RICO.

SECTION 7. In case any one or more of the provisions contained in this Ratification should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the US Revolving Pledge and Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the US Revolving Pledge and Security Agreement.

SECTION 9. The Grantors agree to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Ratification, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

SECTION 10. In the event of any inconsistency between this Agreement and the US Revolving Pledge and Security Agreement, the terms hereof shall be controlling as necessary to create, preserve and/or maintain a valid, enforceable and perfected lien and security interest upon the PR Mortgage Notes and/or the Pledged Stock, but otherwise, the provisions of the US Revolving Pledge and Security Agreement shall be controlling.

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have duly executed this Ratification to the US Revolving Pledge and Security Agreement as of the day and year first above written.

5

PATHEON P.R. LLC

by

Name:
Title:

PATHEON PUERTO RICO, INC.

by

Name:
Title:

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

by

Name:
Title:

CEPH INTERNATIONAL CORPORATION

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

by

Name:
Title:

6

STATE OF NEW YORK,

COUNTY OF                                         , ss:

The foregoing instrument was acknowledged before me this          day of April, 2010, by PATHEON P.R. LLC; PATHEON PUERTO RICO, INC.; PATHEON PUERTO RICO ACQUISITIONS CORPORATION and CEPH INTERNATIONAL CORPORATION, represented herein by                                                                      , of legal, age,                 , business executive and resident of                                         ,                                         ;                                                                      , of legal, age,                 , business executive and resident of                                         ,                                         ;                                                                      , of legal, age,                 , business executive and resident of                                         ,                                         ; and                                                                      , of legal, age,                 , business executive and resident of                                         ,                                         , who are personally known to me or who has produced                                                                       as identification.

                                                                         Signature of person taking acknowledgment

                                                                          Name typed, printed, or stamped

                                                                          Title or rank

                                                                          Serial number (if applicable)

My commission Expires:

STATE OF NEW YORK,

COUNTY OF                                         , ss:

The foregoing instrument was acknowledged before me this          day of April, 2010, by JPMORGAN CHASE BANK, N.A., represented herein by                                         , of legal, age,                 , business executive and resident of                     ,                     , who is personally known to me or who has produced                              as identification.

                                                                          Signature of person taking acknowledgment

                                                                          Name typed, printed, or stamped

                                                                          Title or rank

                                                                          Serial number (if applicable)

My commission Expires:

SCHEDULE 1 OF THE RATIFICATION TO US REVOLVING PLEDGE AND

SECURITY AGREEMENT

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO, INC.

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Patheon Puerto Rico Acquisitions	[1]	Patheon Puerto Rico, Inc.	100,000 common shares	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO, INC.

Issuer	Principal Amount	Date of Note	Maturity Date

PR MORTGAGE NOTES

PATHEON PUERTO RICO, INC.

Company	Type	Amount
Patheon Puerto Rico, Inc.	Mortgage Note	[$29,000,000] secured by Deed of Mortgage Number 22 executed on December 30, 1994, before Notary Nestor R. Nadal López, recorded at page 149 overleaf of volume 1374 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[$10,000,000] secured by Deed of Mortgage Number 47 executed on July 13, 2001, before Notary Ronald L. Rosenbaum, recorded at the mobile page 1585 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[$11,000,000] ] secured by Deed of Mortgage Number 155 executed on September 22, 2000, before Notary Ronald L. Rosenbaum, recorded at page 110 of volume 1437 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[USD 7,000,000] secured by Deed of Mortgage Number 5 executed on July 9, 1999, before Notary Francisco Arriví Silva, recorded at the mobile page 457 of Manatí, property 7376, recorded at page 192 of volume 548 of Manatí.

Patheon Puerto Rico, Inc	Mortgage Note	[USD 2,000,000] secured by Deed of Mortgage Number 5 executed on April 23, 2010, before Notary Marta S. Ramírez Isern, to be filed to encumber 4 parcels of land comprised of 6.2029 “cuerdas”; 8.1729 “cuerdas”; 5.0192 “cuerdas”; and 3.1399 “cuerdas”, all of them segregated from property 7376, recorded at page 192 of volume 548 of Manatí.

2

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON P.R. LLC

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Patheon Puerto Rico, Inc.	[1]	Patheon P.R. LLC	11,131,150 Class A common shares	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON P.R. LLC

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	Nil	NIl	Nil

PR MORTGAGE NOTES

PATHEON P.R. LLC

Nil

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

CEPH International Corporation	[A-6]	Patheon Puerto Rico Acquisitions Corporation	50,000 common shares	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	Nil	Nil	Nil

PR MORTGAGE NOTES

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Nil

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

CEPH INTERNATIONAL CORPORATION

3

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Nil	nil	nil	nil	nil

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

CEPH INTERNATIONAL CORPORATION

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	nil	nil	nil

PR MORTGAGE NOTES

CEPH INTERNATIONAL CORPORATION

Nil

4

Exhibit H

EXECUTION VERSION

Dated 23 April 2010

(1)	PATHEON UK LIMITED as Chargor

(2)	J.P. MORGAN EUROPE LIMITED as

European Agent

DEBENTURE

LONDON

THIS DEBENTURE is dated 23 April 2010 and made between:

(1)	PATHEON UK LIMITED, a company incorporated in England and Wales (registered number 03764421) whose registered office is at Kingfisher Drive, Covingham, Swindon, Wiltshire SN3 5BZ (the “Chargor”); and

(2)	J.P. MORGAN EUROPE LIMITED, as European collateral agent and security trustee for the Secured Parties (the “European Agent”).

BACKGROUND:

(A)	By a revolving credit agreement dated 27 April 2007 and amended and restated on or about the date of this Debenture and made between amongst others (1) the Chargor as UK Borrower, (2) JP Morgan Chase Bank, N.A. as US Administrative Agent and (3) J.P. Morgan Europe Limited in various capacities including as European Administrative Agent (the “Revolving Credit Agreement”), the Lenders have agreed to provide certain facilities to the Borrowers on the terms of the Revolving Credit Agreement.

(B)	The entry into of this Debenture is a condition precedent to the obligations of the Lenders under the Revolving Credit Agreement. This is the “UK Debenture” as defined in the Revolving Credit Agreement.

(C)	The European Agent holds the benefit of this Debenture, including the security created and other rights granted in it to the European Agent or any Secured Party, on trust for the Secured Parties on the terms set out in a security trust deed dated on or about the date of this Debenture and made between (amongst others) (1) Patheon UK Limited, (2) the Secured Parties and (3) J.P. Morgan Europe Limited as European Agent (the “Security Trust Deed”).

(D)	It is intended that this Debenture takes effect as a deed notwithstanding the fact that a party may only execute this deed under hand.

THIS DEED WITNESSES that:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Revolving Credit Agreement

Terms defined in the Revolving Credit Agreement but not in this Debenture shall have the same meanings in this Debenture as in the Revolving Credit Agreement.

1.2	Definitions

In addition, in this Debenture:

“Account Debtor” means any person who is obligated in relation to an Account.

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“Accounts” means in relation to the Chargor all book debts, both present and future, due or owing to the Chargor and all other monetary debts and claims, choses in action and other rights and benefits both present and future (including, in each such case, the proceeds thereof and all damages and dividends in relation thereto) due or owing to the Chargor and the benefit of all related rights and remedies (including under negotiable or non-negotiable instruments, guarantees, indemnities, legal and equitable charges, reservation of proprietary rights, rights of tracing and liens) and all payments representing or made in respect of the same.

“Administrator” means any administrator appointed to manage the affairs, business and assets of the Chargor under this Debenture.

“Assigned Documents” means any letter of credit issued in favour of the Chargor and any bill of exchange or other negotiable instrument held by the Chargor.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Cash Management Arrangement” means any arrangement pursuant to which any financial institution provides any Loan Party with treasury, depositary or cash management services, commercial card purchasing card services, automated clearinghouse transfers of funds or credit card services.

“Derivative Rights” means all voting and other rights attached to the Shares, all rights to receive dividends, distributions, interest and other monies paid on or to be received in respect of the Shares and any benefits, money or property accruing or arising in respect of the Shares at any time.

“Discharge Date” has the meaning given to it in Clause 19.1 (Continuing security).

“Equipment” means in relation to the Chargor, all of its now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures and other tangible personal property of any kind (except Inventory), as well as all of such types of property leased by it and all of its rights and interest with respect thereto under such leases together with all present and future additions and accessions thereto and replacements therefore, component and auxiliary parts and supplies used or to be used in connection therewith and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto, wherever any of the foregoing is located.

“Excluded Assets” has the meaning given to it in the Revolving Credit Agreement.

“Guarantor Agreement” has the meaning given to it in the Revolving Credit Agreement.

“IA” means the Insolvency Act 1986.

“Insolvency” of a person includes the dissolution, bankruptcy, insolvency, winding-up, liquidation, administration, examination, amalgamation, reconstruction, reorganisation, arrangement, adjustment, administrative or other receivership or dissolution of that person, the official management of all of its revenues or other

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assets or the seeking of protection or relief of debtors and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction.

“Instrument” means any document (which term includes any form of writing) under which any obligation is evidenced or undertaken or any Security Interest (or right in any Security Interest) is granted or perfected or purported to be granted or perfected.

“Insurance Proceeds” means any monies which may from time to time be payable to or received by the Chargor (whether as an insured party, beneficiary or as loss payee) under any Insurance and the proceeds of all claims made by the Chargor under any Insurance.

“Insurance” means any policy or contract of insurance (including life insurance or assurance) if any and including, for the avoidance of doubt, any renewal of or replacement for any policy or contract of insurance and in relation to the Chargor “its Insurances” means all Insurances in which it has any rights (including as loss payee or additional insured) (excluding, in each case, contracts and policies of insurance or assurance which relate to liabilities of third parties).

“Intellectual Property” means all intellectual property, including patents, utility models, trade and service marks, trade names, domain names, right in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world and in relation to the Chargor, “its Intellectual Property” means all Intellectual Property in which it has any rights.

“Intercreditor Agreement” has the meaning given to it in Clause 1.5.

“Inventory” means in relation to the Chargor, all of its now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-progress, finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used or consumed in its business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other/personal property, and all documents of title or other documents representing them.

“Investment” means any share, stock, debenture, bond or other security or investment (in each case together with any associated dividends, interests and other assets) and in relation to the Chargor, excluding any such security or investment of the Chargor in relation to Patheon UK Pension Trustees Limited, and “its Investments” means all Investments in which it has any rights and all its rights against any nominee or other trustee, fiduciary, custodian or clearing system with respect to any Investments and includes any Permitted Investments.

“Lease” means any lease, tenancy, licence, sub-lease, sub-licence or other occupational right.

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“Lenders” has the meaning given to it in the Revolving Credit Agreement.

“Loan Documents” has the meaning given to it in the Revolving Credit Agreement and includes the Revolving Credit Agreement and this Debenture.

“Loan Document Obligations” means:

(a)	the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on its Loans and any advances under the UK Overdraft Facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Revolving Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) in the case of the Parent Borrower, each payment required to be made by the Parent Borrower under the Revolving Credit Agreement in respect of any B/A and (iv) all other monetary obligations of such Borrower to any of the Secured Parties under the Revolving Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);

(b)	the due and punctual performance of all other obligations of any of the Borrowers under or pursuant to the Revolving Credit Agreement and each of the other Loan Documents; and

(c)	the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantor Agreement and each of the other Loan Documents,

but excluding any money, obligation or liability which would cause the covenant set out in Clause 2.1 (Covenant to pay) or the security which would otherwise be constituted by this Debenture to be unlawful or prohibited by any applicable law or regulation.

“Loan Parties” has the meaning given to it in the Revolving Credit Agreement.

“Losses” means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

“LPA” means the Law of Property Act 1925.

“Mortgaged Properties” has the meaning given to it in Clause 3.1(a)(i) (Land), “Mortgaged Property” means any of them and any reference to one or more of the Mortgaged Properties includes all or any part of it or each of them.

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“Notice and Acknowledgement” means individually and collectively, each Notice of Assignment and Notice of Charge, together with their respective acknowledgements.

“Notice of Assignment” means a notice of assignment substantially in the form set out in Schedule 3 (Notice of Assignment of Accounts), Schedule 4 (Notice of Assignment of Assigned Document) or Schedule 5 (Notice of Assignment of Insurance), as appropriate, or in such other form as may be specified by the European Agent.

“Notice of Charge of Payables Account” means a notice of charge substantially in the form set out in Schedule 7 (Notice of Charge of Payables Account) or in such other form as may be agreed between the European Agent and the Chargor.

“Notice of Charge of Receivables Account” means a notice of charge substantially in the form set out in Schedule 6 (Notice of Charge of Receivables Account) or in such other form as may be agreed between the European Agent and the Chargor.

“Notice of Charge” means a Notice of Charge of Receivables Account or a Notice of Charge of Payables Account.

“Other Obligations” means the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement and Cash Management Arrangement that:

(a)	is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date;

(b)	is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement or Cash Management Arrangement is entered into; or

(c)	is arranged by a Lender or an Affiliate of a Lender and approved by the Collateral Agent,

but excluding any money, obligation or liability which would cause the covenant set out in Clause 2.1 (Covenant to pay) or the security which would otherwise be constituted by this Debenture to be unlawful or prohibited by any applicable law or regulation.

“Party” means a party to this Debenture.

“Payables Account” means the accounts used by the Chargor to operate its business and details of which are set out in Schedule 1, Part 2 (Payables Accounts).

“Permitted Investments” has the meaning given to it in the Revolving Credit Agreement.

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the

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Planning and Compensation Act 1991, together with all other statutes from time to time governing or controlling the use or development of land.

“Properties” means the properties brief details of which are set out in Schedule 2 (Properties), “Property” means any of them and any reference to one or more of the Properties includes all or any part of it or each of them.

“Receivables Accounts” means any and all separate and denominated accounts as may be maintained by the Chargor with a bank in accordance with the provisions of Clause 9.2 (Designated Accounts) being those accounts the account details of which are set out in Schedule 1, Part 1 (Receivables Accounts), or any account designated from time to time by the European Agent and the Chargor to which Accounts of any Chargor are to be paid or credited.

“Receiver” means any receiver, receiver and manager or (if permitted by law) administrative receiver appointed by the European Agent over all or any of the Secured Assets under this Debenture whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

“Revolving Credit Agreement” has the meaning given to it in Recital (A).

“Secured Assets” means the Mortgaged Properties, the Assigned Documents, the Chargor’s Investments and the other assets from time to time the subject of this Security, “Secured Asset” means any of them and any reference to one or more of the Secured Assets includes all or any part of it or each of them.

“Secured Obligations” means together the Loan Document Obligations and the Other Obligations.

“Secured Parties” means any person to which the Loan Parties may from time to time owe any moneys or incur any obligations or other liabilities under the Loan Documents, including the Lenders, the Agents, the Issuing Bank, the Arrangers and each counterparty to any Swap Agreement or Cash Management Arrangement with a Loan Party, the beneficiaries of each indemnity or other obligation undertaken by any Loan Party under any Loan Document and the permitted successors and assigns of each of the foregoing.

“Security Documents” has the meaning given to it in the Revolving Credit Agreement.

“Security Interest” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means any shares, stock, debentures, bonds or other interests or securities of any kind (including all shares in any subsidiary of the Chargor held by it from time to time but excluding all shares held in Patheon UK Pension Trustees Limited), together with any associated dividends, interests and other assets and all of its other rights in any company, firm, consortium, joint venture or entity, and in relation to the Chargor, “its Shares” means those Shares in respect of which it has charged its rights

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pursuant to Clause 3.1(a)(x) (Shares and other Investments) including any in which it has a beneficial interest but not a legal title.

“UK Share Charge” has the meaning given to it in the Revolving Credit Agreement.

1.3	Construction

(a)	Section 1.03 (Terms Generally) of the Revolving Credit Agreement shall apply as if set out in full again here, with references to “this Agreement” being construed as references to this Debenture and with such other changes as are appropriate to fit this context.

(b)	In addition, in this Debenture, any reference to:

(i)	“assets” includes present and future properties, revenues, rights and other assets of every description (and any reference to a particular type or category of assets includes any present or future assets of that type or category);

(ii)	this Debenture includes the Recitals and Schedules which form part of this Debenture for all purposes;

(iii)	a “disposal” includes any lease, licence, transfer, sale or other disposal of any kind (with related words being construed accordingly);

(iv)	the masculine, feminine or neuter gender respectively includes the other genders and the singular includes the plural (and vice versa);

(v)	a “guarantee” means:

(A)	any guarantee, letter of credit, bond, indemnity, third party security or other legally binding assurance against loss; or

(B)	any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person, to make an investment in or loan to any person or to purchase assets from any person where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet its indebtedness;

(vi)	“including” means “including without limitation” (with related words being construed accordingly), “in particular” means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(viii)	any Loan Document, other Instrument or other document is to that Loan Document, other Instrument or other document as supplemented, otherwise amended, replaced or novated from time to time (however

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fundamental that amendment, novation or replacement may be, even if it involves increased, new, additional and/or replacement facilities or an increase in any other amount or rate);

(ix)	a “person” includes any individual, firm, company or other corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of them and any reference to a Party or other particular person includes its successors in title, permitted assignees and permitted transferees in accordance with their respective interests;

(x)	a provision of law is to that provision as amended, re-enacted or replaced from time to time and includes any subordinated legislation in force under it from time to time;

(xi)	a “Recital” is to a statement made under the heading “Background” above, any reference to a “Clause” or to a “Schedule” is to a clause of or a schedule to this Debenture (as the case may be);

(xii)	a “right” includes any title, estate, interest, claim, remedy, power, authority, discretion or other right of any kind, both present and future (and any reference to rights in a particular asset or type or category of assets includes any rights in the proceeds of any disposal of that asset or any assets within that type or category);

(xiii)	“tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

(xiv)	“regulation” includes any regulation, rule, official directive, request or guideline (in each case whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(xv)	“this Security” means the Security Interests constituted by or pursuant to this Debenture.

(c)	The index and Clause and Schedule headings are for ease of reference only.

(d)	If there is any inconsistency between the terms of this Debenture and those of the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall prevail.

1.4	Third party rights

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Debenture.

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(b)	No consent of any person who is not a Party is required to rescind or vary this Debenture at any time.

1.5	Intercreditor Agreement governs

Notwithstanding any other provision contained herein, this Debenture, the Security Interests created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement dated on or about the date of this Debenture (the “Intercreditor Agreement”) among JPMorgan Chase Bank, N.A., as ABL Agent, Deutsche Bank Trust Company Americas, as Non-U.S. Notes Agent, Patheon Inc. and the subsidiaries of Patheon Inc. named therein. In the event of any conflict or inconsistency between the provisions of this Debenture and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

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SECTION 2

COVENANT TO PAY; GRANTING AND PERFECTION OF SECURITY

2.	PAYMENT OF THE SECURED OBLIGATIONS

2.1	Covenant to pay

The Chargor covenants with the European Agent that it shall pay and discharge, or procure the payment or discharge of, each of the Secured Obligations at the time and in the manner provided in the relevant Instrument for their payment or discharge by the relevant Loan Parties.

2.2	Interest

If the Chargor fails to pay or procure the payment of any amount payable by it under Clause 2.1 on its due date, interest shall accrue on a daily basis on the overdue amount from the due date up to the date of actual payment (both before and after judgment), at the rate and on the terms from time to time applicable under the relevant Instrument (or, in the absence of an applicable rate and applicable terms, to be calculated and paid at the rate referred to in Section 2.13 (Interest) of the Revolving Credit Agreement and shall be payable on demand.

2.3	Further advances

This Debenture is made to secure any further advances or other facilities made available to the Borrowers under the Loan Documents; but it does not create any obligation on any of the Lenders to make any further advances or other facilities available.

3.	SECURITY

3.1	Fixed charges

(a)	As security for the payment and discharge of the Secured Obligations, the Chargor with full title guarantee charges to the European Agent by way of first fixed charge (which so far as it relates to land in England and Wales vested in the Chargor as at the date of this Debenture will be a charge by way of first legal mortgage and so far as it relates to other assets shall take effect as an equitable mortgage):

(i)	Land: all of its rights as at the date of this Debenture in the Properties and all of its other rights in any land (together the “Mortgaged Properties”) in each case together with all of its rights in all buildings, structures, erections, fixtures and fittings (including trade fixtures and fittings) from time to time on any of the Mortgaged Properties and any proceeds of disposal of any of the Mortgaged Properties provided that any leasehold property the charging of which requires the consent of the landlord in whom the reversion of the relevant lease is vested shall not be subject to the security created by the Debenture until the landlord’s consent has been obtained;

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(ii)	Equipment: all of its rights in any Equipment and other chattels (but excluding its stock in trade or work in progress);

(iii)	Goodwill: any goodwill and uncalled capital from time to time and all of its rights to future calls in respect of capital.

(iv)	Inventory: all of its right in any Inventory;

(v)	Accounts: all of its rights in respect of the Accounts (but only if and to the extent the rights in questions have not been effectively assigned pursuant to Clause 3.2 (Assignments));

(vi)	Receivables Accounts: all of its rights in any credit balance of any Receivables Account and the indebtedness represented by it;

(vii)	Payables Accounts: all of its rights in any credit balances on the Payables Accounts and the indebtedness represented by them;

(viii)	Other bank accounts: all of its rights in any credit balances on any other bank accounts and the indebtedness represented by them;

(ix)	Permitted Investments: all assets and Permitted Investments in any Payables Accounts;

(x)	Shares and other Investments: all of its rights in any Shares and its Investments;

(xi)	Intellectual property rights: all of its rights in its Intellectual Property;

(xii)	Licences: all licences, consents and other Authorisations held in connection with its business or the use of any Secured Assets and all of its rights in connection with them; and

(xiii)	Other documents: all of its rights in any agreements, reports, books, records and other documents from time to time relating to all or any part of the Secured Assets, other than those assigned by Clause 3.2 (Assignments).

(b)	For the avoidance of doubt, nothing in this Clause 3.1 shall extend to or create Security Interests over or in respect of any of the Excluded Assets in which the Chargor has at any time an interest.

3.2	Assignments

As security for the payment and discharge of the Secured Obligations, the Chargor with full title guarantee assigns absolutely to the European Agent subject to a proviso for reassignment on redemption (save for any Excluded Assets):

(a)	Accounts: all of its rights in the Accounts (not otherwise assigned under Clause 3.2(c));

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(b)	Insurance: all of its rights in its Insurances, including those relating to the Mortgaged Properties, and in any Insurance Proceeds; and

(c)	Assigned Documents: all of its rights under the Assigned Documents.

For the avoidance of doubt, the Chargor will remain at all times liable in respect of all of its obligations under each of the Assigned Documents to the same extent as if this Security had not been created and neither the European Agent, any other Secured Party nor any Receiver will be under any obligation or liability to the Chargor or to any other person under or in respect of any Assigned Document.

3.3	Floating charge

As security for the payment and discharge of the Secured Obligations, the Chargor with full title guarantee charges to the European Agent by way of first floating charge the whole of its undertaking and other assets (other than assets validly and effectively charged or assigned (whether at law or in equity) pursuant to Clauses 3.1 and 3.2 by way of fixed security). Schedule B1, Paragraph 14 IA (as inserted by Section 248 of, and Schedule 16 to, the Enterprise Act 2002) shall apply to the floating charge contained in this Debenture.

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation by notice

The European Agent may at any time by notice in writing to the Chargor convert the floating charge created by the Chargor in Clause 3.3 (Floating charge) into a fixed charge with immediate effect as regards any Secured Asset specified in the notice if:

(a)	an Event of Default has occurred; or

(b)	the European Agent considers (acting reasonably) that any Secured Asset may be in danger of being seized or sold pursuant to any form of legal process or otherwise in jeopardy.

4.2	Automatic crystallisation

The floating charge created by the Chargor in Clause 3.3 (Floating charge) shall automatically (without notice to the Chargor) be converted into a fixed charge with immediate effect as regards all assets subject to the floating charge if:

(a)	the Chargor creates a Security Interest other than as permitted pursuant to the terms of the Revolving Credit Agreement (including, without limitation, under Section 6.02 thereof) over any Secured Asset or attempts to do so or any Secured Asset is disposed of contrary to Clause 6.2 (No disposals) or is otherwise in jeopardy;

(b)	any person levies or attempts to levy any distress, execution, sequestration or other process against any Secured Asset; or

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(c)	the European Agent receives notice of a proposal or intention to wind up, or appoint an administrator of, the Chargor or if the Chargor is wound up or has an administrator appointed.

Nothing in this Clause 4 shall affect the crystallisation of the floating charge created by the Chargor under applicable law and regulation.

5.	PERFECTION OF SECURITY AND FURTHER ASSURANCE

5.1	Notice of Assignment

The Chargor shall:

(a)	after the occurrence of an Availability Trigger Event, promptly upon a request from the European Agent deliver (with a copy to the European Agent) a Notice of Assignment, duly completed, to:

(i)	any Account Debtor;

(ii)	any other party to an Assigned Document specified by the European Agent; and

(iii)	any insurer liable on any Insurance of the Chargor specified by the European Agent;

(b)	use reasonable endeavours to procure that each addressee of a Notice of Assignment acknowledges that Notice of Assignment substantially in the form attached to that Notice of Assignment, (or in such other form as the European Agent may approve, acting reasonably; and

(c)	promptly upon a request from the European Agent after the occurrence of an Event of Default that is continuing (and without prejudice to the generality of Clause 4 (Crystallisation of floating charge)), take such steps as are necessary to perfect the assignment of its Accounts and Assigned Documents assigned pursuant to Clause 3.2 (Assignments).

5.2	Notice of Charge

(a)	The Chargor shall:

(i)	immediately on the date of this Debenture or, after the date of this Debenture immediately upon the creation of a new Receivables Account or Payables Account, deliver (with a copy to the European Agent) a Notice of Charge of Receivables Account or a Notice of Charge of Payables Account as applicable, duly completed, to any bank specified by the European Agent, being a bank with which any of the Receivables or Payables Accounts or its other bank accounts are opened or maintained;

(ii)

procure that each addressee of a Notice of Charge acknowledges that Notice of Charge in the form attached to that Notice of Charge (or in such other form as the European Agent may approve) in relation to any

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Receivables Account or Payables Account opened by the date of this Debenture and any Receivables Account opened after the date of this Debenture; and

(iii)	use all reasonable endeavours to procure that each addressee of a Notice of Charge acknowledges that Notice of Charge in the form attached to that Notice of Charge (or in such other form as the European Agent may approve) in relation to any Payables Account opened after the date of this Debenture.

(b)	The execution of this Debenture by the Chargor and the European Agent shall constitute notice to the European Agent of the charge over any Receivables or Payables Account or other bank account of the Chargor opened or maintained with the European Agent.

5.3	Further assurance

The Chargor shall at the request of the European Agent and at its own expense promptly execute (in such form as the European Agent may reasonably require) any Instruments or other documents and otherwise do any acts and things which the European Agent may require to preserve, perfect or protect the security created (or intended to be created) by this Debenture or the priority of it or to facilitate the realisation or enforcement of it or to exercise any of the rights of the European Agent, any other Secured Party or any Receiver in relation to the same.

5.4	Non-Assignable Rights

The Chargor undertakes that to the extent that any right, title, interest or benefit in or in respect of any asset described in Clause 3.2 (Assignments) cannot be or is not effectively assigned pursuant to Clause 3.2 for whatever reason, it shall:

(a)	promptly notify the European Agent of the same and the reasons therefor;

(b)	hold the benefit of the same on trust for the European Agent as security for the payment, discharge and performance, when due, of the Secured Obligations; and

(c)	take such steps as the European Agent may require (acting reasonably) to remove such impediment to an assignment.

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SECTION 3

ASSET COVENANTS AND WARRANTIES

6.	NEGATIVE PLEDGE AND DISPOSALS

6.1	Negative pledge

The Chargor undertakes that it will not, at any time prior to the Discharge Date, create or permit to subsist any Security Interest over any Secured Asset other than as permitted pursuant to the terms of the Revolving Credit Agreement (including without limitation under Section 6.02 (Liens) thereof).

6.2	No disposals

The Chargor undertakes that it will not, at any time prior to the Discharge Date, dispose of (or agree to dispose of) any Secured Asset (except as expressly permitted by the Revolving Credit Agreement).

7.	OTHER COVENANTS OF GENERAL APPLICATION

7.1	Information and access

(a)	The Chargor shall deliver to the European Agent from time to time on request such information about its business, the Secured Assets and its compliance with the terms of this Debenture or any covenants affecting the Secured Assets as the European Agent may reasonably require.

(b)	The Chargor shall permit the European Agent and/or such of its representatives, agents or contractors as it may reasonable delegate, free access (at all reasonable times and in a manner that minimises, to the extent reasonably practicable, any disruption to the Chargor’s business) to the Secured Assets and any books, accounts and records relating to them to examine the state and condition of those assets, to inspect and take copies and extracts from those books, accounts and records, to comply with or object to any direction or notice or other matter served on it, to carry out investigations of title of any Mortgaged Property, to make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee may carry out or to carry out any repairs or take any other action (including the payment of money) which the European Agent reasonably considers necessary or desirable to remedy any failure to comply with any obligation of the Chargor under the Loan Documents.

7.2	Covenants, legal obligations and payments

The Chargor shall:

(a)

observe, perform and otherwise comply with all covenants and other obligations and matters (whether or not contained in any Lease, agreement or other document or under any law, bye-laws, regulations whether relating to planning, building or any other matter) from time to time affecting any of the Secured Assets or their use or enjoyment, including those contained in any Lease comprised in the Secured Assets or of any Secured Assets and any other

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Assigned Documents (to the extent that any non-performance would have a Material Adverse Effect); and

(b)	pay (or procure the payment of) all rents, rates, taxes, charges, assessments, impositions and other outgoings of any kind which are from time to time payable in respect of any of the Secured Assets (to the extent that any non-payment would have a Material Adverse Effect).

7.3	Enforcement of rights

The Chargor shall at its own cost use all reasonable endeavours to procure prompt compliance by the relevant party of the covenants and other obligations imposed on the lessor in any Lease comprised in the Secured Assets and on the lessee in any Lease if as a result of such non-compliance such lease may become liable to forfeiture or otherwise be terminated to the extent that such forfeiture or termination would have a Material Adverse Effect.

7.4	Management of Secured Assets

The Chargor shall:

(a)	keep its Secured Assets in good and substantial repair and condition and in the case of fixtures, plant and machinery, in a good state of repair and in working order; and

(b)	not do, permit or allow to be done anything which might in any way depreciate, jeopardise or otherwise prejudice the security held by the European Agent or the value of any of that Chargor’s Secured Assets.

7.5	Maintenance of insurance

The Chargor shall at all times until the Discharge Date maintain Insurance of the Secured Assets in accordance with the applicable provisions of the Guarantor Agreement and the Revolving Credit Agreement.

7.6	Default in relation to insurance

If the Chargor fails to comply with any of its obligations as to insurance, the European Agent may, but shall not be required to, take out, renew or maintain the relevant insurance on the terms, in the name(s) and in the amount(s) which it considers appropriate.

7.7	Application of insurance proceeds

All monies received by the Chargor and/or the European Agent by virtue of any Insurance on the Secured Assets shall be applied in accordance with the applicable provisions of the Revolving Credit Agreement.

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7.8	Covenants for title

The obligations of the Chargor under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 Law of Property (Miscellaneous Provisions) Act 1994.

8.	MORTGAGED PROPERTIES

8.1	Registration at Land Registry

The Chargor shall:

(a)	do all things requested by the European Agent to facilitate the registration of this Debenture against any Land Registry title comprised in the Mortgaged Properties. For that purpose, the Chargor hereby consents to the entry of the following restriction on the register of its title to each Mortgaged Property:

(i)	“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the Debenture dated [—], in favour of [—] referred to in the charges register or, if appropriate, signed on such proprietor’s behalf by its secretary or conveyancer”; and

(ii)	if the European Agent so requests, certify that the security over the Mortgaged Properties created by this Debenture does not contravene any of the provisions of its constitutional documents;

(b)	not permit any other person to be registered at the Land Registry as proprietor of any of the Mortgaged Properties (or of any interest in any of the Mortgaged Properties); and

(c)	not, without the consent of the European Agent, create or permit to arise any interest which falls within any of the paragraphs of Schedule 3 Land Registration Act 2002 or any interest preserved by the transitional provisions of Schedule 12 Land Registration Act 2002 to the extent and for so long as any interest is so preserved in or over any of the Mortgaged Properties.

8.2	Delivery of Mortgaged Property title documents

(a)	The Chargor shall, on the date of this Debenture and from time to time, deliver (or procure that there are delivered) to the European Agent (or a nominee specified by the European Agent acting on its behalf) all title documents (including all local land charges, Land Registry search certificates and planning and other statutory consents as are held with such title documents) relating to the Mortgaged Properties. The European Agent shall be entitled to hold or retain (or have its nominee hold or retain) them.

(b)	As soon as reasonably practicable after completion of the registration of this Debenture against any Land Registry title comprised in the Mortgaged Properties, the Chargor shall supply the European Agent with a copy of the title information document for that title.

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8.3	Future acquisitions

If the Chargor acquires any freehold or leasehold property after the date of this Debenture, which is not an Excluded Asset, it must:

(a)	promptly notify the European Agent;

(b)	promptly on request by the European Agent and at the cost of the Chargor, execute and deliver to the European Agent a legal mortgage in favour of the European Agent of that property in any form which the European Agent may reasonably require;

(c)	if the title to that freehold or leasehold property is registered at Land Registry or required to be so registered, give Land Registry written notice of this Security; and

(d)	if applicable, ensure that this Security is correctly noted in the register of title against that title at Land Registry.

8.4	Leases comprised in the Mortgaged Properties

The Chargor shall not without the prior written consent of the European Agent:

(a)	surrender or determine or agree to the determination, surrender or termination of any Lease forming part of the Mortgaged Properties; or

(b)	agree to any amendment of, or to any waiver of rights under, any Lease forming part of the Mortgaged Properties.

8.5	Powers of leasing of the Chargor

No grant, agreement to grant or acceptance of a surrender of a Lease by the Chargor prior to the Discharge Date shall have effect or force (by virtue of ss99 and 100 Law of Property Act 1925 or otherwise) unless expressly permitted by the Revolving Credit Agreement.

8.6	Local authority proposals

(a)	The Chargor shall:

(i)	within 14 days of receipt, give to the European Agent a copy of any notice or order given, issued or made by any local or other authority relating to any of the Mortgaged Properties; and

(ii)	inform the European Agent of the steps taken or to be taken to comply with that notice, order or proposal.

(b)

Any compensation received as a result of a notice, order or proposal referred to in Clause 8.6(a), pursuant to s25 Law of Property Act 1969 and/or the Landlord and Tenant Act 1954 or otherwise, shall be held on trust for, and promptly paid to, the European Agent. The European Agent shall apply the

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compensation as if it constituted proceeds of an enforcement of this Debenture.

8.7	Subsequent incumbrancer

For the purposes of ss99 and 100 LPA, “mortgagor” shall include any incumbrancer (as defined in the LPA) deriving title from the Chargor and s99(18) and s100(12) LPA shall not apply.

9.	ACCOUNTS AND RELATED MATTERS

9.1	No dealings with Accounts

No Chargor shall create a Security Interest, dispose, release, set off, exchange, compound, grant time or indulgence, subordinate its rights in respect of any of its Accounts to the rights of any other person in relation to debts owed to such person or otherwise deal over, of or with its Accounts in favour of any person (nor, in each such case, purport to do so) otherwise than by getting in and realising them in the ordinary and proper course of its business (and for this purpose the realisation of the Accounts by means of block discounting, factoring or the like shall not be regarded as dealing in the ordinary and proper course of its business) and, in any event, not sell, assign, factor, discount or otherwise charge its Accounts in favour of any person, nor purport to do so.

9.2	Designated accounts

(a)	Subject to Clause 9.2(b), the Chargor shall pay or procure the payment of the proceeds of its Accounts into a Receivables Account.

(b)	Each Receivables Account shall be governed by a mandate and/or other agreement in form and substance satisfactory to the European Agent, in each case conferring control over such account on the European Agent, or such other bank as the European Agent may from time to time specify in writing.

(c)	The Chargor hereby declares itself trustee of proceeds of its Accounts not from time to time so paid into a Receivables Account to hold the same upon trust for the European Agent to pay the same to the European Agent in or towards payment and discharge of the Secured Obligations in such order and manner as the European Agent may determine in accordance with the Loan Documents.

9.3	Sales of Inventory for cash and repayment of Customer Advances

If sales of Inventory are made or services are rendered for cash, the Chargor shall as soon as possible pay into a Receivables Account denominated in the currency of such Accounts the payment which it receives.

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10.	BANK ACCOUNTS

10.1	Details of bank accounts

The Chargor shall not maintain any bank account, other than any Receivables Account or any Payables Account or a bank account that is an Excluded Asset.

10.2	Signing rights on bank accounts

The Chargor shall ensure that the European Agent shall have sole signing rights on the Receivables Accounts in accordance with the terms of Clause 10.3 and the Notice of Charge of Receivables Account.

10.3	Account proceeds

(a)	The Chargor shall promptly pay, or procure the prompt payment of, all moneys received by it or on its behalf in respect of any Accounts into the Receivables Accounts in accordance with Clause 9.2 (Designated accounts). Until that payment, it will hold, or procure that the recipient holds, those moneys on trust for the European Agent.

(b)	The Chargor agrees that, prior to the occurrence of any of the circumstances set out in Clause 10.3(c), the only manner in which moneys may be withdrawn from any Receivables Account is at the discretion of, and through the express authorisation by, the European Agent. The European Agent will, at its own discretion, authorise such withdrawals by written instruction in the form agreed by the European Agent and the Chargor upon receipt of a request to do so from the Chargor.

(c)	Following the earlier of:

(i)	the commencement of an Availability Trigger Event;

(ii)	the Maturity Date; or

(iii)	the Loan becoming immediately due and repayable under the Revolving Credit Agreement,

the European Agent shall apply the moneys standing to the credit of any Receivables Account in or towards repayment of the Secured Obligations, for application in accordance with the terms of Section 2.11(e) (Prepayment of loans) of the Revolving Credit Agreement.

(d)	The European Agent may delegate its powers of withdrawal under this Clause 10.3 to any Administrator, Receiver and/or manager.

(e)	After the Discharge Date, and provided the Secured Obligations have been repaid in full to the satisfaction of the European Agent, the European Agent shall return any amounts standing to the credit of the Receivables Accounts in excess of the amount required to discharge the Secured Obligations to the Chargor.

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11.	THE INVESTMENTS

11.1	Delivery of Investment title documents; registration

(a)	Subject to Section 5.14 of the Revolving Credit Agreement, the Chargor shall, on the date of this Debenture and from time to time, deliver (or procure that there are delivered) to the European Agent (or a nominee specified by the European Agent acting on its behalf) all share certificates or other documents of title to or representing its Investments, together with (in each case in form and substance satisfactory to the European Agent) any instrument of transfer or assignment of such Investments specified by the European Agent duly executed by each person in whose name any of those Investments are registered or held (with the name of the transferee or assignee, the consideration and the date left blank).

(b)	The European Agent shall be entitled to hold or retain (or have its nominee hold or retain) all items delivered pursuant to Clause 11.1(a).

(c)	The European Agent may at any time have any of the Investments registered in its name or in the name of a nominee specified by it acting on its behalf.

11.2	Rights before an Event of Default

Before the occurrence of an Event of Default which is continuing:

(a)	all dividends, interest and other monies paid on the Chargor’s Investments shall be paid directly to the Chargor; and

(b)	all voting and other rights attached to the Chargor’s Investments (only insofar as transferred to the European Agent or its nominee) shall be exercised as the Chargor may from time to time in writing reasonably direct, provided that the European Agent shall be under no obligation to comply with any such direction where compliance would in the European Agent’s reasonable opinion be prejudicial to this Security or the security created by any other Security Document; and

(c)	the Chargor shall not exercise any rights attached to the Investments or not take or allow the taking of any action on its behalf which results in any rights attached to the Investments in any manner which in the European Agent’s opinion is material and adverse to this Security or the security created by any other Security Document.

11.3	Rights after an Event of Default which is continuing

After the occurrence of an Event of Default which is continuing, the European Agent or its nominee(s) may at the European Agent’s discretion (and in the name of the Chargor or otherwise) exercise all voting and other rights attached to the Investments and all rights to receive dividends, interest and other monies paid on or to be received in respect of the Investments.

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11.4	Calls

(a)	The Chargor shall, at all times until the Discharge Date, duly and promptly pay all calls, instalments or other monies which may from time to time become due in respect of any of the Investments without deduction or set-off;

(b)	If the Chargor fails to comply with Clause 11.4(a), the European Agent may pay the calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the European Agent for any payment made by the European Agent under this sub-clause

12.	INTELLECTUAL PROPERTY

12.1	Representations

The Chargor represents to the European Agent that:

(a)	as of the date hereof, there are not any Material Patents, Trademarks or Copyrights (as each term is defined in the Guarantor Agreement);

(b)	it is the sole legal and beneficial owner of the Intellectual Property; and

(c)	the Intellectual Property is free of any Security Interests (expect for those created under this Debenture or permitted under the Revolving Credit Agreement) and any other rights or interests (including any licences) in favour of third parties.

12.2	Preservation

To the extent required by Section 3.06 of the Guarantor Agreement:

(a)	the Chargor shall make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its Intellectual property in force;

(b)	the Chargor shall do all other acts and things which may be reasonably necessary to preserve and maintain the subsistence and validity of its Intellectual Property;

(c)	the Chargor shall not use or permit any of its Intellectual Property to be used in any way which may materially and adversely affect its value;

(d)	the Chargor shall take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing the Intellectual Property; and

(e)	the Chargor must ensure that, except with the prior written consent of the European Agent, none of its Intellectual Property which is registered is abandoned or cancelled, lapses or is liable to any claim of abandonment for non-use or otherwise.

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13.	SHARE COVENANTS

13.1	Deposit and registration

The Chargor shall deposit (or ensure that there are deposited) with the European Agent and permit the European Agent to hold and retain:

(a)	all stock and share certificates and documents of title relating to the Shares;

(b)	stock transfer forms with respect to the Shares duly completed in favour of the European Agent or otherwise as it may direct; and

(c)	such other documents as the European Agent may from time to time require for perfecting its title to the Shares (duly executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser, in each case to allow the European Agent at any time following the occurrence of an Event of Default which is continuing to present them for registration into the name of the European Agent or its nominee or agent as the European Agent may select.

13.2	Issue of shares

The Chargor shall at all times until the Discharge Date ensure that no shares or other securities in or of its relevant subsidiaries will be issued or allotted and no agreement, option or arrangement to make or call for such issue or allotment will be made or granted unless they become the subject of the security created by this Debenture or are Excluded Assets.

13.3	Calls and notices

The Chargor shall duly and promptly pay (or ensure that there are paid) all calls, instalments or other payments which may be made or become due in respect of any of the Shares as and when the same become due from time to time.

13.4	Derivative rights after a demand

Following the occurrence of an Event of Default which is continuing and for the purposes of preserving the value of the security, or of realising it, the European Agent may exercise in the name of the Chargor or otherwise (without any further consent or authority on the part of the Chargor) any Derivative Rights attached to the Shares and any powers or rights which may be exercisable by the person in whose name the Shares are registered or by the bearer or absolute owner of the Shares including the receipt of dividends or other like payments.

13.5	Title

The Chargor warrants and represents that with regard to Shares which amount to fifty per cent. or more of the outstanding issued share capital of any entity at any time:

(a)	the Chargor is the sole beneficial legal owner free from any Security Interest other than liens permitted under the Revolving Credit Agreement;

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(b)	they are fully paid;

(c)	there are no moneys or liabilities outstanding or payable in respect of them or any of them;

(d)	the Chargor is lawfully entitled to create this security over them in favour of the European Agent; and

(e)	they are fully transferable to the European Agent or such other person as the European Agent shall direct without restriction and without prejudice to the generality of the foregoing in respect of the pre-emption rights or restrictions in the Articles of Association of the relevant company all appropriate waivers have been obtained in respect of these from any other shareholders of the relevant company, which are unconditional and irrevocable and legally binding and enforceable.

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SECTION 4

ENFORCEMENT OF SECURITY

14.	ENFORCEMENT – GENERAL PROVISIONS

14.1	Enforcement

On or at any time after the occurrence of an Event of Default which is continuing and in accordance with any relevant provisions of the Intercreditor Agreement this Security shall become immediately enforceable and the European Agent may enforce all or any of its rights under this Debenture as it thinks fit. In particular, it may without further notice exercise in relation to the Secured Assets:

(a)	the power of sale and all other powers conferred on mortgagees by the LPA (or otherwise by law) or on an administrative receiver by the IA, in either case as extended or otherwise amended by this Debenture;

(b)	to the extent that Clause 15 (Right of appropriation) applies, the power to appropriate the Secured Assets in or towards the payment and discharge of the Secured Obligations in accordance with Clause 15.2 (Exercise of right of appropriation); and

(c)	(without first appointing a Receiver) any or all of the rights which are conferred by this Debenture (whether expressly or by implication) on a Receiver, including those relating to Leases set out in Clause 16.2(d) (Dealing with Secured Assets).

14.2	LPA provisions

(a)	The Secured Obligations shall be deemed for the purposes of all powers implied by statute to have become due and payable within the meaning of s101 LPA immediately on the execution of this Debenture.

(b)	s93(1) LPA (restriction on the consolidation of mortgages), s103 LPA (restricting the power of sale) and s109 LPA (restricting the power to appoint a receiver) shall not apply to this Security.

14.3	Protection of third parties

(a)	No purchaser, mortgagee or other person dealing with a Receiver or the European Agent shall be bound to enquire whether its right to exercise any of its rights has arisen or become exercisable, or be concerned as to the application of any money paid, raised or borrowed or as to the propriety or regularity of any sale by or other dealing with that Receiver or the European Agent.

(b)	All of the protection to purchasers contained in ss104 and 107 LPA and s42(3) IA shall apply to any person purchasing from or dealing with a Receiver or the European Agent as if the Secured Obligations had become due and the statutory powers of sale and of appointing a Receiver in relation to the Secured Assets had arisen on the date of this Debenture.

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14.4	Delegation

(a)	The European Agent may delegate to any person or persons all or any of the rights which are exercisable by it under this Debenture. A delegation under this Clause may be made in any manner (including by power of attorney) and on any terms (including power to sub-delegate) which the European Agent may think fit.

(b)	A delegation under Clause 14.4(a) shall not preclude the subsequent exercise of those rights by the European Agent itself nor preclude the European Agent from making a subsequent delegation of them to another person or from revoking that delegation.

(c)	The European Agent shall not be liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

14.5	No liability

None of the European Agent, any Receiver or any Administrator shall be liable as a mortgagee in possession or otherwise to account in relation to all or any part of the Secured Assets for any loss on realisation or for any other action, default or omission for which it or he might be liable unless such loss is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence and wilful misconduct of the European Agent.

15.	RIGHT OF APPROPRIATION

15.1	Application of right of appropriation

This Clause 15 applies to the extent the Secured Assets constitute “financial collateral” and this Debenture constitutes a “financial collateral arrangement” (within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003).

15.2	Exercise of right of appropriation

If and to the extent that this Clause 15 applies, the European Agent may appropriate the Secured Assets. If the European Agent exercises its right of appropriation then it shall for these purposes value:

(a)	any relevant Receivables Account or other bank account and the amount standing to the credit of that account, together with any accrued interest not credited to the account, at the time of the appropriation; and

(b)	any other relevant Secured Asset by reference to an independent valuation or other procedure determined by the European Agent, acting reasonably, at the time of the appropriation.

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16.	APPOINTMENT OF RECEIVER

16.1	Appointment of Receiver

Without prejudice to any statutory or other powers of appointment of the European Agent under the LPA as extended by this Debenture or otherwise, at any time after this Security has become enforceable or if the Chargor so requests in writing at any time the European Agent may without further notice to the Chargor do any of the following:

(a)	appoint by deed or otherwise (acting through a duly authorised officer) any one or more persons qualified to act as a Receiver to be a Receiver of all or any part of the Secured Assets;

(b)	either at the time of appointment or any time after that appointment fix his or their remuneration (without being limited by the maximum rate specified in s109(6) LPA); and

(c)	(except as otherwise required by statute) remove any Receiver and appoint another or others in his or their place.

16.2	Powers of Receiver

Every Receiver shall have in relation to the Secured Assets (every reference in this Clause 16.2 to “Secured Assets” being a reference only to all or any part of the Secured Assets in respect of which that Receiver was appointed) the powers granted by the LPA to any receiver appointed under it or to any mortgagor or mortgagee in possession and (whether or not the Receiver is an administrative receiver) the powers granted by the IA to any administrative receiver, all as varied and extended by this Debenture. In addition, but without limiting the preceding sentence, every Receiver shall have power to do the following:

(a)	Collection: enter on, take possession of, collect and get in the Secured Assets and collect and get in all rents and other income whether accrued before or after the date of his appointment and for those purposes make any demands and take any actions or other proceedings which may seem to him expedient;

(b)	Compliance with Debenture: comply with and perform all or any of the acts, matters, omissions or things undertaken to be done or omitted by the Chargor under this Debenture;

(c)	Management of business: carry on, manage, develop, reconstruct, amalgamate or diversify the business of the Chargor or any part of it in such manner as he shall in his discretion think fit;

(d)

Dealing with Secured Assets: sell or otherwise dispose of the Secured Assets, grant Leases, easements, rights or options over or in respect of them and surrender, accept the surrender or vary any Lease, agreement or arrangement relating to them. This power may be exercised without the need to comply with ss99 and 100 LPA. Any disposal or other dealing under this Clause 16.2(d) may be effected in the manner and on the terms which he thinks fit, for

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consideration consisting of cash, debentures or other obligations, shares or other valuable consideration and this consideration may be payable in a lump sum or by instalments spread over a period as he may think fit;

(e)	Severance of assets: sever from the premises to which they are annexed and sell separately (in accordance with Clause 16.2(d)) any plant, machinery or fixtures;

(f)	Upkeep of Secured Assets: repair, decorate, furnish, maintain, alter, improve, replace, renew or add to the Secured Assets as he shall think fit and effect, maintain, renew or increase indemnity insurance and other insurances and obtain bonds;

(g)	Dealing with third parties: appoint or dismiss officers, employees, contractors or other agents and employ professional advisers and others on such terms (as to remuneration and otherwise) as he may think fit;

(h)	Agreements: perform, repudiate, terminate, amend or enter into any arrangement or compromise any contracts or agreements which he may consider expedient;

(i)	Proceedings: settle, arrange, compromise or submit to arbitration any accounts, claims, questions or disputes which may arise in connection with the business of the Chargor or the Secured Assets and bring, prosecute, defend, enforce, compromise, submit to and discontinue any actions, suits, arbitrations or other proceedings;

(j)	Uncalled capital: make calls on the shareholders of the Chargor in respect of any of its uncalled capital;

(k)	Rights in connection with Secured Assets: exercise or permit the Chargor or any nominee of the Chargor to exercise any rights incidental to the ownership of the Secured Assets in such manner as he may think fit;

(l)	Subsidiaries: form a subsidiary or subsidiaries of the Chargor and transfer, lease or license to it or them or any other person the Secured Assets on such terms as he may think fit;

(m)	Assets and rights: purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall consider necessary or desirable for the carrying on, improvement or realisation of the Secured Assets or the business of the Chargor or otherwise for the benefit of the Secured Assets;

(n)	Landlord and tenant powers: exercise any rights conferred on a landlord or a tenant by any applicable law or regulation in relation to the Secured Assets;

(o)	Raising money: in the exercise of any of the rights conferred on him by this Debenture or for any other purpose to raise and borrow money either unsecured or secured and either in priority to, pari passu with or subsequent to this Security and generally on such terms as he may think fit;

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(p)	Receipts and discharges: give valid receipts for all monies and execute all discharges, assurances and other documents which may be proper or desirable for realising the Secured Assets and redeem, discharge or compromise any Security Interest whether or not having priority to the Security or any part of it;

(q)	All other acts: execute and do all such other acts, things and documents as he may consider necessary or desirable for the realisation or preservation of the Secured Assets or incidental or conducive to any of the rights conferred on or vested in him under or by virtue of this Debenture or otherwise and exercise and do in relation to the Secured Assets, and at the cost of the Chargor, all the rights and things which he would be capable of exercising or doing if he were the absolute beneficial owner of the same; and

(r)	Name of Chargor: use the name of the Chargor or his own name to exercise all or any of the rights conferred by this Debenture.

16.3	Agent of the Chargor

Any Receiver appointed under this Debenture whether acting solely or jointly shall be deemed to be the agent of the Chargor and to be in the same position as a receiver appointed under the LPA and the Chargor shall be solely responsible for his acts, omissions, defaults, losses and misconduct and for his remuneration and the European Agent shall not be in any way liable or responsible either to the Chargor or to any other person for any Receiver.

16.4	Joint appointment

If at any time two or more persons have been appointed as Receivers of the same Secured Assets, each one of those Receivers shall be entitled to exercise individually all of the rights conferred on Receivers under this Debenture to the exclusion of the other or others in relation to any of the Secured Assets in respect of which he has been appointed unless the European Agent shall state otherwise in the document appointing him.

17.	APPOINTMENT OF ADMINISTRATOR

17.1	Appointment of Administrator

(a)	The European Agent may without notice appoint any one or more persons to be an administrator of the Chargor pursuant to Schedule B1, Paragraph 14 IA at any time after this Security has become enforceable.

(b)	Clause 17.1(a) shall not apply to the Chargor if Schedule B1, Paragraph 14 IA does not permit an administrator of the Chargor to be appointed.

(c)	Any appointment under Clause 17.1(a) shall be in writing signed by a duly authorised officer of the European Agent.

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17.2	Replacement of an Administrator

The European Agent may (subject to any necessary approval from the court) end the appointment of any Administrator by notice in writing signed by a duly authorised officer and appoint under Clause 17.1 a replacement for any Administrator whose appointment ends for any reason.

18.	APPLICATION OF PROCEEDS

Subject to the terms and conditions of the Intercreditor Agreement, any monies received by the European Agent or any Receiver under this Debenture or under the rights conferred by this Debenture shall, after the occurrence of an Event of Default which is continuing and payment of any claims having priority to this Security, be applied by the European Agent in the following order, but without prejudice to the right of the European Agent to recover any shortfall from the Chargor:

(a)	where applicable, in payment of all Losses of and incidental to the appointment of the Receiver and the exercise of all or any of his powers;

(b)	where applicable, in payment of the Receiver’s remuneration at such rate as may be agreed with the European Agent;

(c)	in or towards payment of all costs and expenses incurred by the European Agent or any other Agent under or in connection with this Debenture, any other Loan Document or any of the Secured Obligations;

(d)	in or towards payment of all costs and expenses incurred by the Lenders and Issuing Banks under or in connection with this Debenture, any other Loan Document or any of the Secured Obligations;

(e)	in or towards payment in full of the Loan Document Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the day of such distribution);

(f)	in or towards payment in full of the Other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Other Obligations owed to them on the day of such distribution); and

(g)	if the Chargor is not under any further actual or contingent liability under the Revolving Credit Agreement, in payment of the surplus (if any) to the person or persons entitled to it.

The application of monies received by an Administrator will be governed by the IA.

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SECTION 5

GENERAL SECURITY PROVISIONS

19.	GENERAL SECURITY PROVISIONS

19.1	Continuing security

This Debenture is a continuing security and regardless of any intermediate payment or discharge in whole or in part to any Secured Party, shall be binding until the date (the “Discharge Date”) on which:

(a)	all of the Secured Obligations have been unconditionally and irrevocably paid or discharged in full to the satisfaction of the European Agent; and

(b)	the European Agent is satisfied that all of the Secured Parties have ceased to have any commitment, obligation or other liability (whether actual or contingent) to make any credit or provide any other accommodation to the any Loan Party under any Loan Document or otherwise or to any other person in respect of whose liabilities any Loan Party has undertaken a liability to the European Agent or any other Secured Party under any Loan Document.

19.2	Additional security

This Debenture is in addition to and is not in any way prejudiced by any other guarantee or Security Interest now or subsequently held by or on behalf of the European Agent.

19.3	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party to proceed against or enforce any Security Interest or other rights or claim payment from any other person before claiming from it under this Debenture. This waiver applies irrespective of any applicable law and regulation or any provision of any Loan Document to the contrary.

19.4	Discretion in enforcement

Until the Discharge Date, the European Agent or any Receiver may:

(a)	refrain from applying or enforcing any other monies, Security Interests or other rights held or received by it in respect of the Secured Obligations or apply and enforce them in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from the Chargor or on account of the Secured Obligations.

19.5	Subsequent Security Interests

At any time following:

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(a)	the European Agent or any other Secured Party’s receipt of notice (either actual or constructive) of any subsequent Security Interest affecting the Secured Assets except such Security Interests as are permitted by the Revolving Credit Agreement;

(b)	the Insolvency of the Chargor; or

(c)	any disposal of all or any of the Secured Assets in breach of Clause 6.2 (No disposals) except such dispositions as are permitted by the Revolving Credit Agreement,

any Secured Party may open a new account or accounts in the name of the Chargor (whether or not it permits any existing account to continue). If a Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the Insolvency commenced or the assignment or transfer occurred and from that time all payments made by the Chargor to, the Secured Party or received by the Secured Party for the account of the Chargor shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Debenture at the time when the Secured Party received or was deemed to have received that notice or, as the case may be, the Insolvency commenced or the assignment or transfer occurred.

20.	POWER OF ATTORNEY

20.1	Appointment

The Chargor irrevocably and by way of security appoints the European Agent and any Receiver and every delegate referred to in Clause 14.4 (Delegation) and each of them jointly and also severally to be its attorney (with full powers of substitution and delegation) and in its name or otherwise and on its behalf and as its act and deed to execute, deliver and perfect all Instruments and other documents and do any other acts and things which may be required or which the attorney may consider desirable as a result of the Chargor failing to do any act or thing it is obliged to do under this Debenture:

(a)	to carry out any obligation imposed on it by this Debenture;

(b)	to carry into effect any disposal or other dealing by the European Agent or any Receiver;

(c)	to convey or transfer any right in land or any other asset;

(d)	to get in the Secured Assets; and

(e)	generally to enable the European Agent and any Receiver to exercise the respective rights conferred on them by this Debenture or by applicable law and regulation,

and the Chargor undertakes to ratify and confirm all acts and things done by an attorney in the exercise or purported exercise of its powers and all monies spent by an

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attorney shall be deemed to be expenses incurred by the European Agent under this Debenture.

20.2	Irrevocable power

The Chargor acknowledges that each power of attorney granted by Clause 20.1 is granted irrevocably and for value as part of this Security to secure a proprietary interest of, and the performance of obligations owed to, the donee within the meaning of s4 Powers of Attorney Act 1971.

21.	RETENTION OF SECURITY

21.1	Release of Security

Following the Discharge Date and at the request and cost of the Chargor, the European Agent shall, as soon as reasonably practicable after receipt of that request, release and discharge this Security and re-assign the assets assigned to the European Agent under this Debenture to the Chargor (or as it shall direct), at all times without recourse, representation or warranty and subject to the provisions of the Revolving Credit Agreement, Clauses 21.2 and 21.3 and the rights of any person having prior rights over those assets. In the event of a release of any Secured Assets pursuant to Section 9.02(b) (Waivers; Amendments) of the Revolving Credit Agreement and/or Sections 5.13(c) and (d) (Termination or Release) of the Guarantor Agreement, the Security Interests created pursuant to this Debenture shall be automatically released. Any release or discharge of this Security or re-assignment shall not release or discharge the Chargor from any liability to the European Agent or any other Secured Party for the Secured Obligations or any other monies which exists independently of this Debenture.

21.2	Reinstatement

(a)	Any release, settlement, discharge, re-assignment or arrangement (in this Clause 21, a “release”) made by the European Agent on the faith of any assurance, security or payment shall be conditional on that assurance, security or payment not being avoided, reduced, clawed back or ordered to be repaid under any law relating to Insolvency.

(b)	If any avoidance, reduction or clawback occurs or order is made as referred to in Clause 21.2(a), then the release given by the European Agent shall have no effect and shall not prejudice the right of the European Agent to enforce this Security in respect of the Secured Obligations. As between the Chargor and the European Agent, this Security shall (notwithstanding the release) be deemed to have remained at all times in effect and held by the European Agent as security for the Secured Obligations.

21.3	Retention of security

(a)

The European Agent may retain all or part of this Security, the documents of title and other documents relating to the Secured Assets and its other rights under this Debenture as security for the Secured Obligations for such a period

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as the European Agent shall deem necessary (acting reasonably) after the Secured Obligations shall have been paid and discharged in full.

(b)	If at any time within that period a petition is presented to a competent court for a winding-up order to be made in respect of the Chargor, steps are taken to wind up the Chargor voluntarily, an application is made to a competent court for an administration order to be made in respect of the Chargor, a notice of intention to appoint an administrator to the Chargor is filed at court or the appointment of an administrator to the Chargor takes effect, then the European Agent may continue to retain all or part of this Security, those documents and those other rights for any further period as the European Agent may in its absolute discretion determine.

22.	PRIOR SECURITY INTERESTS

22.1	Redemption

The European Agent may at any time:

(a)	redeem, or procure the transfer to itself of, any prior Security Interest over any Secured Assets; or

(b)	settle and pass the accounts of the holder of any prior Security Interest. Any accounts so settled and passed shall be conclusive and binding on the Chargor.

22.2	Costs of redemption

All principal monies, interest, costs, expenses and other amounts incurred in and incidental to any redemption or transfer under Clause 22.1 shall be paid by the Chargor to the European Agent on demand, in each case together with interest calculated in the manner referred to in Section 2.13 of the Revolving Credit Agreement.

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SECTION 6

ADMINISTRATION

23.	REVOLVING CREDIT AGREEMENT PROVISIONS

Sections 2.13 (Interest), 2.17 (Taxes), 5.04 (Existence; Conduct of Business), 9.08 (Right of set-off), 9.01 (Notices), 9.14 (Conversion of Currencies), 9.07 (Severability), 9.03 (Expenses; Indemnity; Damage Waiver); 9.02 (Waivers; Amendments), 9.06 (Counterparts; Integration; Effectiveness) and 9.12 (Confidentiality) of the Revolving Credit Agreement shall apply to this Debenture as if they were set out in full again here, with references to the Agent or the Lenders including the European Agent and with any other changes which are necessary to fit this context.

24.	EXPENSES AND INDEMNITY

(a)	The parties hereto agree that the European Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Revolving Credit Agreement;

(b)	Without limitation of its indemnification obligations under the other Loan Documents, the Chargor agrees to indemnify the European Agent and the other Indemnitees (as defined in Section 9.03 of the Revolving Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Debenture or any instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Secured Assets, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or wilful misconduct of such Indemnitee;

(c)	Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Clause 24 shall remain operative and in full force and effect regardless of the termination of this Debenture or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Debenture or any other Loan Document, or any investigation made by or on behalf of the European Agent or any other Secured Party. All amounts due under this Clause 24 shall be payable on written demand therfor.

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25.	TRANSFERS

25.1	European Agent

The European Agent may assign any or all of its rights and transfer any or all of its obligations under this Debenture without the consent of the Chargor being required to a successor appointed pursuant to Clause 3.12 (Resignation of the Security Agent) of the Security Trust Deed.

25.2	Chargor

The Chargor may not assign any of its rights or transfer any of its rights or obligations under this Debenture.

26.	CALCULATIONS AND CERTIFICATES

26.1	Accounts

In any litigation or other proceedings arising out of or in connection with this Debenture, the entries made in the accounts maintained by the European Agent or any other Secured Party are prima facie evidence of the matters to which they relate.

26.2	Certificates or determinations

Any certificate or determination of the European Agent as to any matter provided for in this Debenture is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.	COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signature (and if applicable, seals) on the counterparts were on a single copy of this Debenture.

28.	CONDUCT OF BUSINESS

No provision of this Debenture will:

interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Taxes.

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SECTION 7

GOVERNING LAW AND ENFORCEMENT

29.	GOVERNING LAW

This Debenture is governed by, and shall be construed in accordance with, English law.

30.	ENFORCEMENT

30.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.

(c)	This Clause 30.1 is for the benefit of the European Agent only. As a result, the European Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the European Agent may take concurrent proceedings in any number of jurisdictions.

EXECUTION:

The parties have shown their acceptance of the terms of this Debenture by executing it, in the case of the Chargor as a deed, at the end of the Schedules.

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SCHEDULE 1

RECEIVABLES AND PAYABLES ACCOUNTS

Part 1

Receivables Accounts

Name of account holder	Name and address of entity at which account is held	Account details

Patheon UK LTD EUR – REC	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 56629011 Sort: 207103

Patheon UK LTD GBP – REC	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 84447177 Sort: 207103

Patheon UK LTD USD – REC	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 10244090 Sort: 207103

Part 2

Payables Accounts

Name of account holder	Name and address of entity at which account is held	Account details

Patheon UK LTD EUR – Payable	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 88083500 Sort: 207103

Patheon UK LTD GBP – Payable	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 53626393 Sort: 207103

Patheon UK LTD USD – Payable	Barclays Commercial Bank, 4th Floor, Apex Plaza, Forbury Road, Reading RG1 1AX	Acc: 62265366 Sort: 207103

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SCHEDULE 2

PROPERTIES

Registered land

(Freehold (including commonhold) or leasehold property (if any) in England and Wales of which the Chargor is registered as the proprietor at Land Registry)

County and District/ London Borough	Description of Property	Title Number

1. Abingdon, Oxfordshire	Unit 151, Milton Park, Abingdon	ON203358

2. Wiltshire, Thamesdown Council	Land and building on west side of St. Paul’s Drive and land at Dorcan Way and St. Paul’s Drive.	WT182252

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SCHEDULE 3

NOTICE OF ASSIGNMENT OF ACCOUNTS

[On relevant Chargor’s notepaper]

To:	[Name and address of other party]

[Date]

Dear Sirs

[Name and date of Assigned Account]

We refer to an agreement dated [—] 201[—] between us and you (as amended or novated from time to time, the “Agreement”).

We give you notice that by a Debenture (the “Debenture”) dated [—] 2010 and entered into by us in favour of J.P. Morgan Europe Limited (as European Agent, as defined in the Debenture), we have assigned all our rights in the book debts and certain other rights arising out of the Agreement.

Please note the following:

(a)	we shall at all times remain solely liable to you for the performance of all of the obligations assumed by us under or in respect of the Agreement;

(b)	we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary) to pay any moneys payable by you to us under the Agreement to or such account as the European Agent may from time to time notify to you in writing;

(c)	all of the powers, discretions, remedies and other rights which would, but for the Debenture, be vested in us under and in respect of the Agreement are exercisable by the European Agent;

(d)	we have agreed not to waive any rights under nor amend, novate, rescind or otherwise terminate the Agreement without the prior written consent of the European Agent;

(e)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the European Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Agreement to the European Agent at the European Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the notice of receipt on the enclosed copy letter and returning it to the European Agent, J.P. Morgan Europe Limited at [—] marked for the attention of [—].

This letter is governed by, and shall be construed in accordance with, English law.

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Yours faithfully

[Name of relevant Chargor]
By: [Name of signatory]

41

NOTICE OF RECEIPT

To:	J.P. Morgan Europe Limited

[Name of other party]
By: [Name of signatory]

Dated:

42

SCHEDULE 4

NOTICE OF ASSIGNMENT OF ASSIGNED DOCUMENT

[On Chargor’s notepaper]

To:	[Name and address of other party]

[Date]

Dear Sirs

[Name and date of Assigned Document]

We refer to an agreement dated [—] 201[—] between us and you (as amended or novated from time to time, the “Agreement”).

We give you notice that by a Debenture (the “Debenture”) dated [—] 201[—] and entered into by us in favour of J.P. Morgan Europe Limited (as European Agent, as defined in the Debenture), we have assigned all our rights under the Agreement including the right to receive any payments due under the Agreement.

Please note the following:

(a)	we shall at all times remain solely liable to you for the performance of all of the obligations assumed by us under or in respect of the Agreement;

(b)	we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary) to pay any monies payable by you to us under the Agreement to such bank account as the European Agent may from time to time specify in writing;[1]

(c)	all of the powers, discretions, remedies and other rights which would, but for the Debenture, be vested in us under and in respect of the Agreement are exercisable by the European Agent;

(d)	we have agreed not to waive any rights under nor amend, novate, rescind or otherwise terminate the Agreement without the prior written consent of the European Agent;

(e)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the European Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Agreement to the European Agent at the European Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the European Agent, J.P. Morgan Europe Limited, at [—] marked for the attention of [—].

[1]	Include here details of the account into which sums are to be paid.

43

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of Chargor]
By: [Name of signatory]

44

ACKNOWLEDGEMENT

To:	J.P. Morgan Europe Limited

We acknowledge receipt of a notice dated [—] 201[—] addressed to us by [Name of Chargor] (the “Chargor”) regarding an agreement dated [—] 201[—] between us and the Chargor (as amended or novated from time to time, the “Agreement”).

We confirm that:

(a)	we consent to the assignment of the Agreement and will comply with the terms of that notice;

(b)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Agreement;

(c)	if the Chargor is in breach of any of its obligations, express or implied, under the Agreement or if any event occurs which would permit us to terminate, cancel or surrender the Agreement we will:

(i)	immediately on becoming aware of it, give you written notice of that breach; and

(ii)	accept as an adequate remedy for that breach, performance by you of those obligations within 30 days of that notice;

(d)	we confirm that no waiver of any of the Chargor’s rights under and no amendment, novation, rescission or other termination by the Chargor of, the Agreement shall be effective without the prior written consent of the European Agent; and

(e)	we confirm that we shall not exercise any right of combination, consolidation or set-off which we may have in respect of any debt owed to us by the Chargor and we shall send you copies of all statements, orders and notices given by us relating to that debt.

[Name of other party]
By: [Name of signatory]

Dated:

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SCHEDULE 5

NOTICE OF ASSIGNMENT OF INSURANCE

[On Chargor’s notepaper]

To:	[Name and address of insurer]

[Date]

Dear Sirs

Policy number [—]

We give you notice that by a Debenture (the “Debenture”) dated [—] 201[—] and entered into by us in favour of J.P. Morgan Europe Limited (as European Agent, as defined in the Debenture), we have assigned all our rights in the insurance policy, brief details of which are set out below (the “Policy”) and all monies which may be payable to or received by us under it.

Please note the following:

(a)	we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary) to pay all monies payable by you to us under the Policy, including the proceeds of all claims, to such bank account as the European Agent may from time to time specify in writing[2];

(b)	all of the powers, discretions, remedies and other rights which would, but for the Debenture, be vested in us under and in respect of the Policy are exercisable by the European Agent; and

(c)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the European Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Policy to the European Agent at the European Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the European Agent, J.P. Morgan Europe Limited, at [—] marked for the attention of [—].

This letter is governed by, and shall be construed in accordance with, English law.

[2]	Include here details of the account into which sums are to be paid.

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Yours faithfully

[Name of Chargor]
By: [Name of signatory]

Details of Policy

Name of insured:	[—]

Nature of policy:	[—]

Policy number:	[—]

Expiry date:	[—]

47

ACKNOWLEDGEMENT

To:	J.P. Morgan Europe Limited

We acknowledge receipt of a notice dated [—] 201[—] addressed to us by [Name of Chargor] (the “Chargor”) regarding the Policy (as defined in that notice).

We confirm that:

(a)	we consent to the assignment of the Policy and will comply with the terms of that notice;

(b)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Policy;

(c)	if the Chargor is in breach of any of its obligations, express or implied, under the Policy or if any event occurs which would permit us to terminate, cancel or surrender the Policy we will:

(i)	immediately on becoming aware of it, give you written notice of that breach; and

(ii)	accept as an adequate remedy for that breach, performance by you of those obligations within 30 days of that notice;

(d)	we confirm that no waiver of any of the Chargor’s rights under and no amendment, novation, rescission or other termination by the Chargor of, the Policy shall be effective without the prior written consent of the European Agent; and

(e)	we confirm that we shall not exercise any right of combination, consolidation or set-off which we may have in respect of any debt owed to us by the Chargor and we shall send you copies of all statements, orders and notices given by us relating to that debt.

[Name of insurer]
By: [Name of signatory]

Dated:

48

SCHEDULE 6

NOTICE OF CHARGE OF RECEIVABLES ACCOUNT

[On Chargor’s notepaper]

To: [Name and address of account bank]

[Date]

Dear Sirs

Receivables Account number[s]: [—]

We refer to Receivables Account number[s]: [—] (the “Receivables Account[s]”).

We give you notice that by a Debenture (the “Debenture”) dated [—] 2010 and entered into by us in favour of J.P. Morgan Europe Limited (as European Agent, as defined in the Debenture) we have charged all our rights in any credit balances on the Receivables Account[s] (the “Balances”) and the indebtedness represented by the Receivables Account[s].

We irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	that all rights, interests and benefits whatsoever accruing to or arising from the Receivables Account[s] or Balances shall be exercisable by and shall belong to the European Agent. For the avoidance of doubt:

(i)	we are not permitted to withdraw any amount from the Receivables Account[s] without the prior written consent of the European Agent;

(ii)	all instructions related to moneys held in the Receivables Account[s] must be signed by one authorised signatory of the European Agent set out in the following list:

Name	Position	Contact

Angie Koukouvanis	Operations Specialist	Tel: 001 312-732-7505

Angela Travis	Operations Specialist	Tel: 001 312-732-7508

Mike Culbertson	Senior Operations Manager	Tel: 001 312-732-7491

Helen Mathie	Assistant Vice President	Tel: 020 7325 9724

Tim Jacob	Senior Vice President	Tel: 020 7325 7457

49

(iii)	no transfers of moneys from the Receivables Account[s] can be effected at any time without prior receipt of written instructions from the European Agent in compliance with the terms of this notice;

(b)	to disclose to the European Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Receivables Account[s] which the European Agent may, at any time and from time to time, request;

(c)	at any time and from time to time on receipt by you of any written instruction, including facsimile transmission or email, from the European Agent, to release any amount of the Balances and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(d)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Receivables Account[s], the Balances or the indebtedness represented by it or them which you may receive at any time and from time to time from the European Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it);

(e)	that any existing payment instructions affecting the Receivables Account[s] are to be terminated and all payments and communications in respect of the Receivables Account[s] should be made only to the European Agent; and

(f)	statements shall be supplied to both us and the European Agent.

We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the European Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Receivables Account[s] to the European Agent at the European Agent’s request.

Please note:

(1)	you may from time to time be instructed, by the European Agent (provided at their discretion), to transfer any amounts standing to the credit of the Receivables Account[s] to the following account (or such other account as the European Agent may from time to time notify to you in writing):

Name of account:	[—]

Number of account:	[—]

Bank/Bank address:	[—]

Sort code:	[—];

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(2)	you may be instructed by the European Agent to set up an automatic direct debit transfer of any amounts standing to the credit of the Receivables Account[s] on a daily basis to such account as the European Agent may notify you in writing, including such an account in the name of the European Agent.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the European Agent, J.P. Morgan Europe Limited, at [—] marked for the attention of [—].

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of Chargor]
By: [Name of signatory]

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ACKNOWLEDGEMENT

To:	J.P. Morgan Europe Limited

We acknowledge receipt of a notice (the “Notice”) dated [—] 2010 addressed to us by [Name of Chargor] (the “Chargor”) regarding Receivables Account number[s]: [—] (the “Receivables Account[s]”).

We confirm that:

(a)	we consent to the charge of the Receivables Account[s] and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counter-claim, rights of set-off or combination of accounts over or with respect to all or any part of the Receivables Account[s] and/or the Balances (as defined in the Notice);

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Receivables Account[s] or the Balances;

(d)	we undertake that, on our becoming aware at any time that any person other than the European Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Receivables Account[s] or the Balances, we will immediately give written notice of that to the European Agent;

(e)	no fees or periodic charges will be deducted from the Receivables Account[s] and/or Balances; and

(f)	we shall operate the Receivables Account[s] in accordance with the terms set out in the Notice.

for and on behalf of
[Name of account bank]
By: [Name of signatory]
Dated:

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SCHEDULE 7

NOTICE OF CHARGE OF PAYABLES ACCOUNT

[On Chargor’s notepaper]

To:	[Name and address of account bank]

[Date]

Dear Sirs

Payables Account number[s]: [—]

We refer to Payables Account number[s]: [—] (the “Payables Account[s]”).

We give you notice that by a Debenture (the “Debenture”) dated [—] 2010 and entered into by us in favour of J.P. Morgan Europe Limited (as European Agent, as defined in the Debenture) we have charged all our rights in any credit balances on the Payables Account[s] (the “Balances”) and the indebtedness represented by the Payables Account[s].

We irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	to disclose to the European Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Payables Account[s] which the European Agent may, at any time and from time to time, request;

(b)	at any time and from time to time on receipt by you of any written instruction from the European Agent, to release any amount of the Balances and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(c)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Payables Account[s], the Balances or the indebtedness represented by it or them which you may receive at any time and from time to time from the European Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it);

(d)	statements shall be supplied to both us and the European Agent; and

(e)	all rights, interests and benefits whatsoever accruing to or arising from the Payables Account[s] or Balances shall be exercisable by and shall belong to the European Agent.

We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the European Agent’s prior written consent;

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(ii)	you are authorised to disclose any information in relation to the Payables Account[s] to the European Agent at the European Agent’s request; and

(iii)	we are permitted to freely operate the Payables Account[s] at all times prior to you being served with a written instruction from the European Agent to the contrary in accordance with paragraph (b) above.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the European Agent, J.P. Morgan Europe Limited, at [—] marked for the attention of [—].

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of Chargor]
By: [Name of signatory]

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ACKNOWLEDGEMENT

To:	J.P. Morgan Europe Limited

We acknowledge receipt of a notice (the “Notice”) dated [—] 2010 addressed to us by [Name of Chargor] (the “Chargor”) regarding Payables Account number[s]: [—] (the “Payables Account[s]”).

We confirm that:

(a)	we consent to the charge of the Payables Account[s] and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above;

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Payables Account[s] or the Balances;

(d)	we undertake that, on our becoming aware at any time that any person other than the European Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Payables Account[s] or the Balances, we will immediately give written notice of that to the European Agent; and

(e)	we shall operate the Payables Account[s] in accordance with the terms set out in the Notice.

for and on behalf of
[Name of account bank]
By: [Name of signatory]
Dated:

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EXECUTION of the Debenture:

Chargor

EXECUTED AS A DEED by	)
PATHEON UK LIMITED	)
acting by Ian Jones	)
Director

In the presence of:
Name:
Address:
Occupation:

European Agent

EXECUTED AS A DEED by	)
J.P. MORGAN EUROPE LIMITED	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

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Exhibit I

EXECUTION VERSION

Dated 23 April 2010

(1)	PATHEON UK LIMITED as Company

(2)	PATHEON INTERNATIONAL AG as Swiss Company

(3)	THE PERSONS NAMED HEREIN as Finance Parties

(4)	J.P. MORGAN EUROPE LIMITED as European Agent

SECURITY TRUST DEED

LONDON

THIS DEED is dated 23 April 2010 and is made between:

(1)	PATHEON UK LIMITED a limited company incorporated under the laws of England and Wales with its registered office at Kingfisher Drive, Covingham, Swindon, Wiltshire SN3 5BZ (Registered number 03764421) (the “Company”);

(2)	PATHEON INTERNATIONAL AG a corporation with federal registration no CH-170.4.008.152-8, and having its principal business address at Lindenstrasse 14, CH-6340 Baar, Switzerland (the “Swiss Company”);

(3)	THE PERSONS named in Schedule 1 (Original Parties) (the “Finance Parties”); and

(4)	J.P. MORGAN EUROPE LIMITED (in its capacity as agent and trustee for the Secured Parties) (the “European Agent”).

BACKGROUND:

(1)	The European Agent, the Company, the Swiss Company and the Secured Parties enter into this Deed in connection with the Security Documents.

(2)	The Secured Parties wish to appoint the European Agent to hold certain security on trust for them.

(3)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED that:

1.	INTERPRETATION

1.1	Definitions

“Accession Agreement” means an agreement by which a person becomes a party to this Deed, substantially in the form of Schedule 2 (Form of Accession Agreement) with such amendments as the European Agent may approve or reasonably require.

“Assignment and Assumption” has the meaning given to it in the Revolving Credit Facility Agreement.

“Borrower Group” shall have the meaning given to that term in the Revolving Credit Facility Agreement.

“Debt” means all Liabilities payable or owing by the Borrower Group to a Secured Party under or in connection with the Loan Documents.

“Loan Documents” shall have the meaning given to the term “Loan Documents” in the Revolving Credit Facility Agreement.

“Liability” means any present or future liability (actual or contingent) together with:

(a)	any permitted, novation, deferral or extension of that liability;

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(b)	any further advance made or which may be made under any agreement expressed to be supplemental to any document in respect of that liability together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise in respect of that liability;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on grounds of preference or otherwise; and

(e)	any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any Insolvency or other proceedings.

“Party” means a party to this Deed.

“Required Lenders” shall have the meaning given to that term in the Revolving Credit Facility Agreement.

“Loan Parties” shall have the meaning given to that term in the Revolving Credit Facility Agreement.

“Revolving Credit Facility Agreement” means a revolving credit agreement dated 27 April 2007 and amended and restated on or about the date of this Security Trust Deed and made between amongst others (1) the Company as UK Borrower, (2) JP Morgan Chase Bank, N.A. as US Administrative Agent and (3) J.P. Morgan Europe Limited in various capacities including as European Administrative Agent.

“Revolving Credit Facility Debenture” means the English law governed security agreement dated on or about the date of this Deed between the Company and the European Agent in connection with the Revolving Credit Facility Agreement.

“Revolving Credit Facility Share Charge” means the English law governed share charge dated on or about the date of this Deed between Patheon B.V. and the European Agent in connection with the Revolving Credit Facility Agreement.

“Secured Parties” means the Finance Parties as set out in Schedule 1 and any other party who accedes to this Deed as a Secured Party by way of an Accession Agreement.

“Security” means any Security Interest created, evidenced or conferred by or under the Security Documents.

“Security Document” means:

(a)	the Revolving Credit Facility Debenture;

(b)	the Revolving Credit Facility Share Charge;

(c)	the Swiss Receivables Security Agreement; and

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(d)	any other document designated as a “Security Document” by the Company and European Agent for the purposes of this Deed.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Swiss Receivables Security Agreement” means the English law governed receivables security agreement dated on or about the date of this Deed between Patheon International AG and the European Agent in connection with the Revolving Credit Facility Agreement.

1.2	Construction

(a)	Capitalised terms defined in the Revolving Credit Facility Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	In this Deed, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	know your customer requirements are to the identification checks that a Secured Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the

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force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Deed;

(xii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)	a Loan Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Loan Document or other document or security, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility; and

(xiv)	a time of day is a reference to London time.

(c)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)	No part of this Deed creates a registrable Security Interest.

(e)	Unless the contrary intention appears, a reference to a Party will not include that Party if it has ceased to be a Party under this Deed.

(f)	The headings in this Deed do not affect its interpretation.

(g)	If there is any conflict between the terms of this Deed and any other Loan Document (other than the Intercreditor Agreement) this Deed will prevail.

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(h)	If the European Agent considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

1.3	Third parties

(a)	Except as otherwise expressly provided in this Deed, the terms of this Deed may be enforced only by a Party or any other person acceding to this Deed, and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required for any termination or amendment of this Deed.

1.4	Intercreditor Agreement governs

Notwithstanding any other provision contained herein, this Deed and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement dated on or about the date of this Deed (the “Intercreditor Agreement”) among JP Morgan Chase Bank, N.A., as ABL Agent, Deutsche Bank Trust Company Americas, as Non-U.S. Notes Agent, Patheon Inc. and the subsidiaries of Patheon Inc. named therein. In the event of any conflict or inconsistency between the provisions of this Deed and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

2.	SECURITY

2.1	European Agent as holder of security

(a)	Unless expressly provided to the contrary in any Loan Document, the European Agent holds any security created by a Security Document on trust for the Secured Parties as defined in the Security Documents. Section 1 of the Trustee Act 2000 will not apply to that trust. In the case of any inconsistency with the Trustee Act 2000, the terms of this Deed will constitute a restriction or exclusion for the purposes of that Act.

(b)	Unless expressly provided to the contrary in any Loan Document, the European Agent holds:

(i)	any security created by a Security Document; and

(ii)	any proceeds of security,

for the benefit, and as the property, of the Secured Parties as defined in the Security Documents and so that they are not available to the personal creditors of the European Agent.

2.2	Responsibility

(a)	The European Agent is not liable or responsible to any Secured Party for:

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(i)	any failure in perfecting or protecting the security created by any Security Document; or

(ii)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	The European Agent is not responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

2.3	Title

The European Agent may accept, without enquiry, the title (if any) a Loan Party may have to any asset over which security is intended to be created by any Security Document.

2.4	Possession of documents

Unless the European Agent agrees otherwise, the European Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the European Agent may allow any bank providing safe custody services or any professional adviser to the European Agent to retain any of those documents in its possession.

2.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the European Agent under a Security Document may be:

(a)	invested in the name of, or under the control of, the European Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or any other investments which may be selected by the European Agent with the consent of the relevant Required Lenders in accordance with the Intercreditor Agreement; or

(b)	placed on deposit in the name of, or under the control of, the European Agent at any bank or institution (including any Secured Party) and upon such terms as the European Agent may think fit.

2.6	Approval

Each Secured Party:

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(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the European Agent (by itself or by any person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in that Secured Party’s name) on its behalf.

2.7	Conflict with Security Documents

If there is any conflict between this Deed and any Security Document with regard to instructions to, or other matters affecting the European Agent, this Deed will prevail.

2.8	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made to a person where:

(i)	the relevant Required Lenders have agreed to the disposal in accordance with the terms the Revolving Credit Facility Agreement; or

(ii)	the disposal is allowed by the terms of the Loan Documents; or

(iii)	the disposal is being made at the request of the European Agent in circumstances where any security created by the Security Documents has been enforced in accordance with the terms of the relevant Security Document, the asset(s) being disposed of will be released from any security over it created by a Security Document. However the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements (if any) of the Loan Documents.

(b)	Any release under this Subclause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the relevant Required Lenders.

(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Loan Parties under the Loan Documents will continue in full force and effect.

(d)	If the European Agent is satisfied that a release is allowed under this Subclause, (at the request and expense of the Company or the Swiss Company) each Secured Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Secured Party irrevocably authorises the European Agent to enter into any such document. Any release will not affect the obligations of any other Loan Party under the Loan Documents.

2.9	Certificate of non-crystallisation

The European Agent may, at the cost and request of the Company, issue certificates of non-crystallisation.

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2.10	Enforcement instructions

(a)	The European Agent may refrain from enforcing the security created by a Security Document unless instructed otherwise by the relevant Required Lenders in accordance with the terms of the Revolving Credit Facility Agreement.

(b)	If the security created by a Security Document becomes enforceable, relevant Required Lenders may give or refrain from giving instructions to the European Agent to enforce or refrain from enforcing that security as they see fit.

(c)	The European Agent must, subject to the terms of the Security Documents, enforce the Security created by a Security Document in accordance with the instructions of relevant Required Lenders.

(d)	In the absence of instructions, the European Agent may enforce the security created by a Security Document as it sees fit having regard first to the interests of the Secured Parties.

(e)	None of the European Agent or the Secured Parties is responsible to any Loan Party for any enforcement or failure to enforce or to maximise the proceeds of any enforcement of the security created by the Security Documents. The European Agent or any Secured Party may cease enforcement at any time.

(f)	The European Agent is fully protected if it acts on the instructions of relevant Required Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Security Documents.

2.11	Competing instructions to European Agent

Any instructions given to the European Agent by the relevant Required Lenders will override any conflicting instructions given by any other Party.

2.12	Perpetuity period

The perpetuity period for trusts in this Deed is 80 years.

3.	THE EUROPEAN AGENT

3.1	Appointment and duties of the European Agent

(a)	Each Secured Party appoints the European Agent to act as its agent in respect of the Security under and in connection with the Security Documents.

(b)	Each Secured Party irrevocably authorises the European Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Security Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Security Document expressed to be entered into by the European Agent.

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(c)	The European Agent has only those duties which are expressly specified in the Security Documents. Those duties are solely of a mechanical and administrative nature.

3.2	No fiduciary duties

Except as specifically provided in a Loan Document:

(a)	nothing in the Loan Documents makes the European Agent a trustee or fiduciary for any other Party or any other person; and

(b)	the European Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

3.3	Individual position of the European Agent

(a)	If it is also a Secured Party, the European Agent has the same rights and powers under the Loan Documents as any other Secured Party and may exercise those rights and powers as though it were not the European Agent.

(b)	The European Agent may:

(i)	carry on any business with any Loan Party or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Loan Documents or in relation to any other business it carries on with any Loan Party or its related entities.

3.4	Reliance

The European Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by a Loan Party is made on behalf of and with the consent and knowledge of each Loan Party;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the European Agent); and

(e)	act under the Security Documents through its personnel and agents.

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3.5	Required Lenders’ instructions

(a)	The European Agent is fully protected if it acts on the instructions of the relevant Required Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Security Documents. Any such instructions given by the relevant Required Lenders will be binding on all the Secured Parties. In the absence of instructions, the European Agent may act or refrain from acting as it considers to be in the best interests of the relevant Required Lenders.

(b)	The European Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the relevant Required Lenders has not been exercised.

(c)	The European Agent may refrain from acting (in accordance with the instructions of the relevant Required Lenders (or, if appropriate, the relevant Required Lenders)) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The European Agent is not authorised to act on behalf of a Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings in connection with any Security Document, unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under any Security Document; or

(ii)	the enforcement of any Security Document.

(e)	The European Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the relevant Required Lenders.

3.6	Responsibility

(a)	The European Agent is not responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Loan Document.

(b)	The European Agent is not responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Loan Document or any other document.

(c)	Without affecting the responsibility of the Company or the Swiss Company for information supplied by it or on its behalf in connection with any Loan Document, each Secured Party confirms that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Loan Documents (including the financial condition and affairs of the Company or the

10

Swiss Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by the European Agent in connection with any Loan Document or agreement entered into in anticipation of or in connection with any Loan Document.

3.7	Exclusion of liability

(a)	The European Agent is not liable to any Secured Party for any action taken or not taken by it in connection with any Loan Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the European Agent) may take any proceedings against any officer, employee or agent of the European Agent in respect of any claim it might have against the European Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Loan Document. Any officer, employee or agent of the European Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The European Agent is not liable for any delay (or related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the European Agent if the European Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the European Agent for that purpose.

(i)	(Nothing in this Deed will oblige the European Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Secured Party.

(ii)	Each Secured Party confirms to the European Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

3.8	Default

The European Agent is not obliged to monitor or enquire whether a Default has occurred. The European Agent is not deemed to have knowledge of the occurrence of a Default.

3.9	Information

(a)	The European Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the European Agent by a Party for that person.

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(b)	Except where a Loan Document specifically provides otherwise, the European Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the European Agent has no duty:

(i)	either initially or on a continuing basis to provide any Secured Party with any credit or other information concerning the risks arising under or in connection with the Loan Documents (including any information relating to the financial condition or affairs of any Loan Party or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Deed; or

(ii)	unless specifically requested to do so by a Secured Party in accordance with a Loan Document, to request any certificate or other document from the Company or the Swiss Company.

(d)	In acting as the European Agent, the European Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the European Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the European Agent may be treated as confidential by the European Agent and will not be treated as information possessed by the European Agent in its capacity as such.

(e)	The European Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of the Company or the Swiss Company solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Loan Documents.

(f)	The Company and the Swiss Company irrevocably authorise the European Agent to disclose to each Secured Party any information which, in its opinion, is received by it in its capacity as the European Agent.

3.10	Indemnities

(a)	Without limiting the liability of any Loan Party under any Loan Document, each Secured Party must indemnify the European Agent for that Secured Party’s share of any loss or liability incurred by the European Agent in acting in its capacity as the European Agent for the Secured Parties, (unless the European Agent has been reimbursed by a Loan Party under a Loan Document) except to the extent that the loss or liability is caused by the European Agent’s gross negligence or wilful misconduct.

(b)

A Secured Party’s share of any loss or liability under paragraph (a) above will be the proportion which the aggregate amount of Debt owing to it and available to be drawn from it under the Loan Documents bears to all the Debt then owing and available to be drawn under the Loan Documents as calculated by the European Agent. If the Debt is denominated in more than one

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currency, the European Agent may use whatever rate of exchange it considers appropriate for this purpose.

(c)	The European Agent may deduct from any amount received by it for a Secured Party any amount due to the European Agent from that Secured Party under a Loan Document but unpaid.

3.11	Compliance

The European Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

3.12	Resignation of the European Agent

(a)	The European Agent may resign and appoint any of its Affiliates as successor European Agent by giving notice to the other Secured Parties, the Company and the Swiss Company.

(b)	Alternatively, the European Agent may resign by giving notice to the Secured Parties, the Company and the Swiss Company, in which case the Required Lenders may appoint a successor European Agent resident in the U.K.

(c)	If no successor European Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the European Agent may appoint a successor European Agent resident in the U.K.

(d)	The resignation of the European Agent and the appointment of any successor European Agent must be effected by deed and will both become effective only when the following conditions have been satisfied:

(i)	the successor European Agent notifies all the Parties that it accepts its appointment;

(ii)	the successor European Agent has received legal advice to the effect that the rights under the Loan Documents (and any related documentation) have been transferred or assigned to it; and

(iii)	each Secured Party (other than the European Agent) confirms to the European Agent that it is satisfied with the credit rating of the proposed successor European Agent.

On satisfaction of the above conditions, the successor European Agent will succeed to the position of the European Agent and the term European Agent will mean the successor European Agent.

(e)	The retiring European Agent must, at its own cost make available to the successor European Agent those documents and records and provide any assistance as the successor European Agent may reasonably request for the purposes of performing its functions as the European Agent under the Loan Documents;

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(f)	The Company and the Swiss Company must take any action and enter into and deliver any document which is reasonably required by the European Agent to ensure that a Security Document provides for effective and perfected Security Interests in favour of any successor European Agent.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring European Agent in respect of any action taken or not taken by it in connection with the Loan Documents while it was the European Agent, and, subject to paragraph (e) above, it will have no further obligations under any Loan Document.

(h)	The Required Lenders may, by notice to the European Administrative Agent (as defined in the Revolving Credit Facility Agreement) and the European Agent, require the European Agent to resign under paragraph (b) above.

3.13	Relationship with Secured Parties

(a)	The European Agent may treat each Secured Party as a Secured Party, entitled to payments under this Deed and as acting through its designated office until it has received not less than five Business Days’ prior notice from that Secured Party to the contrary.

(b)	The European Agent may at any time, and must if requested to do so by the relevant Required Lenders, convene a meeting of the Secured Parties.

(c)	The European Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request.

3.14	Additional European Agent

The European Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it:

(a)	if it is necessary in performing its duties and if the European Agent considers that appointment to be in the interest of the Secured Parties; or

(b)	for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the European Agent deems to be relevant; or

(c)	for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction,

and the European Agent will give notice to the other Parties of any such appointment.

4.	STATUS OF THE COMPANIES

The Company and the Swiss Company are Parties solely for the purpose of acknowledging the priorities, rights and obligations recorded in this Deed. The Company and the Swiss Company do not have any rights under this Deed and no undertaking is given (or deemed to be given) to, or for the benefit of, the Company or the Swiss Company.

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5.	CHANGES TO THE PARTIES

5.1	Companies

Neither the Company nor the Swiss Company may assign or transfer any of its rights (if any) and obligations under this Deed without the prior consent of the Secured Parties.

5.2	Secured Parties

Each party to this Deed agrees and acknowledges that the Secured Parties may assign or transfer their respective rights, liabilities and/or obligations under this Deed in accordance with the provisions of the Revolving Credit Facility Agreement, provided that (1) such assignment or transfer is in connection with the disposal of corresponding rights, liabilities and/or obligations under the Revolving Credit Facility Agreement and (2) the person to whom such assignment or transfer is made accedes to this Deed by delivering to the European Agent a duly dated and executed Accession Agreement or, as the case may be, a duly dated and executed Assignment and Assumption. Each party irrevocably authorises the European Agent to accept such Accession Agreement or, as the case may be, Assignment and Assumption on its behalf provided that such authorisation does not extend to the acceding party named in such Accession Agreement or, as the case may be, Assignment and Assumption.

6.	EXPENSES

6.1	European Agent’s subsequent costs and enforcement costs

The parties hereto agree that the European Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in section 9.03 of the Revolving Credit Agreement.

6.2	European Agent’s on-going costs

(a)	If:

(i)	a Default occurs;

(ii)	the European Agent considers it necessary or expedient; or

(iii)	the European Agent is requested by a Loan Party or the relevant Required Lenders to undertake duties which the European Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the European Agent under the Security Documents, the Company must pay to the European Agent any additional remuneration which may be agreed between them.

(b)	If the European Agent and the Company fail to agree:

(i)	whether the duties are of an exceptional nature or outside the scope of the normal duties of the European Agent; or

15

(ii)	the appropriate amount of any additional remuneration,

the dispute will be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the European Agent and approved by the Company.

(c)	If the Company does not approve the investment bank selected by the European Agent, the dispute will be determined by an investment bank nominated (on application by the European Agent) by the President for the time being of the Law Society of England and Wales.

(d)	The Company must pay the costs of nomination and of the investment bank.

(e)	The determination of any investment bank will be final and binding on the Parties.

6.3	Notice period

Where this Deed specifies a minimum period of notice to be given to the European Agent, the European Agent may, at its discretion, accept a shorter notice period.

7.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

8.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

9.	NOTICES

Any communication in connection with this Deed shall be given in accordance with section 9.01 of the Revolving Credit Facility Agreement.

10.	LANGUAGE

(a)	Any notice given in connection with this Deed must be in English.

(b)	Any other document provided in connection with this Deed must be:

(i)	in English; or

(ii)	(unless the European Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

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11.	GOVERNING LAW

This Deed is governed by English law.

12.	ENFORCEMENT

12.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.

(c)	This Clause 12.1 is for the benefit of the European Agent only. As a result, the European Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the European Agent may take concurrent proceedings in any number of jurisdictions.

12.2	Waiver of trial by jury

Each party waives any right it may have to a jury trial of any claim or cause of action in connection with this deed or any transaction contemplated by this deed. This deed may be filed as a written consent to trial by court.

This Deed has been entered into on the date stated at the beginning of this Deed.

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SCHEDULE 1

ORIGINAL PARTIES

Finance Parties

1.	JP Morgan Chase Bank, N.A.

2.	JP Morgan Chase Bank, N.A., Toronto Branch

3.	J.P. Morgan Europe Limited

4.	JP Morgan Securities Inc.

5.	UBS Securities LLC

6.	UBS Loan Finance LLC

7.	Wells Fargo Capital Finance LLC

8.	General Electric Capital Corporation

9.	Scotiabank de Puerto Rico

10.	CIT Business Credit Canada Inc.

11.	Wells Fargo Financial Corporation Canada

12.	Barclays Bank PLC

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SCHEDULE 2

FORM OF ACCESSION AGREEMENT

To: [EUROPEAN AGENT] as the European Agent

From: [PROPOSED NEW PARTY]

Date: [—]

Patheon UK Limited – Security Trust Deed dated [—] (the “Security Trust Deed”)

We refer to the Security Trust Deed. Capitalised terms defined in the Security Trust Deed have the same meaning in this deed. This deed is an Accession Agreement.

We, [name of new Party] of [address/registered office], agree to be [a Secured Party/the European Agent] under the Security Trust Deed and to be bound by the terms of the Security Trust Deed as [a Secured Party//the European Agent].

Our contact details are as follows:

[

].

This deed is intended to be executed as a deed and is governed by English law.

By:

[PROPOSED NEW PARTY]

[Execution under seal]

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EXECUTION of Security Trust Deed:

Company

EXECUTED AS A DEED by	)
PATHEON UK LIMITED	)
acting by Ian Jones	)
Director

In the presence of:
Name:
Address:
Occupation:

Swiss Company

EXECUTED AS A DEED by	)
PATHEON INTERNATIONAL AG	)
acting by Doaa Fathallah	)
Member of the Board of Directors

In the presence of:
Name:
Address:
Occupation:

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Finance Parties

EXECUTED as a deed by	)
JPMORGAN CHASE BANK, N.A.	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
JPMORGAN CHASE BANK, N.A.,	)
TORONTO BRANCH	)
acting by
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
J.P. MORGAN EUROPE LIMITED	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
JP MORGAN SECURITIES INC.	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:

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Occupation:

EXECUTED as a deed by	)
UBS SECURITIES LLC	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
UBS LOAN FINANCE LLC	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
WELLS FARGO CAPITAL	)
FINANCE LLC	)
acting by
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
GENERAL ELECTRIC CAPITAL	)
CORPORATION	)
acting by
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

22

EXECUTED as a deed by	)
SCOTIABANK DE PUERTO RICO	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
CIT BUSINESS CREDIT CANADA INC.	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
WELLS FARGO	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

EXECUTED as a deed by	)
BARCLAYS BANK PLC	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

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European Agent

EXECUTED as a deed by	)
J.P. MORGAN EUROPE LIMITED	)
acting by	)
its duly authorised attorney

In the presence of:
Name:
Address:
Occupation:

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Exhibit J

EXECUTION VERSION

Dated 23 April 2010

(1) PATHEON B.V. as Chargor

(2) J.P. MORGAN EUROPE LIMITED as European Agent
REVOLVING CREDIT FACILITY SHARE CHARGE

LONDON

THIS DEED is dated 23 April 2010 and is made

BETWEEN:

(1)	PATHEON B.V. a company existing under the laws of The Netherlands, having its official seat in Herengracht 483, 1017 BT Amsterdam (trade register number 34109289) (the “Chargor”); and

(2)	J.P. MORGAN EUROPE LIMITED (the “European Agent”) as agent and trustee for the Finance Parties.

BACKGROUND:

(A)	Pursuant to the Security Trust Deed, the Finance Parties have appointed the European Agent as their agent and trustee in connection with the Revolving Credit Facility Agreement.

(B)	The Chargor enters into this Share Charge in connection with, among others, the Revolving Credit Facility Agreement.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPREATION

1.1	Definitions

In this Share Charge:

“Act” means the Law of Property Act 1925.

“Cash Management Arrangement” shall have the meaning given to that term in the Revolver Guarantor Agreement.

“Excluded Assets” shall have the meaning given to that term in the Revolving Credit Facility Agreement.

“Finance Document” means

(a)	Loan Documents;

(b)	Revolver Guarantor Agreement; and

(c)	Intercreditor Agreement.

“Group” means the Parent and its Subsidiaries.

“Guarantor” shall have the meaning given to that term in the Revolver Guarantor Agreement.

“Intercreditor Agreement” has the meaning given to it in Clause 1.3.

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“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 4.01(b)(iii) of the Revolving Credit Facility Agreement.

“Loan Documents” shall have the meaning given to the term in the Revolving Credit Facility Agreement.

“Loan Secured Liabilities” means:

(a)	the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on its Loans and any advances under the UK Overdraft Facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Revolving Credit Facility Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) in the case of the Parent Borrower, each payment required to be made by the Parent Borrower under the Revolving Credit Facility Agreement in respect of any B/A and (iv) all other monetary obligations of such Borrower to any of the Finance Parties under the Revolving Credit Facility Agreement and each of the other Finance Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);

(a)	the due and punctual performance of all other obligations of any of the Borrowers under or pursuant to the Revolving Credit Facility Agreement and each of the other Finance Documents; and

(b)	the due and punctual payment and performance of all the obligations of each other Obligor under or pursuant to this Share Charge and each of the other Finance Documents,

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but excluding any obligation which, if it were so included, would result in this Share Charge contravening Section 678 of the Companies Act 2006.

“Obligor” means the Guarantors, the Chargor and each other Loan Party.

“Other Secured Liabilities” means the due and punctual payment and performance of all obligations of each Obligor under each Swap Agreement and Cash Management Arrangement that:

(a)	is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date;

(b)	is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement or Cash Management Arrangement is entered into; or

(c)	is arranged by a Lender or an Affiliate of a Lender and approved by the European Agent,

but excluding any obligation which, if it were so included, would result in this Share Charge contravening Section 678 of the Companies Act 2006.

“Party” means a party to this Share Charge.

“Receiver” means a receiver and manager or a receiver, in each case, appointed under this Share Charge.

“Related Rights” means:

(a)	any dividend, interest or other distribution paid or payable in relation to any Shares; and

(b)	any right, money or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Revolving Credit Facility Agreement” means the US$75,000,000 amended and restated revolving credit facility agreement dated on or about the date of this Share Charge between, among others, the Chargor and the European Agent.

“Revolver Guarantor Agreement” means the guarantor agreement dated on or about the date of this Share Charge between (among others) the Chargor and the European Agent in respect of the obligations of the relevant Obligors under, among others, the Loan Documents, any Swap Agreement and any Cash Management Arrangement.

“Secured Liabilities” means the Loan Secured Liabilities and the Other Secured Liabilities.

“Secured Party” means

(a)	a Lender;

3

(b)	an Agent;

(c)	an Issuing Bank;

(d)	an Arranger;

(e)	each counterparty to any Swap Agreement or Cash Management Arrangement with a Loan Party the obligations under which constitute the Secured Liabilities;

(f)	the beneficiaries of each indemnity or other obligation undertaken by any Loan Party under any Loan Document; and

(g)	the permitted successors and assigns of each of the foregoing.

“Security” means any Security Interest created, evidenced or conferred by or under this Share Charge.

“Security Assets” means all assets of the Chargor the subject of any security created by this Share Charge.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Share Charge and ending on the later of (1) the date on which all the Loan Secured Liabilities have been unconditionally and irrevocably paid and discharged in full or (2) if, at least two Business Days prior to the time which all the Loan Secured Liabilities would otherwise have been unconditionally and irrevocably paid and discharged in full, the European Agent shall have received written notice that any Other Secured Liabilities are then due and payable but have not been paid, the date on which all such Other Secured Liabilities that are then due and payable have been unconditionally and irrevocably paid and discharged in full.

“Security Trust Deed” means the security trust deed entered into on or about the date of this Share Charge between, among others, the European Agent and the other Secured Parties.

“Shares” means all the shares in the capital of the Subject Company of whatever class now or hereafter owned by the Chargor, including but not limited to the shares specified in Schedule 1 (Shares).

“Subject Company” means the company identified in Schedule 1 (Shares).

1.2	Construction

(a)	Capitalised terms defined in the Revolving Credit Facility Agreement have, unless expressly defined in this Share Charge, the same meaning in this Share Charge.

(b)	In this Share Charge, unless the contrary intention appears, a reference to:

4

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(x)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Share Charge;

(xi)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xiii)	a time of day is a reference to London time.

(c)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required

5

for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Share Charge;

(ii)	a word or expression used in any notice given in connection with this Share Charge has the same meaning as in this Share Charge; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Share Charge do not affect its interpretation.

(f)	A reference to a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension or any increase in the amount of a facility or any additional facility.

(g)	Any covenant of the Chargor under this Share Charge (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Finance Party.

(h)	If the European Agent considers that an amount paid to a Secured Party under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Share Charge.

(i)	Unless the context otherwise requires, a reference to a Security Asset includes:

(i)	any part of that Security Asset; and

(ii)	the proceeds of that Security Asset.

(j)	For the purposes of the Revolving Credit Facility Agreement, this Share Charge is the UK Share Charge.

1.3	Intercreditor Agreement governs

Notwithstanding any other provision contained herein, this Share Charge, the Security Interests created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement dated on or about the date of this Share Charge (the “Intercreditor Agreement”) among JPMorgan Chase Bank, N.A., as ABL Agent, Deutsche Bank Trust Company Americas, as Notes Agent, Patheon Inc. and the subsidiaries of Patheon Inc. named therein. In the event of any conflict or inconsistency between the provisions of this

6

Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Share Charge:

(i)	is created in favour of the European Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Liabilities; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	The European Agent holds the benefit of this Share Charge on trust for the Finance Parties.

2.2	Shares

The Chargor charges by way of a first fixed charge except to the extent constituting Excluded Assets:

(a)	all the Shares; and

(b)	all Related Rights.

3.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the European Agent or a Receiver may require for:

(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Share Charge;

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable, by the European Agent or any Receiver or any of their delegates or sub-delegates in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the European Agent (equivalent to the security intended to be created by this Share Charge) over any Security Assets located in any jurisdiction outside England and Wales.

This includes:

(i)	the re-execution of this Share Charge;

7

(ii)	after the security created in this Share Charge has become enforceable, the execution of any transfer whether to the European Agent or to its nominee; and

(iii)	the giving of any notice and the making of any filing or registration,

which in any such case, the European Agent may think necessary.

4.	RESTRICTIONS ON DEALINGS

The Chargor must not:

(a)	create or permit to subsist any Security Interest on any Security Asset; or

(b)	sell, transfer, or otherwise dispose of any Security Asset, save as expressly permitted under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties

The Chargor makes the representations and warranties set out in this Clause to each Secured Party.

5.2	Nature of security

This Share Charge creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise.

5.3	Shares

(a)	The Shares are duly authorised, validly issued and fully paid and are not subject to any option to purchase or similar right.

(b)	The Shares represent the whole of the issued share capital of the Subject Company.

(c)	The Chargor is the sole beneficial owner of the Shares and will, following (i) the payment of stamp duty (if any) in respect of the transfer of Shares from Patheon Cyprus Holdings Ltd to the Chargor and (ii) the updating of the relevant register of members of the Subject Company, be the sole legal owner of the Shares.

5.4	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of this Share Charge.

8

5.5	Immunity

(a)	The entry into by it of this Share Charge constitutes, and the exercise by it of its rights and performance of its obligations under this Share Charge will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Share Charge.

5.6	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Secured Party to enforce its rights under this Share Charge; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under this Share Charge,

that any Secured Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.

(b)	No Secured Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of this Share Charge.

5.7	Jurisdiction/governing law

Subject to the Legal Reservations:

(a)	its:

(i)	irrevocable submission under this Share Charge to the jurisdiction of the courts of England;

(ii)	agreement that this Share Charge is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

5.8	Times for making representations and warranties

(a)	The representations and warranties set out in this Share Charge (including in this Clause) are made on the date of this Share Charge.

9

(b)	Each representation and warranty under this Share Charge is deemed to be repeated by the Chargor on each date the representations and warranties set out in Section III of the Revolving Credit Facility Agreement are made or deemed to be made by each Borrower.

(c)	When a representation and warranty is deemed to be repeated, it is applied to the circumstances existing at the time of repetition.

6.	SHARES

6.1	Deposit

The Chargor must:

(a)	promptly after the share certificates in the name of the Chargor have been issued deposit with the European Agent or, as the European Agent may direct, all certificates, blank stock transfer forms and other documents of title or evidence of ownership in relation to the Security Assets in accordance with the Collateral and Guarantee Requirement (as defined in the Revolving Credit Facility Agreement); and

(b)	promptly on demand by the European Agent at any time after this Security is enforceable pursuant to Clause 9, execute and deliver to the European Agent all share transfers and other documents which may be requested by the European Agent in order to enable the European Agent or its nominees to be registered as the owner or otherwise obtain a legal title to any Security Assets.

6.2	Changes to rights

The Chargor must not take or allow the taking of any action on its behalf which may result in the rights attaching to any Security Assets being altered or further shares in the Subject Company being issued unless the further shares being issued to the Chargor are subject to the Security Interests created in and under this Share Charge.

6.3	Calls

(a)	The Chargor must pay all calls and other payments due and payable in respect of any Security Assets.

(b)	If the Chargor fails to do so, the European Agent may pay any such calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the European Agent for any payment made by the European Agent under this Subclause.

6.4	Other obligations in respect of Security Assets

(a)	The Chargor must comply with all requests for information which is within its knowledge and which are made under any law or regulation or by any listing or other authority or any similar provision contained in any constitutional document relating to any Security Assets. If it fails to do so, the European Agent may elect to provide such information as it may have on behalf of the Chargor.

10

(b)	The Chargor must promptly supply to the European Agent a copy of any information referred to in Clause 6.4(a).

(c)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any Security Assets.

(d)	No Secured Party is obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Share Charge,

in respect of any Security Assets.

6.5	Voting rights

(a)	Before this Security becomes enforceable, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Security Assets.

(b)	Before this Security becomes enforceable, if any Security Assets have been registered in the name of the European Agent or its nominee, the European Agent (or its nominee) must exercise the voting rights, powers and other rights in respect of the Security Assets in the manner in which the Chargor may direct in writing. The European Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Before this Security becomes enforceable, all dividends or other income or distributions paid or payable in relation to any Security Assets must be paid to the Chargor. To achieve this:

(i)	the European Agent or its nominee must promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor; or

(ii)	if payment is made directly to the European Agent (or its nominee) before this Security becomes enforceable, the European Agent (or that nominee) must promptly pay that amount to the Chargor.

(d)	Before this Security becomes enforceable, the European Agent must use its reasonable endeavours to forward promptly to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Security Assets.

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(e)	After this Security has become enforceable, the European Agent or its nominee may exercise or refrain from exercising:

(i)	any voting rights; and

(ii)	any other powers or rights which may be exercised by the legal or beneficial owner of any Security Assets, any person who is the holder of any Security Assets or otherwise,

in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(f)	If any Security Asset remains registered in the name of the Chargor, the Chargor irrevocably appoints the European Agent or its nominee as its proxy to exercise all voting rights in respect of those Security Assets at any time after this Security has become enforceable.

(g)	The Chargor must indemnify the European Agent against any loss or liability incurred by the European Agent as a consequence of the European Agent acting in respect of the Security Assets at the direction of the Chargor unless such indemnity is determined by a court of competent jurisdiction by final and non appealable judgment to have resulted from the gross negligence or wilful misconduct of the European Agent.

6.6	Financial Collateral

(a)	To the extent that the assets mortgaged or charged under this Share Charge constitute “financial collateral” and this Share Charge and the obligations of the Chargor under this Share Charge constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the European Agent will have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Liabilities.

(b)	Where any financial collateral is appropriated:

(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)	in any other case, the value of the financial collateral will be such amount as the European Agent reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it;

and each Finance Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

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7.	PRESERVATION OF SECURITY

7.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

7.2	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Share Charge will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

7.3	Waiver of defences

The obligations of the Chargor under this Share Charge will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Share Charge. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document.

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7.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from the Chargor under this Share Charge.

7.5	Appropriations

At any time during the Security Period, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Share Charge:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

	(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Share Charge.

7.6	Non-competition

Unless the Security Period has expired or the European Agent otherwise directs, the Chargor will not, after a claim has been made under this Share Charge or by virtue of any payment or performance by it under this Share Charge:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(c)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

The Chargor must hold in trust for and immediately pay or transfer to the European Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the European Agent under this Clause.

7.7	Additional security

(a)	This Share Charge is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

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(b)	No prior security held by any Finance Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

7.8	Security held by Chargor

The Chargor must not, without the prior consent of the European Agent, hold any security from any other Obligor in respect of the Chargor’s liability under this Share Charge. The Chargor will hold any security held by it in breach of this provision on trust for the European Agent.

8.	WHEN SECURITY BECOMES ENFORCEABLE

8.1	Timing

This Security will become immediately enforceable if an Event of Default occurs and is continuing.

8.2	Enforcement

After this Security has become enforceable, the European Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders direct in a manner provided for in the Intercreditor Agreement.

9.	ENFORCEMENT OF SECURITY

9.1	General

(a)	The power of sale and any other powers conferred on a mortgagee by law (including under Section 101 of the Act), as amended by this Share Charge, will be immediately exercisable at any time after this Security has become enforceable.

(b)	Any restriction imposed by law on the power of sale (including under Section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under Section 93 of the Act) does not apply to this Security.

9.2	No liability as mortgagee in possession

Neither the European Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

9.3	Privileges

Each Receiver and the European Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act), except that Section 103 of the Act does not apply.

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9.4	Protection of third parties

No person (including a purchaser) dealing with the European Agent or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the European Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the European Agent or to that Receiver is to be applied.

9.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the European Agent may:

(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the European Agent, immediately on demand, the costs and expenses incurred by the European Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

9.6	Contingencies

If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the European Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

10.	RECEIVER

10.1	Appointment of Receiver

(a)	Except as provided, the European Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the European Agent in writing at any time.

(b)	Any appointment under paragraph (a) may be by deed, under seal or in writing under its hand.

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(c)	Except as provided, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Share Charge.

(d)	The European Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under Section 1A of the Insolvency Act 1986.

10.2	Removal

The European Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

10.3	Remuneration

The European Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by law (including under section 109(6) of the Act) will not apply.

10.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Finance Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

10.5	Relationship with European Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Share Charge (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the European Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

11.	POWERS OF RECEIVER

11.1	General

(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act, 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Share Charge individually and to the exclusion of any other Receiver.

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11.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

11.3	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

11.4	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

11.5	Delegation

A Receiver may delegate his powers in accordance with this Share Charge.

11.6	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Share Charge or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

12.	APPLICATION OF PROCEEDS

Subject to the terms and provisions of the Intercreditor Agreement, any moneys received by the European Agent or the Receiver after this Security has become enforceable must be applied in the following order of priority:

(a)	in or towards payment of or provision for all costs and expenses incurred by the European Agent or any Receiver under or in connection with this Share Charge and of all remuneration due to any Receiver under or in connection with this Share Charge;

(b)	in or towards payment of or provision for all costs and expenses incurred by the Finance Parties under or in connection with this Share Charge;

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(c)	in payment to the European Agent for application towards the balance of the Loan Secured Liabilities;

(d)	in payment to the European Agent for application towards the balance of the Other Secured Liabilities and

(e)	in payment of the surplus (if any) to the Chargor or other person entitled to it.

This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Chargor.

13.	EXPENSES AND INDEMNITY

(a)	The parties hereto agree that the European Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 (Expenses; Indemnity; Damage Waiver) of the Revolving Credit Facility Agreement;

(b)	Without limitation of its indemnification obligations under the other Finance Documents, the Chargor agrees to indemnify the European Agent and the other Indemnitees (as defined in Section 9.03 (Expenses; Indemnity; Damage Waiver) of the Revolving Credit Facility Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Share Charge or any instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Security Assets, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or wilful misconduct of such Indemnitee;

(c)	Any such amounts payable as provided hereunder shall be additional Secured Liabilities secured hereby and by the other Security Documents. The provisions of this Clause 13 shall remain operative and in full force and effect regardless of the termination of this Share Charge or any other Finance Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Liabilities, the invalidity or unenforceability of any term or provision of this Share Charge or any other Finance Document, or any investigation made by or on behalf of the European Agent or any other Finance Party. All amounts due under this Clause 13 shall be payable on written demand therefor.

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14.	DELEGATION

14.1	Power of Attorney

The European Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Share Charge.

14.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the European Agent or any Receiver may think fit.

14.3	Liability

Neither the European Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

15.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the European Agent, each Receiver and any of their delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Share Charge. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

16.	CHANGES TO THE PARTIES

16.1	The Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Share Charge without the prior consent of the European Agent.

16.2	The Secured Parties

(a)	Any Secured Party may assign or otherwise dispose of all or any of its rights under this Share Charge in accordance with the terms of the Finance Documents to which it is a party and may disclose any information in its possession relating to the Chargor to any actual or prospective assignee, transferee or participant.

(b)	References to the European Agent in this Share Charge include any successor European Agent appointed under the Security Trust Deed.

17.	MISCELLANEOUS

17.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Finance Documents.

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17.2	Tacking

Each Lender must perform its obligations under the Revolving Credit Facility Agreement (including any obligation to make available further advances).

17.3	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, the Secured Party may open a new account with the Chargor.

(b)	If the Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

17.4	Dutch attorney

If the Chargor is represented by an attorney in connection with the signing and/or execution of this Share Charge or any other deed, agreement or document referred to in this Share Charge or made pursuant to this share Charge, it is hereby expressly acknowledged and accepted by the other parties to this Share Charge that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the law of the Netherlands.

18.	RELEASE

At the end of the Security Period, the Secured Parties must, at the request and cost of the Chargor, take whatever action is necessary to release its Security Assets from this Security. In the event of a release of any Security Assets pursuant to Section 9.02(b) (Waivers; Amendment) of the Revolving Credit Facility Agreement and/or Sections 5.13(c) and (d) (Termination or Release) of the Revolver Guarantor Agreement, the Security Interests created pursuant to this Share Charge shall be automatically released.

19.	EVIDENCE AND CALCULATIONS

19.1	Accounts

Accounts maintained by a Secured Party in connection with this Share Charge are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

19.2	Certificates and determinations

Any certification or determination by a Secured Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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19.3	Calculations

Any interest or fee accruing under this Share Charge accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the European Agent determines is market practice.

20.	NOTICES

Any communication in connection with this Deed shall be given in accordance with section 9.01 (Notices) of the Revolving Credit Facility Agreement as if references to “Borrower” in section 9.01 of the Revolving Credit Facility Agreement were references to the Chargor and references to the “Collateral Agent” were references to the European Agent.

21.	LANGUAGE

Any notice given in connection with this Share Charge must be in English.

22.	SEVERABILITY

If a term of this Share Charge is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Share Charge; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Share Charge.

23.	WAIVERS AND REMEDIES CUMULATIVE

The rights of each Secured Party under this Share Charge:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

24.	COUNTERPARTS

This Share Charge may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Share Charge.

25.	GOVERNING LAW

This Share Charge is governed by English law.

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26.	ENFORCEMENT

26.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Share Charge.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Share Charge. The Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Share Charge.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with this Share Charge includes any dispute as to the existence, validity or termination of this Share Charge.

26.2	Service of process

(a)	The Chargor irrevocably appoints Patheon UK Limited as its agent under this Share Charge for service of process in any proceedings before the English courts in connection with this Share Charge.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the European Agent. Failing this, the European Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

26.3	Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to this Share Charge and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

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(c)	waives all rights of immunity in respect of it or its assets.

This Share Charge has been entered into and executed as a deed by the Chargor with the intention that it be delivered on the date stated at the beginning of this deed. It may be executed by the European Agent under hand or if it prefers as a deed.

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SCHEDULE 1

SHARES

Subject Company	Number of Shares	Class
Patheon UK Limited	100,001	Ordinary

Patheon UK Limited	2,000,000	Preference

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SIGNATORIES

Chargor

EXECUTED AS A DEED by	)
PATHEON B.V.	)
acting by Ian Jones	)
Director:	)

In the presence of:
Name:
Address:
Occupation:

EXECUTED AS A DEED by	)
PATHEON B.V.	)
acting by Doaa Fathallah	)
Director:	)

In the presence of:
Name:
Address:
Occupation:

European Agent

EXECUTED AS A DEED by	)
J.P. MORGAN EUROPE LIMITED	)
Acting by	)
its duly authorised attorney	)

In the presence of:
Name:
Address:
Occupation:

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Exhibit K

EXECUTION VERSION

US REVOLVING PLEDGE AND SECURITY AGREEMENT dated as of April 23, 2010, among PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON PUERTO RICO, INC. (the “PR Borrower”), the OTHER SUBSIDIARIES of PATHEON INC. named herein and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

Reference is made to (a) the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Patheon Inc., the US Borrower, the PR Borrower, the other Subsidiaries of Patheon Inc. named therein, the Lenders party thereto, the Collateral Agent, as US administrative agent. JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent (the “Canadian Agent”), and J.P. Morgan Europe Limited, as European administrative agent (the “European Agent”), (b) the Amended and Restated Revolving Guarantor Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantor Agreement”) among Patheon Inc., the Subsidiaries of Patheon Inc. named therein and the Canadian Agent, the European Agent and the Collateral Agent, as agents and (c) the US Revolving Pledge and Security Agreement dated as of April 27, 2007 (as amended and in effect prior to giving effect to the amendment and restatement thereof pursuant to this Agreement, the “Existing US Revolving Pledge and Security Agreement”) among the US Borrower the other subsidiaries of Patheon Inc. named therein, and the Collateral Agent. The Lenders (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I hereof) and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Revolving Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is affiliated with the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Revolving Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. This Agreement amends and restates in its entirety the Existing US Revolving Pledge and Security Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Revolving Credit Agreement; Guarantor Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Guarantor Agreement or, if not defined therein, in the Revolving Credit Agreement. All terms defined in the New York UCC and not defined in this Agreement, the Guarantor Agreement or the Revolving Credit Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Revolving Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means the portion of the Collateral consisting of any and all of the following assets now owned or at any time hereafter acquired by any Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Accounts:

(b) all Chattel Paper representing Accounts;

(c) (i) all Deposit Accounts and all cash, checks, other negotiable instruments, funds and other evidences of payment held therein and (ii) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, except, in each case, for any Deposit Accounts and any cash, checks, other negotiable instruments, funds or other evidences of payments held therein or any Securities, Security Entitlements, Securities Accounts and all cash and cash equivalents held therein, in each case, that constitute identifiable proceeds of Notes Priority Collateral and all deposits and other funds held therein;

(d) all Inventory;

(e) Letter-of-Credit rights relating to Accounts or Inventory;

(f) to the extent involving or governing any of the items referred to in the preceding clauses (a) through (e). all Documents, General Intangibles and Instruments;

(g) to the extent supporting any of the items referred to in clauses (a) through (e), all Supporting Obligations;

(h) all books and records relating to the foregoing; and

(i) all proceeds of any of the foregoing (including, without limitation, proceeds of insurance with respect to any or all of the foregoing clauses (a) through (h) and all collateral security and Guarantees given by any Person with respect to any of the foregoing).

“Accounts” has the meaning specified for such term in Section 9-102 of the New York UCC.

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“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Cash Collection Account” has the meaning assigned to such term in Section 4.01.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Deposit Account” has the meaning assigned to such term in Section 4.01.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Deposit Account Control Agreement” means, with respect to a deposit account in the name of a Grantor, an agreement among such Grantor, the Collateral Agent and the depository bank pursuant to which such depository bank agrees to comply with instructions originated by the Collateral Agent directing disposition of funds in such deposit account without further consent by such Grantor.

“Document” has the meaning specified for such term in Section 9-102 of the New York UCC.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Funding Account” means, for any Grantor, the general fund account established at the office of JPMORGAN CHASE BANK, N.A., located at 270 Park Avenue. New York, NY 10017, in the name of such Grantor, for the purposes of this Agreement.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements). Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit,

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guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means the US Borrower, the PR Borrower and the Subsidiary Parties.

“Indenture” means the indenture dated as of April 23, 2010, among the Parent Borrower, the Subsidiaries listed therein and Deutsche Bank Trust Company Americas, as trustee in respect of the Senior Notes.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents. Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” has the meaning specified for such term in Section 9-102 of the New York UCC.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Lock Box” has the meaning assigned to such term in Section 4.01.

“Lock Box Agreement” has the meaning assigned to such term in Section 4.01.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes Priority Collateral” means any and all Collateral that is not ABL Priority Collateral.

“Notes Priority Collateral Security Interest” means the Security Interest in any and all Notes Priority Collateral.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any

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other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes (including the PR Mortgage Notes), stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Revolving Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Effective Date.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

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ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in. all of such Grantor’s right, title and interest in, to and under (a) all shares of capital stock and other Equity Interests issued to or otherwise owned by such Grantor (which such Grantor represents are accurately listed on Schedule II) and any other Equity Interests obtained in the future by such Grantor that are required by the Collateral and Guarantee Requirement to be pledged hereunder and the certificates representing all such Equity Interests (the “Pledged Stock”); (b) (i) all debt securities issued to or otherwise owned by such Grantor (including the PR Mortgage Notes) (which such Grantor represents are accurately listed on Schedule II) that are required by the Collateral and Guarantee Requirement to be pledged hereunder. (ii) any debt securities in the future issued to such Grantor that are required by the Collateral and Guarantee Requirement to be pledged hereunder and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent (or to or by any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to the terms of this Section 2.01; (d) subject to Section 2.04, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above: (e) subject to Section 2.04, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any assets or property that are Excluded Assets for so long as such assets or property constitute Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral. (a) To the extent required by the Collateral and Guarantee Requirement, each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) any and all Pledged Securities.

(b) To the extent required by the Collateral and Guarantee Requirement, each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by

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any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent) pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent (or to any other Person pursuant to the Intercreditor Agreement, in each case acting as gratuitous bailee for the Collateral Agent), (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof: provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) In accordance with the terms of the Intercreditor Agreement, all Pledged Collateral delivered to a Person other than the Collateral Agent shall be held by such Person in each case as gratuitous bailee for the Secured Parties solely for the purpose of perfecting the security interest therein granted under this Agreement.

SECTION 2.03. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Grantor will cause to be recorded in its books the existence of the liens and encumbrances hereby created.

SECTION 2.04. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 2.04 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Revolving Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the

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rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Revolving Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Revolving Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, to the extent required by the Collateral and Guarantee Requirement, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.04. then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.04 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.04 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and, subject to the terms of the Intercreditor Agreement, shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and

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the Parent Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.04 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.04. then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.04, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.04, shall cease, and all such rights shall thereupon become, subject to the terms of the Intercreditor Agreement, vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

SECTION 2.05. Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.04 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

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(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments (including the PR Mortgage Notes);

(viii) all Inventory;

(ix) all Investment Property:

(x) all Letter-of-Credit rights;

(xi) all commercial tort claims;

(xii) all books and records pertaining to the Article 9 Collateral; and

(xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Guarantees given by any Person with respect to any of the foregoing;

provided that this Agreement shall not constitute a grant of a security interest in, and the Article 9 Collateral shall not include, any assets or property that are Excluded Assets for so long as such assets or property constitute Excluded Assets.

(b) The Collateral Agent agrees that the Notes Priority Collateral Security Interest shall be subordinated as described in, and subject to, the Intercreditor Agreement.

(c) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (other than fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

ARTICLE IV

Collections

SECTION 4.01. Collection of Receivables. (a) Each Grantor shall , within the time provided in Section 5.14 of the Revolving Credit Agreement, F (i) execute and deliver to the Collateral Agent a Deposit Account Control Agreement for each deposit account maintained by such Grantor into which all cash, checks and other similar payments relating to or constituting payments made in respect of Accounts shall be deposited (a “Collateral Deposit Account”) and (ii) establish lock box service (the “Lock Boxes”) with such banks at which any other deposit accounts are maintained by such Grantor through which any cash, checks or other similar payments relating to or constituting payments made in respect of such Accounts shall be collected, which lock boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Collateral Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Collateral Agent granted hereunder and by irrevocable instructions to wire all amounts collected therein to the Cash Collection Account (a “Lock Box Agreement”). The Collateral Deposit Accounts and such Lock Box Agreements shall be established in a manner and on terms satisfactory to the Collateral Agent.

(b) Each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. The Collateral Agent shall have sole access to the Lock Boxes at all times and each Grantor shall take all actions necessary to grant the Collateral Agent such sole access. At no time shall any Grantor remove any item from a Lock Box or from a Collateral Deposit Account without the Collateral Agent’s prior written consent. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after notice from the Collateral Agent, the Collateral Agent shall be entitled to make such notification directly to Account Debtor. If. notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Accounts, such Grantor shall receive such payments as the Collateral Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to a Collateral Deposit Account. All funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by such Grantor with the Collateral Agent (the “Cash Collection Account”). The Collateral Agent shall hold and apply funds received into the Cash Collection Account as provided by the terms of Section 4.03.

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SECTION 4.02. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other deposit account, or establishing a new Lock Box, each Grantor shall (a) obtain the Collateral Agent’s consent in writing to the opening of such deposit account or Lock Box, and (b) cause each bank or financial institution in which it seeks to open (i) a deposit account to enter into a Deposit Account Control Agreement with the Collateral Agent in order to give the Collateral Agent control of such deposit account, or (ii) a Lock Box to enter into a Lock Box Agreement with the Collateral Agent in order to give the Collateral Agent control of the Lock Box. In the case of deposit accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Revolving Credit Agreement regarding setoffs.

SECTION 4.03. Application of Proceeds; Deficiency. All amounts deposited in the Cash Collection Account shall be deemed received by the Collateral Agent in accordance with Section 5.02 and shall, after having been credited to the Cash Collection Account, be applied (and allocated) by the Collateral Agent in accordance with Section 5.02; provided that, so long as no Availability Trigger Event has occurred and is continuing, collections which are received into the Cash Collection Account shall be deposited into the applicable Grantor’s Funding Account rather than being used to reduce amounts owing under the Revolving Credit Agreement. The balance, if any, after all of the Obligations have been satisfied, shall be deposited by the Collateral Agent into such Grantor’s general operating account with the Collateral Agent. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by the Collateral Agent or any Lender to collect such deficiency.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the

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foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law. to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and, with the consent of the Collateral Agent, may make payment on account thereof by using any claim (constituting an Obligation) then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon

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compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds, (a) Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent and the other Agents in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of their agents and legal counsel, the repayment of all advances made by the Collateral Agent and the other Agents hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of all Obligations consisting of costs and expenses incurred by the Lenders and the Issuing Banks in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of their agents and legal counsel and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder, if any, or under any other Loan Document:

THIRD, to the payment in full of the Loan Document Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution);

FOURTH, to the payment in full of the Other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Other Obligations owed to them on the date of any such distribution); and

FIFTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) Notwithstanding paragraph (a) of this Section 5.02, if an Availability Trigger Event has occurred and is continuing (but an Event of Default has not occurred and is continuing), then the Collateral Agent shall apply all amounts credited to the Cash Collection Account as provided in Section 2.1 l(e) of the Revolving Credit Agreement.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933. as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may. with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the

15

distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

16

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Revolving Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Parent Borrower as provided in Section 9.01 of the Revolving Credit Agreement.

SECTION 6.02. Waivers; Amendment. (a) No failure or delay by any Agent any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or purchase of B/As or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Revolving Credit Agreement.

SECTION 6.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Revolving Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03 of the Revolving Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any instrument contemplated hereby or any claim, litigation, investigation

17

or proceeding relating to any of the foregoing or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable on written demand therefor.

SECTION 6.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents, the purchase of B/As and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Revolving Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any B/A or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and

18

assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Revolving Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 6.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor now or hereafter existing under this agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 6.09. Governing Law, This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 6.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO

19

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Rights and Obligations Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Revolving Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Revolving Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement, other than a termination pursuant to Section 6.13.

SECTION 6.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Revolving Credit Agreement, the LC Exposure has been reduced to zero, no B/A is outstanding or unpaid and the Issuing Banks have no further obligations to issue Letters of Credit under the Revolving Credit Agreement; provided that if, at least two Business Days prior to the time such termination conditions would otherwise be satisfied, the Collateral Agent shall have received written notice that any Other Obligations are then due and payable but have not been paid, then such termination shall not occur until all such Other Obligations that are then due and payable have been paid in full.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Revolving Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Parent Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Revolving Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Revolving Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral

20

pursuant to Section 9.02 of the Revolving Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14. Additional Subsidiaries. Pursuant to Section 5.13 of the Revolving Credit Agreement, a Subsidiary of the Parent Borrower that was not a Subsidiary Party on the date of the Revolving Credit Agreement may be required to enter in this Agreement as a Subsidiary Party thereafter. In addition, a Subsidiary may elect to become a Grantor hereunder if such Subsidiary has become a party to the Guarantor Agreement. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.15. Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. Without limiting the generality of the foregoing, any obligation of any Grantor hereunder or under any other Security Document with respect to the delivery or control of any Collateral shall be satisfied if such Grantor delivers such Collateral to, or vests control of such Collateral in, the Senior Representative (as defined in the Intercreditor Agreement).

21

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PATHEON PHARMACEUTICALS INC.,

by
Name:
Title:

PATHEON PHARMACEUTICALS SERVICES INC.,

by
Name:
Title:

PATHEON U.S. HOLDINGS INC.,

by
Name:
Title:

PATHEON U.S. HOLDINGS LLC,

by
Name:
Title:

PATHEON FINANCE LLC,

by
Name:
Title:

22

PATHEON P.R. LLC,

by
Name:
Title:

PATHEON PUERTO RICO, INC.,

by
Name:
Title:

PATHEON PUERTO RICO ACQUISITIONS CORPORATION,

by
Name:
Title:

23

CEPH INTERNATIONAL CORPORATION,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

24

Schedule I to the

Amended and Restated US Revolving Pledge and Security Agreement

SUBSIDIARY PARTIES

Entity Name
Patheon Pharmaceuticals Services Inc.
Patheon U.S. Holdings Inc.
Patheon P.R. LLC
Patheon U.S. Holdings LLC
Patheon Finance LLC
Patheon Puerto Rico Acquisitions Corporation
CEPH International Corporation

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO, INC.

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Patheon Puerto Rico Acquisitions	[1]	Patheon Puerto Rico, Inc.	100,000 common shares	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON PHARMACEUTICALS INC.

Issuer	Principal Amount	Date of Note	Maturity Date

nil	nil	nil	nil

PR MORTGAGE NOTES

PATHEON PHARMACEUTICALS INC.

Company	Type	Amount

Patheon Puerto Rico, Inc.	Mortgage Note	[$29,000,000] secured by Deed of Mortgage Number 22 executed on December 30, 1994, before Notary Nestor R. Nadal Lopez, recorded at page 149 overleaf of volume 1374 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[$10,000,000] secured by Deed of Mortgage Number 47 executed on July 13, 2001, before Notary Ronald L. Rosenbaum, recorded at the mobile page 1585 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[$11,000,000] ] secured by Deed of Mortgage Number 155 executed on September 22, 2000, before Notary Ronald L. Rosenbaum, recorded at page 110 of volume 1437 of Caguas, property 36,791, recorded at page 27 of volume 1086 of Caguas.

Patheon Puerto Rico, Inc.	Mortgage Note	[USD 7,000,000] secured by Deed of Mortgage Number 5 executed on July 9, 1999, before Notary Francisco Arrivi Silva, recorded at the mobile page 457 of Manati, property 7376, recorded at page 192 of volume 548 of Manati.

Patheon Puerto Rico, Inc	Mortgage Note	[USD 2,000,000] secured by Deed of Mortgage Number 6 executed on April 23, 2010, before Notary Marta S. Ramirez Isern, to be filed to encumber 4 parcels of land comprised of 6.2029 “cuerdas”; 8.1729 “cuerdas”; 5.0192 “cuerdas”; and 3.1399 “cuerdas”, all of them segregated from property 7376, recorded at page 192 of volume 548 of Manati.

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO, INC.

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Patheon Puerto Rico, Inc.	[1]	Patheon P.R. LLC	11,131,150 Class A common shares	100%

PR MORTGAGE NOTES

PATHEON P.R. LLC

Nil

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

CEPH International Corporation	[A-6]	Patheon Puerto Rico Acquisitions Corporation	50,000 common shares	100%

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	Nil	Nil	Nil

PR MORTGAGE NOTES

PATHEON PUERTO RICO ACQUISITIONS CORPORATION

Nil

EQUITY INTERESTS ISSUED TO OR OTHERWISE OWNED BY

CEPH INTERNATIONAL CORPORATION

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Nil	nil	nil	nil	nil

DEBT SECURITIES ISSUED TO OR OTHERWISE OWNED BY

CEPH INTERNATIONAL CORPORATION

2

Issuer	Principal Amount	Date of Note	Maturity Date

Nil	nil	nil	nil

PR MORTGAGE NOTES

CEPH INTERNATIONAL CORPORATION

Nil

3

Exhibit I to the

US Revolving Pledge and Security Agreement

SUPPLEMENT NO.      dated as of [—], to the US Revolving Pledge and Security Agreement dated as of [—], 2010 (the “US Collateral Agreement”) among PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON PUERTO RICO, INC. (the “PR Borrower”), the OTHER SUBSIDIARIES OF PATHEON INC. named therein and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

A. Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March [—], 2010 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Patheon Inc., the US Borrower, the PR Borrower, the other Subsidiaries of Patheon Inc. named therein, the Lenders party thereto and the Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, and J.P. Morgan Europe Limited, as Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Revolving Credit Agreement and the US Collateral Agreement referred to therein.

C. The Grantors have entered into the US Collateral Agreement in order to induce the Lenders to make Loans, the Canadian Lenders to purchase or accept B/As and the Issuing Banks to issue Letters of Credit. Section 6.14 of the US Collateral Agreement provides that additional Subsidiaries of the Parent Borrower may become Subsidiary Parties under the US Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement to become a Subsidiary Party under the US Collateral Agreement in order to induce the Lenders to make additional Loans, the Canadian Lenders to purchase or accept additional B/As and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made, B/As previously purchased or accepted and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 6.14 of the US Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Grantor) and a Grantor under the US Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby agrees to all the terms and provisions of the US Collateral Agreement applicable to it as a Subsidiary Party and Grantor thereunder. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantor Agreement), does hereby create and grant to the Collateral Agent its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the US Collateral Agreement) of the New Subsidiary. Each reference to a “Grantor” in the US Collateral Agreement shall be deemed to include the New Subsidiary. The US Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the US Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the US Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the US Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement,

including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the US Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

by
Name:
Title:

Schedule I

to the Supplement No      to the

US Revolving Pledge and Security Agreement

LOCATION OF COLLATERAL

Description	Location

Schedule II

to the Supplement No      to the

US Revolving Pledge and Security Agreement

PLEDGED SECURITIES

Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit L

April 23, 2010

JPMorgan Chase Bank, N.A., as US Administrative

Agent and Collateral Agent under the Amended and

Restated Revolving Credit Agreement, as hereinafter

defined (the “Administrative Agent”),

and

The Lenders listed on Schedule I hereto

Ladies and Gentlemen:

I am the General Counsel for Patheon Inc., a corporation organized under the Canadian Business Corporation Act (the “Company”). This opinion is delivered to you pursuant to Section 4.01 (b) of the Amended and Restated Revolving Credit Agreement dated April 23, 2010 (the “Credit Agreement”), among Patheon Inc., Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon P.R. LLC, Patheon U.S. Holdings LLC and Patheon Finance LLC, each a Delaware limited liability company, and Patheon U.S. Holdings Inc. and Patheon Pharmaceuticals Services Inc., each a Delaware corporation (collectively the “US Guarantors”; the US Borrower and the US Guarantors being referred to herein collectively as the “US Credit Parties”) and the Subsidiaries of Patheon Inc. listed on Schedule II hereto (collectively the “Non-US Credit Parties”, and collectively with the US Credit Parties the “US/Non-US Credit Parties”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian Administrative Agent and J.P. Morgan Europe Limited, as European Administrative Agent. Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

-2-	APRIL 23, 2010

I have examined the documents listed in Annex A hereto (the “Transaction Documents”). I have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. For the purposes of the opinions herein, I have relied upon statements, certificates and other assurances of public officials and of officers and other representatives of the Company, and upon such other certificates as I have deemed appropriate, which factual matters have not been independently established or verified by me.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that:

1.	Each of the US/Non-US Credit Parties is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, and has the corporate or limited liability company power and authority, as applicable, necessary to own or hold its respective properties and to conduct the businesses in which it is engaged, except where the failure to so qualify or be in good standing or have such power and authority would not reasonably be expected to result in a Material Adverse Effect.

2.	All the outstanding shares of capital stock or other equity interests of each of the US/Non-US Credit Parties have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned by the Company directly or indirectly.

3.	There are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of any of the US/Non-US Credit Parties to perform their respective obligations under any of the Transaction Documents and no such actions, suits or proceedings are, to my knowledge, threatened or contemplated.

-3-	APRIL 23, 2010

4.	The execution, delivery and performance by each US/Non-US Credit Party of each of the Transaction Documents to which it is a party, the compliance by the each of the US/Non-US Credit Parties. with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, will not (i) breach or result in a default under any material agreements or instruments to which any US/Non-US Credit Party is subject, (ii) result in any violation of the certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, of any of the US/Non-US Credit Parties or (iii) result in the violation of any rule, regulation or order issued by any court or governmental agency, or body having jurisdiction over any of the US/Non-US Credit Parties or any of their properties, except, (a) in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that, individually or in the aggregate, would not have a Material Adverse Effect.

5.	To my knowledge, no consent, approval, authorization, order, filing, registration or qualification of or with any court or arbitrator or governmental or regulatory authority in Canada or any of its provinces is required for the execution, delivery and performance by the Company and Patheon International Inc. of each of the Transaction Documents, the compliance by the Company and Patheon International Inc. with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents.

The qualification of any opinion or statement herein by the use of the words “to my knowledge” means that, during the course of my employment in connection with the affairs of the Company and with respect to the transactions contemplated by the Transaction Documents, no information has come to my attention that gives me actual knowledge of the existence of the matters, items or facts so qualified. However, I have not undertaken any independent investigation or inquiry to determine the existence of such matters, items or facts, other than such investigation or inquiry of the other attorneys in the legal department of the Company that I have deemed necessary or appropriate to render the foregoing opinions, and no inference as to my knowledge thereof shall be drawn from the fact of my employment by any entity. As used in this paragraph, the term “actual knowledge” means conscious awareness.

I am a member of the Bar of the State of California, and I do not express any opinion herein concerning any law other than federal law, the law of the State of California, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. My

-4-	APRIL 23, 2010

opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws that are currently in effect.

This opinion letter is rendered to you in connection with the transactions described in the Credit Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.

-5-	APRIL 23, 2010

Very truly yours,

Doaa A. Fatallah

[General Counsel Opinion]

Very truly yours,

Doaa A. Fathallah

[General Counsel Opinion]

-6-	APRIL 23, 2010

Schedule I

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo Capital Finance LLC

General Electric Capital Corporation

Scotiabank de Puerto Rico

CIT Business Credit Canada Inc.

Barclays Bank PLC

J.P. Morgan Europe Limited

JPMorgan Chase Bank, N.A., Toronto Branch

Wells Fargo Financial Corporation Canada

-7-	APRIL 23, 2010

Schedule II

1.	Patheon Holdings S.A.S.

2.	Patheon France S.A.S.

3.	Patheon Italia S.p.A.

4.	Patheon International AG

5.	Patheon Puerto Rico, Inc.

6.	Patheon Puerto Rico Acquisitions Corporation

7.	CEPH International Corporation

8.	Patheon UK Limited

9.	Patheon B.V.

10.	Patheon International Inc.

-8-	APRIL 23, 2010

Annex A

1.	The Credit Agreement (as defined above).

2.	The Guarantor Agreement, dated April 23, 2010 (the “Guarantor Agreement”), among the Company, the Guarantors and JPMorgan Chase Bank, N.A., and the Agents party thereto.

3.	The Intercreditor Agreement, dated April 23, 2010, among the Company, the Guarantors, the Deutsche Bank Trust Company Americas, as notes collateral agent and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent under the Credit Agreement.

U.S. Security Documents

1.	The US Revolving Pledge and Security Agreement, dated April 23, 2010, among the Guarantors party thereto and the Collateral Agent.

2.	The Receivables Security Agreement, dated April 23, 2010, among Patheon International AG and the Collateral Agent.

3.	The Mortgage, dated April 23, 2010, of the property located at 2110 East Galbraith Road, Cincinnati, Ohio 45237.

Canadian Security Documents

1.	The Canadian Revolving Pledge and Security Agreement, dated April 23, 2010, among the Company, Patheon International Inc. and the Collateral Agent.

2.	The Debenture, dated April 23, 2010, granted by the Company in favor of the Collateral Agent in respect of lands known municipally as 2100 Syntex Court, Mississauga, Ontario and 111 Consumers Drive, Whitby, Ontario.

Puerto Rican Security Documents

-9-	APRIL 23, 2010

1.	The Ratification to the US Revolving Pledge and Security Agreement dated April 23, among the Guarantors party thereto and the Collateral Agent.

2.	The Deeds of Mortgage executed respectively by the legal predecessors of Patheon Puerto Rico, Inc., Patheon Puerto Rico Acquisitions Corporation and CEPH International Corporation (the “Puerto Rico Mortgages”).

3.	The mortgage promissory notes in the principal sums of US$ issued by Patheon Puerto Rico, Inc., Patheon Puerto Rico Acquisitions Corporation and CEPH International Corporation or its legal predecessors secured by the Puerto Rico Mortgages.

U.K. Security Documents

1.	The Debenture, dated April 23, 2010, granted in favor of the Collateral Agent by Patheon UK Limited.

2.	The Revolving Facility Share Charge, dated April 23, 2010, in relation to shares held by Patheon B.V. in Patheon UK Limited, among Patheon B.V. as charger and the Collateral Agent.

3.	The Receivables Security Agreement, dated April 23, 2010, among Patheon International AG as assignor and the Collateral Agent.

Italian Security Documents

1.	The Deed of Amendment and Restatement of Pledge Over Shares, dated April 23, 2010, of pledge over shares of Patheon Italia S.p.A. held by Patheon B.V,, among Patheon B.V. as pledgor, the Collateral Agent and Deutsche Bank Trust Company Americas, as notes collateral agent.

French Security Documents

-10-	APRIL 23, 2010

1.	The Financial Securities Account Pledge Agreement (Second Ranking), dated April 23. 2010, over shares held by Patheon Holdings S.A.S. in Patheon France S.A.S., among Patheon Holdings S.A.S. as pledger and the Collateral Agent.

2.	The Financial Securities Account Pledge Agreement (Second Ranking), dated April 23, 2010, over shares held by Patheon B.V. in Patheon Holdings S.A.S., among Patheon B.V. as pledger and the Collateral Agent.

Swiss Security Documents

1.	The Assignment Agreement., dated April 23, 2010, among Patheon International AG as assignor, the Collateral Agent and Deutsche Bank Trust Company Americas, as notes collateral agent.

2.	The Share Pledge Agreement, dated April 23, 2010, over shares of Patheon International AG granted by Patheon B.V., among Patheon B.V. as pledger and the Collateral Agent.

Dutch Security Documents

1.	The Deed of Disclosed Pledge Over Receivables (Intercompany Claims), dated April 23, 2010, over intercompany receivables, among Patheon B.V. as pledger and the Collateral Agent.

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE: (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

April 23, 2010

JPMorgan Chase Bank, N.A., as US Administrative

Agent under the Amended and Restated Revolving

Credit Agreement, as hereinafter

defined (the “Administrative Agent”),

and

The Lenders listed on Schedule I hereto

Re:	Amended and Restated Revolving Credit Agreement, dated as of April 23, 2010 (the “Credit Agreement”), among Patheon Inc., the Subsidiaries of Patheon Inc. named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian Administrative Agent and J.P. Morgan Europe Limited, as European Administrative Agent.

Ladies and Gentlemen:

We have acted as counsel to Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”). Patheon P.R. LLC, Patheon U.S. Holdings LLC and Patheon Finance LLC, each a Delaware limited liability company, and Patheon U.S. Holdings Inc. and Patheon Pharmaceuticals Services Inc., each a Delaware corporation (collectively the “US Guarantors”; the US Borrower and the US Guarantors being referred to herein collectively as the “US Credit Parties”), Patheon Inc., a Canadian corporation and the Subsidiaries of Patheon Inc. listed on Schedule II hereto (collectively the “Non-US Credit Parties”, and collectively with the US Credit Parties the “US/Non-US Credit Parties”) in connection with the preparation, execution and delivery of the following documents: (i) the Credit Agreement; (ii) the Intercreditor Agreement; (iii) the Guarantor Agreement; (iv) the US Collateral Agreement; and (v) the US Revolving Security Agreement dated April 23, 2010 between Patheon International AG and the Collateral Agent. The documents described in the foregoing clauses (i) through (v) are collectively referred to herein as the “Credit Documents”; the documents described in the foregoing clauses (iv) and (v) are referred to herein as the “Security Documents”. Unless otherwise indicated, capitalized terms used but not defined herein shall have

LOS ANGELES        PALO ALTO        WASHINGTON, D.C.        BEIJING        HONG KONG        LONDON        TOKYO

SIMPSON THACHER & BARTLETT LLP	-2-	April 23, 2010

the respective meanings set forth in the Credit Agreement. This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement.

We have examined the following:

(i) the Credit Agreement, signed by each US/Non-US Credit Party that is a party thereto and by the Agents and certain of the Lenders;

(ii) each other Credit Document, signed by each US/Non-US Credit Party that is a party thereto; and

(iii) unfiled copies of the financing statements listed on Schedule III hereto (the “Financing Statements”), naming the US Credit Parties indicated on such Schedule III as debtors and the Collateral Agent as secured party, which we understand will be filed in the Office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”).

In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the US/Non-US Credit Parties, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the US/Non-Credit Parties. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Documents.

In addition, we have assumed that (1) the US/Non-US Credit Parties have rights in the Collateral existing on the date hereof and will have rights in property which becomes Collateral after the date hereof; (2) “value” (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”)) has been given by the Lenders to the US/Non-US Credit Parties for the security interests and other rights in the Collateral; (3) to the extent our opinion in paragraph 11 relates to securities purportedly represented by a certificate and issued by an issuer not organized under the laws of one of the States of the United

SIMPSON THACHER & BARTLETT LLP	-3-	April 23, 2010

States, such securities are “certificated securities” within the meaning of Section 8-102(a)(4) of the New York UCC and (4) to the extent our opinion in paragraph 10 relates to promissory notes, such notes are “instruments” within the meaning of New York UCC Section 9-102(a)(47).

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the US Credit Parties (a) is validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the State of Delaware, (b) has the corporate or limited liability company, as applicable, power and authority to execute and deliver each of the Credit Documents to which it is a party and to borrow (in the case of Borrower) and perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Security Documents and (c) has duly authorized, executed and delivered each Credit Document to which it is a party; each of the Non-US Credit Parties has duly executed and delivered each Credit Document to which it is a party in accordance with the laws of the State of New York.

2. The execution and delivery by any US/Non-US Credit Party of the Credit Documents to which it is a party, its borrowings (in the case of the Borrowers) in accordance with the terms of the Credit Documents, the performance of its payment obligations thereunder, and the granting of the security interests to be granted by it pursuant to the Security Documents (a) will not result in any violation of (1) the certificate of incorporation or certificate of formation, as applicable, or by laws or limited liability company agreement, as applicable, of such US/Non-US Credit Party (other than the Non-US Credit Parties, as to which we express no opinion in this paragraph 2) or (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute or the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any rule or regulation issued pursuant to any federal or New York statute or the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in the US/Non-US Credit Parties’ properties pursuant to the terms of any agreement or instrument identified on Schedule IV hereto.

3. No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act is required for the execution and delivery by any US/Non-US Credit Party of the Credit Documents to which it is a party, the borrowings by any Borrower in accordance with the terms of the Credit Documents or the performance by any US/Non-US Credit Party of its payment obligations under the Credit Documents to which such US/Non-US Credit

SIMPSON THACHER & BARTLETT LLP	-4-	April 23, 2010

Party is a party, or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents.

4. Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto other than the US/Non-US Credit Parties, and assuming that (a) each of the Non-US Credit Parties is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Documents to which it is a party in accordance with its organizational documents, (b) execution, delivery and performance by each US/Non-US Credit Party of the Credit Documents to which it is a party do not violate any applicable laws (excepting the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States), and (c) execution, delivery and performance by each US/Non-US Credit Party of the Credit Documents to which it is a party do not constitute a breach or violation of any agreement or instrument which is binding upon any US/Non-US Credit Party (except that we do not make the assumption in the foregoing clause (c) with respect to the agreements and instruments that are the subject of clause (b) of opinion paragraph 2 of this opinion letter), each Credit Document constitutes the valid and legally binding obligation of each US/Non-US Credit Party which is a party thereto, enforceable against such US/Non-US Credit Party in accordance with its terms.

5. To our knowledge there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any US/Non-US Credit Party is a party or to which the business, assets or property of any US/Non-US Credit Party is subject, and no such action, suit or proceeding is threatened to which any US/Non-US Credit Party would be a party or to which the business, assets or property of any US/Non-US Credit Party would be subject, that in either case questions the validity of the Credit Documents.

6. No US/Non-US Credit Party is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

7. Assuming that the Borrowers will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrowers and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8. The Security Documents create in favor of the Collateral Agent for the benefit of the Lenders a security interest in the Collateral described therein in which a security interest may be created under Article 9 of the New York UCC (collectively, the “Security Agreement Article 9 Collateral”).

9. The US Collateral Agreement creates in favor of the Collateral Agent for the benefit of the Lenders a security interest under the New York UCC in the

SIMPSON THACHER & BARTLETT LLP	-5-	April 23, 2010

“investment property” (as defined in Section 9-102(a)(49) of the New York UCC) identified on Schedule V (the “Pledged Securities”).

10. The security interest of the Collateral Agent for the benefit of the Lenders in that portion of the Collateral identified on Schedule VI as instruments will be a perfected security interest upon delivery of such instruments to the Notes Agent (as defined in the Intercreditor Agreement, the “Notes Agent”) in the State of New York, as agent on behalf of the Collateral Agent for the benefit of the Lenders.

11. The Collateral Agent will have a perfected security interest in the Pledged Securities for the benefit of the Lenders under the New York UCC upon delivery to the Notes Agent, as agent on behalf of the Collateral Agent for the benefit of the Lenders, in the State of New York of the certificates representing the Pledged Securities in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement. Assuming neither the Collateral Agent nor any of the Lenders has notice of any adverse claim to the Pledged Securities, the Collateral Agent will acquire the security interest in the Pledged Securities for the benefit of the Lenders free of any adverse claim.

Although we express no opinion as to the law of the State of Delaware (other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act), we have reviewed Article 9 of the Uniform Commercial Code in effect in the State of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through April 13, 2010 (the “Delaware UCC”) and, based solely on such review, we advise you that (a) the Financing Statements to be filed in the Delaware Filing Office are in appropriate form for filing in the Delaware Filing Office and (b) upon the filing of the Financing Statements in the Delaware Filing Office, the Collateral Agent will have a perfected security interest for the benefit of the Lenders in that portion of the Security Agreement Article 9 Collateral of each US Credit Party in which a security interest is perfected by filing a financing statement in the Delaware Filing Office.

Our opinions in paragraphs 4, 8 and 9 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. Our opinion in paragraph 4 above also is subject to the qualification that certain provisions of the Security Documents may not be enforceable in whole or in part, although

SIMPSON THACHER & BARTLETT LLP	-6-	April 23, 2010

the inclusion of such provisions does not render the Security Documents invalid, and the Security Documents and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

Our opinions in paragraphs 8, 9 and 10, and our advice in the second preceding paragraph above, are limited to Article 9 of the New York UCC or Article 9 of the Delaware UCC, as the case may be, and our opinion in paragraph 11 is limited to Articles 8 and 9 of the New York UCC, and, therefore, those opinion and advice paragraphs do not address (i) collateral of a type not subject to Article 9 or 8, as the case may be, of the New York UCC or the Delaware UCC and (ii) what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

We express no opinion and render no advice with respect to:

(i) perfection of any security interest in (1) any collateral of a type represented by a certificate of title and (2) any collateral consisting of money or cash equivalents;

(ii) the effect of § 9-315(a)(2) of the New York UCC with respect to any proceeds of Collateral that are not identifiable;

(iii) perfection of any security interest whose priority is subject to Section 9-334 of the New York UCC;

(iv) the priority of any security interest (except as expressly provided in paragraph 11);

(v) any matters subject to federal or state healthcare or health insurance laws, and the rules and regulations promulgated thereunder (including, without limitation, regulations promulgated under Medicare and Medicaid);

(vi) the effect of Section 552 of the Bankruptcy Code (11 U.S.C. 552) (relating to property acquired by a pledgor after the commencement of a case under the United States Bankruptcy Code with respect to such pledgor) and Section 506(c) of the Bankruptcy Code (11 U.S.C. 506(c)) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral);

(vii) the effect of any provision of the Credit Documents which is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities;

(viii) the effect of any provision of the Credit Documents which is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

SIMPSON THACHER & BARTLETT LLP	-7-	April 23, 2010

(ix) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(x) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(xi) the enforceability of any provision of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

(xii) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States district court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by laws other than those of the State of Delaware or the State of New York, we understand that you are relying upon the opinions of (i) Fiddler Gonzáles & Rodriguez with respect to all matters of Puerto Rican law, (ii) Stikeman Elliott LLP with respect to all matters of the laws of Canada, (iii) Mayer Brown International LLP with respect to all matters of the laws of England and Wales, (iv) Legance Studio Legale Associato and Montanari Brescia e Associati, Studio Legale with respect to all matters of Italian law, (v) Walder Wyss & Partners Ltd. and Meyer Müller Eckert and Partners with respect to all matters of Swiss law, (vi) NautaDutilh N.V. with respect to all matters of Dutch law, (vii) Mayer Brown International LLP and Cabinet Ratheaux with respect to all matters of French law and (viii) Thompson Hine LLP with respect to all matters of Ohio law.

SIMPSON THACHER & BARTLETT LLP	-8-	April 23, 2010

This opinion letter is rendered to you at the request of the US/Non-US Credit Parties in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

THE LENDERS

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo Capital Finance LLC

General Electric Capital Corporation

Scotiabank de Puerto Rico

CIT Business Credit Canada Inc.

Barclays Bank PLC

J.P. Morgan Europe Limited

JPMorgan Chase Bank, N.A., Toronto Branch

Wells Fargo Financial Corporation Canada

SIMPSON THACHER & BARTLETT LLP

SCHEDULE II

NON-US CREDIT PARTIES

Patheon Inc.

Patheon International Inc.

Patheon Puerto Rico, Inc.

Patheon Puerto Rico Acquisitions Corporation

CEPH International Corporation

Patheon B.V.

Patheon UK Limited

Patheon Italia S.p.A.

Patheon Holdings S.A.S.

Patheon France S.A.S.

Patheon International AG

SIMPSON THACHER & BARTLETT LLP

SCHEDULE III

FINANCING STATEMENTS

The following financing statements on form UCC-1, naming the Person listed below as debtor and the Collateral Agent as secured party for the benefit of the Lenders, to be filed in the Delaware Filing Office:

Debtor

Patheon Pharmaceuticals Inc.

Patheon Pharmaceuticals Services Inc.

Patheon U.S. Holdings Inc.

Patheon P.R. LLC

Patheon U.S. Holdings LLC

Patheon Finance LLC

SIMPSON THACHER & BARTLETT LLP

SCHEDULE IV

AGREEMENTS AND INSTRUMENTS

1. Senior Notes Indenture.

2. US Notes Security Agreement, dated April 23, 2010 between Patheon International AG and Deutsche Bank Trust Company Americas, as Collateral Agent.

3. US Notes Pledge and Security Agreement, dated April 23, 2010 among the Guarantors party thereto and Deutsche Bank Trust Company Americas, as Collateral Agent.

SIMPSON THACHER & BARTLETT LLP

SCHEDULE V

PLEDGED SECURITIES

Issuer	Pledgor	Certificate No.	Number of Equity Interests
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	3	1 share
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	4	100 shares
Patheon Pharmaceuticals Services Inc.	Patheon U.S. Holdings Inc.	2	1 share
Mova Pharmaceutical Corporation (n/k/a Patheon Puerto Rico, Inc.)	Patheon P.R. LLC	C-A-39	11,131,150 shares

SIMPSON THACHER & BARTLETT LLP

SCHEDULE VI

INSTRUMENTS

Promissory note evidencing loan from Patheon Finance LLC to Patheon Europe Zrt. GBP 9,563,398 (issued April 27, 2007 maturing on demand)

Promissory note evidencing loan from Patheon Finance LLC to Patheon Europe Zrt. EUR 500,000 (issued March 16, 2010 maturing March 16, 2011)

Promissory note evidencing loan from Patheon Finance LLC to Patheon Europe Zrt. EUR 1,000,000 (issued April 19, 2010 maturing April 19, 2011)

Exhibit M

EXHIBIT M-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc., the subsidiaries of Patheon Inc. named in the Credit Agreement, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Applicable Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Applicable Agent and (2) the undersigned shall have at all times furnished the Borrower and the Applicable Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT M-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc., the subsidiaries of Patheon Inc. named in the Credit Agreement, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Applicable Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Applicable Agent and (2) the undersigned shall have at all times furnished the Borrower and the Applicable Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT M-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc., the subsidiaries of Patheon Inc. named in the Credit Agreement, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT M-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of April 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc., the subsidiaries of Patheon Inc. named in the Credit Agreement, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit N

EXECUTION COPY

Dated              2010

(1)	PATHEON FRANCE

as Assignor

(2)	JP MORGAN EUROPE LIMITED

as Security Agent

(3)	THE CREDIT INSTITUTIONS LISTED IN

SCHEDULE 1

as Assignees

MASTER RECEIVABLES ASSIGNMENT

AGREEMENT

under articles L.313-23 et seq. of the French monetary

and financial code

PARIS

En accord avec les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empêchant toute substitution ou addition et sont seulement signées à la dernière page.

JPM/Patheon – Master Receivables Assignment Agreement

THIS MASTER RECEIVABLES ASSIGNMENT AGREEMENT is made between:

(1)	PATHEON FRANCE, a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is at 40, boulevard de Champaret, 38300 Bourgoin-Jallieu, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Vienne under number 407 634 542, as assignor (the “Assignor”);

(2)	JP MORGAN EUROPE LIMITED, a bank governed by the laws of England, whose office is at 125 London Wall, London EC2Y 5AJ, United Kingdom, as security agent (the “Security Agent”); and

(3)	THE CREDIT INSTITUTIONS LISTED IN SCHEDULE 1 (List of Assignees), as assignees (the “Assignees”);

(The Assignor, the Security Agent and the Assignees being collectively referred to as the “Parties” and, individually, a “Party”).

BACKGROUND:

(A)	By a revolving credit agreement dated 27 April 2007 and amended and restated on or about the date of this Agreement and made between amongst others (1) Patheon Inc., (2) its subsidiaries named therein (among which the Assignor), (3) JP Morgan Chase Bank, N.A. as US Administrative Agent and (4) the Security Agent in various capacities including as European Agent (the “Revolving Credit Agreement”), the Lenders have agreed to make available to the Assignor the French Revolving Loans denominated in Euros in a maximum aggregate amount equivalent to USD 10,000,000.

(B)	As security for the due performance of the Secured Liabilities, the Assignor has agreed to assign the Receivables to the Assignees in accordance with the provisions of this Agreement.

(C)	Pursuant to section 9.16(d) of the Revolving Credit Agreement, the Assignees have appointed the Security Agent to create, register, manage and enforce any Liens on Collateral granted by the French Security Documents in accordance with Article 2328-1 of the French Civil code.

NOW IT IS AGREED, as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreement”	means this master receivables assignment agreement together with the Schedules hereto.

“Assigned Debtor”	means any debtor of the Assignor in relation to Assigned Receivables.

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JPM/Patheon – Master Receivables Assignment Agreement

“Assigned Receivables”	means all Receivables due or owing to the Assignor by Assigned Debtors assigned pursuant to an Assignment Schedule.

“Assignment Schedule”	means an assignment schedule (bordereau de cession de créances professionnelles) entered into in the form set out in Schedule 2 (Form of Assignment Schedule) and in accordance with the terms of this Agreement.

“Code”	means the French Monetary and Financial Code (Code Monétaire et Financier).

“Dailly Law”	means articles L.313-23 et seq. of the Code.

“Excluded Assets”	has the meaning given to it in the Revolving Credit Agreement.

“Instrument”	means any “effet de commerce” listed under Livre Cinquième – Titre Premier of the French commercial code (Code de commerce).

“Receivables”	means any contingent or future debt held by the Assignor against any (i) legal person (personne morale) or (ii) natural person (personne physique) in the exercise of that natural person’s professional activity, originating from the provision of goods or services (créances commerciales ou de prestations de services) to any customer (other than Excluded Assets).

“Receivables Account”	means the following bank account opened in the name of the Assignor in the books of the Security Agent: bank: , account number: , IBAN number: .

“Revolving Credit Agreement”	has the meaning given to it in Background (A).

“Secured Liabilities”	means all present and future moneys, debts and liabilities due, owing or incurred by the Assignor to the Assignees under the Loan Documents as Borrower, up to a maximum principal amount of USD 10,000,000, plus applicable interest, late interest, fees, costs and expenses.

“Security Interest”	means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect.

1.2	Construction

(a)	Save as expressly defined in this Agreement, capitalised terms defined in the Revolving Credit Agreement shall have the same meaning when used in this

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JPM/Patheon – Master Receivables Assignment Agreement

Agreement. Terms defined in the Background shall have the same meaning when used in the remainder of this Agreement.

(b)	In this Agreement unless a contrary intention appears, a reference to:

(i)	a “Clause”, “Schedule” or the “Background” is a reference to a clause, schedule, or the background of this Agreement;

(ii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a person is a reference to or includes its successors and permitted assignees; and

(v)	an agreement or document includes a reference to that agreement or document as amended, novated, supplemented, restated or replaced from time to time.

(c)	The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

2.	ASSIGNMENT OF RECEIVABLES

2.1	Assignment

In order to secure the full and punctual payment, performance and discharge by the Assignor of the Secured Liabilities, the Assignor undertakes and agrees to assign by way of security the Receivables to the Assignees in accordance with the provisions of this Agreement and the Dailly Law.

2.2	Transfer of title

Any assignment of Receivables effected under this Agreement shall:

(a)	occur on the date on which the Assignment Schedule relating to such Receivables is time stamped by the Security Agent (acting on behalf of the Assignees); and

(b)	transfer, as of such date, full legal title to such Receivables to the Assignee, including principal, interest and ancillary payments relating to such Receivables, as well as all Security Interest, warranties, and other related rights and obligations arising out of or in relation to such Receivables.

3.	DELIVERY OF THE ASSIGNMENT SCHEDULES

3.1	Assignment Schedule

Each assignment of Receivables referred to in Clause 2.1 (Assignment) above shall be carried out by the delivery by the Assignor to the Security Agent (acting on behalf of the Assignees) of an Assignment Schedule which shall:

3

JPM/Patheon – Master Receivables Assignment Agreement

(a)	relate to as many Receivables as are necessary to ensure compliance with the provisions of Clause 3.2 (Occurrence) below;

(b)	provide any and all information required under the Dailly Law and any other applicable law or regulation to effect the assignment of the Receivables to which it relates;

(c)	where Assigned Receivables are listed electronically in accordance with the Dailly Law, take the form of Schedule 2 (Form of Assignment Schedule) and be accompanied by appropriate electronic media providing the information set out in Schedule 3 (Information relating to Assigned Receivables);

(d)	be signed by the Assignor’s legal representative or another duly authorised representative of the Assignor.

3.2	Occurrence

(a)	The first Assignment Schedule shall be delivered by the Assignor on the date of the first Borrowing made by the Assignor.

(b)	Until the date on which this Agreement is terminated in accordance with Clause 10 (Term and Release) below, the Assignor shall, on a monthly basis from the date of the first Borrowing (or more frequently as the Security Agent may request at any time whilst an Event of Default is continuing), deliver to the Security Agent (acting on behalf of the Assignees) an Assignment Schedule relating to all Receivables owned by the Assignor at such time (to the extent not previously assigned pursuant to an Assignment Schedule).

4.	INTERCREDITOR AGREEMENT

Notwithstanding any other provision contained herein, this Agreement, any Assignment Schedule and the Liens created thereby and the rights, remedies, duties and obligations provided for herein or in any Assignment Schedule are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement or any Assignment Schedule and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

5.	REPRESENTATIONS AND WARRANTIES

On the date hereof and at each time specified in section 4.02 (Credit Event) of the Credit Agreement, the Assignor represents and warrants that:

(a)	all corporate and other action required to authorise the entry by the Assignor into this Agreement as well as any Assignment Schedule (to the extent already entered into at the time of the relevant representation made pursuant to this Clause) and their execution and performance has been duly taken or obtained.

(b)	it has valid title to, and is the sole legal owner of the Receivables;

4

JPM/Patheon – Master Receivables Assignment Agreement

(c)	save as permitted by the Loan Documents, none of the Assigned Receivables is subject to any Security Interest, or any legal, contractual or judicial restriction;

(d)	there are no shareholders’ agreements or any other agreement or commitment binding on the Assignor (except as permitted under the Loan Documents, as the case may be) which would reasonably be expected to prevent or limit the entry into, performance and/or enforcement of this Agreement and/or any Assignment Schedule.

6.	UNDERTAKINGS

For the duration of this Agreement, the Assignor undertakes (in each case unless otherwise permitted by the Loan Documents):

(a)	not to create any Security Interest over, dispose of (including by way of selling, assigning, factoring, discounting or otherwise charging), release, grant time or indulgence, set off, compound, exchange, or otherwise deal with the Receivables and/or Assigned Receivables;

(b)	not to subordinate its rights in respect of any Receivables and/or Assigned Receivables to the rights of any other person in relation to debts owed to such person or otherwise deal with the Receivables and/or Assigned Receivables in favour of any person;

(c)	not to do, or cause, or omit to do anything which will, or could be reasonably expected to, materially adversely affect the rights of the Assignees under this Agreement and/or any Assignment Schedule, or which is in any way depreciates, jeopardises or otherwise prejudices the rights of the Assignees over the Receivables and/or Assigned Receivables;

(d)	promptly on request deliver to the Security Agent all information and documents which are necessary for asserting claims, on the Assigned Receivables, as the Security Agent may reasonably require;

(e)	provide to the Security Agent, upon delivery of each Assignment Schedule, all information and documents relating to the Assigned Debtors to enable the Security Agent (as the case may be) to notify the assignment of the Assigned Receivables to the Assigned Debtors;

(f)	before the occurrence of an Event of Default, procure that any Assigned Receivables are paid by the Assigned Debtors into the Receivables Account (and, if not paid into such account, promptly transfer such sums to the Receivables Account);

(g)	upon the occurrence and during the continuance of an Event of Default, procure that any any Assigned Receivables are paid into such account as may be specified in writing by the Security Agent.

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JPM/Patheon – Master Receivables Assignment Agreement

(h)	promptly endorse any bills of exchange or promissory notes evidencing Assigned Receivables in favour of the Security Agent (on behalf of the Assignees).

7.	NOTICES TO ASSIGNED DEBTORS AND ORDER OF DISTRIBUTIONS

(a)	The Assignees (represented by the Security Agent) shall be entitled at the times and in the manner specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement” of the Credit Agreement:

(i)	to notify the assignment of the Assigned Receivables to any or all Assigned Debtors in accordance with article L.313-28 of the Code by sending a notification in the form attached hereto as Schedule 4 (Form of Notification to the Assigned Debtors); and

(ii)	to receive the payment of any sums collected from the Assigned Receivables and apply such sums towards satisfaction of the Secured Liabilities.

(b)	Any sum received or recovered hereunder by the Assignor (whether or not an Event of Default has occurred) shall be received or recovered as agent for the Assignees and all amounts so received or recovered shall be the property of the Assignees.

8.	MISCELLANEOUS

(a)	No failure to exercise, nor any delay in exercising, on the part of the Security Agent and/or any Assignee, any right, power or remedy of the Security Agent and/or any Assignee provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Security Agent and/or relevant Assignee provided by this Agreement or by law.

(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way.

9.	SUCCESSORS AND ASSIGNS

(a)	The Assignor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder without the prior written consent of the Security Agent, except as permitted by the Loan Document.

(b)	The Security Agent and/or any Assignee may assign, transfer, novate or otherwise dispose of any of, or any interest in, its rights and/or obligations hereunder to any third party in accordance with the terms of the Loan Documents.

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JPM/Patheon – Master Receivables Assignment Agreement

(c)	The rights, privileges, powers and actions of the Security Agent and/or any Assignee will inure to the benefit of its successors and assigns as contemplated in this Clause and in accordance with the Loan Documents.

(d)	Any Assignment Schedule will be assignable by the Assignees to French Qualifying Lenders in accordance with article L.313-26 of the Code.

10.	TERM AND RELEASE

(a)	Subject to section 9.02 of the Revolving Credit Agreement, this Agreement will remain in full force and effect until the date on which the Secured Liabilities are fully, unconditionally and irrevocably repaid in accordance with the Loan Documents (hereinafter, the “Discharge Date”).

(b)	Upon any sale or other transfer by the Assignor of any Collateral that is permitted under the Revolving Credit Agreement to a Person that is not a Guarantor, or upon the effectiveness of any written consent to the release of the Security Interests granted under the Security Documents in any Collateral pursuant to section 9.02 of the Revolving Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(c)	In connection with any termination or release pursuant to this Clause 10, the Security Agent (acting on behalf of the Assignees) shall, at the request and expense of the Assignor, execute any instrument reasonably necessary to acknowledge the satisfaction or the discharge of the Secured Liabilities, and shall execute and deliver all such further instruments and documents, as may be reasonably necessary, to release or otherwise terminate this Agreement.

11.	EXPENSES

The Assignor undertakes to pay the Security Agent (acting on behalf of the Assignees), immediately on demand of the Security Agent, all reasonable costs and expenses (including reasonable legal fees and expenses), and all charges, duties, taxes or registration fees relating thereto, incurred by the Security Agent and/or any Assignee, by every attorney or other person appointed by them, in relation to the preparation, negotiation (including any re-negotiation), perfection, execution, enforcement, preservation and/or release of this Agreement and/or any Assignment Schedule.

12.	NOTICES

(a)	Any communication in connection with this Agreement and/or any Assignment Schedule must be made, and will be effective, in the manner set out in section 9.01 (Notices) of the Revolving Credit Agreement.

(b)	Any Party may change its contact details by giving five (5) Business Days’ notice to the other Parties.

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JPM/Patheon – Master Receivables Assignment Agreement

13.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by, and construed in accordance with French law.

(b)	The Parties hereto agree that the Commercial Court of Paris (Tribunal de Commerce de Paris) shall have exclusive jurisdiction to settle any disputes or proceedings arising out of or relating to this Agreement or any documents delivered pursuant to it (including any Assignment Schedule).

Signed in                      on                      2010

in three (3) original copies.

8

JPM/Patheon – Master Receivables Assignment Agreement

[signature]
PATHEON FRANCE
The Assignor

By:
Title:

9

JPM/Patheon – Master Receivables Assignment Agreement

[signature]
JP MORGAN EUROPE LIMITED
The Security Agent

By:
Title:

10

JPM/Patheon – Master Receivables Assignment Agreement

[signature]
JP MORGAN EUROPE LIMITED
Assignee

By:
Title:

11

JPM/Patheon – Master Receivables Assignment Agreement

[signature]
J.P. MORGAN CHASE BANK N.A. Paris Branch
Assignee

By:
Title:

12

JPM/Patheon – Master Receivables Assignment Agreement

[signature]
BARCLAYS BANK PLC
Assignee

By:
Title:

13

JPM/Patheon – Master Receivables Assignment Agreement

SCHEDULE 1

LIST OF ASSIGNEES

(1)	J.P. MORGAN EUROPE LIMITED, whose office is at 125 London Wall, London EC2Y 5AJ, United Kingdom ;

(2)	J.P. MORGAN CHASE BANK N.A., whose office is at 1111 Polaris Parkway, Columbus, Ohio, 43240, USA, acting through its Paris Branch ;

(3)	BARCLAYS BANK PLC, whose office is at 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom.

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JPM/Patheon – Master Receivables Assignment Agreement

SCHEDULE 2

FORM OF ASSIGNMENT SCHEDULE

to be used for the assignment of Receivables

Acte de cession de créances professionnelles à titre de garantie soumis aux dispositions des articles L.313-23 à L.313-34 du Code monétaire et financier

Entreprise cédante : Patheon France, société par actions simplifiée dont le siège social est situé 40, boulevard de Champaret, 38300 Bourgoin-Jallieu, France, RCS Vienne 407 634 542

Etablissement(s) de crédit cessionnaire(s) : [—] en qualité de cessionnaire(s) (Assignee(s)) (le(s) “Cessionnaire(s)”) au titre du contrat de crédit en langue anglaise intitulé Amended and Restated Revolving Credit Agreement (le “Contrat de Crédit”) en date du [—] 2010 conclu entre notamment Patheon France en qualité d’emprunteur et le(s) Cessionnaire(s) en qualité de prêteur(s).

Identification des créances cédées : [—]

[débiteurs, lieu de paiement, montant ou évaluation, échéance]

Le présent bordereau est soumis à l’ensemble des stipulations du contrat cadre de cession de créances professionnelles en langue anglaise et intitulé Master Receivables Assignment Agreement conclu le [—] 2010 entre (notamment) Patheon France, JP Morgan Europe Limited et le(s) Cessionnaire(s).

Le présent bordereau est stipulé à ordre, transmissible par endos au profit d’un autre établissement de crédit.

Date :              (apposée par le(s) Cessionnaire(s))

Signature et cachet du représentant de l’entreprise cédante

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JPM/Patheon – Master Receivables Assignment Agreement

SCHEDULE 3

INFORMATION RELATING TO ASSIGNED RECEIVABLES

Each listing on magnetic support referred to in Clause 3.1 (c) of this Agreement shall contain as many of the following headings as possible and provide the corresponding information in relation to each Assigned Receivable in order to ensure the identification (“désignation et individualisation”) of each such Assigned Receivable. Such information shall be up to date as of the date of the corresponding Assignment Schedule:

•	Name and address of the Assigned Debtor

•	Amount of the Assigned Receivable (expressed in the currency of payment and, where applicable, in its Euro equivalent as of the date of the Assignment Schedule)

•	References of the Assigned Receivable in the books of the Assignor (client number and bill)

•	References of the agreement giving rise to the Assigned Receivable

•	Maturity date and place of payment of the Assigned Receivable

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JPM/Patheon – Master Receivables Assignment Agreement

SCHEDULE 4

FORM OF NOTIFICATION TO THE ASSIGNED DEBTORS

(article R.313-15 of the Monetary and financial code)

Dans les conditions prévues par les articles L.313-23 à L.313-35 du Code monétaire et financier, la société PATHEON FRANCE nous a cédé, par bordereau de cession de créances professionnelles à titre de garantie en date du [date de l’acte de cession de créances professionnelles concerné] les créances dont vous êtes débiteur envers elle dont les caractéristiques figurent ci-dessous :

[—]

Conformément aux dispositions de l’article L.313-28 du Code monétaire et financier, nous vous demandons de cesser, à compter de la présente notification, tout paiement au titre de ces créances à PATHEON FRANCE.

En conséquence, le règlement de votre dette devra être effectué à l’ordre de [—] par virement au compte dont les références sont les suivantes :

[réferences du compte]

Pursuant to the provisions of articles L.313-23 to L.313-35 of the French Monetary and Financial Code (Code monétaire et financier), PATHEON FRANCE has assigned to us pursuant to the Assignment Schedule dated [insert date of assignment schedule] the receivables in respect of which you are the debtor and which are identified below:

[—]

Pursuant to the provisions of Article L.313-28 of the French Monetary and Financial Code (Code monétaire et financier), we hereby request that you cease, as of the date hereof, to make any payment in respect of such receivables to PATHEON FRANCE.

Consequently, any payment in respect of such receivables should henceforth be made to our benefit by way of bank draft or transfer at the following account:

[insert references of account]

17

Exhibit O

EXECUTION COPY

Dated              2010

(1)	PATHEON FRANCE

as Pledgor

(2)	J.P. MORGAN EUROPE LIMITED

as Security Agent

PLEDGE OVER BANK ACCOUNTS AGREEMENT

(Acte de Nantissement de Comptes Bancaires

de premier rang)

(FIRST RANKING)

PARIS

En accord avec les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empêchant toute substitution ou addition et sont seulement signées à la dernière page.

SCHEDULE 1	PLEDGED ACCOUNTS	11
SCHEDULE 2	FORM OF NOTICE OF PLEDGE OVER BANK ACCOUNTS	12
SCHEDULE 3	FORM OF BLOCKING NOTICE	15
SCHEDULE 4	FORM OF ENFORCEMENT NOTICE	16

JPM/Patheon – Pledge over Bank Accounts (First Ranking)

THIS AGREEMENT is made between:

(1)	PATHEON FRANCE, a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is at 40, boulevard de Champaret, 38300 Bourgoin-Jallieu, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Vienne under number 407 634 542, as pledgor (the “Pledgor”); and

(2)	J.P. MORGAN EUROPE LIMITED, a bank governed by the laws of England, whose office is at 125 London Wall, London EC2Y 5AJ, United Kingdom, as security agent (the “Security Agent”).

(The Pledgor and the Security Agent being collectively referred to as the “Parties” and, individually, a “Party”).

BACKGROUND:

(A)	By a revolving credit agreement dated 27 April 2007 and amended and restated on or about the date hereof and made between amongst others (1) Patheon Inc., (2) its subsidiaries named therein (among which the Pledgor), (3) J.P. Morgan Chase Bank, N.A. as US Administrative Agent and (4) the Security Agent in various capacities including as European Agent (the “Revolving Credit Agreement”), the Lenders have agreed to make available to the Pledgor the French Revolving Loans denominated in Euros in a maximum aggregate amount equivalent to USD 10,000,000.

(B)	As security for the due performance of the Secured Liabilities, the Pledgor has agreed to grant this first ranking bank account pledge agreement over the Pledged Accounts.

(C)	Pursuant to section 9.16(d) of the Revolving Credit Agreement, the Secured Parties have appointed the Security Agent to create, register, manage and enforce any Liens on Collateral granted by the French Security Documents (including the Pledge created pursuant to this Agreement) in accordance with Article 2328-1 of the French Civil Code.

NOW IT IS AGREED, as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Holding Bank”	means in respect of each Pledged Account, the relevant French credit institution, details of which are provided in the table set forth in Schedule 1 (Pledged Accounts) and any other French credit institution with which the Pledgor may maintain a bank account from time to time and “Account Holding Banks” means all of them.

“Agreement”	means this first ranking pledge over bank accounts

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

agreement together with the Schedules hereto.

“Blocking Notice”	means a notice in the form of Schedule 3 (Form of Blocking Notice) sent out to any Account Holding Bank by the Security Agent acting on behalf of the Secured Parties with a copy to the Pledgor, in accordance with Clause 4.2 (After a Blocking Notice).

“Enforcement Notice”	means the enforcement notice substantially in the form set out in Schedule 4 (Form of Enforcement Notice).

“Excluded Assets”	has the meaning given to it in the Revolving Credit Agreement.

“Pledge”	has the meaning given to it in Clause 2 (Pledge).

“Pledged Accounts”	means the accounts maintained with the Account Holding Banks by the Pledgor, the references of which are set forth in Schedule 1 (Pledged Accounts).

“Revolving Credit Agreement”	has the meaning given to it in Background (A).

“Secured Liabilities”	means all present and future moneys, debts and liabilities due, owing or incurred by the Pledgor to the Secured Parties under the Loan Documents, whether as Borrower or as Guarantor (subject to the applicable limitations set forth in section 2.07(a) of the Guarantor Agreement), up to an amount equal to the sum of (i) the aggregate principal amount of any intercompany loans, advances and/or shareholders’ account (as the case may be) made or to be made available (directly or indirectly) on the Effective Date to the Pledgor from the proceeds of the Revolving Credit Agreement and (ii) the European Commitments.

“Secured Parties”	means any person to which the Loan Parties may from time to time owe any moneys or incur any obligations or other liabilities under the Loan Documents, including the Lenders, the Agents (including the Security Agent), the Issuing Bank, the Arrangers and each counterparty to any Swap Agreement or Cash Management Arrangement with a Loan Party, the beneficiaries of each indemnity or other obligation undertaken by any Loan Party under any Loan Document and the permitted successors and assigns of each of the foregoing.

“Trigger Event”	means the earlier of:

(i) the commencement of an Availability Trigger

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Event;

(ii)	the Maturity Date; or

(iii)	the Loan becoming immediately due and repayable under the Revolving Credit Agreement.

1.2	Construction

(a)	Save as expressly defined in this Agreement, capitalised terms defined in the Revolving Credit Agreement shall have the same meaning when used in this Agreement. Terms defined in the Background shall have the same meaning when used in the remainder of this Agreement.

(b)	In this Agreement unless a contrary intention appears, a reference to:

(i)	a “Clause”, “Schedule” or the “Background” is a reference to a clause, schedule, or the background of this Agreement;

(ii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a person is a reference to or includes its successors and permitted assignees; and

(v)	an agreement or document includes a reference to that agreement or document as amended, novated, supplemented, restated or replaced from time to time.

(c)	The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

(d)	If there is any inconsistency between the terms of this Agreement and those of the Revolving Credit Agreement or the Guarantor Agreement (as the case may be), the terms of the Revolving Credit Agreement or the Guarantor Agreement, as applicable, shall prevail.

2.	PLEDGE

(a)

As security for the full repayment, discharge and performance of the Secured Liabilities, the Pledgor in accordance with the provisions of articles 2355 et seq. of the French Civil code and L.521 1 et seq. of the French Commercial code hereby pledges in favour of the Security Agent (acting on behalf of the Secured Parties in accordance with article 2328-1 of the French Civil code), all of its rights over the credit balance (as at the date of enforcement of this Pledge, in accordance with article 2360 of the French Civil code) (other than

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any Excluded Asset) of each of the Pledged Accounts. The pledge created pursuant to this Agreement shall be a first ranking pledge (the “Pledge”).

(b)	Pursuant to article 2361 of the French Civil code, the Pledge created hereunder is valid between the Parties and, subject to the provisions of Clause 2(c), enforceable as against third parties (opposable aux tiers) at the date hereof, without the need for any further steps to be taken.

(c)	The Account Holding Banks will be notified of the Pledge created under this Agreement by recorded delivery letter substantially in the form set out in Schedule 2SCHEDULE 2 (Form of Notice of Charge over Bank Accounts) in accordance with article 2362 of the French Civil code.

3.	PRIORITY

The Pledge is a first ranking pledge. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

4.	OPERATION OF THE PLEDGED ACCOUNTS

4.1	Prior to a Blocking Notice

At any time until a Blocking Notice has been delivered in accordance with the provisions of Clause 4.2 below, the Pledgor shall freely use and dispose of any amounts standing to the credit of the Pledged Accounts in accordance with the provisions of the Loan Documents.

4.2	After a Blocking Notice

(a)	Upon the occurrence of a Trigger Event which is continuing, the Security Agent (acting on behalf the Secured Parties), may deliver to each Account Holding Bank a Blocking Notice. From the date of receipt of such Blocking Notice by the Account Holding Banks, (i) the amounts standing to the credit of the Pledged Accounts will become unavailable to the Pledgor and (ii) no debit may be made from the Pledged Accounts save for debit transactions initiated prior to such date of receipt or debit transactions agreed by the Security Agent.

(b)	The Pledgor undertakes not to give any instructions to the Account Holding Banks in breach of this Clause 4. The Parties hereby agree that each of the Account Holding Banks shall not incur any liability solely for acting in accordance with such instructions. It is further specified that the steps set out in Clause 4.2(a) above are not intended to close (clôturer) the relevant Pledged Accounts.

(c)

If the Trigger Event referred to in Clause 4.2(a) above is remedied to the satisfaction of the Security Agent or waived in writing, the Security Agent shall promptly notify each of the Account Holding Banks that the Blocking

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Notice is terminated, whereupon the amounts standing to the credit of the Pledged Accounts will become available again to the Pledgor on the terms set out in Clause 4.1 above.

5.	ENFORCEMENT

(a)	Exercise of their rights by the Secured Parties

(i)	Upon the occurrence of an Event of Default referred to in section 7.01(a) or 7.01(b) of the Revolving Credit Agreement and relating to the Secured Liabilities, or upon acceleration by the Secured Parties of all or part of the Secured Liabilities, the Security Agent shall be entitled (acting on behalf of the Secured Parties) to exercise all rights or actions in relation to the Pledged Accounts which are available to the Secured Parties under this Agreement and, in particular, may require immediate transfer to it of the credit balance remaining in the Pledged Accounts by sending to each of the Account Holding Banks an Enforcement Notice. Following receipt of such Enforcement Notice(s), the credit balance (as at such date of receipt) of the Pledged Accounts may only be paid to the Security Agent (acting on behalf of the Secured Parties) in accordance with article 2363 of the French Civil code up to the amount due and payable in respect of the Secured Liabilities (and mentioned as such in the Enforcement Notice).

Pursuant to the provisions of article 2360 of the French Civil code, the rights of the Security Agent under this Clause 5(a) shall extend to the credit balance, whether provisional or definitive, of the Pledged Accounts on the respective dates on which each Account Holding Bank receives an Enforcement Notice and, in all cases, after taking into account debits and credits initiated prior to such dates but not yet completed.

(ii)	If the amount received by the Security Agent in accordance with paragraph (i) above happens to exceed the actual due and payable amount in respect of the Secured Liabilities at the time of receipt by the Pledgor of the payment demand sent by the Security Agent, the Security Agent shall promptly pay to the Pledgor an amount equal to the positive difference between (x) the amount received by the Security Agent in accordance with paragraph (i) above and (y) the actual due and payable amount in respect of the Secured Liabilities at the time of receipt in (x).

(b)	No liability of the Account Holding Bank(s)

The Parties acknowledge and agree that the Account Holding Bank(s) will be under no duty to perform any verification of any nature whatsoever in relation to the Enforcement Notice and will not be under any liability for having transferred the amount requested in the Enforcement Notice to the Security Agent.

(c)	Rights of the Security Agent discretionary

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

The Security Agent may at its discretion and at the time of its choice elect whether or not to exercise the rights conferred upon it by this Clause 5 as well as any other rights or actions in relation to the Pledged Accounts which are available to the Security Agent.

6.	REPRESENTATIONS AND WARRANTIES

On the date hereof and at each time specified in section 4.02 (Credit Event) of the Credit Agreement, the Pledgor represents and warrants that:

(a)	all corporate and other action required to authorise the entry by the Pledgor into this Agreement as well as its execution and performance has been duly taken or obtained.

(b)	it has valid title to, and is the sole legal owner of the Pledged Accounts and the credit balance of each of the Pledged Accounts;

(c)	save as permitted under the Loan Documents, none of the Pledged Accounts or the credit balance of the Pledged Accounts is subject to any security interest, or any legal, contractual or judicial restriction which may affect the rights of the Secured Parties under this Agreement or the Pledge;

(d)	there are no shareholders’ agreements or any other agreement or commitment binding on the Pledgor (except as permitted under the Loan Documents) which would reasonably be expected to prevent or limit the entry into, performance and/or enforcement of this Agreement and/or the Pledge.

7.	UNDERTAKINGS

For the duration of this Agreement, the Pledgor undertakes (in each case unless otherwise permitted by the Loan Documents):

(a)	to grant to the Secured Parties (represented, as the case may be, by the Security Agent in accordance with article 2328-1 of the French Civil code) security in any additional bank account which may be opened by the Pledgor with a French credit institution following a disposal, amalgamation, merger, demerger or corporate reconstruction (including a change of form), in each instance as permitted under the Loan Documents. Such additional security shall be granted pursuant to documentation in form and substance similar to this Agreement and reasonably satisfactory to the Security Agent;

(b)	not to do anything in a way which would, or could reasonably be expected to materially and adversely affect the rights of the Secured Parties under this Agreement and the Pledge, or the value of the Pledge;

(c)

to take all necessary measures in order to defend its rights in respect of the Pledged Accounts and the credit balance thereof, to protect the rights of the Secured Parties under this Agreement and the Pledge; to that effect the Pledgor undertakes to do all such acts or execute all such documents (and, as the case may be, shall procure that the Account Holding Banks do the same)

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

as the Security Agent may reasonably request to protect, perfect and/or enforce the Pledge;

(d)	not to create or permit to subsist any security over all or any part of the Pledged Accounts, except as permitted under the Loan Documents (including in particular under the Senior Notes Security Documents);

(e)	not to close (clôturer) the Pledged Accounts; and

(f)	not to transfer, assign or otherwise dispose of the Pledged Accounts and the credit balance thereof.

8.	MISCELLANEOUS

(a)	No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right, power or remedy of the Security Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Security Agent provided by this Agreement or by law.

(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way.

9.	SUCCESSORS AND ASSIGNS

(a)	The Pledgor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder except as permitted under the Loan Documents.

(b)	The Security Agent may assign, transfer, novate or otherwise dispose of any of, or any interest in, its rights and/or obligations hereunder to any third party in accordance with the terms of the Loan Documents.

(c)	The rights, privileges, powers and actions of the Security Agent will inure to the benefit of its successors and assigns as contemplated in this Clause and in accordance with the Loan Documents.

(d)	In the event of a transfer by way of a novation of all or part of the Security Agent’s rights and obligations, the Security Agent (acting on behalf of the Secured Parties) expressly reserves the rights, powers, privileges and actions that it enjoys under this Agreement in favour of its successors, in accordance with articles 1278 et seq. of the French Civil code.

10.	TERM AND RELEASE

(a)	Subject to section 9.02 of the Revolving Credit Agreement, this Agreement will remain in full force and effect until the date on which the Secured Liabilities are fully, unconditionally and irrevocably repaid in accordance with the Loan Documents.

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

(b)	Upon any sale or other transfer by the Pledgor of any Collateral that is permitted under the Revolving Credit Agreement to a Person that is not a Guarantor, or upon the effectiveness of any written consent to the release of the Security Interests granted under the Security Documents in any Collateral pursuant to Section 9.02 of the Revolving Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(c)	In connection with any termination or release pursuant to this Clause 10, the Security Agent (acting on behalf of the Secured Parties) shall, at the request of the Pledgor, execute any instrument reasonably necessary to acknowledge the satisfaction or the discharge of the Secured Liabilities, and shall execute and deliver all such further instruments and documents, as may be reasonably necessary, to release or otherwise terminate this Agreement.

11.	EXPENSES

The Pledgor undertakes to pay the Security Agent, immediately on demand of the Security Agent, all costs and expenses (including reasonable legal fees and expenses), and all charges, duties, taxes or registration fees relating thereto, incurred by the Security Agent, by every attorney or other person appointed by the Security Agent, in relation to the preparation, negotiation (including any re-negotiation), perfection, execution, enforcement, preservation and/or release of this Agreement.

12.	NOTICES

(a)	Any communication in connection with this Agreement must be made, and will be effective, in the manner set out in section 9.01 (Notices) of the Revolving Credit Agreement.

(b)	Any Party may change its contact details by giving five Business Days’ notice to the other Party.

13.	GOVERNING LAW AND JURISDICTION

13.1	Governing Law

This Agreement shall be governed by and construed in accordance with French law.

13.2	Jurisdiction

The Parties hereto agree that the Commercial Court of Paris (Tribunal de Commerce de Paris) shall have exclusive jurisdiction to settle any disputes or proceedings arising out of or relating to this Agreement or any documents or securities delivered pursuant to it.

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

Signed in                      on              2010

in two (2) original copies.

[signature]
PATHEON FRANCE SAS The Pledgor
By: Antonella MANCUSO, President

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

[signature]
J.P. MORGAN EUROPE LIMITED The Security Agent
By:

En accord avec les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empêchant toute substitution ou addition et sont seulement signées à la dernière page

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SCHEDULE 1            PLEDGED ACCOUNTS

Account Holding Bank	Address	IBAN Number
Société Générale	Attn: Ivan Jouravleff Tour Swiss Life 1 Bd Vivier Merle 20ème étage 69443 Lyon cedex 03 Tel : 04 37 91 58 88 Fax : 04 37 91 58 98	FR76 30003 02280 00020408757 22
BNP Paribas	Attn: Jane Chadwick Centre d’Affaires Lyon Métropole Entreprises 20 Rue de la Villette 69328 Lyon Cedex 03 Tel. : +33(0)4 72 12 33 15 Fax : +33(0)4 72 12 33 69	FR76 3000 4022 4900 0103 3137 084

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

SCHEDULE 2             FORM OF NOTICE OF PLEDGE OVER BANK ACCOUNTS

(Notification de nantissement de comptes bancaires)

[Sur papier à en-tête de l’Agent des Sûretés]

De:	J.P. Morgan Europe Limited, en qualité d’agent des sûretés (Security Agent) (l’“Agent des Sûretés”), agissant pour le compte des Bénéficiaires (Secured Parties) conformément aux dispositions de l’article 2328-1 du Code civil

A:	, en qualité de banque teneuse de compte (Account Holding Bank)

[Date]

Messieurs,

Nantissement de comptes bancaires de premier rang en date du              2010

1.	Nous vous notifions par la présente, que, en garantie de la bonne exécution de ses obligations (Secured Liabilities) au titre, notamment, d’un contrat de crédits renouvelables en langue anglaise en date du 2010 et intitulé “Amended and Restated Revolving Credit Agreement”, Patheon France, une société par actions simplifiée dont le siège social est situé 40 boulevard de Champaret, 38300 Bourgoin-Jallieu, France, immatriculée au registre du commerce et des sociétés de Vienne sous le numéro 407 634 542 (le “Constituant”) a affecté en nantissement de premier rang au profit de l’Agent des Sûretés (agissant pour le compte des Bénéficiaires (Secured Parties) conformément aux dispositions de l’article 2328-1 du Code civil), conformément aux articles 2355 et suivants du Code civil et L.521-1 et suivants du Code de commerce, les créances de restitution qu’il détient sur vous résultant du(des) solde(s) créditeur(s) du(des) compte(s) bancaire(s) ouvert(s) à son nom dans vos livres, aux termes d’un acte de nantissement de comptes bancaires de premier rang en date du 2010 (l’“Acte de Nantissement de Comptes Bancaires de Premier Rang”) et dont une copie figure en annexe des présentes. Cette notification est celle prévue à l’article 2362 du Code civil.

2.	Vous trouverez ci-après le(s) numéro(s) du(des) compte(s) nanti(s) :

•

•

(le(s)	“Compte(s) Nanti(s)”).

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

3.	Nous vous précisons, afin d’éviter toute ambiguïté, que la constitution et l’existence du nantissement n’affecteront en aucune façon le fonctionnement matériel du(des) Compte(s) Nanti(s), et que le Constituant peut valablement effectuer des mouvements au débit et au crédit des Comptes Nantis et disposer de toute somme figurant au crédit du(des) Compte(s) Nanti(s) conformément aux stipulations de l’Acte de Nantissement de Comptes Bancaires de Premier Rang tant qu’aucune Notification de Blocage (telle que définie sous les termes “Blocking Notice” dans l’Acte de Nantissement de Comptes Bancaires de Premier Rang) ne vous aura été transmise. A compter de la réception par vous d’une Notification de Blocage, le solde du(des) Compte(s) Nanti(s) devra(ont) être bloqué(s) sous réserve de la réalisation des opérations de débit initiées avant la réception de ladite Notification de Blocage.

Nous vous remercions de bien vouloir accuser réception des présentes en nous retournant un exemplaire daté et signé de la présente lettre.

[signature]
J.P. MORGAN EUROPE LIMITED Agent des Sûretés
Par:

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

Annexe

Copie de l’Acte de Nantissement de Comptes Bancaires de Premier Rang

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JPM/Patheon – Pledge over Bank Accounts (First Ranking)

SCHEDULE 3             FORM OF BLOCKING NOTICE

(Notification de Blocage)

[Sur papier à en-tête de l’Agent des Sûretés]

[Nom et adresse de la Banque Teneuse de Compte] agissant en qualité de Banque Teneuse de Compte

Notification de Blocage

Messieurs,

(a)	Nous faisons référence au contrat de nantissement de compte(s) bancaires(s) de premier rang conclu le 2010 entre notre société en qualité d’Agent des Sûretés (Security Agent) (agissant pour le compte des Bénéficiaires (Secured Parties) conformément aux dispositions de l’article 2328-1 du Code civil) et Patheon France en qualité de constituant (le “Nantissement de Comptes Bancaires de Premier Rang”) et qui vous a été notifié le , aux termes duquel le compte ouvert par Patheon France dans vos livres sous le numéro (le “Compte Nanti”) est nanti au profit des Bénéficiaires (Secured Parties).

(b)	Conformément aux stipulations de l’Article 4.2 (After a Blocking Notice) du Nantissement de Comptes Bancaires de Premier Rang, nous vous donnons par les présentes instruction de bloquer toutes les opérations au débit qui se présenteraient sur le Compte Nanti, sauf les opérations en cours à la date de réception par vous de la présente Notification de Blocage et ce, jusqu’à notification contraire de notre part.

(c)	La présente Notification de Blocage est sans préjudice des droits qui nous sont conférés par l’article 5 (Enforcement) du Nantissement de Comptes Bancaires de Premier Rang.

[signature]
J.P. MORGAN EUROPE LIMITED Agent des Sûretés
Par:

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SCHEDULE 4             FORM OF ENFORCEMENT NOTICE

(Notification de réalisation)

[Sur papier à en-tête de l’Agent des Sûretés]

[Nom et adresse de la Banque Teneuse de Compte] agissant en qualité de Banque Teneuse de Compte

Messieurs,

Notification de réalisation

(a)	Nous faisons référence au contrat de nantissement de comptes bancaires de premier rang conclu le 2010 entre notre société en qualité d’Agent des Sûretés (Security Agent) (agissant pour le compte des Bénéficiaires (Secured Parties) conformément aux dispositions de l’article 2328-1 du Code civil) et Patheon France en qualité de constituant (le “Nantissement de Comptes Bancaires de Premier Rang”) et qui vous a été notifié le , aux termes duquel le compte ouvert par Patheon France dans vos livres sous le numéro (le “Compte Nanti”) est nanti au profit des Bénéficiaires (Secured Parties).

(b)	Nous vous informons qu’à la date des présentes la somme de , dont le paiement est garanti par le Nantissement de Comptes Bancaires de Premier Rang, nous est due, est exigible et demeure impayée.

(c)	Conformément aux stipulations de l’article 5 (Enforcement) du Nantissement de Comptes Bancaires de Premier Rang, nous vous donnons par les présentes instruction de virer sur le compte numéro , ouvert à notre nom dans les livres de la banque , les sommes figurant au crédit du Compte Nanti, à hauteur de la somme de [insérer la somme due à l’Agent des Sûretés] et ce, sous réserve de la régularisation des opérations en cours comme il est prévu à l’article 2360 du Code civil.

[signature]
J.P. MORGAN EUROPE LIMITED Agent des Sûretés
Par:

16

Exhibit P

To:

Patheon Italia S.p.A.

[—]

[—] 2010

Dear Sir,

ASSIGNMENT OF RECEIVABLES BY WAY OF SECURITY - Acceptance

Following our recent conversations, we acknowledge the receipt of your proposal dated the date hereof, which we hereby reproduce below duly initialised on all the pages and signed at the end as a acceptance of Your offer.

<<

[ON PATHEON ITALIA SPA Letterhead]

To:

J.P. Morgan Europe Limited

125 London Wall,

London EC2Y 5AJ,

Telecopy No. 011-44-207-7777-2360

Attention of Loan and Agency Group

And

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Fax:732-578-4636

Attention of:Project Finance Deal Manager – Pathe

[—] 2010

Dear Sirs,

ASSIGNMENT OF RECEIVABLES BY WAY OF SECURITY – Proposal

Following to our recent conversations we hereby propose to you to enter into an assignment of receivables by way of security upon the terms and subject to the conditions set forth below.

*****

ASSIGNMENT OF RECEIVABLES BY WAY OF SECURITY

(Cessione di crediti in garanzia)

BETWEEN

(1)	PATHEON ITALIA S.P.A., a società per azioni incorporated and existing under the laws of Italy, with registered office at Monza (MB) Viale G.B. Stucchi 110, Fiscal Code 01924610346 (the “Assignor”);

AND

(2)	J.P. MORGAN EUROPE LIMITED in the name and on behalf of the persons (the “Revolving Finance Parties”) listed in Schedule A, Part I, hereof, as mandatario con rappresentanza of the latter pursuant to Section 9.16 of the Credit Agreement (as defined below)(together with any successor thereto in such capacity of collateral agent under the Credit Agreement (as defined below), the “Revolving Collateral Agent”);

(3)	Deutsche Bank Trust Company Americas in the name and on behalf of the persons (the “Notes Finance Parties”) listed in Schedule A, Part II, hereof, as mandatario con rappresentanza of the latter pursuant to Section 12.08 of the Indenture (as defined below) (together with any successor thereto in such capacity of notes collateral agent under the Indenture (as defined below), the “Notes Collateral Agent”).

WHEREAS:

(A)	by a US Dollars, Canadian Dollars, Euros and Sterling revolving credit agreement made on 27 April 2007, amended and restated on 23 April 2010 (the Credit Agreement) between, among others, the Parent (as defined below), the Assignor and the subsidiaries of the Parent named therein, on the one side, and JPMorgan Chase Bank, N.A., as US Administrative Agent, JP Morgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent,, on the other side, whereby the latter have agreed, inter alia, to make certain revolving credit facilities (the “Facilities”) available to the Assignor on the terms and subject to the conditions set out in the Credit Agreement. The main economics terms of the Facilities are described in Schedule 1, Part 1 (Description of the Secured Claims);

(B)	in order to secure the fulfilment of the obligations of the Loan Parties (as defined in the Credit Agreement) under the Credit Agreement and connected documentation, on 23 April 2010 the Assignor has entered into a US law guarantors’ agreement (the “Revolving Guarantee”);

(C)	On 23 April 2010 Parent has issued US$ 280,000,000 in aggregate principal amount of 8,625% senior secured notes due 2017 (the “Notes”) pursuant to an indenture (the “Indenture”) among Parent, each of its subsidiaries listed therein, the Notes Collateral Agent and the Trustee (as defined below). The Notes have been purchased by the initial purchasers listed therein (the “Initial Purchasers”) pursuant to a purchase agreement between Parent, certain its subsidiaries listed therein and J.P. Morgan Securities Inc., in the name and on behalf of the Initial Purchasers (the “Purchase Agreement”). The main economic terms of the Notes are described in Schedule 1, Part 2 (Description of the Secured Claims);

(D)	in order to guarantee the obligation of Parent under the Notes, the Indenture and connected documentation, under the Indenture the Assignor has granted a US law guarantee(the “Notes Guarantee”);

(E)	The Assignor is willing hereby to assign by way of security the Receivables (as defined below) in favour of the Secured Creditors (as defined below) arising from the Supply

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Agreements (as defined below), in order to secure the full and unconditional performance of the Secured Claims (as defined below);

(F)	[J.P. Morgan Europe Limited] is hereby appointed by the Secured Creditors (as defined below) as their agent (“mandatario con rappresentanza”) for the purpose of exercising all rights, remedies and/or powers of the Secured Creditors provided under this Agreement.

NOW THEREFORE, it is hereby agreed as follows:

1.	RECITALS, SCHEDULES AND DEFINITIONS

1.1	Recitals and Schedules

The above recitals and the Schedules hereto constitute an integral and substantial part of this Agreement.

Capitalised terms used in this Agreement, unless otherwise expressly stated herein, shall have the same meaning ascribed to them under the Credit Agreement.

1.2	Definitions

In addition to the terms defined in the above Recitals or in this Agreement the terms set forth under this Clause 1.2 (Definitions) shall have the following meaning:

“Agent” means [J.P. Morgan Europe Limited].

“Agreement” means this agreement.

“Assigned Debtors” means any counterparty of the Assignor under the Supply Agreements, as well as any of their successors, transferees or assignees (“successore a titolo universale, successore a titolo particolare o avente causa”)

“Assignment” means the assignment of the Receivables by way of security referred to in Clause 2 below, as well as any other assignment of receivables by way of security to be made by the Assignor in favour of the Secured Creditors in accordance with the provisions of this Agreement.

“Assignor” means Patheon Italia S.p.A..

“Availability Triggering Event” means the occurrence of a Revolving Event of Default and/or of a Liquidity Event.

“Business Day” has the meaning ascribed to this term in the Credit Agreement.

“Credit Agreement” has the meaning ascribed to this term in recital (A) above.

“Decree 170” means the Legislative Decree No. 170 dated 21 May, 2004, as amended and/or supplemented from time to time.

“Enforcement Event” means:

(a)	the occurrence of a Revolving Event of Default specified in (i) Article VII, sub Sections 7.01 letters (a), (b), (f), (g), (h), (i) and (l) and 7.02 of the Credit Agreement or any other Revolving Event of Default which triggers the acceleration of the Secured Claims by operation of law; or

(b)	the occurrence of a Revolving Event of Default in respect of which a notice has been served by the US Agent (as defined in the Credit Agreement) in accordance with Article VII, sub Sections 7.01 of the Credit Agreement; or

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(c)	a non payment of any sums which is or becomes however due and payable to the Secured Creditors under the Credit Agreement, once expired any applicable grace period provided under the Credit Agreement;

(d)	in respect of the Secured Claims referred to in paragraphs A) letters (c) and (d), (B) letters (c) and (d), (C) letters (c) and (d) or (D) of the definition of Secured Claims in Subclause 1.1 (Definitions), failure by a Loan Party (as defined in the Credit Agreement) to pay any such Secured Claims when due and payable, once expired any applicable grace period provided under the Credit Agreement; and

(e)	a Note Event of Default which has triggered the acceleration of any of the Secured Claims.

“Event of Default” means a Note Event of Default and/or a Revolving Event of Default.

“Excluded Assets” has the meaning ascribed to this term in the Credit Agreement.

“Facilities” has the meaning ascribed to this term in recital (A) above.

“Indenture” has the meaning ascribed to this term in recital (C) above.

“Initial Purchasers” has the meaning ascribed to this term in recital (C) above.

“Insolvency Laws” means Italian Royal Decree No. 267 of 16th March, 1942 as amended and supplemented.

“Insolvency Proceeding” has the meaning ascribed to this term in the Credit Agreement.

“Intercreditor Agreement” has the meaning given to this term in the Credit Agreement.

“Issuer” means Parent.

“JPM Account” means the bank account no [—] opened by [—] with [—].

“Liquidity Event” has the meaning given to this term in the Credit Agreement.

“Loan” has the meaning given to this term in the Credit Agreement.

“Maturity Date” has the meaning given to this term in the Credit Agreement.

“Notes” has the meaning ascribed to this term in recital (C) above.

“Notes Collateral Agent” has the meaning ascribed to this term in the preamble.

“Notes Collateral Document” has the meaning ascribed to the term “Security Documents” under the Indenture.

“Notes Documentation” means the Notes, the Indenture, the Note Guarantee, the Notes Collateral Documents and the Intercreditor Agreement.

“Notes Event of Default” has the meaning ascribed to the term “Event of Default” under Section 6.01 of the Indenture.

“Notes Finance Parties” has the meaning ascribed to this term in the preamble.

“Notes Guarantee” has the meaning ascribed to this term in recital (D) above

“Notes Guarantor” means the Assignor as guarantor pursuant to the Note Guarantee.

“Notes Obligor” means the Issuer.

“Obligors” means the Note Guarantor, the Note Obligor and the Revolving Obligor.

“Parent” means Patheon Inc..

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“Parties” means the parties of this Agreement.

“Purchase Agreement” has the meaning ascribed to this term in recital (C) above.

“Receivables” has the meaning ascribed to this term under Clause 2 (Security Interest).

“Revolving Collateral Agent” has the meaning ascribed to this term in the preamble.

“Revolving Event of Default” has the meaning ascribed to the term “Event of Default” in the Credit Agreement.

“Revolving Finance Parties” has the meaning ascribed to this term in the preamble.

“Revolving Guarantee” has the meaning ascribed to this term in recital (B) above.

“Revolving Obligor” means the Assignor as, respectively, borrower pursuant to the Credit Agreement and guarantor pursuant to the Revolving Guarantee.

“Schedule/s” means the schedules to this Agreement.

“Secured Claim” or “Secured Claims” means:

(A)	(a) the due and punctual payment by the Revolving Obligor of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on its Loans (as defined in the Credit Agreement) and any advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Revolving Obligor under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of such Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Revolving Obligor under or pursuant to the Credit Agreement and each of the other Loan Documents and the Intercreditor Agreement;

(B)	any principal of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on any loan and all other monetary obligations, including fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Notes Obligors under the Notes Documentation, in any case up to a maximum amount equal to Euro 73,000,000;

(C)	all current and future monetary obligations (obbligazioni pecuniarie) of the Assignor towards any of the Secured Creditors under this Agreement,

provided that if one or more of the obligations described in paragraphs (A); (B) or (C) above is declared invalid or unenforceable for whatever reason, or if the Assignment cannot or can

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no longer secure, for whatever reason, one or more of such obligations, this shall not prejudice the validity and the enforceability of the Assignment, which shall continue to secure the full and unconditional performance of all other obligations referred to in this definition; and

“Secured Creditors” means the Revolving Finance Parties, the Notes Finance Parties, the Revolving Collateral Agent and the Notes Collateral Agent as well as any successor or assignee (successore a titolo particolare, successore a titolo universale or avente causa) of any of the persons referred to in this definition.

“Security” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

“Supply Agreements” means the supply agreements listed in Schedule 2 hereto as well as any other agreement whereby the Assignor undertakes to carry out activities analogous to that to be carried out pursuant to the agreements included in the aforesaid list.

“Statement Date” has the meaning ascribed to this term in Clause 4.1 (Statement of the Assignor) below.

“Trustee” means U.S. Bank National Association as trustee, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

1.3	Construction

(a)	Reference to a person, including the Secured Creditors, is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assignees or transferees.

(b)	References to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its Schedules.

(c)	Reference to any agreement (including, without limitation, the Credit Agreement and the Notes Documentation) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated.

(d)	Words importing the plural shall include the singular and vice versa.

(e)	The provisions of Section 1.03 (Terms Generally) of the Credit Agreement (to the extent applicable) apply to this Agreement as though they were set out in full in this Agreement, except that references to the Credit Agreement are to be construed as references to this Agreement.

2.	SECURITY INTEREST

2.1	As security for all the Secured Claims, subject to Clause 2.2 below, the Assignor hereby irrevocably assignsby way of security, also pursuant to the Decree 170, to the Secured Creditors, to the extent not constituting an Excluded Asset, the following (the “Receivables”):

(a)	any and all the outstanding and future monetary rights (including claims, indemnities, damages, liquidated damages, receivables and guarantees); and/or

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(b)	any and all sums, from time to time received or receivable in relation to any of the outstanding and future monetary rights (including claims, indemnities, damages, liquidated damages, receivables and guarantees), to which the Assignor is entitled under the Supply Agreements.

2.2	Pursuant to the provisions of Article 1263 of the Italian Civil Code, and subject to Clause 2.1 above, by effect of this Agreement, the Receivables are transferred to the Secured Creditors with any privileges, security interests and/or guarantees.

2.3	In case, following the date of execution of this Agreement, the Assignor enters into further Supply Agreement to the extent not constituting an Excluded Asset, the Assignor hereby undertakes to assign by way of security, as security for all the Secured Claims, all the Receivables arising from such further Supply Agreements pursuant to the terms and conditions set forth hereunder. To this end, within 10 Business Days from the execution of any new Supply Agreement, the Assignor and the Agent, in name and on behalf of the Secured Creditors, shall enter into an agreement of extension of the Assignment at the same terms and conditions of this Agreement and the Assignor shall carry out the formalities prescribed under Clause 4.1 below with respect to such new Assignment.

3.	EFFECTIVENESS OF THE SECURITY

3.1	Irrelevance of partial repayments

The Assignment shall remain valid and effective in its entirety, notwithstanding any partial repayment, discharge or satisfaction of the Secured Claims and until all the Secured Claims are unconditionally satisfied in full.

3.2	Irrelevance of prepayments

In the event that any of the Secured Claims has been repaid prior to its maturity date, the Assignment shall remain in full force and effect in its entirety until all the Secured Claims have been wholly and unconditionally paid.

3.3	Additional security

The Assignment shall be in addition to and independent from any other security or guarantee of which the Secured Creditors may or will have the benefit, at any time, according to law or by contract, in respect of all or some of the Secured Claims.

3.4	Irrelevance of amendments

The Assignment shall remain in full force and effect, regardless of any subsequent amendment to the Secured Claims, including, by way of example but not limited to, any amendment to the terms of performance and total or partial assignment of the Credit Agreement, the Notes Documentation or the Secured Claims.

3.5	Preservation of the security

The parties of this Agreement agree that, also for the purposes of Articles 1232 and 1275 of the Italian Civil Code, the Assignment shall remain in full force and effect in its entirety until the complete, full and unconditional satisfaction of all the Secured Claims including, without limitation, as a result of an amendment, postponement, novation or assignment (either in whole or in part) of the rights arising under the Credit Agreement or the Notes Documentation and it shall neither be reduced nor deemed as being waived if the Obligors or any third party (on behalf of the Obligors) makes partial or advanced repayments under the Credit Agreement and the Notes Documentation or the Secured Creditors waive, in whole or

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in part, the Secured Claims, unless otherwise provided in a written statement made by the Secured Creditors.

4.	PERFECTION OF THE ASSIGNMENT

4.1	Statement of the Assignor

Without prejudice to Article 2 and Article 3 of the Decree 170, on the date of execution of this Agreement, the Assignor shall either (i) notify through a court bailiff (or other means of notification bearing certified date upon the reasonable judgment of the Agent) to the Assigned Debtors, or (ii) procure the acceptance by the Assigned Debtors, bearing a certified date (data certa), of a statement in the form set out in Schedule 3 hereto, in order to ensure that the effectiveness and enforceability vis-à-vis the Assigned Debtors of the Assignment pursuant to this Agreement benefit of and comply with the requirements set out under Articles 1264 of the Italian Civil Code and under Decree 170. Copy of any notifications or acceptance under this Clause 4.1 shall be delivered promptly to the Agent.

Furthermore, on the first Business Day of January, April, July and October of each year until the full and unconditional fulfillment of all the Secured Claims (each, a “Statement Date”), the Assignor shall either (i) notify through a court bailiff (or other means of notification bearing certified date upon the reasonable judgment of the Agent) to the Assigned Debtors, or (ii) procure the acceptance by the Assigned Debtors, bearing a certified date (data certa), of a statement in the form set out in Schedule 4 hereto along with the list of the invoices issued in relation to such Assigned Debtors and related Supply Agreements from the last Statement Date. Copy of any notifications or acceptance under this Clause 4.1 shall be delivered promptly to the Agent.

4.2	Statement of the Agent

Without prejudice to Clause 4.1 (Statement of the Assignor) above, the Agent is hereby authorised, and it is hereby irrevocably granted all the relevant powers by the Assignor to act, in its name and on its behalf, in case no statement pursuant to Clause 4.1 (Statement of the Assignor) above is executed and delivered, as the case may be, by the Assignor, and in any other case deemed appropriate by the Agent, to carry out at any time any activity necessary for the purpose of creating a valid and enforceable assignment pursuant to the terms and conditions of this Agreement, including, but not limited to, the issuing of the statements referred to in Clause 4.1 (Statement of the Assignor) above.

5.	RIGHT OF USE OF COLLECTION OF THE RECEIVABLES

5.1	The Assignor is entitled to collect in its name the Receivables until the occurrence of the circumstances listed in following paragraph 5.2.

5.2	Following the earlier of:

(i)	the commencement of an Availability Trigger Event;

(ii)	the Maturity Date; or

(iii)	the Loan becoming immediately due and repayable under the Credit Agreement,

the Assignor shall be prohibited from collecting the Receivables and any amount under the Receivables shall be collected in the JPM Account in or towards repayment of the Secured

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Claims, for application in accordance with the terms of Section 2.11(e) of the Credit Agreement, the Notes Documentation and the Intercreditor Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

In addition and without prejudice to the representations and warranties given by the Assignor under the Credit Agreement and the Notes Documentation, the Assignor hereby represents and warrants to the Secured Creditors as follows:

(i)	it is the sole owner of the Receivables and the same are freely transferable, free and clear of any Security, except for those in favour of the Secured Creditors and the liens permitted by the Credit Agreement and in the Indenture and those that might have been created by operation of law. The Assignor has not assigned, charged, pledged or created any other form of security interest over any of its rights, title or interest to or in the Receivables or otherwise agreed to sell or transfer any of its rights, title or interest to or in the Receivables except as permitted under the Credit Agreement or the Indenture;

(ii)	the Assigned Debtors represent all the counterparties of the Assignor under the Supply Agreements;

(iii)	the Supply Agreements are all supply agreements the Assignor has entered into;

(iv)	no claims or civil, arbitral or administrative proceedings before any civil, arbitral or administrative authorities or any other claim in respect of the Supply Agreements and/or the Receivables which may affect the validity, the effectiveness and/or the enforceability of this Agreement are pending, nor such claims or proceedings have been threatened;

(v)	as a result of the fulfilment of the formalities set forth under Clause 4 (Perfection of the Assignment) of this Agreement, the Assignment will create a perfected, valid and enforceable vis-à-vis any third party assignment by way of security of the Receivables in favour of the Secured Creditors, securing the payment and performance of the Secured Claims;

(vi)	the constitutional documents of the Assignor do not contain any provision which may prevent or limit in any manner the creation of the Assignment and do not contain any provision which may adversely affect any material rights of any of the Secured Creditors arising under this Agreement, including the right to enforce the Assignment;

(vii)	the Receivables are not object of claims of set off by any Assigned Debtor.

6.2	Repetition of the representations and warranties

The representations and warranties set forth in Clause 6.1 (Representations and warranties) above are given as of (i) the date of execution of this Agreement; (ii) the date on which any act aimed at perfecting the Assignment pursuant to Article 4 is carried out; and (iii) any date of Borrowing (as define in the Credit Agreement). The representations and warranties set forth in Clause 6.1 (Representations and warranties) above, shall be true and accurate on each date on which shall be repeated pursuant this Clause in each case with reference to facts and circumstances then existing.

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7.	ASSIGNMENT OR TRANSFER OF THE RIGHTS OF THE SECURED CREDITORS

7.1	Assignment of rights

The Assignor irrevocably accepts that the Assignment shall remain in full force and effect in its entirety and may be transferred, in whole or in part, without the Assignor’s further consent, as a legal consequence of any total or partial assignment by the Secured Creditors of any of the Secured Claims. In this respect, the Assignor irrevocably undertakes to execute any deed, document, or certificate (including the acknowledgement deed in the form of Schedule 5 hereto) that the Agent, in its opinion or acting on behalf ot the Secured Creditors, may reasonably deem necessary and/or convenient to ensure the effectiveness of the Assignment and/or the provisions contained herein.

7.2	Effects of the assignment

For the purposes of this Agreement, any assignment or transfer (in whole or in part) of the Secured Claims shall take effect, respectively, as an assignment or transfer of a contract (cessione di contratto) or an assignment of receivables (cessione di credito), as the case may be, without having any novating effect (efficacia novativa) on the Secured Claims outstanding at the time the assignment or the transfer is perfected.

8.	UNDERTAKINGS OF THE ASSIGNOR

In addition to and without any prejudice to the provisions under this Agreement, the Credit Agreement and the Notes Documentation, the Assignor shall:

(i)	within [2] Business Days from the date hereof, deliver to the Agent any document evidencing the Receivables (such as invoices, orders or similar evidence);

(ii)	promptly notify to the Agent and deliver, at its own expense, copies of any notice or communication received in relation to the Supply Agreements and/or the Receivables, whoever may be the sender, which may impair the rights of the Secured Creditors under this Agreement including, but not limited to, any claim or action brought or threatened by any party in relation to the Supply Agreements and/or the Receivables, including any request of attachment, seizure, distress or execution affecting the Supply Agreements and/or the Receivables;

(iii)	refrain from carrying out any actions or omission which may, directly or indirectly, affect the validity and/or enforceability of the Assignment or the right of the Secured Creditors to exercise and enforce their rights under this Agreement and promptly perform and fulfil, at its own expenses, any activity which is necessary or reasonably requested by the Agent, acting in the name and on behalf of the Secured Creditors, in order to protect the Receivables and/or the other rights and interest of the Secured Creditors arising under this Agreement;

(iv)	subject to any conflicting provision set forth hereunder, promptly fulfil, at its expenses, any activity necessary or reasonably requested by the Agent, in order to protect the security interests and the other rights of the Secured Creditors arising from this Agreement with respect to any third party claim;

(v)

subject to any conflicting provision set forth hereunder, from time to time enter into any further documents and instruments and take any further actions as may be necessary or which the Agent, acting reasonably, may deem necessary in order to: (a) ensure and maintain the validity and the enforceability, also towards third parties, of the Assignment and the admissibility of the Assignment as evidence in

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court; and (b) allow the Agent, in the name and on behalf of the Secured Creditors, to exercise any of their rights in relation to the Receivables;

(vi)	not create, or permit the creation of any Security or right of third parties over the Receivables, except for those in favour of the Secured Creditors to secure the Secured Claims, the liens permitted under the Credit Agreement and the Indenture and those that might have been created by operation of law;

(vii)	not use the Receivables unless in accordance with Clause 5 above;

(viii)	extend, by means of the pledge to any obligation of a Loan Party (as defined in the Credit Agreement) arising from the Swap Agreement and any Cash Management Arrangement (both as defined in the Revolving Guarantee), upon request of the Agent at its sole discretion, once any of such agreement has been entered into. For such purposes, the Assignor shall promptly take all actions and shall execute all documents reasonably requested by the Agent for the valid and enforceable extension of the Assignment to such new secured claims.

9.	ENFORCEMENT OF THE ASSIGNMENT

9.1	Default of the Secured Claims

(a)	Subject to the Intercreditor Agreement, upon the occurrence of an Enforcement Event and at any time thereafter, if the relevant Secured Claims have not been promptly and fully satisfied following the exercise by the Agent (acting in the name and on behalf of the Secured Creditors) of the relevant rights against the Assignor pursuant to the Credit Agreement or the Notes Documentation (and the giving of relevant notices thereunder), the Agent, acting in the name and on behalf of the Secured Creditors, pursuant to Article 1851 of the Italian Civil Code and Article 4 of the Decree 170, shall have the right to:

(i)	determine the amount corresponding to the Secured Claims still outstanding and due to the Secured Creditors following the occurrence of the Enforcement Event,

(ii)	cause any proceed or other realisation deriving from the Receivables to be applied against any and all of the Secured Claims which are then due and payable, but remained unpaid also pursuant to Article 4 of Legislative Decree 170, in accordance with the applicable provision(s) of the Credit Agreement, the Notes Documentation and/or the Intercreditor Agreement.

(b)	It is hereby understood that, if all the Secured Claims have been fully and unconditionally satisfied or indemnified, any excess of the Receivables, if any, shall be promptly released and returned to the Assignor.

(c)	The Agent, pursuant to Article 4, paragraph 2, of Decree 170, following the allocation of the Receivables to discharge the Secured Claims (to be made pursuant to the relevant provisions of the Credit Agreement, the Notes Documentation and/or Intercreditor Agreement), will promptly give written notice to the Assignor, of the circumstances and the resolutions described under this Clause 9.1 (Default of the Secured Claims).

(d)	The Assignor and the Agent (in the name and on behalf of the Secured Creditors) hereby acknowledge that the determination of the amount corresponding to the Secured Claims pursuant to this Clause 9.1 (Default of the Secured Claims) shall be considered as reasonable in any respect in accordance with Article 8, paragraph 1, of Decree 170.

(e)	It is understood that the provisions set forth by this Clause 9.1 (Default of the Secured Claims) are without prejudice to the right of the Agent, acting on behalf of the Secured

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Creditors, to exercise any remedy and/or to enforce the Assignment also in accordance with any applicable provision of the Italian law, as the case may be, upon the occurrence of an Enforcement Event.

(f)	Without limitation to the generality of Article 4 of the Decree 170 and Article 2799 of Italian civil code, in case the Agent on behalf of the Secured Creditors enforces only partially the Assignment pursuant to this Clause 9.1 (Default of the Secured Claims), or otherwise agrees to release in part the Assignment, and the Secured Claims have not been fully and unconditionally satisfied, the Assignment shall continue to apply to the remaining Receivables which has not been enforced or released.

(g)	For the avoidance of doubt, in the event that the Receivables are insufficient to pay all the Secured Claims, the Assignor shall remain liable for the shortfall, in accordance with this Agreement, the Credit Agreement, the Notes Documentation and/or the Intercreditor Agreement, in any case subject to Section 2.07 of the Revolving Guarantee.

9.2	Agent as attorney of the Secured Creditors

For the purposes of the foregoing, the Assignor hereby accepts that the Agent may represent each of the Secured Creditors in respect of any formality related to the enforcement of the Assignment.

10.	AGENT

10.1	Power of attorney

Each of the Secured Creditors appoints the Agent as mandatario con rappresentanza to act as Agent for the purpose of exercising all rights, remedies and/or powers of the Secured Creditors hereunder in the name and on behalf of same Secured Creditors and the Agent accepts such appointment.

The Assignor acknowledges that the Agent shall have the right to represent, both as plaintiff and defendant, in court proceedings or otherwise, the Secured Creditors, in connection with the Assignment. Therefore, the Agent shall be entitled to exercise any and all rights and discretions attributed to the Secured Creditors, jointly and/or severally, pursuant to this Agreement and in relation to the Assignment and to take any legal action, also for interim or precautionary measures, for the protection and enforcement of the rights arising under the Assignment, in the name and on behalf of the Secured Creditors.

In light of the above paragraph of this Clause 10.1 (Power of attorney), the Assignorr may validly send any notice only to the Agent (even if such notice is only directed to the Secured Creditors) and consider any notice received by the Agent in relation to the Assignment as also delivered to the other Secured Creditors, unless otherwise stated therein.

10.2	Replacement of the Agent

The Assignor acknowledges and accepts the right of the Secured Creditors to replace the Agent, and the right of the Agent to request to the Secured Creditors to be replaced with another party who shall have the same rights and discretions provided under this Agreement to the Agent.

The replacement of the Agent shall take effect with respect to the Assignor from the date of receipt of a notice of replacement by the Assignor from both the old and the new Agent.

10.3	No liability

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Neither the Agent nor any of its directors, employees or agents shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement unless caused by its or their gross negligence or wilful misconduct. The Agent shall not be responsible for any statements, representations or warranties in this Agreement or for any information supplied or provided or hereafter to be supplied or provided to the Secured Creditors in respect of any matter relating to this Agreement or for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of such documents or any of the other documents referred to herein or therein or for the recoverability of any of the Secured Claims.

11.	RELEASE OF THE ASSIGNMENT

11.1	Without prejudice for Clause 11.2 below, the Assignment shall be released by the Agent and full title to the Receivables shall return to the Assignor, at the request and at the cost and expenses of the Assignor:

(a)	promptly after the date falling six months (or (i) should article 67, first paragraph, second sub-paragraph, of the Insolvency Law be capable of applying, the first anniversary, or (ii) should article 65 of the Insolvency Law be capable of applying, the second anniversary) after the full and unconditional discharge of the Secured Claims or, in any case, any term different to the above as a result of any changes to the Insolvency Law or promptly after the expiry of the relevant hardening period under any law applicable in any other jurisdiction if all the commitments of the Secured Creditors to the Obligors have been terminated or cancelled; provided that, if in the meantime any Obligor or any other person who has made payments discharging the Secured Claims on behalf of any Obligor or otherwise is adjudicated bankrupt or submitted to any insolvency proceeding which may trigger the applicability of article 65 or article 67 of the Insolvency Law or any analogous provision applicable in any other jurisdiction, such term shall be extended until no revocatory action pursuant to Italian law (or any analogous remedy available under any applicable law in any other jurisdiction) can be exercised and if all the commitments of the Secured Creditors to the Obligors have been terminated or cancelled; or

(b)	notwithstanding anything to the contrary set forth in this Agreement, immediately after the full and unconditional discharge of the Secured Claims, if:

(i)	no Event of Default was outstanding at the time of the last payment made to discharge the Secured Claims (the Relevant Payment); and

(ii)	the Assignor delivers the following documentation to the Agent, in form and substance satisfactory to the Agent and dated no earlier than 10 (ten) Business Days before the date of the release, in respect of each person who has made payments discharging the Secured Claims (the Relevant Company):

(A)	a certificate addressed to the Agent by both the chairman of the board of directors or the sole director of the Relevant Company confirming that, as of the date of such certificate and as of the date of the Relevant Payment:

I.	the Relevant Company is not and was not insolvent or in a situation contemplated by articles 2446, 2447, 2482-bis or 2482-ter of the Civil Code (or, if the Relevant Company is not

13

incorporated in Italy, the analogous provision under the applicable law);

II.	there are and there were no facts or circumstances affecting the Relevant Company which, based on factual circumstances then existing, would entail an insolvency situation;

(B)	a certificate issued by the competent register of enterprises (certificato di vigenza) confirming that no insolvency proceedings have been initiated against the Relevant Company (or, if the Relevant Company is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(C)	a court insolvency certificate (certificato fallimentare) of the Sezione Fallimentare of the competent Court, confirming that the Relevant Company is not and has not been subjected to any insolvency proceedings (or, if the Relevant Company is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(D)	the latest unaudited quarterly management accounts of the Relevant Company, in case such documents have not been already delivered to the Agent pursuant to the Credit Agreement.

11.2	Without prejudice to Article 11.1 above, in any case subject to any relevant provision under the Intercreditor Agreement, the Credit Agreement, the Revolving Guarantee or the Notes Documentation the relevant Receivable shall be automatically released from the Pledge upon (a) any sale or other transfer by the Pledgor of any Receivable that is permitted under the Credit Agreement, the Revolving Guarantee and the Indenture, or (b) upon the effectiveness of any written consent to the release of the Receivables from the Assignment pursuant to Section 9.02 of the Credit Agreement and Section IX of the Indenture or (c) in the other cases provided under the Indenture and the Intercreditor Agreement.

12.	ELECTION OF DOMICILE AND NOTICES

12.1	Election of Domicile

For the purposes of this Agreement, the Assignor elects domicile at the address indicated in Clause 12.2 (Notices) below. The Assignor may be sent any notices in relation to this Agreement and the rights arising hereunder at such elected domicile, including any notice of legal proceedings and records of trials relating to this Agreement and the rights arising hereunder.

12.2	Notices

Any notice, communication or document to be sent to any of the parties hereto, shall be in writing and in English, unless otherwise agreed, and sent by letter or fax to the concerned party at the address indicated hereunder or at any other address subsequently communicated in writing by any of the parties pursuant to this Clause 12.1 (Election of Domicile and Notices).

To the Assignor :

Patheon Italia S.p.A.

[—]

14

For the attention of: [—]

To the Secured Creditors, the Agent in the name and on behalf of each Secured Creditors, to the address of the Agent indicated below.

To the Notes Collateral Agent:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Fax: 732-578-4636

Attention of: Project Finance Deal Manager – Patheon

Copy to: Agent

To the Revolving Collateral Agent:

J.P. Morgan Europe Limited

125 London Wall,

London EC2Y 5AJ,

Telecopy No. 011-44-207-7777-2360

Attention of Loan and Agency Group-Patheon

13.	MISCELLANEOUS

13.1	No waiver

No failure on the part of the Secured Creditors and/or the Agent to exercise, and no delay in exercising, any right hereunder or under the Credit Agreement and the Notes Documentation shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies conferred on the Secured Creditors and/or on the Agent hereunder and under the Credit Agreement and the Notes Documentation are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or by other contracts or agreements. The rights of the Secured Creditors and/or the Agent hereunder and/or under the Credit Agreement and the Notes Documentation against any party thereto are not conditional or contingent on any attempt by the Secured Creditors and/or the Agent to exercise any of their rights hereunder and/or under the Credit Agreement and the Notes Documentation against such party or against any other person.

13.2	Limitation of liability

The Assignor acknowledges that the Secured Creditors and the Agent shall not be liable for damages caused to the Assignor by reason of the manner in which they exercise, attempt to exercise or fail to exercise any of their rights, actions, powers, remedies or discretions under this Agreement and the Assignment created hereunder, except in cases of wilful misconduct (dolo) or gross negligence (colpa grave), it being understood that such liability is limited to

15

the party to whom the relevant wilful misconduct (dolo) or gross negligence (colpa grave) is imputable.

13.3	Amendments to the Agreement

No amendment to the provisions of this Agreement or to the Assignment, or any waiver of the rights arising hereunder, shall be effective unless such amendment or waiver is documented in a written deed signed by the Assignor and the Agent (acting also on behalf of the Secured Creditors).

13.4	Conflicting provisions

The parties of this Agreement agree that, in case of any conflict between the provisions contained in the Intercreditor Agreement, the Credit Agreement, the Revolving Guarantee or the Notes Documentation and those contained herein, the former shall prevail.

13.5	Partial invalidity

The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, in accordance with the applicable law.

13.6	Headings

The headings of this Agreement are inserted for convenience only and shall not be relevant in construing this Agreement.

13.7	Collateral Agents

Notwithstanding anything else to the contrary herein, whenever reference is made in this Deed to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent (also as Security Agent hereunder) or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent (also as Security Agent hereunder), it is understood that in all cases the Notes Collateral Agent (also as Security Agent hereunder) shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of U.S. Bank National Association, acting as Trustee under and in accordance with the Indenture, or, if required by the Intercreditor Agreement, J.P, Morgan Europe Limited, acting as Revolving Collateral Agent under and in accordance with the Intercreditor Agreement, as it deems appropriate. This provision is intended solely for the benefit of the [Notes Collateral Agent/Revolving Collateral Agent] (also as Agent hereunder) and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

14.	TAXES, CHARGES AND EXPENSES

To the extent provided in the Credit Agreement and in the Notes Documents, any tax, charge (including any interest and penalties), and all documented costs, and expenses, (including legal fees and notarial fees) relating to or otherwise connected with the Assignment, this Agreement and the execution and/or the enforcement and/or amendment thereof shall be borne by the Assignor.

15.	GOVERNING LAW

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This Agreement as well as the Assignment any contractual and non contractual obligation created hereunder shall be governed by, and construed in accordance with, Italian law.

16	JURISDICTION

The courts of Milan shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Assignment created hereunder, with the express exclusion of jurisdiction of any other competent court and without prejudice to the mandatory jurisdiction provided under applicable law. Nothing contained herein shall prevent the Secured Creditors, even through the Agent, from commencing proceedings before any other court of competent jurisdiction pursuant to applicable laws.

17

SCHEDULE A

Part I

Revolving Finance Parties

1. Lenders

(a) US Lenders

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo Capital Finance, LLC

General Electric Capital Corporation

Scotiabank de Puerto Rico

(b) Canadian Commitments

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo

General Electric Capital Corporation

CIT Business Credit Canada Inc.

(c) UK Lenders

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo

Barclays Bank Plc

(d) European Lenders

JPMorgan Chase Bank, N.A.

Wells Fargo

Barclays Bank Plc

2. Issuing Banks

JPMorgan Chase Bank, N.A.; PMorgan Chase Bank, N.A. Toronto Branch; J.P. Morgan Europe Limited, .P. Morgan Europe Limited, JPMorgan Chase Bank, N.A., Milan Branch; any other Lender (or Affiliate of a Lender) that agrees to act as an Issuing Bank and is approved by the Parent Borrower and the US Agent

3. Joint Bookrunners and Joint Lead Arrangers

J.P. MORGAN SECURITIES INC., UBS SECURITIES LLC

4. Agents

18

JPMorgan Chase Bank, N.A., as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and J.P. Morgan Europe Limited, as European administrative agent; JPMorgan Chase Bank, N.A., as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and J.P. Morgan Europe Limited, as European administrative agent

19

SCHEDULE A

Part II

Notes Finance Parties

1. Initial Purchasers1

[—]J.P. Morgan Securities Inc.

UBS Securities LLC

Barclays Capital Inc

2. Trustee

U.S. Bank National Association

3. Beneficiaries of the Notes Guarantee

Deutsche Bank Trust Company Americas

[1]	TO BE UPDATED WITH THE INDICATION OF THE CURRENT HOLDER OF THE NOTES AT THE TIME OF THE ENTERING INTO OF THIS AGREEMENT

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SCHEDULE 1

DESCRIPTION OF SECURED CLAIMS

Part 1

Facilities

Amount:	US$75,000,0000 (subject to increase, under certain circustamstances, by US$ 25,000,000), available in US$, Cdn.$, € or £.

Borrowers:	Patheon Inc. (“Parent Borrower”) Patheon Pharmaceuticals Inc. (“US Borrower”) Patheon Puerto Rico Inc. (“PR Borrower”) Patheon UK Limited (“UK Borrower”) Patheon Italia S.p.A. (“Italian Borrower”) Patheon France S.A.S. (“French Borrower”) Patheon International AG (“Swiss Borrower”)

Availability:	On a revolving basis from the “Effective Date” (April 23, 2010) to the “Maturity Date” (April 23, 2014), subject to limitations by reference to a borrowing base.

Interest Rates:

The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate. The Loans comprising each UK Base Rate Borrowing shall bear interest at the UK Base Rate plus the Applicable Rate. The Loans comprising each Sterling/Euro Alternate Rate Borrowing shall bear interest at the Sterling/Euro Alternate Rate.

The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. All the aforesaid terms as defined in the Credit Agreement.

“Applicable Rate” means with respect to any ABR Loan, Eurocurrency Loan, BA Drawing, Canadian Prime Rate Loan or UK Base Rate Loan, as the case may be, the applicable rate per annum set forth below

Repayment:	On or before the Maturity Date.

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SCHEDULE 1

DESCRIPTION OF SECURED CLAIMS

Part 2

Notes

Issuer:	Patheon Inc.

Security description:	Senior Secured Notes

Distribution:	Rule 144A / Regulation S for life

Size:	$280,000,000

Gross proceeds:	$280,000,000

Maturity:	April 15, 2017

Coupon:	8.625%

Price:	100% of face amount

Yield to maturity:	8.625%

Spread to Treasury:	+526 basis points

Benchmark:	UST 3.25% due 3/31/2017

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2010

Clawback:	Up to 35% at 108.625%

Until:	April 15, 2013

Optional redemption:

	Make-whole call @ T+50 bps prior to April 15, 2013 then:

	On or after:	Price:

	April 15, 2013	106.469%

	April 15, 2014	104.313%

	April 15, 2015	102.156%

	April 15, 2016 and thereafter	100.000%

	Special annual call at 103% of principal plus accrued interest for up to $28,000,000 principal amount of the Senior Secured Notes in any 12-month period commencing on or after the issue date and ending prior to April 15, 2013

Change of control:	Putable at 101% of principal plus accrued interest

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Trade date:	April 9, 2010

Settlement:	T+10; April 23, 2010

Rule 144A CUSIP / ISIN:	70319WAA6 / US70319WAA62

Regulation S CUSIP / ISIN:	C7197EAA2 / USC7197EAA22

Denominations/Multiple:	$2,000 x $1,000

Corporate Family Ratings:	B2 (Moody’s) / B+ (S&P)

Senior Secured Notes Ratings*:	B1 (Moody’s) / B+ (S&P)

Bookrunners:	J.P. Morgan Securities Inc.

UBS Securities LLC

Co-Manager:	Barclays Capital Inc.

23

SCHEDULE 2

List of Supply Agreements

[•]

24

SCHEDULE 3

Declaration of Assignment according to Clause4.1

[On the letterhead of the Assignor]

To:	[Name and address of the Assigned Debtor][2]

Copy to:	[Agent]

[Place and date of execution]

Re: Assignment of receivables by way of security

Dear Sirs,

We hereby inform you that on [—] 2010, inter alios, our company (the “Assignor”), and [—] in its name and in the name and on behalf of the Secured Creditors listed therein (the “Secured Creditors”) entered into an assignment agreement of receivables by way of security (the “Assignment Agreement”), whereby the Assignor assigned by way of security to the Secured Creditors all the outstanding and future monetary receivables (crediti pecuniari) of the Assignor towards your company (the “Receivables”), arising for whatever reason from or in connection with agreements already executed or to be executed, for the supply of goods and /or services to You (the “Supply Agreements”).

Therefore, we hereby, pursuant to and to the effects of Articles 1264 and 1265 of the Italian civil code, notify your company that the Receivables are assigned by way of security to the Secured Creditors pursuant to the Assignment Agreement.

Without prejudice to the following, you are authorised to carry out any payment under the Receivables as carried out so far.

Furthermore, by means of this letter we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	to disclose to the Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Receivables which the Agent may, at any time and from time to time, request;

(b)	at any time and from time to time on receipt by you of any written instruction from the Agent, to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(c)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Receivables which you may receive at any time and from time to time from the Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for notice, statement or instruction or the validity of it);

(d)	any notice or communication related to the Receivables shall be supplied to both us and the Agent.

We agree that none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Agent’s prior written consent;

[2]	A single notice shall be sent for each Assigned Debtor

25

Please note:

(1)	at any time and from time to time on receipt by you of a written instruction from the Agent to that end, we are not permitted to receive any payment under the Receivables without the prior written consent of the Agent;

(2)	no later than the business day following the day on which you have been delivered by the Agent with written instruction to that end, you shall carry out any payment under the Receivables in the following account:

Number of account:	[—]

Bank/Bank address:	[—]

(3)	all instructions related to Receivables must be signed by one authorised signatory of the Agent set out in the following list, provided that specimen of the signatures below shall be sent to you forthwith by the Agent:

Name	Position	Contact
[—]

(4)	for the avoidance of doubt, following the receipt by you of the notices mentioned in point (1) or (2) above, no payment under the Receivables can be effected at any time without prior receipt of written instructions from the Agent in compliance with the terms of this notice.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing this letter and returning it to the Agent [—] for the attention of [—].

This letter is governed by, and shall be construed in accordance with, the laws of the Republic of Italy.

Best Regards,

The Assignor

[CERTIFIED DATE]

26

SCHEDULE 4

[On the letterhead of the Assignor]

To:	[Name and address of the Assigned Debtor][3]

Copy to:	[Agent]

[Place and date of execution]

Re: Assignment of receivables by way of security

Dear Sirs,

we make reference to the agreement for an assignment of receivables by way of security dated [—] between, inter alios, our company (the “Assignor”), and [—] in its name and in the name and on behalf of the Secured Creditors listed therein (the “Secured Creditors”) (the “Agreement”) and to the notice delivered to You whereby, inter alia, we have informed You that all the outstanding and future monetary receivables (crediti pecuniari) of the Assignor towards your company (the “Receivables”), arising for whatever reason from or in connection with agreements already executed or to be executed, for the supply of goods and /or services to You (the “Supply Agreements”) are assigned by way of security to the Secured Creditors pursuant to the Agreement.

We hereby confirm to you that the Receivables arising from the invoices listed in the Annex hereto are assigned by way of security to the Secured Creditors pursuant to the Agreement.

Best regards,

[The Assignor]

[CERTIFIED DATE]

[3]	A single notice shall be sent for each Assigned Debtor

27

ANNEX

Assigned Debtor	No Invoice	Date of Issuing	Date of Payment	Amount
[—]	[—]	[—]	[—]	[—]

28

SCHEDULE 5

Form of the acknowledgement deed referred to in Clause 7.1

This Acknowledgement Deed is made in [—] today, [—] by:

[—](the “Assignor”) represented by [—], born in [—], on [—], duly authorised to execute this Acknowledgement Deed;

WHEREAS

(A)	under the assignment agreement (hereinafter, the “Agreement”) entered into on [—] between, inter alios, the Pledgor, JP Morgan Chase Bank N.A. (the “Agent”) and the Secured Creditors (as defined under the Agreement), the Pledgor has assigned by way of security the Receivables (as defined in the Agreement) (the “Receivables”), in order to secure the discharge of the Secures Claims (as defined in Clause 3 (Secured Claims) of the Agreement);

(B)	on [—] the [event] has occurred;

(C)	it is not intention of the Pledgor to give any novation effect (“novare” in the meaning attributed to such expression by Articles 1230 et seq. of the Italian Civil Code) to this Acknowledgement Deed.

Capitalised terms used in this Acknowledgement Deed shall have the same meaning ascribed to them under the Agreement.

NOW THEREFORE,

the Assignor acknowledges that the [event] has occurred and hereby expressly agrees to maintain in force the Assignment, which will continue to give rise to a first ranking security, valid and enforceable against third parties, in favour of the Secured Creditors as security for the prompt satisfaction of any and all Secured Claims.

[place, date and Assignor’s signature]

[CERTIFIED DATE]

29

*****

If you agree with such terms as set forth above, please send us a letter incorporating such terms duly initialised on all the pages and signed at the end as a acceptance of our offer.

Yours faithfully,

PATHEON ITALIA S.P.A.
As Assignor

>>

For Acceptance

[—] as Revolving Collateral Agent

[—] as Notes Collateral Agent

30

Exhibit Q

To:

Patheon Italia S.p.A.

[—]

[—] 2010

Dear Sir,

PLEDGE AGREEMENT OVER BANK ACCOUNTS - Acceptance

Following our recent conversations, we acknowledge the receipt of your proposal dated the date hereof, which we hereby reproduce below duly initialised on all the pages and signed at the end as a acceptance of Your offer.

<<

[ON PATHEON ITALIA SPA Letterhead]

To:

J.P. Morgan Europe Limited

125 London Wall,

London EC2Y 5AJ,

Telecopy No. 011-44-207-7777-2360

Attention of Loan and Agency Group

And

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Fax:732-578-4636

Attention of:Project Finance Deal Manager – Patheon

[—] 2010

Dear Sirs,

PLEDGE AGREEMENT OVER BANK ACCOUNTS – Proposal

Following to our recent conversations we hereby propose to you to enter into a pledge agreement over Bank Accounts upon the terms and subject to the conditions set forth below.

*****

PLEDGE AGREEMENT OVER BANK ACCOUNTS

(Contratto di pegno su conti correnti)

BETWEEN

(1)	PATHEON ITALIA S.P.A., a società per azioni incorporated and existing under the laws of Italy, with registered office at Monza (MB) Viale G.B. Stucchi 110, Fiscal Code 01924610346 (the “Pledgor”);

AND

(2)	J.P. MORGAN EUROPE LIMITED in the name and on behalf of the persons (the “Revolving Finance Parties”) listed in Schedule A, Part I, hereof, as mandatario con rappresentanza of the latter pursuant to Section 9.16 of the Credit Agreement (as defined below)( together with any successor thereto in such capacity of collateral agent under the Credit Agreement (as defined below), the “Revolving Collateral Agent”);

(3)	Deutsche Bank Trust Company Americas in the name and on behalf of the persons (the “Notes Finance Parties”) listed in Schedule A, Part II, hereof, as mandatario con rappresentanza of the latter pursuant to Section 12.08 of the Indenture (as defined below) ( together with any successor thereto in such capacity of notes collateral agent under the Indenture (as defined below), the “Notes Collateral Agent”).

WHEREAS:

(A)	by a US Dollars, Canadian Dollars, Euros and Sterling revolving credit agreement made on 27 April 2007, amended and restated on 23 April 2010 (the Credit Agreement) between, among others, the Parent (as defined below), the Pledgor and the subsidiaries of the Parent named therein, on the one side, and JPMorgan Chase Bank, N.A., as US Administrative Agent, JP Morgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent,, on the other side, whereby the latter have agreed, inter alia, to make certain revolving credit facilities (the “Facilities”) available to the Pledgor on the terms and subject to the conditions set out in the Credit Agreement. The main economic terms of the Facilities are described in Schedule 1, Part I (Description of the Secured Claims);

(B)	in order to guarantee the obligations of the Loan Parties (as defined in the Credit Agreement) under the Credit Agreement and connected documentation, on 23 April 2010 the Pledgor has entered into a US law guarantors’ agreement up to a maximum secured amount of Euro [10,000,000] (the “Revolving Guarantee”);

(C)	on 23 April 2010 Parent has issued US$280,000,000 in aggregate principal amount of 8,625% senior secured notes due 2017 (the “Notes”) pursuant to an indenture (the “Indenture”) among Parent, each of its subsidiaries listed therein, the Notes Collateral Agent and the Trustee(as defined below). The Notes have been purchased by the initial purchasers listed therein (the “Initial Purchasers”) pursuant to a purchase agreement between Parent, certain its subsidiaries listed therein and J.P. Morgan Securities Inc., in the name and on behalf of the Initial Purchasers (the “Purchase Agreement”). The main terms of the Notes are described in Schedule 1, Part II (Description of the Secured Claims);

(D)	in order to guarantee the obligation of Parent under the Notes the Indenture and connected documentation, under the Indenture the Pledgor has granted a US law guarantee up to a maximum secured amount of Euro [73,000,000](the “Notes Guarantee”);

(E)	the Pledgor is willing to secure the complete and timely fulfilment of all the Secured Claims (as defined below) by granting this pledge over the following bank accounts:

•	[—] held with [—]

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(hereinafter referred to as “Bank Accounts”),

as well as on any right to the sums credited from time to time to the Bank Accounts (or to any right to the payment of the credit balance existing from time to time on the Bank Accounts), as provided under Clause 2 (Pledge) below, pursuant to the terms and conditions set forth hereunder;

(F)	[J.P. Morgan Europe Limited] is hereby appointed by the Secured Creditors (as defined below) as their agent (“mandatario con rappresentanza”) for the purpose of exercising all rights, remedies and/or powers of the Secured Creditors provided under this Agreement.

NOW THEREFORE, it is hereby agreed as follows:

1.	RECITALS, SCHEDULES AND DEFINITIONS

1.1	Recitals and Schedules

The above recitals and the Schedules hereto constitute an integral and substantial part of this Agreement.

Capitalised terms used in this Agreement, unless otherwise expressly stated herein, shall have the same meaning ascribed to them under the Credit Agreement.

1.2	Definitions

In addition to the terms defined in the above Recitals or in this Agreement the terms set forth under this Clause 1.2 (Definitions) shall have the following meaning:

“Account Banks” means [—].

“Agent” means [J.P. Morgan Europe Limited].

“Agreement” means this agreement.

“Availability Triggering Event” means the occurrence of a Revolving Event of Default and/or of a Liquidity Event.

“Bank Accounts” has the meaning ascribed to this term in recital (E) above.

“Business Day” has the meaning ascribed to this term in the Credit Agreement.

“Credit Agreement” has the meaning ascribed to this term in recital (A) above.

“Decree 170” means the Legislative Decree No. 170 dated 21 May, 2004, as amended and/or supplemented from time to time.

“Enforcement Event” means:

(a)	the occurrence of a Revolving Event of Default specified in (i) Article VII, sub Sections 7.01 letters (a), (b), (f), (g), (h), (i) and (l) and 7.02 of the Credit Agreement or any other Revolving Event of Default which triggers the acceleration of the Secured Claims by operation of law; or

(b)	the occurrence of a Revolving Event of Default in respect of which a notice has been served by the US Agent (as defined in the Credit Agreement) in accordance with Article VII, sub Sections 7.01 of the Credit Agreement; or

(c)	a non payment of any sums which is or becomes however due and payable to the Secured Creditors under the Credit Agreement, once expired any applicable grace period provided under the Credit Agreement;

3

(d)	in respect of the Secured Claims referred to in paragraphs (A) letters (c) and (d), (B) letters (c) and (d), (C) letters (c) and (d) or (D) of the definition of Secured Claims in Subclause 1.1 (Definitions), failure by a Loan Party (as defined in the Credit Agreement) to pay any such Secured Claims when due and payable, , once expired any applicable grace period provided under the Credit Agreement;

(e)	a Note Event of Default which has triggered the acceleration of any of the Secured Claims.

“Event of Default” means a Note Event of Default and/or a Revolving Event of Default.

“Excluded Assets” has the meaning ascribed to this term in the Credit Agreement.

“Facilities” has the meaning ascribed to this term in recital (A) above.

“Indenture” has the meaning ascribed to this term in recital (C) above.

“Initial Purchasers” has the meaning ascribed to this term in recital (C) above.

“Financial Collateral” means, to the extent not constituting an Excluded Asset, any and all of the Pledgor’s rights and claims in relation to:

(i)	the Bank Accounts;

(ii)	all amounts from time to time standing to the credit of the Bank Accounts including all amounts that will be deposited on the Bank Accounts in the future by third parties or upon instructions of the Pledgor;

(iii)	the reimbursement of all existing amounts from time to time standing to the credit of the Bank Accounts, including all amounts that will be deposited on the Bank Accounts in the future by third parties or upon instructions of the Pledgor; and

(iv)	accrued or accruing interests in relation to each of the amounts described under paragraphs (i), (ii) and (iii) above.

“Insolvency Laws” means Italian Royal Decree No. 267 of 16th March, 1942 as amended and supplemented.

“Insolvency Proceeding” has the meaning ascribed to this term in the Credit Agreement.

“Intercreditor Agreement” has the meaning given to this term in the Credit Agreement.

“Issuer” means Parent.

“JPM Account” means the bank account no [—] opened by [—] with [—].

“Liquidity Event” has the meaning given to this term in the Credit Agreement.

“Loan” has the meaning given to this term in the Credit Agreement.

“Maturity Date” has the meaning given to this term in the Credit Agreement.

“Notes” has the meaning ascribed to this term in recital (C) above.

“Notes Collateral Agent” has the meaning ascribed to this term in the preamble.

“Notes Collateral Document” has the meaning ascribed to the term “Security Documents” under the Indenture.

“Notes Documentation” means the Notes, the Indenture, the Notes Guarantee, the Notes Collateral Documents and the Intercreditor Agreement.

4

“Notes Event of Default” has the meaning ascribed to the term “Event of Default” under Section 6.01 of the Indenture.

“Notes Finance Parties” has the meaning ascribed to this term in the preamble.

“Notes Guarantee” has the meaning ascribed to this term in recital (D) above

“Notes Guarantor” means the Pledgor as guarantor pursuant to the Note Guarantee.

“Notes Obligor” means the Issuer.

“Obligors” means the Note Guarantor, Note Obligors and the Revolving Obligor.

“Parent” means Patheon Inc..

“Parties” means the parties of this Agreement.

“Perfection Notice” has the meaning ascribed to this term in Clause 4.1 (Statement of the Pledgor) below.

“Pledge” means the pledge created pursuant to this Agreement.

“Pledgor” means Patheon Italia S.p.A..

“Purchase Agreement” has the meaning ascribed to this term in recital (C) above.

“Revolving Collateral Agent” has the meaning ascribed to this term in the preamble.

“Revolving Event of Default” has the meaning ascribed to the term “Event of Default” in the Credit Agreement.

“Revolving Finance Parties” has the meaning ascribed to this term in the preamble.

“Revolving Guarantee” has the meaning ascribed to this term in recital (B) above.

“Revolving Obligor” means the Pledgor as, respectively, borrower pursuant to the Credit Agreement and guarantor pursuant to the Revolving Guarantee.

“Schedule/s” means the schedules to this Agreement.

“Secured Claim” or “Secured Claims” means

(A) (a) the due and punctual payment by the Revolving Obligor of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on its Loans (as defined in the Credit Agreement) and any advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Revolving Obligor under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of such Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Revolving Obligor under or pursuant to the Credit Agreement and each of the other Loan Documents and the Intercreditor Agreement;

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(B)	any principal of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on any loan and all other monetary obligations, including fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Notes Obligors under the Notes Documentation, in any case up to a maximum amount equal to Euro 73,000,000;

(C)	all current and future monetary obligations (obbligazioni pecuniarie) of the Pledgor towards any of the Secured Creditors under this Agreement,

provided that if one or more of the obligations described in paragraphs (A); (B) or (C) above is declared invalid or unenforceable for whatever reason, or if the Assignment cannot or can no longer secure, for whatever reason, one or more of such obligations, this shall not prejudice the validity and the enforceability of the Assignment, which shall continue to secure the full and unconditional performance of all other obligations referred to in this definition.

“Secured Creditors” means the Revolving Finance Parties, the Notes Finance Parties, the Revolving Collateral Agent and the Notes Collateral Agent as well as any successor or assignee (successore a titolo particolare, successore a titolo universale or avente causa) of any of the persons referred to in this definition.

“Security” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

“Statement Date” has the meaning ascribed to this term in Clause 4.1 (Statement of the Pledgor) below.

“Trustee” means U.S. Bank National Association as trustee, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

1.3	Construction

(a)	Reference to a person, including the Secured Creditors, is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assignees or transferees.

(b)	References to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its Schedules.

(c)	Reference to any agreement (including, without limitation, the Credit Agreement and the Notes Documentation) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated.

(d)	Words importing the plural shall include the singular and vice versa.

(e)	The provisions of Section 1.03 (Terms Generally) of the Credit Agreement (to the extent applicable) apply to this Agreement as though they were set out in full in this Agreement, except that references to the Credit Agreement are to be construed as references to this Agreement.

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2.	PLEDGE

The Pledgor hereby irrevocably grants in favour of each of the Secured Creditors pursuant to Articles 2787 and 2800 of the Italian Civil Code, as well as the provisions of Decree 170, a first ranking pledge, as security for the Secured Claims, over the Financial Collateral.

3.	EFFECTIVENESS OF THE SECURITY

3.1	Irrelevance of partial repayments

Without prejudice to Clause 11 hereof, the Pledge shall remain valid and effective in its entirety, notwithstanding any partial repayment, discharge or satisfaction of the Secured Claims and until all the Secured Claims are unconditionally satisfied in full.

3.2	Irrelevance of prepayments

In the event that any of the Secured Claim has been repaid prior to its maturity date, the Pledge shall remain in full force and effect in its entirety until all the Secured Claims have been wholly and unconditionally paid.

3.3	Additional security

The Pledge shall be in addition to and independent from any other security or guarantee of which the Secured Creditors may or will have the benefit, at any time, according to law or by contract, in respect of all or some of the Secured Claims.

3.4	Irrelevance of amendments

The Pledge shall remain in full force and effect, regardless of any subsequent amendment to the Secured Claims, including, by way of example but not limited to, any amendment to the terms of performance and total or partial assignment of the Credit Agreement, the Notes Documentation or the Secured Claims.

3.5	Preservation of the security

The parties of this Agreement agree that, also for the purposes of Articles 1232 and 1275 of the Italian Civil Code, the Pledge shall remain in full force and effect in its entirety until the complete, full and unconditional satisfaction of all the Secured Claims including, without limitation, as a result of an amendment, postponement, novation or assignment (either in whole or in part) of the rights arising under the Credit Agreement or the Notes Documentation and it shall neither be reduced nor deemed as being waived if the Obligors or any third party (on behalf of the Obligors) makes partial or advanced repayments under the Credit Agreement and the Notes Documentation or the Secured Creditors waive, in whole or in part, the Secured Claims, unless otherwise provided in a written statement made by the Secured Creditors.

4.	PERFECTION OF THE PLEDGE

4.1	Statement of the Pledgor

Without prejudice to Article 2 and Article 3 of the Decree 170, within:

(i)	5 Business Days from the date hereof (the “Perfection Notice”); and

(ii)	following the delivery of the Perfection Notice, 5 Business Days from the first Business Day of January, April, July and October of each year until the full and unconditional fulfillment of all the Secured Claims,

(collectively indicated as the “Statement Date”)

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the Pledgor shall either (i) notify through a court bailiff (or other means of notification bearing certified date upon the reasonable judgment of the Agent) to each of the Account Banks, or (ii) procure the acceptance by each of the Account Banks, bearing a certified date (data certa), of a statement in the form set out in Schedule 2 hereto, together with a bank statement relating to the Bank Accounts as of the Statement Date, in order to ensure that the rights of Pledge created pursuant to this Agreement benefit of and comply with, with reference to the Financial Collateral existing on the relevant Statement Date, the requirements set out under Articles 2787, 2800 and 2805 of the Italian Civil Code and under Decree 170. Such bank statements shall indicate the Financial Collateral existing on the relevant Statement Date and the details of all the deposits made and registered on the Bank Accounts during the period between the most recent Statement Date and the Statement Date in relation to which a statement is to be executed and delivered pursuant to this Clause 4.1 (Statement of the Pledgor). Copy of any notifications or acceptance under this Clause 4.1 shall be delivered promptly to the Agent.

4.2	Statement of the Agent

Without prejudice to Clause 4.1 (Statement of the Pledgor) the Agent is hereby authorised, and it is hereby irrevocably granted all the relevant powers by the Pledgor to act, in its name and on its behalf, in case no statement pursuant to Clause 4.1 (Statement of the Pledgor) above is executed and delivered, as the case may be, by the Pledgor, and in any other case deemed appropriate by the Agent, to carry out at any time any activity necessary for the purpose of creating a valid and enforceable pledge pursuant to the terms and conditions of this Agreement, including, but not limited to, the issuing of the statement referred to in Clause 4.1 (Statement of the Pledgor) above and/or the power to receive a bank statement from each of the Account Banks indicating the Financial Collateral on the relevant Statement Date.

5.	RIGHT OF USE OF THE FINANCIAL COLLATERAL

5.1	The Pledgor is entitled to use and dispose the Financial Collateral until the occurrence of the circumstances listed in following paragraph 5.2.

5.2	Following the earlier of:

(i)	the commencement of an Availability Trigger Event;

(ii)	the Maturity Date; or

(iii)	the Loan becoming immediately due and repayable under the Credit Agreement,

the Pledgor shall be prohibited from using and dispose the Financial Collateral and any amount credited on the Bank Accounts shall be transferred in the JPM Account in or towards repayment of the Secured Claims, for application in accordance with the terms of Section 2.11(e) of the Credit Agreement or the Intercreditor Agreement or in the Notes Documentation.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

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In addition and without prejudice to the representations and warranties given by the Pledgor under the Credit Agreement and the Notes Documentation, Pledgor hereby represents and warrants to the Secured Creditors as follows:

(i)	as of the date of execution of this Agreement the balance of each of the Bank Accounts is not negative;

(ii)	it is the sole owner of the Bank Accounts, of the Financial Collateral and the same are freely transferable, free and clear of any Security, except for those in favour of the Secured Creditors, those that might have been created by operation of law and those permitted by the Credit Agreement or in the Indenture. The Pledgor has not assigned, charged, pledged or created any other form of security interest over any of its rights, title or interest to or in the Financial Collateral or otherwise agreed to sell or transfer any of its rights, title or interest to or in the Financial Collateral except as permitted by the Credit Agreement or in the Indenture;

(iii)	the Pledgor has no bank accounts other than the Bank Accounts and bank accounts that are Excluded Assets;

(iv)	no claims or civil, arbitral or administrative proceedings before any civil, arbitral or administrative authorities or any other claim in respect of the Bank Accounts and/or the Financial Collateral which may affect the validity, the effectiveness and/or the enforceability of this Agreement are pending, nor such claims or proceedings have been threatened;

(v)	as a result of the fulfilment of the formalities set forth under Clause 4 (Perfection of the Pledge) of this Agreement, the Pledge will give rise to a first ranking security, valid and enforceable against third parties, in favour of the Secured Creditors as security for the prompt satisfaction of any and all Secured Claims;

(vi)	the constitutional documents of the Pledgor do not contain any provision which may prevent or limit in any manner the creation of the Pledge and do not contain any provision which may adversely affect any material rights of any of the Secured Creditors arising under this Agreement, including the right to enforce the Pledge;

(vii)	the Financial Collateral is not object of claims of set off by any Account Bank.

6.2	Repetition of the representations and warranties

The representations and warranties set forth in Clause 6.1 (Representations and warranties) above are given as of (i) the date of execution of this Agreement; (ii) the date on which any act aimed at perfecting the Pledge pursuant to Article 4 is carried out; and (iii) any date of Borrowing (as define in the Credit Agreement). The representations and warranties set forth in Clause 6.1 (Representations and warranties) above, shall be true and accurate on each date on which shall be repeated pursuant this Clause in each case with reference to facts and circumstances then existing.

7.	ASSIGNMENT OR TRANSFER OF THE RIGHTS OF THE SECURED CREDITORS

7.1	Assignment of rights

The Pledgor irrevocably accepts that the Pledge shall remain in full force and effect in its entirety and may be transferred, in whole or in part, without the Pledgor’s further consent, as a legal consequence of any total or partial assignment by the Secured Creditors of any of the Secured Claims. In this respect, the Pledgor irrevocably undertakes to execute any deed,

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document, or certificate (including the acknowledgement deed in the form of Schedule 3 hereto) that the Agent, in its opinion or acting on behalf ot the Secured Creditors, may reasonably deem necessary and/or convenient to ensure the effectiveness of the Pledge and/or the provisions contained herein.

7.2	Effects of the assignment

For the purposes of this Agreement, any assignment or transfer (in whole or in part) of the Secured Claims shall take effect, respectively, as an assignment or transfer of a contract (cessione di contratto) or an assignment of receivables (cessione di credito), as the case may be, without having any novating effect (efficacia novativa) on the Secured Claims outstanding at the time the assignment or the transfer is perfected.

8.	UNDERTAKINGS OF THE PLEDGOR

In addition to and without any prejudice to the provisions under this Agreement, the Credit Agreement and the Notes Documentation, until the full release of the Pledge, the Pledgor shall:

(i)	maintain the Bank Accounts;

(ii)	not open any other bank account in Italy save constituting Excluded Assets;

(iii)	promptly notify to the Agent and deliver, at its own expense, copies of any notice or communication received in relation to the Financial Collateral and/or the Bank Accounts, whoever may be the sender, which may impair the rights of the Secured Creditors under this Agreement including, but not limited to, any claim or action brought or threatened by any party in relation to the Financial Collateral and/or Bank Accounts, including any request of attachment, seizure, distress or execution affecting the Financial Collateral and/or Bank Accounts;

(iv)	refrain from carrying out any actions or omission which may, directly or indirectly, affect the validity and/or enforceability of the Pledge or the right of the Secured Creditors to exercise and enforce their rights under this Agreement and promptly perform and fulfil, at its own expenses, any activity which is necessary or reasonably requested by the Agent, acting in the name and on behalf of the Secured Creditors, in order to protect the Bank Accounts, the Financial Collateral and/or the other rights and interest of the Secured Creditors arising under this Agreement;

(v)	promptly fulfil, at its expenses, any activity necessary or reasonably requested by the Agent, in order to protect the security interests and the other rights of the Secured Creditors arising from this Agreement with respect to any third party claim;

(vi)	from time to time enter into any further documents and instruments and take any further actions as may be necessary or which the Agent, acting reasonably, may deem necessary in order to: (a) ensure and maintain the validity and the enforceability, also towards third parties, of the Pledge and the admissibility of the Pledge as evidence in court; and (b) allow the Agent, in the name and on behalf of the Secured Creditors, to exercise any of their rights in relation to the Financial Collateral and the Bank Accounts;

(vii)	not create, or permit the creation of any Security over the Bank Accounts and/or the Financial Collateral, except for those in favour of the Secured Creditors to secure the Secured Claims, the liens permitted under the Credit Agreement or under the Indenture and those that might have been created by operation of law;

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(viii)	not use the Financial Collateral unless in accordance with Clause 5 above;

(ix)	extend, by means of the pledge to any obligation of a Loan Party (as defined in the Credit Agreement) arising from the Swap Agreement and any Cash Management Arrangement (both as defined in the Revolving Guarantee), upon request of the Security Agent at its sole discretion, once any of such agreement has been entered into. For such purposes, the Pledgor shall promptly take (and procure that the Company takes) all actions and shall execute (and procure that the Company executes) all documents reasonably requested by the Security Agent for the valid and enforceable extension of the Pledge to such new secured claims.

9.	ENFORCEMENT OF THE PLEDGE

9.1	Default of the Secured Claims

(a)	Subject to the Intercreditor Agreement, upon the occurrence of an Enforcement Event and at any time thereafter, if the relevant Secured Claims have not been promptly and fully satisfied within 5 (five) days from the notice by the court bailiff of a request to the relevant debtors and the Pledgor to perform the Secured Claims pursuant to article 2797 Italian Civil Code, the Agent, acting in the name and on behalf of the Secured Creditors, pursuant to Article 1851 of the Italian Civil Code and Article 4 of the Decree 170, shall have the right to:

(i)	determine the amount corresponding to the Secured Claims still outstanding and due to the Secured Creditors following the occurrence of the Enforcement Event;

(ii)	instruct the Account Banks to draw and transfer, or to procure that the Financial Collateral, existing on the day of enforcement, is transferred to the Agent, which shall be applied against any and all of the Secured Claims which are then due and payable, but remained unpaid also pursuant to Article 4 of Legislative Decree 170, in accordance with the applicable provision(s) of the Credit Agreement, the Notes Documentation and/or the Intercreditor Agreement.

(b)	The Pledgor hereby undertakes to give irrevocable instructions to the Account Bank to transfer to the Agent, upon receipt of a written request by the Agent pursuant to point (ii) above, the Financial Collateral existing on that date, on the bank account which shall be indicated by the Agent and, in any case, to operate on the Bank Accounts to allow the exercise of the rights referred to under point (ii) above. Such instructions shall be given within the term indicated in Clause 4.1(i) (Statement of the Pledgor) and in the form set out in Schedule 2 (Part I) hereto.

(c)	The Pledgor, also pursuant to Article 1723, paragraph 2 of the Italian Civil Code, irrevocably allows, as of the date of this Agreement, the Agent to operate and draw the Financial Collateral in the name and on behalf of the same Pledgor to exercise the right provided under point (ii) above.

(d)	It is hereby understood that, if all the Secured Claims have been fully and unconditionally satisfied or indemnified pursuant to point (i) and (ii) above, any excess of the Financial Collateral, if any, shall be promptly released and returned to the Pledgor.

(e)	The Agent, pursuant to Article 4, paragraph 2, of Decree 170, following the allocation of the Financial Collateral to discharge the Secured Claims (to be made pursuant to the relevant provisions of the Credit Agreement and/or Intercreditor Agreement and/or the Notes Documents), will promptly give written notice to the Pledgor and to the Account Banks, of the circumstances and the resolutions described under points (a) and (b) of this Clause 9.1 (Default of the Secured Claims).

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(f)	The Pledgor and the Agent (in the name and on behalf of the Secured Creditors) hereby acknowledge that the determination of the amount corresponding to the Secured Claims pursuant to point (i) of this Clause 9.1 (Default of the Secured Claims) shall be considered as reasonable in any respect in accordance with Article 8, paragraph 1, of Decree 170.

(g)	It is understood that the provisions set forth by this Clause 9.1 (Default of the Secured Claims) are without prejudice to the right of the Agent, acting on behalf of the Secured Creditors, to exercise any remedy and/or to enforce the Pledge also in accordance with any applicable provision of the Italian law, as the case may be, upon the occurrence of an Enforcement Event.

(h)	Without limitation to the generality of Article 4 of the Decree 170 and Article 2799 of Italian civil code, in case the Agent on behalf of the Secured Creditors enforces only partially the Pledge pursuant to this Clause 9.1 (Default of the Secured Claims), or otherwise agrees to release in part the Pledge, and the Secured Claims have not been fully and unconditionally satisfied, the Pledge shall continue to apply to the remaining Financial Collateral which has not been enforced or released.

(i)	For the avoidance of doubt, in the event that the Financial Collateral is insufficient to pay all the Secured Claims, the Pledgor shall remain liable for the shortfall, in accordance with this Agreement, the Credit Agreement, the Notes Documentation and/or the Intercreditor Agreement, in any case subject to Section 2.07 of the Revolving Guarantee.

9.2	Agent as attorney of the Secured Creditors

For the purposes of the foregoing, the Pledgor hereby accepts that the Agent may represent each of the Secured Creditors in respect of any formality related to the enforcement of the Pledge.

10.	AGENT

10.1	Power of attorney

Each of the Secured Creditors appoints the Agent as mandatario con rappresentanza to act as Agent for the purpose of exercising all rights, remedies and/or powers of the Secured Creditors hereunder in the name and on behalf of same Secured Creditors and the Agent accepts such appointment.

The Pledgor acknowledges that the Agent shall have the right to represent, both as plaintiff and defendant, in court proceedings or otherwise, the Secured Creditors, in connection with the Pledge. Therefore, the Agent shall be entitled to exercise any and all rights and discretions attributed to the Secured Creditors, jointly and/or severally, pursuant to this Agreement and in relation to the Pledge and to take any legal action, also for interim or precautionary measures, for the protection and enforcement of the rights arising under the Pledge, in the name and on behalf of the Secured Creditors.

In light of the above paragraph of this Clause 10.1 (Power of attorney), the Pledgor may validly send any notice only to the Agent (even if such notice is only directed to the Secured Creditors) and consider any notice received by the Agent in relation to the Pledge as also delivered to the other Secured Creditors, unless otherwise stated therein.

10.2	Replacement of the Agent

The Pledgor acknowledges and accepts the right of the Secured Creditors to replace the Agent, and the right of the Agent to request to the Secured Creditors to be replaced with

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another party who shall have the same rights and discretions provided under this Agreement to the Agent.

The replacement of the Agent shall take effect with respect to the Pledgor from the date of receipt of a notice of replacement by the Pledgor from both the old and the new Agent.

10.3	No liability

Neither the Agent nor any of its directors, employees or agents shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement unless caused by its or their gross negligence or wilful misconduct. The Agent shall not be responsible for any statements, representations or warranties in this Agreement or for any information supplied or provided or hereafter to be supplied or provided to the Secured Creditors in respect of any matter relating to this Agreement or for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of such documents or any of the other documents referred to herein or therein or for the recoverability of any of the Secured Claims.

11.	RELEASE OF THE PLEDGE

11.1	Without prejudice for Clause 11.2 below, the Pledge shall be released by the Agent, at the request and at the cost and expenses of the Pledgor:

(a)	promptly after the date falling six months (or (i) should article 67, first paragraph, second sub-paragraph, of the Insolvency Law be capable of applying, the first anniversary, or (ii) should article 65 of the Insolvency Law be capable of applying, the second anniversary) after the full and unconditional discharge of the Secured Claims or, in any case, any term different to the above as a result of any changes to the Insolvency Law or promptly after the expiry of the relevant hardening period under any law applicable in any other jurisdiction if all the commitments of the Secured Creditors to the Obligors have been terminated or cancelled; provided that, if in the meantime any Obligor or any other person who has made payments discharging the Secured Claims on behalf of any Obligor or otherwise is adjudicated bankrupt or submitted to any insolvency proceeding which may trigger the applicability of article 65 or article 67 of the Insolvency Law or any analogous provision applicable in any other jurisdiction, such term shall be extended until no revocatory action pursuant to Italian law (or any analogous remedy available under any applicable law in any other jurisdiction) can be exercised and if all the commitments of the Secured Creditors to the Obligors have been terminated or cancelled; or

(b)	notwithstanding anything to the contrary set forth in this Agreement, immediately after the full and unconditional discharge of the Secured Claims, if:

(i)	no Event of Default was outstanding at the time of the last payment made to discharge the Secured Claims (the Relevant Payment); and

(ii)	the Pledgor delivers the following documentation to the Agent, in form and substance satisfactory to the Agent and dated no earlier than 10 (ten) Business Days before the date of the release, in respect of each person who has made payments discharging the Secured Claims (the Relevant Company):

(A)	a certificate addressed to the Agent by both the chairman of the board of directors or the sole director of the Relevant Company

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confirming that, as of the date of such certificate and as of the date of the Relevant Payment:

I.	the Relevant Company is not and was not insolvent or in a situation contemplated by articles 2446, 2447, 2482-bis or 2482-ter of the Civil Code (or, if the Relevant Company is not incorporated in Italy, the analogous provision under the applicable law);

II.	there are and there were no facts or circumstances affecting the Relevant Company which, based on factual circumstances then existing, would entail an insolvency situation;

(B)	a certificate issued by the competent register of enterprises (certificato di vigenza) confirming that no insolvency proceedings have been initiated against the Relevant Company (or, if the Relevant Company is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(C)	a court insolvency certificate (certificato fallimentare) of the Sezione Fallimentare of the competent Court, confirming that the Relevant Company is not and has not been subjected to any insolvency proceedings (or, if the Relevant Company is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(D)	the latest unaudited quarterly management accounts of the Relevant Company, in case such documents have not been already delivered to the Agent pursuant to the Credit Agreement.

11.2	Without prejudice to Article 11.1 above, in any case subject to any relevant provision under the Intercreditor Agreement, the Credit Agreement, the Revolving Guarantee or the Notes Documentation the relevant Financial Collateral shall be automatically released from the Pledge upon (a) any sale or other transfer by the Pledgor of any Financial Collateral that is permitted under the Credit Agreement, the Revolving Guarantee and the Indenture, or (b) upon the effectiveness of any written consent to the release of the Financial Collaterals from the Pledge pursuant to Section 9.02 of the Credit Agreement and Section IX of the Indenture or (c) in the other cases provided under the Indenture and the Intercreditor Agreement.

12.	THE ACCOUNT BANKS – ACCEPTANCE OF THE INSTRUCTIONS

The Pledgor shall procure within the term indicated in Clause 4.1(i) (Statement of the Pledgor) the acceptance by the Account Banks of the instructions provided to it by the Pledgor pursuant to Clause 9.1(b) above.

In case any of the Account Banks should not accept the instructions within the term set forth in Clause 4.1(i) above, within [10] days from expiration of such term, the Pledgor shall:

(a) open a new bank account (for the purpose of this Clause 12, the “New Bank Account”) with another account bank available to accept the instructions provided under Clause 9.1(b) above (for the purpose of this Clause 12, the “New Account Bank”);

(b) deliver evidence to the Agent of: (i) the opening of such New Bank Account, (ii) the transfer in the New Bank Account of the credit balance standing on the bank account held with the Account Bank refusing to accept the instructions under Clause 9.1(b) above (for the

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purpose of this Clause 12, the “Old Bank Account”); (iii) the termination of such Old Bank Account and (iv) the acceptance of the New Account Bank of the instructions under Clause 9.1(b) above.

13.	ELECTION OF DOMICILE AND NOTICES

13.1	Election of Domicile

For the purposes of this Agreement, the Pledgor elects domicile at the address indicated in Clause 13.2 (Notices) below. The Pledgor may be sent any notices in relation to this Agreement and the rights arising hereunder at such elected domicile, including any notice of legal proceedings and records of trials relating to this Agreement and the rights arising hereunder.

13.2	Notices

Any notice, communication or document to be sent to any of the parties hereto, shall be in writing and in English, unless otherwise agreed, and sent by letter or fax to the concerned party at the address indicated hereunder or at any other address subsequently communicated in writing by any of the parties pursuant to this Clause 13.1 (Election of Domicile and Notices).

To the Pledgor :

Patheon Italia S.p.A.

[—]

For the attention of: [—]

To the Secured Creditors, the Agent in the name and on behalf of each Secured Creditors, to the address of the Agent indicated below.

To the Agent:

To the Notes Collateral Agent:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Fax: 732-578-4636

Attention of: Project Finance Deal Manager – Patheon

Copy to: Agent

To the Revolving Collateral Agent:

J.P. Morgan Europe Limited

125 London Wall,

London EC2Y 5AJ,

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Telecopy No. 011-44-207-7777-2360

Attention of Loan and Agency Group-Patheon

14.	MISCELLANEOUS

14.1	No waiver

No failure on the part of the Secured Creditors and/or the Agent to exercise, and no delay in exercising, any right hereunder or under the Credit Agreement and the Notes Documentation shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies conferred on the Secured Creditors and/or on the Agent hereunder and under the Credit Agreement and the Notes Documentation are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or by other contracts or agreements. The rights of the Secured Creditors and/or the Agent hereunder and/or under the Credit Agreement and the Notes Documentation against any party thereto are not conditional or contingent on any attempt by the Secured Creditors and/or the Agent to exercise any of their rights hereunder and/or under the Credit Agreement and the Notes Documentation against such party or against any other person.

14.2	Limitation of liability

The Pledgor acknowledges that the Secured Creditors and the Agent shall not be liable for damages caused to the Pledgor by reason of the manner in which they exercise, attempt to exercise or fail to exercise any of their rights, actions, powers, remedies or discretions under this Agreement and the Pledge created hereunder, except in cases of wilful misconduct (dolo) or gross negligence (colpa grave), it being understood that such liability is limited to the party to whom the relevant wilful misconduct (dolo) or gross negligence (colpa grave) is imputable.

14.3	Amendments to the Agreement

No amendment to the provisions of this Agreement or to the Pledge, or any waiver of the rights arising hereunder, shall be effective unless such amendment or waiver is documented in a written deed signed by the Pledgor and the Agent (acting also on behalf of the Secured Creditors).

14.4	Conflicting provisions

The parties of this Agreement agree that, in case of any conflict between the provisions contained in the Intercreditor Agreement, the Credit Agreement, the Revolving Guarantee or the Notes Documentation and those contained herein, the former shall prevail.

14.5	Partial invalidity

The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, in accordance with the applicable law.

14.6	Headings

The headings of this Agreement are inserted for convenience only and shall not be relevant in construing this Agreement.

14.7	Collateral Agents

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Notwithstanding anything else to the contrary herein, whenever reference is made in this Deed to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent (also as Security Agent hereunder) or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent (also as Security Agent hereunder), it is understood that in all cases the Notes Collateral Agent (also as Security Agent hereunder) shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of U.S. Bank National Association, acting as Trustee under and in accordance with the Indenture, or, if required by the Intercreditor Agreement, J.P, Morgan Europe Limited, acting as Revolving Collateral Agent under and in accordance with the Intercreditor Agreement, as it deems appropriate. This provision is intended solely for the benefit of the [Notes Collateral Agent/Revolving Collateral Agent] (also as Agent hereunder) and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

15.	TAXES, CHARGES AND EXPENSES

To the extent provided in the Credit Agreement and in the Notes Documents, any tax, charge (including any interest and penalties), and all documented costs, and expenses, (including legal fees and notarial fees) relating to or otherwise connected with the Assignment, this Agreement and the execution and/or the enforcement and/or amendment thereof shall be borne by the Assignor.

16.	GOVERNING LAW

This Agreement as well as the Pledge any contractual and non contractual obligation created hereunder shall be governed by, and construed in accordance with, Italian law.

17.	JURISDICTION

The courts of Milan shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Pledge created hereunder, with the express exclusion of jurisdiction of any other competent court and without prejudice to the mandatory jurisdiction provided under applicable law. Nothing contained herein shall prevent the Secured Creditors, even through the Agent, from commencing proceedings before any other court of competent jurisdiction pursuant to applicable laws.

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SCHEDULE A

Part I

Revolving Finance Parties

1. Lenders

(a) US Lenders

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo Capital Finance, LLC

General Electric Capital Corporation

Scotiabank de Puerto Rico

(b) Canadian Commitments

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo

General Electric Capital Corporation

CIT Business Credit Canada Inc.

(c) UK Lenders

JPMorgan Chase Bank, N.A.

UBS Loan Finance LLC

Wells Fargo

Barclays Bank Plc

(d) European Lenders

JPMorgan Chase Bank, N.A.

Wells Fargo

Barclays Bank Plc

2. Issuing Banks

JPMorgan Chase Bank, N.A.; PMorgan Chase Bank, N.A. Toronto Branch; J.P. Morgan Europe Limited, .P. Morgan Europe Limited, JPMorgan Chase Bank, N.A., Milan Branch; any other Lender (or Affiliate of a Lender) that agrees to act as an Issuing Bank and is approved by the Parent Borrower and the US Agent

3. Joint Bookrunners and Joint Lead Arrangers

J.P. MORGAN SECURITIES INC., UBS SECURITIES LLC

4. Agents

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JPMorgan Chase Bank, N.A., as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and J.P. Morgan Europe Limited, as European administrative agent; JPMorgan Chase Bank, N.A., as US administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and J.P. Morgan Europe Limited, as European administrative agent

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SCHEDULE A

Part II

Notes Finance Parties

1. Initial Purchasers1

J.P. Morgan Securities Inc.

UBS Securities LLC

Barclays Capital Inc

2. Trustee

U.S. Bank National Association

3. Beneficiaries of the Notes Guarantee

Deutsche Bank Trust Company Americas

[1]	TO BE UPDATED WITH THE INDICATION OF THE CURRENT HOLDER OF THE NOTES AT THE TIME OF THE ENTERING INTO OF THIS AGREEMENT

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SCHEDULE 1

DESCRIPTION OF THE SECURED CLAIMS

Part I

Facilities

Amount:	US$75,000,0000 (subject to increase, under certain circustamstances, by US$ 25,000,000), available in US$, Cdn.$, € or £.

Borrowers:	Patheon Inc. (“Parent Borrower”) Patheon Pharmaceuticals Inc. (“US Borrower”) Patheon Puerto Rico Inc. (“PR Borrower”) Patheon UK Limited (“UK Borrower”) Patheon Italia S.p.A. (“Italian Borrower”) Patheon France S.A.S. (“French Borrower”) Patheon International AG (“Swiss Borrower”)

Availability:	On a revolving basis from the “Effective Date” (April 23, 2010) to the “Maturity Date” (April 23, 2014), subject to limitations by reference to a borrowing base.

Interest Rates:

The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate. The Loans comprising each UK Base Rate Borrowing shall bear interest at the UK Base Rate plus the Applicable Rate. The Loans comprising each Sterling/Euro Alternate Rate Borrowing shall bear interest at the Sterling/Euro Alternate Rate.

The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. All the aforesaid terms as defined in the Credit Agreement.

“Applicable Rate” means with respect to any ABR Loan, Eurocurrency Loan, BA Drawing, Canadian Prime Rate Loan or UK Base Rate Loan, as the case may be, the applicable rate per annum set forth below

Repayment:	On or before the Maturity Date.

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SCHEDULE 1

DESCRIPTION OF SECURED CLAIMS

Part II

Notes

Issuer:	Patheon Inc.

Security description:	Senior Secured Notes

Distribution:	Rule 144A / Regulation S for life

Size:	$280,000,000

Gross proceeds:	$280,000,000

Maturity:	April 15, 2017

Coupon:	8.625%

Price:	100% of face amount

Yield to maturity:	8.625%

Spread to Treasury:	+526 basis points

Benchmark:	UST 3.25% due 3/31/2017

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2010

Clawback:	Up to 35% at 108.625%

Until:	April 15, 2013

Optional redemption:

	Make-whole call @ T+50 bps prior to April 15, 2013 then:

	On or after:	Price:

	April 15, 2013	106.469%

	April 15, 2014	104.313%

	April 15, 2015	102.156%

	April 15, 2016 and thereafter	100.000%

	Special annual call at 103% of principal plus accrued interest for up to $28,000,000 principal amount of the Senior Secured Notes in any 12-month period commencing on or after the issue date and ending prior to April 15, 2013

Change of control:	Putable at 101% of principal plus accrued interest

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Trade date:	April 9, 2010

Settlement:	T+10; April 23, 2010

Rule 144A CUSIP / ISIN:	70319WAA6 / US70319WAA62

Regulation S CUSIP / ISIN:	C7197EAA2 / USC7197EAA22

Denominations/Multiple:	$2,000 x $1,000

Corporate Family Ratings:	B2 (Moody’s) / B+ (S&P)

Senior Secured Notes Ratings*:	B1 (Moody’s) / B+ (S&P)

Bookrunners:	J.P. Morgan Securities Inc.

UBS Securities LLC

Co-Manager:	Barclays Capital Inc.

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SCHEDULE 2

Declaration of Pledge according to Clause4.1/9.1(b)

[On the letterhead of the Pledgor]

Part 1 –Perfection Notice.

To:	[each Account Bank]

[—]

Copy to: JP Morgan Chase Bank N.A.

[—]

We wish to inform you that as of [—] we, as pledgor, have entered into in a pledge agreement (the “Agreement”) with, inter alios, JP Morgan Chase Bank N.A. (the “Agent”) and the secured creditors listed therein (the “Secured Creditor”) under which we have created, in favour of the Secured Creditors, a pledge over our bank account No [—] opened with [—] (the “Bank Account”).

By means of this letter we confirm that:

(i)	the balance of the Bank Account is not negative as resulting from the bank statement attached hereto; and

(ii)	the balance of the Bank Account as well as any claim or right of the Pledgor to the sums credited into the Bank Account are pledged in favour of the Secured Creditors, under the terms of the Agreement.

Furthermore, by means of this letter we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	to disclose to the Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Bank Account which the Agent may, at any time and from time to time, request;

(b)	at any time and from time to time on receipt by you of any written instruction from the Agent, to release any amount of the balance of the Bank Account and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(c)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Bank Account which you may receive at any time and from time to time from the Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for notice, statement or instruction or the validity of it);

(d)	statements shall be supplied to both us and the Agent.

We agree that none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Agent’s prior written consent

Please note:

(1)	at any time and from time to time on receipt by you of a written instruction from the Agent to that end, we are not permitted to withdraw, or dispose of, any amount from the Bank Account without the prior written consent of the Agent;

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(2)	no later than the business day following the day on which you have been delivered by the Agent with written instruction to that end, you shall transfer all amounts deposited into the Bank Account to the following account:

Number of account: [—]

Bank/Bank address: [—]

(3)	all instructions related to monies held in the Bank Account must be signed by one authorised signatory of the Agent set out in the following list, provided that specimen of the signatures below shall be sent to you forthwith by the Agent:

Name	Position	Contact
[—]

(4)	for the avoidance of doubt, following the receipt by you of the notices mentioned in point (1) or (2) above, no transfers of monies from the Bank Account can be effected at any time without prior receipt of written instructions from the Agent in compliance with the terms of this notice.

This statement is given for the purposes of articles 2800 of the Italian Civil Code and Decree 170.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Agent [—] for the attention of [—].

This letter is governed by, and shall be construed in accordance with, the laws of the Republic of Italy.

[Place and Date]

[Pledgor]

[CERTIFIED DATE]

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To:	Agent

We acknowledge receipt of a notice (the “Notice”) dated [—] 2010 addressed to us by Patheon Italia S.p.A. (the “Pledgor”) regarding Bank Account [—] (the “Bank Account”).

We confirm that:

(a)	we consent to the pledge of the Bank Account and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counter-claim, rights of set-off or combination of accounts over or with respect to all or any part of the Bank Account and/or the balances standing on the Bank Account);

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Pledgor under or in respect of the Bank Account or the balances standing on the Bank Account;

(d)	we undertake that, on our becoming aware at any time that any person other than the Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Bank Account or the balances standing on the Bank Account, we will immediately give written notice of that to the Agent;

(e)	no fees or periodic charges (other than those required under mandatory provisions of Italian Law) are payable in respect of the Bank Account and/or balances standing on the Bank Account; and

(f)	we shall operate the Bank Account in accordance with the terms set out in the Notice.

for and on behalf of
[—]]
By: [Name of signatory]
Dated:

[CERTIFIED DATE]

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Part 2 – Further declarations to be made pursuant to Clause 4.1.

To:	[each Account Bank]

[—]

Copy to: [Agent]

[—]

We refer to the agreement for the creation of the pledge (the “Agreement”) over the bank account No. [—] (the “Bank Account”) entered into on [—] between, inter alia, the Pledgor and the Secured Creditors.

By means of this letter we confirm that:

(i)	the balance of the Bank Account is equal to Euro [—] as resulting from the bank statement attached hereto;

(ii)	the balance of the Bank Account as well as any claim or right of the Pledgor to the sums credited into the Bank Account are pledged in favour of the Secured Creditors (as defined in the Agreement), under the terms of the Agreement.

This statement is given for the purposes of articles 2800 of the Italian Civil Code and Decree 170.

[Place and Date]

[Pledgor]

[CERTIFIED DATE]

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SCHEDULE 3

Form of the acknowledgement deed referred to in Clause 7.2

This Acknowledgement Deed is made in [—] today, [—] by:

[—](the “Pledgor”) represented by [—], born in [—], on [—], duly authorised to execute this Acknowledgement Deed;

WHEREAS

(A)	under the pledge agreement (hereinafter, the “Agreement”) entered into on [—] between, inter alios, the Pledgor, JP Morgan Chase Bank N.A. (the “Agent”) and the Secured Creditors (as defined under the Agreement), the Pledgor has pledged in favour of the Secured Creditors the Bank Accounts number [—] [—] and [—] opened by the Pledgor with the Account Banks (as defined in the Agreement) (the “Bank Account”), and any existing or future pecuniary claim and right to the sums credited from time to time to the Bank Accounts (or to any right to the payment of the credit balance existing from time to time on the Bank Accounts) in order to secure the discharge of the Secures Claims (as defined in Clause 3 (Secured Claims) of the Agreement);

(B)	on [—] the [event] has occurred;

(C)	it is not intention of the Pledgor to give any novation effect (“novare” in the meaning attributed to such expression by Articles 1230 et seq. of the Italian Civil Code) to this Acknowledgement Deed.

Capitalised terms used in this Acknowledgement Deed shall have the same meaning ascribed to them under the Agreement.

NOW THEREFORE,

the Pledgor acknowledges that the [event] has occurred and hereby expressly agrees to maintain in force the Pledge, which will continue to give rise to a first ranking security, valid and enforceable against third parties, in favour of the Secured Creditors as security for the prompt satisfaction of any and all Secured Claims.

[place, date and Pledgor’s signature]

[CERTIFIED DATE]

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*****

If you agree with such terms as set forth above, please send us a letter incorporating such terms duly initialised on all the pages and signed at the end as a acceptance of our offer.

Yours faithfully,

Patheon Italia S.p.A.
As pledgor

>>

For Acceptance

J.P. Morgan Europe Limited as Revolving Collateral Agent

Deutsche Bank Trust Company Americas as Notes Collateral Agent

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